As filed with the Securities and Exchange Commission on March 2, 1998
                         Registration Nos. ____________
                                No. _____________
     ----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549
      ---------------------------------------------------------------------

                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X
                       Pre-Effective Amendment No. ____ o
                       Post-Effective Amendment No. ____o

                                       And

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940  X
                                  Amendment No.

                             SEPARATE ACCOUNT VA-6NY
                           (Exact Name of Registrant)

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK
                               (Name of Depositor)

                100 Manhattanville Road, Purchase, New York 10577
              (Address of Depositor's Principal Executive Offices)
        Depositor's Telephone Number, including Area Code: (914) 701-6000

Name and Address of Agent for Service:            Copy to:

JAMES W. DEDERER, Esq.                           FREDERICK R. BELLAMY, Esq.
Chairman, General Counsel                        Sutherland, Asbill & Brennan,
and Corporate Secretary                                L.L.P.
Transamerica Life Insurance Company of New York  1275 Pennsylvania Avenue, N.W.
100 Manhattanville Road                          Washington, D.C. 20004-2404
Purchase, New York   10577


                       Approximate date of proposed public
             offering: As soon as practicable after effectiveness of
                      the Registration Statement.

                      Title of securities being registered:
         Interests in a separate account under flexible premium deferred variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                              CROSS REFERENCE SHEET
                              Pursuant to Rule 495

                    Showing Location in Part A (Prospectus),
             Part B (Statement of Additional Information) and Part C
           of Registration Statement Information Required by Form N-4

PART A

Item of Form N-4                                Prospectus Caption

1.    Cover Page................................Cover Page

2.    Definitions...............................Definitions

3.    Synopsis..................................Summary of this Prospectus;
                                                Variable Account Fee Table

4.    Condensed Financial Information...........Condensed Financial Information

5.    General
      (a)  Depositor......................Transamerica and the Separate Account
      (b)  Registrant.....................Transamerica and the Separate Account
      (c)  Portfolio Company....................The Funds
      (d)  Fund Prospectus......................The Funds
      (e)  Voting Rights........................Voting Rights
      (f)  Administrator........................Charges under the Contracts

6.    Deductions and Expenses
      (a)  General..............................Charges under the Contracts
      (b)  Sales Load %.........................Charges under the Contracts
      (c)  Special Purchase Plan................Not Applicable
      (d)  Commissions..........................Underwriter
      (e)  Fund Expenses........................Charges under the Contracts
      (f)  Operating Expenses...................Fee Table

7.    Contracts
      (a)  Persons with Rights..................Description of the Contracts;
                                                Surrender of a Contract;
                                                Death Benefits; Voting Rights;
                                                Ownership

      (b)  (i)   Allocation of Purchase Payments
                 Payments.......................Description of the Contracts
           (ii)  Transfers......................Transfers
           (iii) Exchanges......................Federal Tax Matters

      (c)  Changes..............................The Funds; Voting Rights

      (d)  Inquiries............................Voting Rights

8.    Annuity Period............................Settlement Payments

9.    Death Benefit.............................Death Benefits

10.   Purchase and Contract Value
      (a)  Purchases............................Description of the Contracts
      (b)  Valuation............................Description of the Contracts
      (c)  Daily Calculation....................Description of the Contracts
      (d)  Underwriter..........................Underwriter

11.   Redemptions
      (a)  By Contract Owners...................Surrender of a Contract
           By Annuitant.........................Not Applicable
      (b)  Texas ORP............................Not Applicable
      (c)  Check Delay..........................Surrender of a Contract
      (d)  Lapse................................Not Applicable
      (e)  Free Look............................Right to Cancel

12.   Taxes.....................................Federal Tax Matters

13.   Legal Proceedings.........................Legal Proceedings

14.   Table of Contents for the
      Statement of
      Additional Information....................Table of Contents of the
                                                Statement of Additional
                                                Information


PART B

Item of Form N-4                                Statement of Additional
                                                Information Caption

15.   Cover Page................................Cover Page

16.   Table of Contents.........................Table of Contents

17.   General Information
      and History...............................General Information and History

18.   Services
      (a)  Fees and Expenses
           of Registrant........................(Prospectus) Variable Account
                                                Fee Table; (Prospectus)The Funds
      (b)  Management Contracts.................Not Applicable
      (c)  Custodian............................Safekeeping of Separate Account
                                                Assets; Records and
                                                Reports
           Independent Auditors  ...............Accountants
      (d)  Assets of Registrant.................Not Applicable
      (e)  Affiliated Person....................Not Applicable
      (f)  Principal Underwriter................The Underwriter

19.   Purchase of Securities
      Being Offered.............................(Prospectus) Description of the
                                                Contracts
      Offering Sales Load.......................Charges under the Contracts

20.   Underwriters..............................The Underwriter
21.   Calculation of Performance Data...........Calculation of Yields and
                                                Total Returns
22.   Annuity Payments..........................(Prospectus) Settlement
                                                Option Payments
23.   Financial Statements......................Financial Statements



PART C -- OTHER INFORMATION

Item of Form N-4                                Part C Caption

24.   Financial STATEMENTS
      and Exhibits
      (a)  Financial Statements.................Financial Statements
      (b)  Exhibits.............................Exhibits

25.   Directors and Officers of
      the Depositor.............................Directors and Officers of the
                                                Depositor

26.   Persons Controlled By or Under
      Common Control with the
      Depositor or Registrant ..................Persons Controlled By or
                                                Under Common Control with the
                                                Depositor or Registrant

27.   Number of Contract Owners.................Number of Contract Owners

28.   Indemnification...........................Indemnification

29.   Principal Underwriters....................Principal Underwriter

30.   Location of Accounts
      and Records...............................Location of Accounts and Records

31.   Management Services.......................Management Services

32.   Undertakings..............................Undertakings

      Signature Page............................Signature Page

                             TRANSAMERICA SERIES sm
                             TRANSAMERICA CLASSIC sm
                                VARIABLE ANNUITY
                  A Flexible Premium Deferred Variable Annuity
                                    Issued by


                 Transamerica Life Insurance Company of New York
                100 Manhattanville Road, Purchase, New York 10577

         This prospectus describes the Transamerica Classic Variable Annuity, a variable annuity policy ("policy") issued by Transamerica Life Insurance Company of New York (referred to as "Transamerica"). The policy allows you, the owner, to accumulate assets on a tax-deferred basis for retirement and other long-term financial purposes.

         You may direct your premiums, as well as any value accumulated under the contract,policy, to one or more variable sub-accounts of Separate Account options,VA-6-NY or to the fixed account, or to both. The money you place in each variable sub-account will be invested solely in a corresponding mutual fund investment portfolio ("portfolio"). The value of each variable sub-account will vary in accordance with the investment performance of the portfolio in which that variable sub-account invests. You bear the entire investment risk for all assets you place in the variable sub-accounts. This means that, depending on market conditions, the amount you invest in the variable sub-accounts may increase or decline. Currently you may choose among the following 17 variable sub-accounts:


Janus Aspen Worldwide Growth               Alger American Income & Growth
Morgan Stanley UF International Magnum     Alliance VPF Growth & Income
Dreyfus VIF Small Cap                      MFS VIT Growth with Income
OCC Accumulation Trust Small Cap           Janus Aspen Balanced
MFS VIT Emerging Growth                    OCC Accumulation Trust Managed
Alliance VPF Premier Growth                Morgan Stanley UF High Yield
Dreyfus VIF Capital Appreciation           Morgan Stanley UF Fixed Income
MFS VIT Research                           Transamerica VIF Money Market
Transamerica VIF Growth


         You may also place your premiums or variable accumulated value in the fixed account. For premiums allocated to the fixed account, Transamerica guarantees the return of the amount invested at a specified rate of interest for at least 12 months. Transamerica will periodically declare the rate of interest applicable to each amount allocated to the fixed account. The minimum rate of interest credited to the fixed account will be 3%.

This prospectus contains vital information that you should know before investing. You can obtain more information about the policy by requesting a copy of the Statement of Additional Information ("SAI") dated ____________________. The SAI is available free by writing to Transamerica Life Insurance Company of New York, Annuity Service Center, 401 North Tryon Street, Charlotte, North Carolina, 28202 or by calling (800) 420-7749. The current SAI has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. The table of contents of the SAI is included at the end of this prospectus.


These securities have not been approved or disapproved by the Securities and Exchange Commission, nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  For your own benefit and protection, please
                    read this prospectus carefully before you
                       invest. Keep it on hand for future
                                   reference.

                The date of this prospectus is April ___, 1998.

         Under the terms of the policy, we promise to pay you a series of monthly settlement option payments. Payments may be for a fixed or a variable amount or a combination of both, for the life of the annuitant or for some other period as you select prior to the annuity date.

         On or before the annuity date, you may transfer assets between and among the variable sub-accounts and the fixed account. The fixed account has restrictions on certain transfers . After the annuity date, transfers are permitted among the variable sub-accounts only if you elect to receive variable settlement option payments.

         On or before the annuity date, you may elect to withdraw all or a portion of your cash surrender value in exchange for a cash payment. Withdrawals may be subject to a contingent deferred sales load, certain administrative fees, premium tax charges, federal, state or local income taxes, and/or a tax penalty.


          This prospectus must be accompanied by current prospectuses for the portfolios.



THIS PROSPECTUS MAY NOT BE OFFERED IN ANY JURISDICTION WHERE SUCH OFFERING IS UNLAWFUL. ANY INFORMATION THAT A DEALER, SALESPERSON, OR OTHER PERSON GIVES YOU ABOUT THIS POLICY SHOULD BE CONTAINED IN THIS PROSPECTUS. IF YOU RECEIVE ANY INFORMATION ABOUT THE POLICY THAT IS NOT CONTAINED IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON THAT INFORMATION.


                  Please note that your investment in the policy:
                  o         is not a bank deposit
                  o         is not federally insured
                  o         is not endorsed by any bank or government agency.

Investing in the policy involves certain investment risks, including possible loss of principal.

             This prospectus generally describes only the variable
              account portion of the policy, except when the fixed
                       account is specifically mentioned.

TABLE OF CONTENTS                                                        Page


DEFINITIONS.................................................................6

SUMMARY.....................................................................8

CONDENSED FINANCIAL INFORMATION............................................16

TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK AND THE VARIABLE ACCOUNT...16
         Transamerica Life Insurance Company of New York...................16
         Published Ratings.................................................16
         The Variable Account..............................................16

THE PORTFOLIOS.............................................................17

THE POLICY.................................................................22
         Ownership.........................................................22

PREMIUMS...................................................................23
         Premiums..........................................................23
         Allocation of Premiums............................................23
         Investment Option Limits..........................................24

POLICY VALUE...............................................................24

TRANSFERS..................................................................25
         Before the Annuity Date...........................................25
         Other Restrictions................................................25
         Dollar Cost Averaging.............................................26
         Automatic Asset Rebalancing.......................................26
         After the Annuity Date............................................26

CASH WITHDRAWALS...........................................................26
         Systematic Withdrawal Option......................................27
         Automatic Payment Option (APO)....................................28

DEATH BENEFIT..............................................................28
         Payment of Death Benefit..........................................29
         Designation of Beneficiaries......................................29
         Death of Owner Before Annuity Date................................29
         If Annuitant Dies Before Annuity Date.............................30
         Death After Annuity Date..........................................30
         Survival Provision................................................31

CHARGES, FEES AND DEDUCTIONS...............................................31
         Contingent Deferred Sales Load....................................31
         Free Withdrawals - Allowed Amount.................................31
         Other Free Withdrawals............................................32
         Administrative Charges............................................32
         Mortality and Expense Risk Charge.................................32
         Premium Tax Charges...............................................33
         Transfer Fee......................................................33
         Option and Service Fees...........................................33
         Taxes.............................................................33
         Portfolio Expenses................................................33

SETTLEMENT OPTION PAYMENTS.................................................33
         Annuity Date......................................................33
         Settlement Option Payments........................................34
         Election of Settlement Option Forms and Payment Options...........34
         Payment Options...................................................34
         Fixed Payment Option..............................................35
         Variable Payment Option...........................................35
         Settlement Option Forms...........................................35

FEDERAL TAX MATTERS........................................................36
         Introduction......................................................36
         Premiums..........................................................36
         Taxation of Annuities.............................................37
         Qualified Policies................................................39
         Taxation of Transamerica .........................................40
         Tax Status of Policy..............................................41
         Possible Changes in Taxation......................................42
         Other Tax Consequences............................................42

PERFORMANCE DATA ..........................................................42
DISTRIBUTION OF THE POLICY.................................................43

LEGAL PROCEEDINGS..........................................................44

LEGAL MATTERS..............................................................44

ACCOUNTANTS................................................................44

VOTING RIGHTS..............................................................44

AVAILABLE INFORMATION......................................................45

STATEMENT OF ADDITIONAL INFORMATION - TABLE OF CONTENTS....................46

APPENDIX A - THE FIXED ACCOUNT............................................A-1

APPENDIX B................................................................B-1
         Example of Variable Accumulation Unit Value Calculations.........B-1
         Example of Variable Annuity Unit Value Calculations..............B-1
         Example of Variable Annuity Payment Calculations.................B-1

APPENDIX C
         Disclosure Statement for Individual Retirement
              Annuities ..................................................C-1



                 The policy is available only in New York.

DEFINITIONS



Annuity Date:  The date on which the annuitization phase of the policy begins.

Cash Surrender Value: The amount we will pay to the owner if the policy is surrendered on or before the annuity date. The cash surrender value is equal to: the policy value; less any policy fee, contingent deferred sales load, and premium tax charges.

Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations issued under it.


Policy Anniversary: The anniversary of the policy effective date each year.

Policy Effective Date: The effective date of the policy as shown on the information page of the policy.

Policy Year: A 12-month period starting on the policy effective date and ending with the day before the policy anniversary, and each 12-month period thereafter.


Fixed Account: An account which credits a rate of interest for a period of at least twelve months for each allocation or transfer.


Fixed Account Accumulated Value: The total dollar value of all amounts the owner allocates or transfers to the fixed account; plus interest credited; less any amounts withdrawn, applicable fees or premium tax charges, or transfers out to the variable account prior to the annuity date.





Policy Value: The sum of the variable accumulated value and the fixed account accumulated value.


Portfolio: The investment portfolio underlying each variable sub-account in which we will invest any amounts the owner allocates to that variable sub-account.

Service Center: Transamerica's Annuity Service Center, at P.O. Box 31848, Charlotte, North Carolina 28231-1848, telephone (800) 258-4260.


Status (Qualified and Non-Qualified): The policy has a qualified status if it is issued in connection with a tax-favored retirement plan or program. Otherwise, the status is non-qualified.


Valuation Day: Any day the New York Stock Exchange is open. To determine the value of an asset on a day that is not a valuation day, we will use the value of that asset as of the end of the next valuation day.

Valuation Period: The time interval between the closing (generally 4:00 p.m. Eastern Time) of the New York Stock Exchange on consecutive valuation days.


Variable Account: Separate Account VA-6-NY, a separate account established and maintained by Transamerica for the investment of a portion of its assets pursuant to Section 4240 of the New York Insurance Code.


Variable Accumulation Unit: A unit of measure used to determine the variable accumulated value before the annuity date. The value of a variable accumulation unit varies with each variable sub-account.


Variable Accumulated Value: The total dollar value of all variable accumulation units under this policy prior to the annuity date.


Variable Sub-Account(s): One or more divisions of the variable account which invests solely in shares of one of the underlying portfolios.

We:  The company, Transamerica.

You:  The owner.

SUMMARY


The Policy

         The Transamerica Classic sm Variable Annuity is a flexible premium deferred annuity that is designed to aid your long-term financial planning and retirement needs. The policy may be used in connection with a retirement plan which qualifies as a retirement program under Sections 403(b), 408 or 408A of the Code, with various types of qualified pension and profit sharing plans under
Section 401 of the Code, or with non-qualified plans. Some qualified policies may not be available in all situations. The policy is issued by Transamerica Life Insurance Company of New York (formerly called First Transamerica Life Insurance Company) ("Transamerica"), a wholly-owned subsidiary of Transamerica Occidental Life Insurance Company. Its principal office is at

         100 Manhattanville Road, Purchase, New York 10577, telephone (914) 701-6000. The change in name to Transamerica Life Insurance Company of New York became effective May 1, 1997.

         Transamerica will establish and maintain an account for each policy. Each owner will an individual annuity policy. The policy provides that the policy value, after certain adjustments, will be applied to a settlement option on a future date you select ("annuity date").

         You may allocate all or portions of your premiums to one or more variable sub-accounts or to the fixed account.

         The policy value prior to the annuity date, except for amounts in the options,fixed account, will vary depending on the investment experience of each of the variable sub-accounts selected by the owner. All benefits and values provided under the policy, when based on the investment experience of the variable account, are variable and are not guaranteed as to dollar amount. Therefore, prior to the annuity date the owner bears the entire investment risk under the policy for amounts allocated to the variable account.


         There is no guaranteed or minimum cash surrender value on amounts allocated to the variable account, so the proceeds of a surrender could be less than the amount invested.


         The initial premium for each policy must be at least $5,000 ($2,000 for contributory IRAs, SEP/IRAs and Roth IRAs). Generally each additional premium must be at least $1,000, unless an automatic premium plan is selected. See page 23."Premiums" page 28.


The Variable Account


         The variable account is a separate account (designated Separate Account VA-6-NY) that is subdivided into variable sub-accounts. See "The Variable Account" page 21. Assets of each variable sub-account are invested in a specified mutual fund portfolio ("portfolio"). The variable sub-accounts currently available for investment are:


                          Janus Aspen Worldwide Growth
                     Morgan Stanley UF International Magnum
                              Dreyfus VIF Small Cap
                        OCC Accumulation Trust Small Cap
                             MFS VIT Emerging Growth
                           Alliance VPF Premier Growth
                        Dreyfus VIF Capital Appreciation
                                MFS VIT Research
                             Transamerica VIF Growth
                         Alger American Income & Growth
                          Alliance VPF Growth & Income
                           MFS VIT Growth with Income
                              Janus Aspen Balanced
                         OCC Accumulation Trust Managed
                          Morgan Stanley UF High Yield
                         Morgan Stanley UF Fixed Income
                          Transamerica VIF Money Market


         The portfolios pay their investment advisers and administrators certain fees charged against the assets of each portfolio. The variable accumulated value, if any, of a policy and the amount of any variable settlement option payments will vary to reflect the investment performance of the variable sub-accounts to which amounts have been allocated. Additionally, applicable charges are deducted. See "Charges, Fees and Deductions" page 37. For more information about the portfolios, see "The Portfolios" page 21 and the accompanying portfolios' prospectuses.

The Fixed Account

         The policy provides an option to invest premiums in a fixed account which is part of the general account of Transamerica.


         The amounts in the fixed account will be credited interest at a rate of not less than 3% annually. Transamerica may credit interest at a rate in excess of 3% at its discretion for any class. Each interest rate will be guaranteed to be credited for at least 12 months.


Investment Option Limits


         Currently, the owner may not elect more than a total of eighteen investment options over the life of the policy. Investment options include variable sub-accounts and the fixed account. See "Investment Option Limits" page 29.


Transfers Before the Annuity Date


         Prior to the annuity date, you may transfer values between the variable sub-accounts and the fixed account (within limits). For transfers after the annuity date, see "After the Annuity Date" page 32

         Transfers out of the fixed account are restricted to four per policy year and to a limited percentage of the fixed policy value. More frequent transfers may be allowed under certain services and options, for example, dollar cost averaging. See "The Fixed Account" in Appendix A.

         Transamerica currently imposes a transfer fee of $10 for each transfer in excess of 12 made during the same policy year. See "Transfers" on page 30 for additional limitations and information regarding transfers.


Withdrawals


         You may withdraw all or part of the cash surrender value on or before the annuity date. The cash surrender value of your policy is the policy value less any policy fee, contingent deferred sales load and premium tax charges. The policy fee generally will be deducted on a full surrender of a policy if the policy value is then less than $50,000. Transamerica may delay payment of any withdrawal from the fixed account for up to six months. See "Cash Withdrawals" page 32

          Withdrawals may be taxable, subject to withholding and subject to a penalty tax. Withdrawals from a qualified policy may be subject to severe restrictions and, in certain circumstances, prohibited. See "Federal Tax Matters" page 43.


Contingent Deferred Sales Load


          Transamerica does not deduct a sales charge when premiums are paid (although premium tax charges may be deducted). However, if any part of the policy value is withdrawn, a contingent deferred sales load of up to 6% of premiums may be deducted. After a premium has been held by Transamerica for seven years, it may be withdrawn without charge. No contingent deferred sales load is assessed on payment of the death benefit, on transfers within the policy, or on certain annuitizations. See "Contingent Deferred Sales Load" page 37, and "Withdrawals" page 32.

         Also, beginning 30 days from the policy effective date (or the end of the free look period if later), any portion of the "allowed amount" may be withdrawn each policy year without imposition of any contingent deferred sales load. The allowed amount for each policy year is equal to 10% of premiums, that were received during the last seven years, as of the prior policy anniversary, less any withdrawals already taken that policy year. All premiums not previously withdrawn that have been held at least seven years are not subject to a contingent deferred sales load. For purposes of calculating the contingent deferred sales load, withdrawals will be considered to be taken first from premiums, on a first in/first out basis, and then from earnings.


Other Charges and Deductions


         Transamerica deducts a mortality and expense risk charge of 1.20% (annually) of the assets in the variable account and an administrative expense charge of 0.15% (annually) of these assets. The administrative expense charge may change, but it is guaranteed not to exceed a maximum effective annual rate of 0.35%. See "Mortality and Expense Risk Charge" page 39 and "Administrative Charges" page 38.

         An policy fee of currently $30 (or 2% of the policy value, if less) is deducted at the end of each policy year and upon surrender. This fee may change but it is guaranteed not to exceed $60 (or 2% of the policy value, if less) per policy year. If the policy value is more than $50,000 on the last business day of a policy year (or as of the date the policy is surrendered), the policy fee will be waived for that year.


         After the annuity date, the annual annuity fee of $30 will be deducted in equal installments from each periodic payment under the variable payment option.


          For each transfer in excess of 12 during a policy year, a transfer fee of $10 will be imposed. See "Transfer Fee" page 40.

         Also, New York currently has no premium tax nor retaliatory premium tax. If New York imposes these taxes in the future, or if the owner is or becomes a resident of a state other than New York where such taxes apply, the charges could be deducted from premiums and/or from the annuity purchase amount upon annuitization (See "Premium Taxes" page 39.)




         Currently, no fees are deducted for any other services or options under the policy. However, Transamerica does reserve the right to impose fees to cover processing for certain services and options in the future, including dollar cost averaging, systematic withdrawals, automatic payouts, asset allocation and asset rebalancing.

Variable Policy Fee Table

         The purpose of this table is to assist in understanding the various costs and expenses that the owner will bear directly and indirectly. The table reflects expenses of the variable account as well as of the mutual fund portfolios. The table assumes that the entire policy value is in the variable account. The information below should be considered together with the narrative provided under the heading "Charges, Fees and Deductions" on page 31 of this prospectus, and with the prospectuses for the portfolios. In addition to the expenses listed below, premium tax charges may be applicable.


                                  Sales Load(1)




Sales Load Imposed on Premiums                                      0

Maximum Contingent Deferred Sales Load(2)                           6%


                Range of Contingent Deferred Sales Load Over Time


                   Years Since                   Contingent Deferred Sales Load
                Premium  Receipt                  (as a percentage of premium)


          Less than 1 year                                         6%

          1 year but less than 2 years                             6%

          2 years but less than 3 years                            5%

          3 years but less than  4 years                           5%

          4 years but less than  5 years                           4%

          5 years but less than 6 years                            4%

          6 years but less 7 years                                 2%

          7 or more years                                          0%




                              Other Policy Expenses





               Transfer Fee (first 12 per policy year)(3)              0


               Fees For Other Services and Options(4)                  0



               Policy Fee(5)                                           $30



                               Variable Account Annual Expenses(7)
                       (as a percentage of the variable accumulated value)

               Mortality and Expense Risk Charge                      1.20%

               Administrative Expense Charge(8)                       0.15%

               Total Variable Account Annual Expenses                 1.35%

                          Portfolio Expenses


(as a percentage of assets after fee waiver and/or expense reimbursement)(8)




                                                                        Total
                                                                      Portfolio
                                      Management       Other            Annual
              Portfolio                   Fees        Expenses         Expenses





Janus Aspen Worldwide Growth             0.66           0.08            0.74




Morgan Stanley UF International          0.00           1.15            1.15
Magnum




Dreyfus VIF Small Cap                    0.75           0.03            0.78




 OCC Accumulation Trust Small Cap        0.80           0.17            0.97




 MFS VIT Emerging Growth                 0.75           0.15            0.90




Alliance VPF Premier Growth              0.85           0.10            0.95




Dreyfus VIF Capital Appreciation         0.75           0.05            0.80




MFS VIT Research                         0.75           0.17            0.92




Transamerica VIF Growth                  0.62           0.23            0.85




Alger American Income & Growth           0.625          0.115           0.74




Alliance VPF Growth & Income             0.63           0.09            0.72


MFS VIT Growth with Income               0.75           0.25            1.00



Janus Aspen Balanced                     0.76           0.07            0.83




OCC Accumulation Trust Managed           0.80           0.07            0.87




Morgan Stanley UF High Yield             0.00           0.80            0.80




Morgan Stanley UF Fixed Income           0.00           0.70            0.70


Transamerica VIF Money Market            0.35           0.25            0.60


Expense information regarding the portfolios has been provided by the portfolios. In preparing the tables above and below and the examples that follow, Transamerica has relied on the figures provided by the portfolios. Transamerica has no reason to doubt the accuracy of that information, but Transamerica has not verified those figures. These figures are for the year ended December 31, 1997, except for the Transamerica VIF Money Market Portfolio which are estimates for the year 1998, its first year of operation. Actual expenses in future years may be higher or lower than these figures.


Notes to Fee Table:


(1) The contingent deferred sales load applies to each policy, regardless of how the policy value is allocated between the variable account and the fixed account.

(2) A portion of the premiums may be withdrawn each policy year without imposition of any contingent deferred sales load, and after seven years, a premium may be withdrawn free of any contingent deferred sales load. See "Charges, Fees and Deductions" page 37.

(3) A transfer fee of $10 will be imposed for each transfer in excess of 12 in a policy year. See "Charges, Fees and Deductions" page 37.


(4) Transamerica currently does not impose fees for any other services, or options. However, Transamerica reserves the right to impose a fee for various services and options including dollar cost averaging, systematic withdrawals, automatic payouts, asset allocation and asset rebalancing.


(5) The current policy fee is $30 (or 2% of the policy value, if less) per policy year. This fee will be waived for policy values over $50,000. This limit may be changed in the future. The fee may be changed, but it may not exceed $60 (or 2% of the policy value, if less).
         See "Charges, Fees and Deductions" page 37.




(6)      The variable account annual expenses do not apply to the fixed account.

(7) The current annual administrative expense charge of 0.15% may be increased to 0.35%. See "Charges, Fees and Deductions" page 37.

(8) From time to time, the portfolios' investment advisers, each in its own discretion, may voluntarily waive all or part of their fees and/or voluntarily assume certain portfolio expenses. The expenses shown in the Portfolio Expenses table are the expenses paid for 1997 (except for the Transamerica VIF Money Market Portfolio, which are estimates). The expenses shown in the table reflect a portfolio's adviser's waivers or fees or reimbursement of expenses if applicable. It is anticipated that such waivers or reimbursements will continue for calendar year 1998. Without such waivers or reimbursements, the annual expenses for 1997 for certain portfolios would have been, as a percentage of assets, as follows:


                                                                                                  Total Portfolio
                                                         Management Fee        Other Expenses      Annual Expense


          Janus Aspen Worldwide Growth                         0.72                 0.09                0.81

          Morgan Stanley UF International Magnum               0.80                 1.98                2.78

          Alliance VPF Premier Growth                          1.00                 0.10                1.10

          Transamerica VIF Growth                              0.75                 0.23                0.98

          Alliance VPF Growth & Income                         0.63                 0.09                0.72

          MFS VIT Growth with Income                           0.75                 0.35                1.10

          Janus Aspen Balanced                                 0.77                 0.06                0.83

          Morgan Stanley UF High Yield                         0.80                 0.88                1.68

          Morgan Stanley UF Fixed Income                       0.40                 1.31                1.71

         Without expense reimbursements, the other expenses for the first year of operation for the Transamerica VIF Money Market Portfolio are expected to be 0.80% There were no fee waivers or expense reimbursements during 1997 for the Dreyfus VIF Small Cap Portfolio, OCC Accumulation Trust Small Cap Portfolio, MFS VIT Emerging Growth Portfolio, Dreyfus VIF Capital Appreciation Portfolio, MFS VIT Research Portfolio, Alger American Income and Growth Portfolio or OCC Accumulation Trust Managed Portfolio.

EXAMPLES

         The following tables show the total expenses an owner would incur in various situations assuming a $1,000 investment and a 5% annual return on assets.


         These examples assume an average policy value of $40,000 and, therefore, a deduction of 0.075% has been made to reflect the $30 policy fee. These examples also assume that all amounts were allocated to the variable sub-account indicated. These examples also assume that no transfer fees or other option or service fees or premium tax charges have been assessed. Premium tax charges may be applicable, but are not currently assessed by the State of New York. See "Premium Tax Charges" page 39.

         Examples 1 through 3 show expenses for policies based on fee waivers and reimbursements for the portfolios for 1996. There is no guarantee that any fee waivers or expense reimbursements will continue in the future. For annuitizations before the first policy anniversary, and for annuitizations under a form that does not include life contingencies, the contingent deferred sales load may apply (see expense examples in column 1).





                                                                                             3.  If the owner elects
Examples 1-3                                                                                 to annuitize at the end
An owner would pay the following           1.  If the owner         2.  If the owner does    of the applicable
expenses on a $1,000 investment,           surrenders the policy    not surrender and does   period under a
assuming a 5% annual return on assets:     at the end of the        not annuitize the        Settlement Option with
                                           applicable time period:  policy:                  life contingencies:


                                            1 Year      3 Years      1 Year      3 Years     1 Year        3 Years



Janus Aspen Worldwide Growth                  75.96       112.76       21.96        67.76        21.96        67.76


Morgan Stanley UF International Magnum        80.06       125.10       26.06        80.10        26.06        80.10


Dreyfus VIF Small Cap                         76.36       113.97       22.36        68.97        22.36        68.97


OCC Accumulation Trust Small Cap              78.24       119.50       24.24        74.50        24.24        74.50



MFS VIT Emerging Growth                       77.56       117.59       23.56        72.59        23.56        72.59



Alliance VPF Premium Growth                   78.06       119.10       24.06        74.10        24.06        74.10



Dreyfus VIF Capital Appreciation              76.26       113.66       22.26        68.66        22.26        68.66



MFS VIT Research                              77.76       118.19       23.76        73.19        23.76        73.19



Transamerica VIF Growth                       77.06       116.08       23.06        71.08        23.06        71.08



Alger American Income & Growth                75.96       112.76       21.96        67.76        21.96        67.76



Alliance VPF Growth and Income                75.76       112.15       21.76        67.15        21.76        67.15



MFS VIF Growth with Income                    78.56       120.60       24.56        75.60        24.56        75.60



Janus Aspen Balanced                          76.86       115.48       22.86        70.48        22.86        70.48



OCC Accumulation Trust Managed                77.23       116.39       23.23        71.39        23.23        71.39



Morgan Stanley UF High Yield                  76.56       114.57       22.56        69.57        22.56        69.57



Morgan Stanley UF Fixed Income                75.56       111.54       21.56        66.54        21.56        66.54






Transamerica VIF Money Market                 74.55       108.51       20.55        63.51        20.55        63.51



THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES PAID MAY BE GREATER OR LESS THAN THOSE SHOWN, SUBJECT TO THE GUARANTEES IN THE POLICY. THE ASSUMED 5% ANNUAL RATE OF RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURNS, WHICH MAY BE GREATER OR LESS THAN THIS ASSUMED RATE.


Settlement Option Payments


         Settlement option payments will be made either on a fixed basis or a variable basis or a combination of a fixed and variable basis, as you select. You have flexibility in choosing the annuity date, but it may generally not be a date later than the annuitant's 90th birthday. Certain qualified policies may have restrictions as to the annuity date and the types of settlement options available. See "Settlement Option Payments" page 40.

          Four settlement options are available under the policy: (1) life annuity; (2) life and contingent annuity; (3) life annuity with period certain; and (4) joint and survivor annuity. See "Settlement Option Forms" page 42.


Death of Owner Before the Annuity Date


         If an owner dies prior to the annuity date and before either the owner's or any joint owner's 85th birthday, the death benefit for the policy will be the greatest of (a) the policy value or (b) the sum of all premiums paid to the policy, less withdrawals and applicable premium tax charges, or (c) the highest policy value on any policy anniversary prior to the earlier of the owner's or joint owner's 85th birthday, plus premiums made and less withdrawals and applicable premium tax charges since that policy anniversary. If death occurs after the earlier of the owner's or joint owner's 85th birthday, the death benefit will be the policy value. If the owner is not a natural person, the annuitant will be treated as the owner(s) for purposes of the death benefit.

         The death benefit will generally be paid within seven days of receipt of the required proof of death of the owner and election of the method of settlement or as soon thereafter as Transamerica has sufficient information to make the payment. If no settlement method is elected the death benefit will be distributed within five years after the owner's death. No contingent deferred sales load is imposed. The death benefit may be paid as either a lump sum or as a settlement option. See "Death Benefit" page 34.


Federal Income Tax Consequences


         An owner who is a natural person generally should not be taxed on increases in the policy value until a distribution under the policy occurs (e.g., a withdrawal or settlement option payment) or is deemed to occur (e.g., a pledge, loan, or assignment of a policy). Generally, a portion (up to 100%) of any distribution or deemed distribution is taxable as ordinary income. The taxable portion of distributions is generally subject to income tax withholding unless the recipient elects otherwise (although withholding is mandatory for certain qualified policies). In addition, a federal penalty tax may apply to certain distributions. See "Federal Tax Matters" page 43.


Right to Cancel


         The owner has the right to examine the policy for a limited period, known as a "free look period." The owner can cancel the policy during this period by delivering a written notice of cancellation or sending a telegram and returning the policy to (a) the agent through whom the policy was purchased or
(b) the Service Center before midnight of the tenth day after receipt of the policy (or longer if required by state law). Notice given by mail and return of the policy by mail, properly addressed and postage prepaid, will be deemed by Transamerica to have been made on the date postmarked. Unless otherwise required by law, Transamerica will refund the premium(s) allocated to the fixed account (less any withdrawals) plus the variable accumulated value as of the date the written notice and the policy are received by Transamerica. See "Premiums" page 28 and "Policy Value" page 26.


Questions


         Questions about procedures or the policy can be answered by the Transamerica Annuity Service Center ("Service Center"), at P.O. Box 31848, Charlotte, North Carolina 28231-1848, telephone (800) 258-4260. All inquiries should include the policy number and the owner's name.

         NOTE: The foregoing summary is qualified in its entirety by the detailed information in the remainder of this prospectus and in the prospectuses for the portfolios which should be referred to for more detailed information. With respect to qualified policies, it should be noted that the requirements of a particular retirement plan, an endorsement to the policy, or limitations or penalties imposed by the Code or the Employee Retirement Income Security Act of 1974, as amended, may impose additional limits or restrictions on premiums, withdrawals, distributions, or benefits, or on other provisions of the policy. This prospectus does not describe such limitations or restrictions. See "Federal Tax Matters" page 43.


CONDENSED FINANCIAL INFORMATION

         Because the variable account has not yet commenced operations, there are no financial statements available.


TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK AND THE VARIABLE ACCOUNT

Transamerica Life Insurance Company of New York

         Transamerica Life Insurance Company of New York (formerly called First Transamerica Life Insurance Company) ("Transamerica") is a stock life insurance company incorporated under the laws of the State of New York on February 5, 1986. It is principally engaged in the sale of life insurance and annuity policies. Transamerica is a wholly-owned subsidiary of Transamerica Occidental Life Insurance Company. The address of Transamerica is 100 Manhattanville Road, Purchase, New York 10577. The name change for Transamerica became effective May 1, 1997.


Published Ratings


         Transamerica may from time to time publish in advertisements, sales literature and reports to owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's, Moody's, and Duff & Phelps. The ratings reflect the financial strength and/or claims-paying ability of Transamerica and should not be considered as bearing on the investment performance of the variable account. Each year the A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. In addition, the claims-paying ability of Transamerica as measured by Standard & Poor's Insurance Ratings Services,
Moody's, or Duff & Phelps may be referred to in advertisements or sales literature or in reports to owners. These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance and annuity policies in accordance with their terms, including its obligations under the fixed account of this policy. Such ratings do not reflect the investment performance of the variable account or the degree of risk associated with an investment in the variable account.


The Variable Account


         Separate Account VA-6-NY of Transamerica (the "variable account") was established by Transamerica as a separate account under the laws of the State of New York pursuant to September 11, 1996, resolutions of Transamerica's Board of Directors. The variable account is registered with the Securities and Exchange Commission ("Commission") under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust. It meets the definition of a separate account under the federal securities laws. However, the Commission does not supervise the management or the investment practices or policies of the variable account.

         The assets of the variable account are owned by Transamerica but they are held separately from the other assets of Transamerica. Section 4240 of the New York Insurance Code provides that the assets of a separate account are not chargeable with liabilities incurred in any other business operation of the insurance company (except to the extent that assets in the separate account exceed the reserves and other liabilities of the separate account). Income, gains and losses incurred on the assets in the variable account, whether or not realized, are credited to or charged against the variable account without regard to other income, gains or losses of Transamerica. Therefore, the investment performance of the variable account is entirely independent of the investment performance of Transamerica's general account assets or any other separate account maintained by Transamerica.

         The variable account currently has seventeen variable sub-accounts available under the policy, each of which invests solely in a specific corresponding portfolio. Changes to the variable sub-accounts may be made at the discretion of Transamerica. See "Addition, Deletion, or Substitution" page 26.


THE PORTFOLIOS


         Each of the variable sub-accounts offered under the policy invests exclusively in one of the portfolios. Descriptions of each portfolio's investment objectives follow. The management fees listed below are fees specified in the applicable advisory policy (i.e., before any fee waivers).


The Worldwide Growth Portfolio of the Janus Aspen Series seeks long-term growth of capital in a manner consistent with the preservation of capital. It is a diversified portfolio that pursues its objective primarily through investments in common stocks of foreign and domestic issuers. The portfolio has the flexibility to invest on a worldwide basis in companies and other organizations of any size, regardless of country of organization or place of principal business activity. The portfolio normally invests in issuers from at least five different countries, including the United States. The portfolio may at times invest in fewer than five countries or even a single country.

Adviser: Janus Capital Corporation. Management Fee: 0.75% of the first $300 million plus 0.70% of the next $200 million plus 0.65% of the assets over $500 million.

The International Magnum Portfolio of the Morgan Stanley Universal Funds, Inc., seeks long-term capital appreciation by investing primarily in equity securities of non-U.S. issuers domiciled in EAFE countries. The countries in which the portfolio will invest are those comprising the Morgan Stanley Capital International EAFE Index, which includes Australia, Japan, New Zealand, most nations located in Western Europe and certain developed countries in Asia, such as Hong Kong and Singapore (collectively the "EAFE countries"). The portfolio may invest up to 5% of its total assets in securities of issuers domiciled in non-EAFE countries. Under normal circumstances, at least 65% of the total assets of the portfolio will be invested in equity securities of issuers in at least three different EAFE countries.

Adviser: Morgan Stanley Asset Management Inc. Management Fee: 0.80% of the first $500 million plus 0.75% of the next $500 million plus 0.70% of the assets over $1 billion.

The Small Cap Portfolio of the Dreyfus Variable Investment Fund seeks to maximize capital appreciation. It seeks to achieve its objective by investing principally in common stocks. Under normal market conditions, the portfolio will invest at least 65% of its total assets in companies with market capitalizations of less than $1.5 billion at the time of purchase which The Dreyfus Corporation believes to be characterized by new or innovative products, services or processes which should enhance prospects for growth in future earnings.

Adviser:  The Dreyfus Corporation.  Management Fee:  0.75%.

The Small Cap Portfolio of the OCC Accumulation Trust seeks capital appreciation through investments in a diversified portfolio consisting primarily of equity securities of companies with market capitalizations of under $1 billion. Under normal circumstances at least 65% of the portfolio's assets will be invested in equity securities. The majority of securities purchased by the portfolio will be traded on the New York Stock Exchange, the American Stock Exchange or in the over-the-counter market, and will also include options, warrants, bonds, notes and debentures which are convertible into or exchangeable for, or which grant a right to purchase or sell, such securities. In addition, the portfolio may also purchase foreign securities provided that they are listed on a domestic or foreign securities exchange or are represented by American depository receipts listed on a domestic securities exchange or traded in domestic or foreign over-the-counter markets.

Adviser: OpCap Advisors. Management Fee: 0.80% of the first $400 million plus 0.75% of the next $400 million plus 0.70% of assets over $800 million.

The Emerging Growth Series of the MFS Variable Insurance Trust seeks to provide long-term growth of capital. Dividend and interest income from portfolio securities, if any, is incidental to the investment objective of long-term growth of capital. The policy is to invest primarily (i.e., at least 80% of its assets under normal circumstances) in common stocks of companies that the Adviser believes are early in their life cycle but which have the potential to become major enterprises (emerging growth companies). While the portfolio will invest primarily in common stocks, the portfolio may, to a limited extent, seek appreciation in other types of securities such as fixed income securities (which may be unrated), convertible securities and warrants when relative values make such purchases appear attractive either as individual issues or as types of securities in certain economic environments. The portfolio may invest in non-convertible fixed income securities rated lower than "investment grade" (commonly known as "junk bonds") or in comparable unrated securities, when, in the opinion of the Adviser, such an investment presents a greater opportunity for appreciation with comparable risk to an investment in "investment grade" securities. Under normal market conditions the portfolio will invest not more than 5% of its nets assets in these securities. Consistent with its investment objective and policies described above, the portfolio may also invest up to 25% (and generally expects to invest not more than 15%) of its net assets in foreign securities (including emerging market securities and Brady Bonds) which are not traded on a U.S. exchange.

Adviser:  Massachusetts Financial Services Company.  Management Fee:  0.75%.

The Premier Growth Portfolio of Alliance Variable Products Series Fund, Inc., seeks growth of capital by pursuing aggressive investment policies. Since investments will be made based upon their potential for capital appreciation, current income will be incidental to the objective of capital growth. The portfolio will invest predominantly in the equity securities (common stocks, securities convertible into commons stocks and rights and warrants to subscribe for or purchase common stocks) of a limited number of large, carefully selected, high-quality U.S. companies that, in the judgment of the Adviser, are likely to achieve superior earnings growth. The portfolio investments in the 25 such companies most highly regarded at any point in time by the Adviser will usually constitute approximately 70% of the portfolio's net assets. The portfolio thus differs from more typical equity mutual funds by investing most of its assets in a relatively small number of intensively researched companies. The portfolio will, under normal circumstances, invest at least 85% of the value of its total assets in the equity securities of U.S. companies.

Adviser:  Alliance Capital Management L.P.  Management Fee:  1%.

The Capital Appreciation Portfolio of the Dreyfus Variable Investment Fund is a diversified portfolio, the primary investment objective of which is to provide long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective. During periods which the Sub-Adviser determines to be of market strength, the portfolio acts aggressively to increase shareholders' capital by investing principally in common stocks of domestic and foreign issuers, common stocks with warrants attached and debt securities of foreign governments. The portfolio will seek investment opportunities generally in large capitalization companies (those with market capitalizations exceeding $500 million) which the Sub-Adviser believes have the potential to experience above average and predictable earnings growth.

Adviser:  The Dreyfus Corporation.  Sub-Adviser:  Fayez Sarofim & Co. Management
Fee: 0.75%.

The Research Series of the MFS Variable Insurance Trust seeks long-term growth of capital and future income. The policy is to invest a substantial proportion of its assets in equity securities of companies believed to possess better than average prospects for long-term growth. Equity securities in which the portfolio may invest include the following: common stocks, preferred stocks and preference stocks, securities such as bonds, warrants or rights that are convertible into stocks and depository receipts for those securities. These securities may be listed on securities exchanges, traded in various over-the-counter markets or have no organized markets. A smaller proportion of the assets may be invested in bonds, short-term obligations, preferred stocks or common stocks whose principal characteristic is income production rather than growth. Such securities may also offer opportunities for growth of capital as well as income. In the case of both growth stocks and income issues, emphasis is placed on the selection of progressive, well-managed companies. The portfolio's non-convertible debt investments, if any, may consist of "investment grade" securities, and, with respect to no more than 10% of the portfolio's net assets, securities in the lower rated categories or securities which the Adviser believes to be a similar quality to these lower rated securities (commonly know as "junk bonds"). Consistent with its investment objective and policies described above, the portfolio may also invest up to 20% of its net assets in foreign securities (including emerging market securities) which are not traded on a U.S. exchange.

Adviser:  Massachusetts Financial Services Company.  Management Fee:   0.75%.

The Growth Portfolio of the Transamerica Variable Insurance Fund, Inc., seeks long-term capital growth. Common stock (listed and unlisted) is the basic form of investment. Although the portfolio invests the majority of its assets in common stocks, the portfolio may also invest in debt securities and preferred stocks (both having a call on common stocks by means of a conversion privilege or attached warrants) and warrants or other rights to purchase common stocks. Unless market conditions would indicate otherwise, the portfolio will be invested primarily in such equity-type securities. When in the judgment of the Sub-Adviser market conditions warrant, the portfolio may, for temporary defensive purposes, hold part or all of its assets in cash, debt or money market instruments. The portfolio may invest up to 10% of its assets in debt securities having a call on common stocks that are rated below investment grade.

Adviser:   Transamerica   Occidental   Life  Insurance   Company.   Sub-Adviser:
Transamerica Investment Services, Inc. Management Fee: 0.75%.

The Income and Growth Portfolio of The Alger American Fund seeks, primarily, a high level of dividend income. Capital appreciation is a secondary objective of the portfolio. Except during temporary defensive periods, the portfolio attempts to invest 100%, and it is a fundamental policy of the portfolio to invest at least 65%, of its total assets in dividend paying equity securities. Alger
Management will favor securities it believes also offer opportunities for capital appreciation. The portfolio may invest up to 35% of its total assets in money market instruments and repurchase agreements and in excess of that amount (up to 100% of its assets) during temporary defensive periods.

Adviser:  Fred Alger Management, Inc.  Management Fee:  0.625%.

The Growth and Income Portfolio of the Alliance Variable Products Series Fund, Inc., seeks reasonable current income and reasonable opportunity for appreciation through investments primarily in dividend-paying common stocks of good quality. Whenever the economic outlook is unfavorable for investment in common stock, investments in other types of securities, such as bonds, convertible bonds, preferred stock and convertible preferred stocks may be made by the portfolio. Purchases and sales of portfolio securities are made at such times and in such amounts as are deemed advisable in light of market, economic and other conditions.

Adviser:  Alliance Capital Management L.P.  Management Fee:  0.625%.

The Growth with Income Series of the MFS Variable Insurance Trust seeks reasonable current income and long-term growth of capital and income. Under normal market conditions, the portfolio will invest at least 65% of its assets in equity securities of companies that are believed to have long-term prospects for growth and income. Equity securities in which the portfolio may invest include the following: common stocks, preferred stocks and preference stock; securities such as bonds, warrants or rights that are convertible into stocks; and depository receipts for those securities. These securities may be listed on securities exchanges, traded in various over-the-counter markets or have no organized markets. Consistent with its investment objective and policies described above, the portfolio may also invest up to 75% (and generally expects to invest no more than 15%) of its net assets in foreign securities (including emerging market securities and Brady Bonds) which are not traded on a U.S. exchange.

Adviser:  Massachusetts Financial Services Company.  Management Fee:  0.75%.

The Balanced Portfolio of the Janus Aspen Series seeks long-term capital growth, consistent with preservation of capital and balanced by current income. It is a diversified portfolio that, under normal circumstances, pursues its objective by investing 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. This portfolio normally invests at least 25% of its assets in fixed-income senior securities, which include debt securities and preferred stocks.

Adviser: Janus Capital Corporation. Management Fee: 0.75% of the first $300 million plus 0.70% of the next $200 million plus 0.65% of the assets over $500 million.


The Managed Portfolio of the OCC Accumulation Trust seeks growth of capital over time through investment in a portfolio consisting of common stocks, bonds and cash equivalents, the percentages of which will vary based on the Adviser's assessments of the relative outlook for such investments. Debt securities are expected to be predominantly investment grade intermediate to long term U.S. Government and corporate debt, although the portfolio will also invest in high quality short term money market and cash equivalent securities and may invest almost all of its assets in such securities when the Adviser deems it advisable in order to preserve capital. In addition, the portfolio may also purchase foreign securities provided that they are listed on a domestic or foreign securities exchange or are represented by American depository receipts listed on a domestic securities exchange or traded in domestic or foreign over-the-counter markets.

Adviser: OpCap Advisors. Management Fee: 0.80% of first $400 million plus 0.75% of next $400 million plus 0.70% of the assets over $800 million.

The High Yield Portfolio of the Morgan Stanley Universal Funds, Inc., seeks above-average total return over a market cycle of three to five years by investing primarily in high yield securities of U. S. and foreign issuers, including corporate bonds and other fixed income securities and derivatives. High yield securities are rated below investment grade and are commonly referred to as "junk bonds." The portfolio's average weighted maturity will ordinarily exceed five years and will usually be between five and fifteen years.

Adviser: Miller Anderson & Sherrerd, LLP. Management Fee: 0.50% of first $500 million plus 0.45% of next $500 million plus 0.40% of the assets over $1 billion.

The Fixed Income Portfolio of the Morgan Stanley Universal Funds, Inc., seeks above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of U.S. government and agencies, corporate bonds, mortgage backed securities, foreign bonds and other fixed income securities and derivatives. The portfolio's average weighted maturity will ordinarily exceed five years and will usually be between five and fifteen years.

Adviser: Miller Anderson & Sherrerd, LLP. Management Fee: 0.40% of the first $500 million plus 0.35% of the next $500 million plus 0.30% of the assets over $1 billion.

The Money Market Portfolio of the Transamerica Variable Insurance Fund, Inc., seeks to maximize current income from money market securities consistent with liquidity and the preservation of principal. The portfolio invests primarily in high quality U. S. dollar-denominated money market instruments with remaining maturities of 13 months or less, including: obligations issued or guaranteed by the U. S. and foreign governments and their agencies and instrumentalities; obligations of U. S. and foreign banks, or their foreign branches, and U. S. savings banks; short-term corporate obligations, including commercial paper, notes and bonds; other short-term debt obligations with remaining maturities of 397 days or less; and repurchase agreements involving any of the securities mentioned above. The portfolio may also purchase other marketable, non-convertible corporate debt securities of U. S. issuers. These investments include bonds, debentures, floating rate obligations, and issues with optional maturities.

Adviser:   Transamerica   Occidental   Life  Insurance   Company.   Sub-Adviser:
Transamerica Investment Services, Inc. Management Fee: 0.35%.

Meeting investment objectives depends on various factors, including, but not limited to, how well the portfolio managers anticipate changing economic and market conditions. THERE IS NO ASSURANCE THAT ANY OF THESE PORTFOLIOS WILL ACHIEVE THEIR STATED OBJECTIVES.


         An investment in the policy is not a deposit or obligation of, or guaranteed or endorsed, by any bank, nor is the policy federally insured by the Federal Deposit Insurance Corporation or any other government agency. Investing in the policy involves certain investment risks, including possible loss of principal.


         Since all of the portfolios are available to registered separate accounts offering variable annuity and variable life products of Transamerica as well as other insurance companies, there is a possibility that a material conflict may arise between the interests of the variable account and one or more other separate accounts investing in the portfolios. In the event of a material conflict, the affected insurance companies will take any necessary steps to resolve the matter, including stopping their separate accounts from investing in the portfolios. See the portfolios' prospectuses for greater details.


         Additional information concerning the investment objectives and policies of all of the portfolios, the investment advisory services and administrative services and charges can be found in the current prospectuses for the portfolios which accompany this prospectus. The portfolios' prospectuses should be read carefully before any decision is made concerning the allocation of premiums to, or transfers among, the variable sub-accounts.


         Transamerica may receive payments from some or all of the portfolios or their advisers, in varying amounts, that may be based on the amount of assets allocated to the portfolios. The payments are for administrative or distribution services.

Addition, Deletion, or Substitution


         Transamerica does not control the portfolios and cannot guarantee that any of the variable sub-accounts offered under this policy or any of the portfolios will always be available for allocation of premiums or transfers. Transamerica retains the right to make changes in the variable account and in its investments.

         Transamerica reserves the right to eliminate the shares of any portfolio held by a variable sub-account and to substitute shares of another portfolio or of another investment company for the shares of any portfolio, if the shares of the portfolio are no longer available for investment or if, in Transamerica's judgment, investment in any portfolio would be inappropriate in view of the purposes of the variable account. To the extent required by the 1940 Act, a substitution of shares attributable to the owner's interest in a variable sub-account will not be made without prior notice to the owner and the prior approval of the Commission. Nothing contained herein shall prevent the variable account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable policies on the basis of requests made by owners.

         New variable sub-accounts for the policies may be established when, in the sole discretion of Transamerica, marketing, tax, investment or other conditions so warrant. Any new variable sub-accounts will be made available to existing owners on a basis to be determined by Transamerica. Each additional variable sub-account will purchase shares in a mutual fund portfolio or other investment vehicle. Transamerica may also eliminate one or more variable sub-accounts if, in its sole discretion, marketing, tax, investment or other conditions so warrant. In the event any variable sub-account is eliminated, Transamerica will notify owners and request a re-allocation of the amounts invested in the eliminated variable sub-account.

         In the event of any substitution or change, Transamerica may make such changes in the policy as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the policies, the variable account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under such Act in the event such registration is no longer required, or may be combined with one or more other separate accounts.

Subject to the approval of the New York Insurance Department, Transamerica reserves the right to eliminate the shares of any Portfolio held by a sub-account, and to substitute shares of another portfolio or of another investment company for the shares of any portfolio, if the shares of the portfolio are no longer available for investment or if, in Transamerica's judgment, investment in any portfolio would be inappropriate in view of the purposes of the variable account. To the extent required by the 1940 Act, a substitution of shares attributable to the owner's interest in a sub-account will not be made without prior notice to the owner and the prior approval of the Commission. Nothing contained herein shall prevent the variable account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable policies on the basis of requests made by Owners.

THE POLICY

         The policy is a flexible premium deferred annuity policy. The rights and benefits are described below and in the individual policy; however, Transamerica reserves the right to make any modification to conform the policy to, or give the owner the benefit of, any federal or state statute or rule or regulation. The obligations under the policy are obligations of Transamerica. The policies are available on a non-qualified basis and on a qualified basis. Policies available on a qualified basis are as follows: (1) rollover and contributory individual retirement annuities (IRAs) under Code Sections 408(a) and 408(b); (2) conversion and contributory Roth IRAs under Code Section 408A;
(3) simplified employee pension plans (SEP/IRAs) that qualify for special federal income tax treatment under Code Section 408(k); (4) Code Section 403(b) annuities; and (5) qualified pension and profit sharing plans intended to qualify under Code Section 401. Generally, qualified policies contain certain restrictive provisions limiting the timing and amount of premiums to, and distributions from, the qualified contract.policy. For further discussion concerning qualified policies, see "Federal Tax Matters" page 43.


Ownership


         The owner is entitled to the rights granted by the policy. If the owner dies, the rights of the owner belong to the joint owner, if any, and then to the owner's beneficiary. If there are joint owners, the one designated as the primary owner will receive all mail and any tax reporting information.

         For non-qualified policies, the owner is entitled to designate the annuitant(s) and, if the owner is an individual, the owner can change the annuitant(s) at any time before the annuity date. Any such change will be subject to our then current underwriting requirements. Transamerica reserves the right to reject any change of annuitant(s) which has been made without our prior written consent.

         If the owner is not an individual, the annuitant(s) may not be changed once the policy is issued. Different rules apply to qualified policies. See "Federal Tax Matters," page 43.

         For each




         policy, a different account will be established and values, benefits and charges will be calculated separately. The various administrative rules described below will apply separately to each policy, unless otherwise noted.

PREMIUMS

Premiums

         All premiums must be paid to the Service Center. A confirmation will be issued to the owner upon the acceptance of each premium.

         The initial premium must be at least $5,000 ($2,000 for contributory IRAs, SEP/IRAs and Roth IRAs).

         The policy will be issued and the initial premium generally will be credited within two business days after the receipt of both sufficient information to issue a policy and the initial premium at the Service Center. Acceptance is subject to sufficient information being provided in a form acceptable to Transamerica, and Transamerica reserves the right to reject any request for issuance of a policy or premium. Policies normally will not be issued with respect to owners, joint owners, or annuitants more than 80 years old, although Transamerica in its discretion may waive this restriction in appropriate cases. Transamerica further reserves the right to not accept premiums after the owners' (or annuitants' if non-individual owner) 81st birthday.

         If the initial premium allocated to the variable sub-account(s) cannot be credited within two days of receipt of the premium and information requesting issuance of a policy because the information is incomplete or for any other reason, then Transamerica will contact the owner, explain the reason for the delay and will refund the initial premium within five business days, unless the owner consents to Transamerica retaining the initial premium and crediting it as soon as the requirements are fulfilled.

         Additional premiums may be made at any time prior to the annuity date. Additional premiums must be at least $1,000 or at least $100 if made pursuant to an automatic premium plan under which the additional premiums are automatically deducted from a bank account and allocated to the policy. In addition, minimum allocation amounts apply (see "Allocation of Premiums" below). Additional premiums are credited to the policy as of the date the payment is received.

         Total premiums for any policy may not exceed $1,000,000 without prior approval of Transamerica.

         In no event may the sum of all premiums for a policy during any taxable year exceed the limits imposed by any applicable federal or state law, rules, or regulations.

Allocation of Premiums

         You specify how premiums will be allocated under the policy. You may allocate premiums between and among one or more of the variable sub-accounts and the general account options as long as the portions are whole number percentages and any allocation percentage for a variable sub-account is at least 10%. In addition, there is a minimum allocation of $100 to any variable sub-account and the fixed account. Transamerica may waive this minimum allocation amount under certain options and circumstances.

         Each premium will be subject to the allocation percentages in effect at the time of receipt of such premium. The allocation percentages for additional premiums may be changed by the owner at any time by submitting a request for such change, in a form and manner acceptable to Transamerica, to the Service Center. Any changes to the allocation percentages are subject to the limitation(s) above. Any change will take effect with the first premium received with or after receipt by the Service Center of the request for such change and will continue in effect until subsequently changed.

         In certain jurisdictions and under certain conditions where by law Transamerica is required to return upon the exercise of the free look option, either (1) the premium or (2) the greater of the premium or account value, any initial allocation to the variable account may be held in the money market variable sub-account during the applicable free look period plus 5 days for delivery. Any such allocations to the money market variable sub-account will automatically be transferred at the end of the free-look period plus 5 days according to the owner's requested allocation. Such transfer will not count against the 12 allowed transfers without charge during the first policy year.


Investment Option Limits


         Currently, the owner may not allocate amounts to more than eighteen investment options over the life of the policy. Investment options include variable sub-accounts and general account options. Each variable sub-account, each duration of guarantee period under the guarantee period account and the fixed account that ever received a transfer or premium allocation count as one towards this total of eighteen limit. Transamerica may waive this limit in the future.......


         For example, if the owner makes an allocation to the money market variable sub-account and later transfers all amounts out of this money market variable sub-account, it would still count as one for the purposes of the limitation even if it held no value. If the owner transfers from a variable sub-account to another variable sub-account and later back to the first, the count towards the limitation would be two, not three. If the owner selects a guarantee period and renews for the same term, the count will be one; but if the owner renews to a guarantee period with a different term, the count will be two.


POLICY VALUE

         Before the annuity date, the policy value is equal to: (a) the fixed account accumulated value plus (b) the variable accumulated value.


         The variable accumulated value is determined at the end of each valuation day. To determine the variable accumulated value on a day that is not a valuation day, the value as of the end of the next valuation day will be used. The variable accumulated value is expected to change from valuation period to valuation period, reflecting the investment experience of the selected portfolios as well as the deductions for charges and fees. A valuation period is the period between successive valuation days. It begins at the close of the New York Stock Exchange (generally 4:00 p.m. ET) on each valuation day and ends at the close of the New York Stock Exchange on the next succeeding valuation day. A valuation day is each day that the New York Stock Exchange is open for regular business.


         Premiums allocated to a variable sub-account are credited to the variable accumulated value in the form of variable accumulation units. The number of variable accumulation units credited for each variable sub-account is determined by dividing the premium allocated to the variable sub-account by the variable accumulation unit value for that variable sub-account. In the case of the initial premium, variable accumulation units for that payment will be credited to the variable accumulated value within two valuation days of the later of: (a) the date sufficient information, in an acceptable manner and form, is received at our Service Center; or (b) the date our Service Center receives the initial payment.premium. In the case of any additional premium, variable accumulation units for that premium will be credited at the end of the valuation period during which Transamerica receives the payment.premium. The value of a variable accumulation unit for each variable sub-account is established at the end of each valuation period and is calculated by multiplying the value of that unit at the end of the prior valuation period by the variable sub-account's net investment factor for the valuation period. The value of a variable accumulation unit may go up or down.


         The  net   investment   factor  is  used  to  determine  the  value  of
accumulation and annuity unit values for the end of a valuation period. The applicable formula can be found in the Statement of Additional Information.

         Transfers involving variable sub-accounts will result in the crediting and/or cancellation of variable accumulation units having a total value equal to the dollar amount being transferred to or from a particular variable sub-account. The crediting and cancellation of such units is made using the variable accumulation unit value of the applicable variable sub-account as of the end of the valuation day in which the transfer is effective.

TRANSFERS

Before the Annuity Date


          Before the annuity date, you may transfer all or any portion of the policy value among the variable sub-accounts. Transfers are restricted into or out of the fixed account. See "The Fixed Account" in Appendix A.

         Transfers among the variable sub-accounts may be made by submitting a request, in a form and manner acceptable to Transamerica, to the Service Center. The transfer request must specify: (1) the variable sub-account(s) and/or fixed account from which the transfer is to be made; (2) the amount of the transfer; and (3) the variable sub-account(s) to receive the transferred amount. The minimum amount which may be transferred from the variable sub-accounts is $1,000. Transfers among the variable sub-accounts are also subject to such terms and conditions as may be imposed by the portfolios.




         Transamerica currently imposes a transfer fee of $10 for each transfer in excess of 12 made during the same policy year. Transamerica reserves the right to waive the transfer fee or vary the number of transfers without charge or not count transfers under certain options or services for purposes of the allowed number without charge. A transfer generally will be effective on the date the request for transfer is received by the Service Center.

         If a transfer reduces the value in a variable sub-account or in the fixed account to less than $1,000, then Transamerica reserves the right to transfer the remaining amount along with the amount requested to be transferred in accordance with the transfer instructions provided by the owner. Under current law, there will not be any tax liability for transfers within the policy.


Other Restrictions

          Transamerica reserves the right without prior notice to modify, restrict, suspend or eliminate the transfer privileges at any time and for any reason. For example, restrictions may be necessary to protect owners from adverse impacts on portfolio management of large and/or numerous transfers by market timers or others. Transamerica has determined that the movement of significant variable sub-accountsub-policy values from one variable sub-account to another may prevent the underlying
portfolio  from  taking  advantage  of  investment   opportunities  because  the
portfolio must maintain a significant cash position in order to handle redemptions. Such movement may also cause a substantial increase in portfolio transaction costs which must be indirectly borne by owners. Therefore, Transamerica reserves the right to require that all transfer requests be made by the owner and not by a third party holding a power of attorney and to require that each transfer request be made by a separate communication to Transamerica. Transamerica also reserves the right to require that each transfer request be submitted in writing and be manually signed by the owner(s) .



Dollar Cost Averaging

         Prior to the annuity date, the owner may request that amounts be automatically transferred on a monthly basis from a "source account," which is currently either the money market sub-account or the fixed account, to any of the variable sub-accounts by submitting a request to the Service Center in a form and manner acceptable to Transamerica. Other source accounts may be available; call the Service Center for availability.


         Only one source account can be elected at a time. The transfers will begin when the owner requests, but no sooner than one week following, receipt of such request, provided that dollar cost averaging transfers will not commence until the later of (a) 30 days after the policy effective date, or (b) the estimated end of the free look period (allowing 5 days for delivery). Transfers will continue for the number of consecutive months selected by the owner unless
(1) terminated by the owner, (2) automatically terminated by Transamerica because there are insufficient amounts in the source account, or (3) for other reasons as described in the election form. The owner may request that monthly transfers be continued for a term then available by giving notice to the Service Center in a form and manner acceptable to Transamerica within 30 days prior to the last monthly transfer. If no request to continue the monthly transfers is made by the owner, this option will terminate automatically with the last transfer at the end of the term.


         In order to be eligible for dollar cost averaging, the following conditions must be met: (1) the value of the source account must be at least $5,000; (2) the minimum amount that can be transferred out of the source account is $250 per month; and (3) the minimum amount transferred into any other variable sub-account is the greater of $250 or 10% of the amount being transferred. These limits may be changed for new elections of this service. Dollar cost averaging transfers can not be made from a source account from which systematic withdrawals or automatic payouts are also being made. Dollar cost averaging may not be elected at the same time automatic asset rebalancing is in effect.


         There is currently no charge for the dollar cost averaging option and transfers due to dollar cost averaging currently will not count toward the number of transfers allowed without charge per policy year. Transamerica may charge in the future for dollar cost averaging.

         Dollar cost averaging transfers may not be made to the fixed account.


Automatic Asset Rebalancing


         After premiums have been allocated among the variable sub-accounts, the performance of each variable sub-account may cause proportions of the values in the variable sub-accounts to vary from the allocation percentages. The owner may instruct Transamerica to automatically rebalance the amounts in the variable account by reallocating amounts among the variable sub-accounts, at the time, and in the percentages, specified in the owner instructions to Transamerica and accepted by Transamerica. The owner may elect to have the rebalancing done on an annual, semi-annual or quarterly basis. The owner may elect to have amounts allocated among the variable sub-accounts using whole percentages, with a minimum of 10% allocated to each variable sub-account.

         The owner may elect to establish, change or terminate the automatic asset rebalancing by submitting a request to the Service Center in a form and manner acceptable to Transamerica. Automatic asset rebalancing currently will not count towards the number of transfers without charge in a policy year. Transamerica reserves the right to discontinue the automatic asset rebalancing service at any time for any reason. There is currently no charge for the automatic asset rebalancing service. Transamerica may in the future charge for this service and may count the transfers toward those allowed without charge.


         Automatic asset rebalancing may not be elected at the same time that dollar cost averaging is in effect.

After the Annuity Date


         If a variable payment option is elected, the owner may make transfers among variable sub-accounts after the annuity date by giving a written request to the Service Center, subject to the following provisions: (1) transfers after the annuity date may be made no more than four times during any policy year; and
(2) the minimum amount transferred from one variable sub-account to another is the amount supporting a current $50 monthly payment.


         Transfers among variable sub-accounts after the annuity date will be processed based on the formula outlined in the appendix in the Statement of Additional Information.

CASH WITHDRAWALS


         The owner of a non-qualified policy may withdraw all or part of the cash surrender value at any time prior to the annuity date by giving a written request to the Service Center. For qualified contracts,policies, reference should be made to the terms of the particular retirement plan or arrangement for any additional limitations or restrictions, including prohibitions on cash withdrawals. See "Federal Tax Matters," page 43. The cash surrender value is equal to the policy value, less any policy fee, contingent deferred sales load and premium tax charges. A full surrender will result in a cash withdrawal payment equal to the cash surrender value at the end of the valuation period during which the election is received along with all completed forms then required by Transamerica. No surrenders or withdrawals may be made after the annuity date. Partial withdrawals must be at least $1,000.

         In the case of a partial withdrawal, you may direct the Service Center to withdraw amounts from specific variable sub-account(s) and/or from the fixed account. If the owner does not specify, the withdrawal will be taken pro rata from policy value.

         A partial withdrawal request cannot be made if it would reduce the policy value to less than $2,000. In that case, the owner will be notified.

         Withdrawal (including surrender) requests generally will be processed as of the end of the valuation period during which the request, including all completed forms, is received. Payment of any cash withdrawal, settlement option payment or lump sum death benefit due from the variable account and processing of any transfers will occur within seven days from the date the election is received, except that Transamerica may postpone such payment if: (1) the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted; or (2) an emergency exists as defined by the Commission, or the Commission requires that trading be restricted; or (3) the Commission permits a delay for the protection of owners. The withdrawal request will be effective when all required withdrawal request forms are received. Payments of any amounts derived from a premium paid by check may be delayed until the check has cleared the owner's bank.




         Transamerica may delay payment of any withdrawal from the fixed account for up to six months after Transamerica receives the request for such withdrawal. If Transamerica delays payment for more than 30 days, Transamerica will pay interest on the withdrawal amount up to the date of payment.

         SINCE THE OWNER ASSUMES THE INVESTMENT RISK FOR ALL AMOUNTS IN THE VARIABLE ACCOUNT AND BECAUSE CERTAIN WITHDRAWALS ARE SUBJECT TO A CONTINGENT DEFERRED SALES LOAD AND OTHER CHARGES, THE TOTAL AMOUNT PAID UPON SURRENDER OF THE POLICY MAY BE MORE OR LESS THAN THE TOTAL PREMIUMS CONTRIBUTED.


         An owner may elect, under the systematic withdrawal option or automatic payout option (but not both), to withdraw certain amounts on a periodic basis from the variable sub-accounts prior to the annuity date.


         The tax consequences of a withdrawal or surrender are discussed later in this prospectus. See "Federal Tax Matters" page 43.


Systematic Withdrawal Option


         Prior to the annuity date, you may elect to have withdrawals automatically made from one or more variable sub-account(s) on a monthly basis. Other distribution modes may be permitted. The withdrawals will not begin until the later of (a) 30 days after the policy effective date or (b) the end of the free look period. Withdrawals will be from the variable sub-account(s) and in the percentage allocations that you specify. If no specifications are made, withdrawals will be pro rata based on value from all variable sub-account(s) and the fixed account, if it has values. Systematic withdrawals cannot be made from a variable sub-account from which dollar cost averaging transfers are being made and cannot be elected concurrently with the automatic payout option. The systematic withdrawal option is currently not available with respect to the fixed account.

         To be eligible for the systematic withdrawal option, the policy value must be at least $12,000 at the time of election. The minimum monthly amount that can be withdrawn is $100. Currently, the owner can elect any amount over $100 to be withdrawn systematically. The owner may also make partial withdrawals while receiving systematic withdrawals. If the total withdrawals (systematic, automatic, or partial) in a policy year exceed the allowed amount to be withdrawn without charge for that year, any applicable contingent deferred sales load will then apply.


         The withdrawals will continue indefinitely unless terminated. If this option is terminated it may not be elected again until the end of the next 12 full months.


         Transamerica reserves the right to impose an annual fee of up to $25 for processing payments under this option. This fee, which is currently waived, will be deducted in equal installments from each systematic withdrawal during a policy year.

         Systematic withdrawals may be taxable and, prior to age 59 1/2, subject to a 10% federal tax penalty. See "Federal Tax Matters," page 43.


Automatic Payout Option ("APO")


         Prior to the annuity date, for qualified policies, the owner may elect the automatic payout option (APO) to satisfy minimum distribution requirements under Sections 401(a)(9), 403(b), and 408(b)(3) of the Code. See "Federal Tax Matters" page 43. For IRAs and SEP/IRAs this may be elected no earlier than six months prior to the calendar year in which the owner attains age 701/2, but payments may not begin earlier than January of such calendar year. For other qualified policies, APO can be elected no earlier than six months prior to the later of when the owner (a) attains age 70 1/2; and (b) retires from employment. Additionally, APO withdrawals may not begin before the later of (a) 30 days after the policy effective date or (b) the end of the free look period. APO may be elected in any calendar month, but no later than the month of the owner's 84th birthday.

         Withdrawals will be from the variable sub-account(s) and in the percentage allocations you specify. If no specifications are made, withdrawals will be pro rata based on policy value. Withdrawals can not be made from a variable sub-account from which dollar cost averaging transfers are being made. The APO is not currently available with respect to the fixed account. The calculation of the APO amount will reflect the total policy value although the withdrawals are only from the variable sub-accounts.
This calculation and APO are based solely on value in this policy.

         To be eligible for this option,  the following  conditions must be met:
(1) the policy value must be at least $12,000 at the time of election; (2) the annual withdrawal amount is the larger of the required minimum distribution under Code Sections 401(a)(9) or 408(b)(3) or $500. These conditions may change. Currently, withdrawals under this option are only paid annually.


         The withdrawals will continue indefinitely unless terminated. If there are insufficient amounts in the variable account to make a withdrawal, this option generally will terminate. Once terminated, APO may not be elected again.

DEATH BENEFIT


         If an owner dies before the annuity date, a death benefit is payable. If death occurs prior to any owner's or joint owner's 85th birthday, the death benefit will be equal to the greatest of (a) the policy value, or (b) the sum of all premiums made to the policy less withdrawals and applicable premium tax charges, or (c) the highest policy value on any policy anniversary prior to the earlier of the owner's or joint owner's 85th birthday, plus premiums made less withdrawals and applicable premium tax charges since that policy anniversary. If the owner or joint owner dies before the annuity date and after either the deceased owner's or joint owner's 85th birthday, the death benefit is equal to the policy value. For purposes of calculating such death benefit, the policy value is determined as of the date the benefit is paid. If the owner is not a natural person, the annuitant(s) will be treated as the owner(s) for purposes of the death benefit. For example, if the owner is a trust that allows a person(s) other than the trustee to exercise the ownership rights under this certificate, such person(s) must be named annuitant(s) and will be treated as the owner(s) so the death benefit will be determined based on the age of the annuitant(s).

         An ownership change will be subject to our then current underwriting rules and may decrease the death benefit. However, such reduction will never decrease the death benefit below the policy value.


Payment of Death Benefit

         The death benefit is generally payable upon receipt of proof of death of the owner. Upon receipt of this proof and an election of a method of settlement, the death benefit generally will be paid within seven days, or as soon thereafter as Transamerica has sufficient information about the beneficiary to make the payment.


         The death benefit will be determined as of the end of the valuation period during which our Service Center receives both proof of death of the owner or joint owner and the written notice of the settlement option elected by the person to whom the death benefit is payable. If no settlement method is elected, the death benefit will be a lump sum distributed within five years after the owner's death. No contingent deferred sales load will apply.

         Until the death benefit is paid, the policy value allocated to the variable account remains in the variable account, and fluctuates with investment performance of the applicable portfolio(s). Accordingly, the amount of the death benefit depends on the policy value at the time the death benefit is paid, not at the time of death.


Designation of Beneficiaries


         The owner may select one or more beneficiaries by designating the person(s) to receive the amounts payable under this policy if: the owner dies before the annuity date and there is no joint owner, or the owner dies after the annuity date and settlement option payments have begun under a selected settlement option that guarantees payments for a certain period of time. The interest of any beneficiary who dies before the owner will terminate at time of death of such beneficiary.


         A beneficiary may be named or changed at any time in a form and manner acceptable to us. Any change made to an irrevocable beneficiary must also include the written consent of the beneficiary, except as otherwise required by law.


         If more than one beneficiary is named, each named beneficiary will share equally in any benefits or rights granted by this policy unless the owner gives us other instructions at the time the beneficiaries are named.


          Transamerica may rely on any affidavit by any responsible person in determining the identity or non-existence of any beneficiary not identified by name

Death of Owner or Joint Owner Before the Annuity Date


         If the owner or joint owner dies before the annuity date, we will pay the death benefit as specified in this section. The entire death benefit will be distributed within five years after the owner's death. If the owner is not an individual, an annuitant's death will be treated as the death of the owner as provided in Code Section 72 (s)(6). For example, the policy will remain in force with the annuitant's surviving spouse as the new annuitant if:

         o        This policy is owned by a trust; and


         o The beneficiary is either the annuitant's surviving spouse or a trust holding the contractpolicy solely for the benefit of such spouse.


         The manner in which we will pay the death benefit depends on the status of the person(s) involved in the policy. The death benefit will be payable to the first person from the applicable list below:


If the owner is the annuitant:


         o        The joint owner, if any, then


         o        The beneficiary, if any.

If the owner is not the annuitant:


         o        The joint owner, if any; then

         o        The beneficiary, if any; then

         o        The annuitant; then


         o        The joint annuitant; if any.

If the death benefit is payable to the owner's surviving spouse (or to a trust for the sole benefit of such surviving spouse),


         We will continue this policy with the owner's spouse as the new annuitant (if the owner was the annuitant) and the new owner (if applicable), unless such spouse selects another option as provided below.


If the death benefit is payable to someone other that the owner's surviving spouse,

         We will pay the death benefit in a lump sum payment to, or for the benefit of, such person within five years after the owner's death, unless such person(s) selects another option as provided below.

In lieu of the automatic form of death benefit specified above,

         The person(s) to whom the death benefit is payable may elect to receive it:

         o        In a lump sum; or

         o As settlement option payments, provided the person making the election is an individual. Such payments must begin within one year after the owner's death and must be in equal amounts over a period of time not extending beyond the individual's life or life expectancy.

         Election of either option must be made no later than 60 days prior to the one-year anniversary of the owner's death. Otherwise, the death benefit will be settled under the appropriate automatic form of benefit specified above.

If the person to whom the death benefit is payable dies before the entire death benefit is paid,

         We will pay the remaining death benefit in a lump sum to the payee named by such person or, if no payee was named, to such person's estate.

If the death benefit is payable to a non-individual (subject to the special rule for a trust for the sole benefit of a surviving spouse),

         We will pay the death benefit in a lump sum within one year after the owner's death.

If the Annuitant Dies Before the Annuity Date

         If an owner and an annuitant are not the same individual and the annuitant (or the last of joint annuitants) dies before the annuity date, the owner will become the annuitant until a new annuitant is selected.

Death after the Annuity Date

         If an owner or the annuitant dies after the annuity date, any amounts payable will continue to be distributed at least as rapidly as under the settlement and payment option then in effect on the date of death.


         Upon the owner's death after the annuity date, any remaining ownership rights granted under this contractpolicy will pass to the person to whom the death benefit would have been paid if the owner had died before the annuity date, as specified above.


Survival Provision

         The interest of any person to whom the death benefit is payable who dies at the time of, or within 30 days after, the death of the owner will also terminate if no benefits have been paid to such beneficiary, unless the owner had given us written notice of some other arrangement.

CHARGES, FEES  AND DEDUCTIONS


         No deductions are currently made from premiums (although we reserve the right to charge for any applicable premium tax charges). Therefore, the full amount of the premiums are invested in one or more of the variable sub-accounts and/or the fixed account.


Contingent Deferred Sales Load


         No deduction for sales charges is made from premiums at the time they are made. However, a contingent deferred sales load of up to 6% of premiums may be imposed on certain withdrawals or surrenders to partially cover certain expenses incurred by Transamerica relating to the sale of the policy, including commissions paid to salespersons, the costs of preparation of sales literature and other promotional costs and acquisition expenses.

         The contingent deferred sales load percentage varies according to the number of years between when a premium was credited to the policy and when the withdrawal is made. The amount of the contingent deferred sales load is determined by multiplying the amount withdrawn subject to the contingent deferred sales load by the contingent deferred sales load percentage in accordance with the following table. In no event shall the aggregate contingent deferred sales load assessed against the policy exceed 6% of the aggregate premiums.

Number of Years Since                         Contingent Deferred Sales Load
Receipt of Premium                              As a Percentage of Premium



Less than one year                                         6%
1 year but less than 2 years                               6%
2 years but less than 3 years                              5%
3 years but less than 4 years                              5%
4 years but less than 5 years                              4%
5 years but less than 6 years                              4%
6 years but less than 7 years                              2%
7 or more years                                            0%

Free Withdrawals - Allowed Amount


         Beginning 30 days after the policy effective date (or the end of the free-look period, if later), the owner may make a withdrawal up to the "allowed amount", without incurring a contingent deferred sales load each policy year, before the annuity date.

         The allowed amount each policy year is equal to 10% of the total premiums received during the last seven years determined as of the last policy anniversary less any withdrawals during the present policy year. In the first policy year, the 10% will be applied to the total premiums paid at the time of the first withdrawal.

         Premiums held for seven full years or more may be withdrawn without charge.

         Withdrawals will be made first from premiums on a first-in/first-out basis and then from earnings. The allowed amount may vary depending on the state of issuance. If the allowed amount is not fully withdrawn or paid out during a policy year, it does not carry over to the next policy year.


Other Free Withdrawals


         In addition, no contingent deferred sales load is assessed: upon annuitization after the first contractpolicy year to an option involving life contingencies; upon payment of the death benefit; or upon transfers of policy value. Any applicable contingent deferred sales load will be deducted from the amount requested for both partial withdrawals (including withdrawals under the systematic withdrawal option or the APO) and full surrenders unless the owner elects to "gross-up" the amount for a partial withdrawal to cover the applicable contingent deferred sales load.


Administrative Charges


         Policy Fee

         At the end of each policy year before the annuity date, Transamerica deducts an annual accountpolicy fee as partial compensation for expenses relating to the issue and maintenance of the policy and the variable account. The annual policy fee is equal to the lesser of $30 or 2% of the policy value. The policy fee may be increased upon 30 days advance written notice subject to the prior notice,approval of the New York State Insurance Department, but in no event may it exceed $60 (or 2% of the accountpolicy value, if less) per policy year. If the policy is surrendered, the policy fee, unless waived, will be deducted from a full surrender before the application of any continent deferred sales load. The policy fee will be deducted on a pro rata basis (based on values) from the policy value including both the variable sub-accounts and the fixed account. The contractpolicy fee for a policy year will be waived if the policy value exceeds $50,000 on the last business day of that policy year or as of the date the policy is surrendered.


         Annuity Fee

         After the annuity date, an annual annuity fee of $30 to help cover processing costs will be deducted in equal amounts from each variable payment made during the year ($2.50 each month if monthly payments). This fee will not be changed but may be waived. No annuity fee will be deducted from fixed payments.

         Administrative Expense Charge


         Transamerica also makes a daily deduction (the administrative expense charge) from the variable account (both before and after the policy date) at an effective current annual rate of 0.15% of assets held in each variable sub-account to reimburse Transamerica for administrative expenses. Transamerica has the ability in most states to increase or decrease this charge, but the charge is guaranteed not to exceed 0.35%. Transamerica will provide 30 days written notice of any change in fees. The administrative charges do not bear any relationship to the actual administrative costs of a particular policy. The administrative expense charge is reflected in the variable accumulation or variable annuity unit values for each variable sub-account.


Mortality and Expense Risk Charge


         Transamerica deducts a charge for bearing certain mortality and expense risks under the contracts.policies. This is a daily charge at an effective annual rate of 1.20% of the assets in the variable account. Transamerica guarantees that this charge of 1.20% will never increase. The mortality and expense risk charge is reflected in the variable accumulation and variable annuity unit values for each variable sub-account.

         Variable accumulated values and variable settlement option payments are not affected by changes in actual mortality experience incurred by Transamerica. The mortality risks assumed by Transamerica arise from its contractual obligations to make settlement option payments determined in accordance with the settlement option tables and other provisions contained in the policy and to pay death benefits prior to the annuity date.

         The expense risk assumed by Transamerica is the risk that Transamerica's actual expenses in administering the policies and the variable account will exceed the amount recovered through the administrative expense charge, policy fees, transfer fees and any fees imposed for certain options and services.


         If the mortality and expense risk charge is insufficient to cover actual costs and risks assumed, the loss will fall on Transamerica. Conversely, if this charge is more than sufficient, any excess will be profit to Transamerica. Currently, Transamerica expects a profit from this charge.


         Transamerica anticipates that the contingent deferred sales load will not generate sufficient funds to pay the cost of distributing the policies. To the extent that the contingent deferred sales load is insufficient to cover the actual cost of policy distribution, the deficiency will be met from Transamerica's general corporate assets which may include amounts, if any, derived from the mortality and expense risk charge.



Premium Tax Charges


         Currently, New York has no premium tax or retaliatory premium tax. If New York imposes these taxes in the future, or if the owner is or becomes a resident of a state where such taxes apply, Transamerica will deduct applicable premium taxes, including any retaliatory taxes paid with respect to a particular policy from the premiums, from amounts withdrawn, or from amounts applied on the Annuity Date.


Transfer Fee


         Transamerica currently imposes a fee for each transfer in excess of the first 12 in a single contractpolicy year. Transamerica will deduct the charge from the amount transferred. This fee is $10 and will be used to help cover Transamerica's costs of processing transfers. Transamerica reserves the right to waive this fee or to not count transfers under certain options and services as part of the number of allowed annual transfers without charge.


Option and Service Fees


         Transamerica reserves the right to impose reasonable fees for administrative expenses associated with processing certain options and services. These fees would be deducted from each use of the option or service during a policy year.


Taxes


         No charges are currently made for taxes. However, Transamerica reserves the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that Transamerica determines to be attributable to the policies.


Portfolio Expenses


         The value of the assets in the variable account reflects the value of portfolio shares and therefore the fees and expenses paid by each portfolio. A complete description of the fees, expenses, and deductions from the portfolios are found in the portfolios' prospectuses. See "The Portfolios" page 21.



SETTLEMENT OPTION  PAYMENTS

Annuity Date


         The annuity date is the date that the annuitization phase of the policy begins. On the annuity date, we will apply the annuity amount (defined below) to provide payments under the settlement option selected by the owner. The annuity date is selected by the owner and may be changed from time to time by the owner by giving notice, in a form and manner acceptable to Transamerica, to the Service Center, provided that notice of each change is received by the Service Center at least thirty (30) days prior to the then-current annuity date. The annuity date cannot be earlier than the first policy anniversary except for certain qualified policies. The latest annuity date which may be elected is the first day of the calendar month immediately preceding the month of the annuitant's or joint annuitants' 90th birthday.

         The annuity date must be the first day of a calendar month. The first settlement option payment will be on the first day of the month immediately following the annuity date. Certain qualified policies may have restrictions as to the annuity date and the types of settlement options available. See "Federal Tax Matters," page 43.


Settlement Option Payments


         The annuity amount is the policy value, less any applicable contingent deferred sales load, and less any applicable premium tax charges. Any contingent deferred sales load will be waived if the settlement option payments involve life contingencies and begin on or after the first policy anniversary.

         If the amount of the monthly payment from the settlement option selected by the owner would result in a monthly settlement option payment of less than $20, or if the annuity amount is less than $2,000, Transamerica reserves the right to offer a less frequent mode of payment or pay the policy value in a cash payment. Monthly settlement option payments from the variable payment option will further be subject to a minimum monthly payment of $50 from each variable sub-account from which such payments are made.

         The owner may choose from the settlement options below. Transamerica may consent to other plans of payment before the annuity date. For settlement options involving life contingencies, the actual age and/or sex of the annuitant, or a joint annuitant will affect the amount of each payment. Sex-distinct rates generally are not allowed under certain qualified policies. Transamerica reserves the right to ask for satisfactory proof of the annuitant's (or joint annuitant's) age. Transamerica may delay settlement option payments until satisfactory proof is received. Since payments to older annuitants are expected to be fewer in number, the amount of each annuity payment shall be greater for older annuitants than for younger annuitants.

         The owner may choose from the two payment options described below. The annuity date and settlement options available for qualified policies may also be controlled by endorsements, the plan or applicable law.


Election of Settlement Option Forms and Payment Options

         Before the annuity date, and while the annuitant is living, the owner may, by written request, change the settlement option or payment option. The request for change must be received by the Service Center at least 30 days prior to the annuity date.


         In the event that a settlement option form and payment option is not selected at least 30 days before the annuity date, Transamerica will make settlement option payments in accordance with the 120 month period certain and life settlement option and the applicable provisions of the policy.


Payment Options

          Owners may elect a fixed or a variable payment option, or a combination of both (in 25% increments of the annuity amount).


         Unless specified otherwise, the annuity amount in the variable account will be used to provide a variable payment option and the amount in the fixed account will be used to provide a fixed payment option. In this event, the initial allocation of variable annuity units for the variable sub-accounts will be in proportion to the policy value in the variable sub-accounts on the annuity date.


Fixed Payment Option


         A fixed payment option provides for payments which will remain constant pursuant to the terms of the settlement option elected. If a fixed payment option is selected, the portion of the annuity amount used to provide that payment option will be transferred to the general account assets of Transamerica, and the amount of payments will be established by the fixed settlement option selected and the age and sex (if sex-distinct rates are allowed by law) of the annuitant(s) and will not reflect investment experience after the annuity date. The fixed payment amounts are determined by applying the fixed settlement option purchase rate specified in the policy to the portion of the annuity amount applied to the payment option. Payments may vary after the death of an annuitant under some options; the amounts of variances are fixed on the annuity date.


Variable Payment Option


         A variable  payment  option  provides for payments  that vary in dollar
amount,   based  on  the  investment   performance  of  the  selected   variable
sub-account(s). The variable settlement option purchase rate tables in the policy reflect an assumed annual interest rate of 4%, so if the actual net investment performance of the variable sub-account(s) is less than 4%, then the dollar amount of the actual payments will decrease. If the actual net investment performance of the variable sub-account(s) is higher than 4%, then the dollar amount of the actual payments will increase. If the net investment performance exactly equals the 4% rate, then the dollar amount of the actual payments will remain constant. Transamerica may offer other assumed annual interest rates.


         Variable payments will be based on the variable sub-accounts selected by the owner, and on the allocations among the variable sub-accounts.

         For further details as to the determination of variable payments, see the Statement of Additional Information.

Settlement Option Forms

         The owner may choose any of the settlement option forms described below. Subject to approval by Transamerica, the owner may select any other settlement option form then being offered by Transamerica.

         (1) Life Annuity. Payments start on the first day of the month immediately following the annuity date, if the annuitant is living. Payments end with the payment due just before the annuitant's death. There is no death benefit. It is possible that no payment will be made if the annuitant dies after the annuity date but before the first payment is due; only one payment will be made if the annuitant dies before the second payment is due, and so forth.

         (2) Life and Contingent Annuity. Payments start on the first day of the month immediately following the annuity date, if the annuitant is living. Payments will continue for as long as the annuitant lives. After the annuitant dies, payments will be made to the contingent annuitant, for as long as the contingent annuitant lives. The continued payments can be in the same amount as the original payments, or in an amount equal to one-half or two-thirds thereof. Payments will end with the payment due just before the death of the contingent annuitant. There is no death benefit after both die. If the contingent annuitant does not survive the annuitant, payments will end with the payment due just before the death of the annuitant. It is possible that no payments or very few payments will be made, if the annuitant and contingent annuitant die shortly after the annuity date.

         The written request for this form must: (a) name the contingent annuitant; and (b) state the percentage of payments to be made after the annuitant dies. Once payments start under this settlement option form, the person named as contingent annuitant for purposes of being the measuring life, may not be changed. Transamerica will require proof of age for the annuitant and for the contingent annuitant before payments start.

         (3) Life Annuity With Period Certain. Payments start on the first day of the month immediately following the annuity date, if the annuitant is living. Payments will be made for the longer of: (a) the annuitant's life;
or (b) the period certain. The period certain may be 120 or 180 or 240 months.

         If the annuitant dies after all payments have been made for the period certain, payments will cease with the payment due just before the annuitant's death. No benefit will then be payable to the beneficiary.

         If the annuitant dies during the period certain, the rest of the period certain payments will be made to the beneficiary, unless the owner provides otherwise.

         The written request for this form must: (a) state the length of the period certain; and (b) name the beneficiary.

         (4) Joint and Survivor Annuity. Payments will be made starting on the first day of the month immediately following the annuity date, if and for as long as the annuitant and joint annuitant are living. After the annuitant or joint annuitant dies, payments will continue for so long as the survivor lives. Payments end with the payment due just before the death of the survivor. The continued payments can be in the same amount as the original payments, or in an amount equal to one-half or two-thirds thereof. It is possible that no payments or very few payments will be made under this form if the annuitant and joint annuitant both die shortly after the annuity date.

         The written request for this form must: (a) name the joint annuitant; and (b) state the percentage of continued payments to be made after the first death. Once payments start under this settlement option form, the person named as joint annuitant, for the purpose of being the measuring life, may not be changed. Transamerica will need proof of age for the annuitant and joint annuitant before payments start.

         (5) Other Forms of Payment. Benefits can be provided under other settlement options not described in this section subject to Transamerica's agreement and any applicable state or federal law or regulation. Requests for any other settlement option must be made in writing to the Service Center at least 30 days before the annuity date.


         After the annuity date, (a) no changes can be made in the settlement option and payment option; (b) no additional premium will be accepted under the policy; and (c) no further withdrawals will be allowed.

         The owner of a non-qualified policy may, at any time after the annuity date by written notice to us at the Service Center, change the payee of benefits being provided under the policy. The effective date of change in payee will be the latter of: (a) the date we receive the written request for such change; or
(b) the date specified by the owner. The owner of a qualified policy may not change payees, except as permitted by the plan, arrangement or federal law.


FEDERAL TAX MATTERS

Introduction


         The following discussion is a general description of federal tax considerations relating to the contractpolicy and is not intended as tax advice. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the policy. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon Transamerica's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service ("IRS"). No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the IRS. Moreover, no attempt has been made to consider any applicable state or other tax laws.


         The policy contract may be purchased on a non-tax qualified basis ("non-qualified policy") or purchased and used in connection with plans or arrangements qualifying for special tax treatment ("qualified policy"). Qualified policies are designed for use in connection with plans or arrangements entitled to special income tax treatment under Sections 401, 403(b), 408 and 408A of the Code. The ultimate effect of federal income taxes on the amounts held under a policy, on settlement option payments, and on the economic benefit to the owner, the annuitant, or the beneficiary may depend on the type of retirement plan or arrangement for which the policy is purchased, on the tax and employment status of the individual concerned, and on Transamerica's tax status. In addition, certain requirements must be satisfied in purchasing a qualified policy with proceeds from a tax qualified retirement plan or arrangement and receiving distributions from a qualified policy in order to continue receiving favorable tax treatment. Therefore, purchasers of qualified policies should seek competent legal and tax advice regarding the suitability of the policy for their situation, the applicable requirements, and the tax treatment of the rights and benefits of the policy. The following discussion is based on the assumption that the policy qualifies as an annuity for federal income tax purposes and that all premiums made to qualified policies are in compliance with all requirements under the Code and the specific retirement plan or arrangement.

Purchase PaymentsPremiums

         At the time the initial premium purchase payment is paid, a prospective purchaser must specify whether he or she is purchasing a non-qualified policy contract or a qualified policy contract. If the initial premium purchase payment is derived from an exchange, transfer, conversion or surrender of another annuity policy contract, Transamerica may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity policy contract. Transamerica will require that persons purchase separate contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate policy contract would require the minimum initial premium purchase payment previously described. Additional premium purchase payments under a policy contract must qualify for the same federal income tax treatment as the initial premium purchase payment under the policy contract Transamerica will not accept an additional premium purchase payment under a policy contract if the federal income tax treatment of such premium purchase payment would be different from that of the initial premium purchase payment.

Taxation of Annuities

         In General


         Section 72 of the Code governs taxation of annuities in general. Transamerica believes that an owner who is a natural person, generally, is not taxed on increases in the value of a policy until distribution occurs by withdrawing all or part of the policy value (e.g., withdrawals or settlement option payments). For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the policy value (and in the case of a qualified policy, any portion of an interest in the plan) generally will be treated as a distribution. The taxable portion of a distribution is taxable as ordinary income.

         The owner of any policy who is not a natural person generally must include in income any increase in the excess of the policy value over the "investment in the policy" (discussed below) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a competent tax adviser.

         The following discussion generally applies to a policy owned by a natural person.


         Withdrawals


         With respect to non-qualified policies, partial withdrawals (including withdrawals under the systematic withdrawal option) are generally treated as taxable income to the extent that the policy value immediately before the withdrawal exceeds the "investment in the policy" at that time. The "investment in the policy" generally equals the amount of non-deductible premiums made.

         In the case of a withdrawal from qualified policies (including withdrawals under the systematic withdrawal option or the automatic payout option), a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the policy" to the individual's total accrued benefit under the retirement plan or arrangement. The "investment in the policy" generally equals the amount of non-deductible premiums made by or on behalf of any individual. For certain qualified contracts,policies, the "investment in the policy" can be zero. Special tax rules applicable to certain distributions from qualified policies are discussed below, under "Qualified Policies."




         Full surrenders are treated as taxable income to the extent that the amount received exceeds the "investment in the policy."


         Settlement  Option Payments


         Although the tax consequences may vary depending on the settlement option elected under the contract,policy, in general a ratable portion of each payment that represents the amount by which the accountpolicy value exceeds the "investment in the policy" will be taxed based on the ratio of the "investment in the policy" to the total benefit payable; after the "investment in the policy" is recovered, the full amount of any additional settlement option payments is taxable.

         For variable payments, the taxable portion is generally determined by an equation that establishes a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the "investment in the policy" by the total number of expected periodic payments. However, the entire distribution will be taxable once the recipient has recovered the dollar amount of his or her "investment in the policy."

         For fixed payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the policy" bears to the total expected value of the payments for the term selected; however, the remainder of each settlement option payment is taxable. Once the "investment in the policy" has been fully recovered, the full amount of any additional settlement option payments is taxable. If settlement option payments cease as a result of an annuitant's death before full recovery of the
"investment in the policy," consult a competent tax adviser regarding deductibility of the unrecovered amount.


         Withholding


         The Code requires Transamerica to withhold federal income tax from withdrawals. However, except for certain qualified policies, an owner will be entitled to elect, in writing, not to have tax withholding apply. Withholding applies to the portion of the distribution which is includible in income and subject to federal income tax. The federal income tax withholding rate is 10%, or 20% in the case of certain qualified plans, of the taxable amount of the distribution. Withholding applies only if the taxable amount of the distribution is at least $200. Some states also require withholding for state income taxes.


         Penalty Tax


         There may be imposed a federal income tax penalty equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the owner attains age 591/2; (2) made as a result of death or disability of the owner; or (3) received in substantially equal periodic payments as a life annuity or a joint and survivor annuity for the life(ves) or life expectancy(ies) of the owner and a "designated beneficiary." Other exceptions to the tax penalty may apply to certain distributions from a qualified policy.


         Taxation of Death Benefit Proceeds


         Amounts may be distributed from the policy because of the death of an owner. Generally such amounts are includible in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender as described above, or (2) if distributed under a settlement option, they are taxed in the same manner as settlement option payments, as described above. For these purposes, the investment in the policy is not affected by the owner's death. That is, the investment in the contractpolicy remains the amount of any premiums paid which are not excluded from gross income.

         Transfers, Assignments, or Exchanges of the Policy

         For non-qualified policies, a transfer of ownership of a policy, the designation of an annuitant, payee, or other beneficiary who is not also the owner, or the exchange of a policy may result in certain tax consequences to the owner that are not discussed herein. An owner contemplating any such designation, transfer, assignment, or exchange should contact a competent tax adviser with respect to the potential tax effects of such a transaction. Qualified policies may not be assigned or transferred, except as permitted by the Code or the Employee Retirement Income Security Act of 1974 (ERISA).

         Multiple Policies

         All deferred non-qualified policies that are issued by Transamerica (or its affiliates) to the same owner during any calendar year are treated as one policy for purposes of determining the amount includible in gross income under
Section 72(e) of the Code. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Section 72(e) through the serial purchase of policies or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity policy and separate deferred annuity contractspolicies as a single annuity policy under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

Qualified Policies


         In General


         The qualified policies are designed for use with several types of retirement plans and arrangements. The tax rules applicable to participants and beneficiaries in retirement plans or arrangements vary according to the type of plan and the terms and conditions of the plan. Special tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from contributions in excess of specified limits; distributions prior to age 591/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; aggregate distributions in excess of a specified annual amount; and in other specified circumstances.

         We make no attempt to provide more than general information about use of the policies with the various types of retirement plans. Owners and participants under retirement plans, as well as annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under qualified policies may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the policy (including any endorsements) issued in connection with such a plan. Some retirement plans are subject to distribution and other requirements that are not incorporated in the administration of the contracts.policies. Owners are responsible for determining that contributions and other transactions with respect to the policies satisfy applicable law. Purchasers of policies for use with any retirement plan should consult their legal counsel and tax adviser regarding the suitability of the policy.


         Qualified Pension and Profit Sharing Plans


         Section 401(a) of the Code permits employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the policy in order to provide retirement savings under the plans. Adverse tax consequences to the plan, to the participant or to both may result if this policy is assigned or transferred to any individual as a means to provide benefits payments. Purchasers of a policy for use with such plans should seek competent advice regarding the suitability of the proposed plan documents and the policy to their specific needs.


          Individual  Retirement  Annuities,  Simplified Employee Plans and Roth
IRAs


         The policy is also designed for use with IRA rollovers and contributory IRA's. A contributory IRA is a policy to which initial and subsequent premiums are subject to limitations imposed by the Code. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account (each hereinafter referred to as an "IRA"). Also, distributions from certain other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA.

         The sale of a policy for use with an IRA may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of a policy for use with IRAs will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within 7 days of the earlier of the establishment of the IRA or their purchase. Purchasers should seek competent advice as to the suitability of the policy for use with IRAs.


         Eligible employers that meet specified criteria under Code Section 408(k) could establish simplified employee pension plans (SEP/IRAs) for their employees using IRAs. Employer contributions that may be made to such plans are larger than the amounts that may be contributed to regular IRAs, and may be deductible to the employer.


         The policy may also be used for Roth IRA conversions and contributory Roth IRAs. A contributory Roth IRA is a policy to which initial and subsequent premiums are subject to limitations imposed by the Code. Section 408A of the Code permits eligible individuals to contribute to an individual retirement program known as a Roth IRA on a non-deductible basis. In addition, distributions from a non-Roth IRA may be converted to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA. Purchasers should seek competent advise as to the suitability of the policy for use with Roth IRAs.


         Tax Sheltered Annuities


         Under Code Section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity policies for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to Social Security and Medicare (FICA) taxes.

         Code Section 403(b)(11) restricts the distribution under Code Section 403(b) annuity policies of: (1) elective contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the last year beginning before January 1, 1989. Distribution of those amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

         Pre-1989 contributions and earnings through December 31, 1989 are not subject to the restrictions described above. However, funds transferred to a qualified policy from a Section 403(b)(7) custodial account will be subject to the restrictions.

         Restrictions under Qualified Policies

         Other restrictions with respect to the election, commencement, or distribution of benefits may apply under qualified policies or under the terms of the plans in respect of which qualified policies are issued.


Taxation of Transamerica


         Transamerica is taxed as a life insurance company under Part I of Subchapter L of the Code. Since the variable account is not an entity separate from Transamerica, and its operations form a part of Transamerica, it will not be taxed separately as a "regulated investment company" under Subchapter M of the Code. Investment income and realized capital gains are automatically applied to increase reserves under the policies. Under existing federal income tax law, Transamerica believes that the variable account investment income and realized net capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the policies.

         Accordingly, Transamerica does not anticipate that it will incur any federal income tax liability attributable to the variable account and, therefore, Transamerica does not intend to make provisions for any such taxes. However, if changes in the federal tax laws or interpretations thereof result in Transamerica being taxed on income or gains attributable to the variable account, then Transamerica may impose a charge against the variable account (with respect to some or all policies) in order to set aside provisions to pay such taxes.

Tax Status of the Policy


         Diversification Requirements


           Section 817(h) of the Code requires that with respect to non-qualified policies, the investments of the portfolios be "adequately diversified" in accordance with Treasury regulations in order for the policies to qualify as annuity policies under federal tax law. The variable account, through the portfolios, intends to comply with the diversification requirements prescribed by the Treasury in Reg. Sec. 1.817-5, which affect how the portfolios' assets may be invested.

         In certain circumstances, owners of variable annuity policies may be considered the owners, for federal income tax purposes, of the assets of the separate accounts used to support their policies. In those circumstances, income and gains from the separate account assets would be includible in the variable policy owner's gross income. The IRS has stated in published rulings that a variable policy owner will be considered the owner of separate account assets if the policy owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. The Treasury Department has also announced, in connection with the issuance of regulations concerning diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control for the investments of a segregated asset account may cause the investor (i.e., the owner), rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular Sub-Accounts without being treated as owners of the underlying assets."

         The ownership rights under the policy are similar to, but different in certain respects from, those described by the IRS in rulings in which it was determined that policy owners were not owners of separate account assets. For example, the owner has additional flexibility in allocating premium payments and policy values. These differences could result in an owner being treated as the owner of a pro rata portion of the assets of the variable account. In addition, Transamerica does not know what standards will be set forth, if any, in the regulations or rulings which the Treasury Department has stated it expects to issue. Transamerica therefore reserves the right to modify the policy as necessary to attempt to prevent an owner from being considered the owner of a pro rata share of the assets of the variable account.


         Required Distributions


         In order to be treated as an annuity policy for federal income tax purposes, section 72(s) of the Code requires any non-qualified policy to provide that (a) if any owner dies on or after the annuity date but prior to the time the entire interest in the policy has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner's death; and (b) if any owner dies prior to the annuity date, the entire interest in the policy will be distributed within five years after the date of the owner's death. These requirements will be considered satisfied as to any portion of the owner's interest which is payable to or for the benefit of a "designated beneficiary" and which is distributed over the life of such "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The owner's "designated beneficiary" refers to a natural person designated by such owner as a beneficiary and to whom ownership of the policy passes by reason of death. However, if the owner's "designated beneficiary" is the surviving spouse of the deceased owner, the policy may be continued with the surviving spouse as the new owner.

         The non-qualified policies contain provisions which are intended to comply with the requirements of Section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. All provisions in the policy will be interpreted to maintain such tax qualification. We may make changes in order to maintain this qualification or to conform the policy to any applicable changes in the tax qualification requirements. We will provide you with a copy of any changes made to the policy.


Possible Changes in Taxation

         In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. Although as of the date of this prospectus Congress is not actively considering any legislation regarding the taxation of annuities, there is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

Other Tax Consequences


         As noted above, the foregoing discussion of the federal income tax consequences is not exhaustive and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the federal income tax consequences discussed herein reflect Transamerica's understanding of current law and the law may change. Federal estate and gift tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under the policy depend on the individual circumstances of each owner or recipient of the distribution. A competent tax adviser should be consulted for further information.


PERFORMANCE DATA

         From time to time, Transamerica may advertise yields and average annual total returns for the variable sub-accounts. In addition, Transamerica may advertise the effective yield of the money market variable sub-account. These figures will be based on historical information and are not intended to indicate future performance.

         The yield of the money market variable sub-account refers to the annualized income generated by an investment in that variable sub-account over a specified seven-day period. The yield is calculated by assuming that the income generated for that seven-day period is generated each seven-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment in that variable sub-account is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

         The yield of a variable sub-account (other than the money market variable sub-account) refers to the annualized income generated by an investment in the variable sub-account over a specified thirty-day period. The yield is calculated by assuming that the income generated by the investment during that thirty-day period is generated each thirty-day period over a twelve-month period and is shown as a percentage of the investment.


         The yield calculations do not reflect the effect of any contingent deferred sales load or premium taxes that may be applicable to a particular policy. To the extent that the contingent deferred sales load or premium taxes are applicable to a particular policy, the yield of that policy will be reduced. For additional information regarding yields and total returns, please refer to the Statement of Additional Information.


         The average annual total return of a variable sub-account refers to return quotations assuming an investment has been held in the variable sub-account for various periods of time including, but not limited to, a period measured from the date the variable sub-account commenced operations. When a variable sub-account has been in operation for 1, 5, and 10 years, respectively, the average annual total return for these periods will be provided. The average annual total return quotations will represent the average annual compounded rates of return that would equate an initial investment of $1,000 to the redemption value of that investment (including the deduction of any applicable contingent deferred sales load but excluding deduction of any premium taxes) as of the last day of each of the periods for which total return quotations are provided.


         Performance information for any variable sub-account reflects only the performance of a hypothetical policy under which policy value is allocated to a variable sub-account during a particular time period on which the calculations are based. Performance information should be considered in light of the investment objectives and policies and characteristics of the portfolios in which the variable sub-account invests, and the market conditions during the given time period, and should not be considered as a representation of what may be achieved in the future. For a description of the methods used to determine yield and total returns, see the Statement of Additional Information.

         Reports and promotional literature may also contain other information including (1) the ranking of any variable sub-account derived from rankings of variable annuity separate accounts or their investment products tracked by Lipper Analytical Services, Inc., VARDS, IBC/Donoghue's Money Fund Report,
Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard and Poor's Indices, Dow Jones Industrial Average, and other rating services, companies, publications, or other persons who rank separate accounts or other investment products on overall performance or other criteria, and (2) the effect of tax deferred compounding on variable sub-account investment returns, or returns in general, which may be illustrated by graphs, charts, or otherwise, and which may include a comparison, at various points in time, of the return from an investment in a contractpolicy (or returns in general) on a tax-deferred basis (assuming one or more tax rates) with the return on a currently taxable basis. Other ranking services and indices may be used.

         In its advertisements and sales literature, Transamerica may discuss, and may illustrate by graphs, charts, or otherwise, the implications of longer life expectancy for retirement planning, the tax and other consequences of long-term investment in the policy, the effects of the policy's lifetime payout options, and the operation of certain special investment features of the policy -- such as the dollar cost averaging option. Transamerica may explain and depict in charts, or other graphics, the effects of certain investment strategies, such as allocating premiums between the fixed and a variable sub-account. Transamerica may also discuss the Social Security system and its projected payout levels and retirement plans generally, using graphs, charts and other illustrations.


         Transamerica may from time to time also disclose average annual total return in non-standard formats and cumulative (non-annualized) total return for the variable sub-accounts. The non-standard average annual total return and cumulative total return will assume that no contingent deferred sales load is applicable. Transamerica may from time to time also disclose yield, standard total returns, and non-standard total returns for any or all variable sub-accounts.

         All non-standard performance data will only be disclosed if the standard performance data is also disclosed. For additional information regarding the calculation of other performance data, please refer to the Statement of Additional Information.

         Transamerica may also advertise performance figures for the variable sub-accounts based on the performance of a portfolio prior to the time the variable account commenced operations.


DISTRIBUTION OF THE POLICY

         Transamerica Securities Sales Corporation ("TSSC") is the principal underwriter of the policies under a Distribution Agreement with Transamerica. TSSC may also serve as an underwriter and distributor of other policies issued through the variable account and certain other separate accounts of Transamerica and affiliates of Transamerica. TSSC is an indirect wholly-owned subsidiary of Transamerica Corporation. TSSC is registered with the Commission as a broker/dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 1150 South Olive Street, Los Angeles, California 90015. TSSC may enter into sales agreements with broker/dealers to solicit applications for the policies through registered representatives who are licensed to sell securities and variable insurance products.

         Under the Sales Agreements, TSSC will pay broker-dealers compensation based on a percentage of each premium. The percentage may be up to 5.75% and in certain situations additional amounts for marketing allowances, production bonuses, service fees, sales awards and meetings, and asset based trailer commissions may be paid.


LEGAL PROCEEDINGS

         There is no pending, material legal proceeding affecting the variable account. Transamerica is involved in various kinds of routine litigation which, in management's judgment, are not of material importance to Transamerica's assets or to the variable account.

LEGAL MATTERS


         The organization of Transamerica, its authority to issue the policy and the validity of the form of the policy have been passed upon by David M. Goldstein, Counsel to Transamerica.


ACCOUNTANTS


         The consolidated financial statements of Transamerica for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their reports appearing in the Statement of Additional Information, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. There are no audited financial statements for the variable account since it had not commenced operations as of the date of this prospectus.


VOTING RIGHTS

         To the extent required by applicable law, all portfolio shares held in the variable account will be voted by Transamerica at regular and special shareholder meetings of the respective portfolio in accordance with instructions received from persons having voting interests in the corresponding variable sub-account. If, however, the 1940 Act or any regulation thereunder should be amended, or if the present interpretation thereof should change, or if Transamerica determines that it is allowed to vote all portfolio shares in its own right, Transamerica may elect to do so.


         The person with the voting interest is the owner. The number of votes which are available to an owner will be calculated separately for each variable sub-account. Before the annuity date, that number will be determined by applying his or her percentage interest, if any, in a particular variable sub-account to the total number of votes attributable to that variable sub-account. The owner holds a voting interest in each variable sub-account to which the policy value is allocated. After the annuity date, the number of votes decreases as settlement option payments are made and as the reserves for the policy decrease.


         The number of votes of a portfolio will be determined as of the date coinciding with the date established by that portfolio for determining shareholders eligible to vote at the meeting of the portfolios. Voting instructions will be solicited by written communication prior to such meeting in accordance with procedures established by the respective portfolios.


         Shares as to which no timely instructions are received and shares held by Transamerica as to which owners have no beneficial interest will be voted in proportion to the voting instructions which are received with respect to all policies participating in the variable sub-account. Voting instructions to abstain on any item to be voted upon will be applied on a pro rata basis.


         Each  person  or  entity  having  a  voting   interest  in  a  variable
sub-account will receive proxy material, reports and other material relating to the appropriate portfolio.

         It should be noted that generally the portfolios are not required, and do not intend, to hold annual or other regular meetings of shareholders.

AVAILABLE INFORMATION


         Transamerica  has filed a  registration  statement  (the  "Registration
Statement") with the Securities and Exchange Commission under the 1933 Act relating to the policy offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to Transamerica and the policy. Statements contained in this prospectus, as to the content of the policy and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments filed as exhibits to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Commission, located at 450 Fifth Street, N.W., Washington, D.C.

STATEMENT OF ADDITIONAL INFORMATION

         A Statement of Additional Information is available which contains more details concerning the subjects discussed in this prospectus. The following is the Table of Contents for that Statement:


TABLE OF CONTENTS                                                     Page


THE POLICY ..............................................................3


NET INVESTMENT FACTOR....................................................3

SETTLEMENT OPTION PAYMENTS...............................................3
         Variable Annuity Units and Payments.............................3
         Variable Annuity Unit Value.....................................3
         Transfers After the Annuity Date ...............................4


GENERAL PROVISIONS ......................................................4
         IRS Required Distributions......................................4
         Non-Participating...............................................4
         Misstatement of Age or Sex .....................................4
         Proof of Existence and Age .....................................4
         Annuity Data....................................................4
         Assignment......................................................5
         Annual Report...................................................5
         Incontestability................................................5
         Entire Policy...................................................5
         Changes in the Policy...........................................5
         Protection of Benefits..........................................5
         Delay of Payments...............................................5
         Notices and Directions..........................................6

CALCULATION OF YIELDS AND TOTAL RETURNS..................................6
         Money Market Sub-Account Yield Calculation......................6
         Other Sub-Account Yield Calculations............................6
         Standard Total Return Calculations..............................7
         Adjusted Historical Portfolio Performance Data..................7
         Other Performance Data..........................................7


HISTORIC PERFORMANCE DATA................................................8
         General Limitations.............................................8
         Adjusted Historical Sub-Account Performance Data................8


DISTRIBUTION OF THE POLICY..............................................18


SAFEKEEPING OF VARIABLE ACCOUNT ASSETS..................................18

STATE REGULATION........................................................18

RECORDS AND REPORTS.....................................................18

FINANCIAL STATEMENTS....................................................18

APPENDIX - Accumulation Transfer Formula................................19

Appendix A


                                THE FIXED ACCOUNT

     .........This  prospectus  is  generally  intended to serve as a disclosure document only for the variable account of the policy. For complete details regarding the contractfixed account, see the policy itself.

     .........The  account value  allocated to the fixed account becomes part of the general account of Transamerica, which supports insurance and annuity obligations. Because of exemptive and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933 (the "1933 Act"), nor is the general account registered as an investment company under the 1940 Act. Accordingly, neither the general account nor any interests therein are generally subject to the provisions of the 1933 Act or the 1940 Act, and the staff of the Securities and Exchange Commission has not reviewed the disclosures in this prospectus which relate to the fixed account.

     .........The  fixed account is part of the general account of Transamerica.
The general account of Transamerica consists of all the general assets of Transamerica, other than those in the variable account, or in any other separate account. Transamerica has sole discretion to invest the assets of its general account subject to applicable law.


     .........The  allocation or transfer of funds to the fixed account does not entitle the owner to share in the investment experience of Transamerica's general account.

 .........





     .........Currently, Transamerica guarantees that it will credit interest at a rate of not less than 3% per year, compounded annually, to amounts allocated to the fixed account under the policies. However, Transamerica reserves the right to change the minimum rate according to state insurance law. Transamerica may credit interest at a rate in excess of 3% per year. There is no specific formula for the determination of excess interest credits. Some of the factors that the company may consider in determining whether to credit excess interest to amounts allocated to the fixed account and amounts in that account are general economic trends, rates of return currently available and anticipated on the company's investments, regulatory and tax requirements, and competitive factors.

==============================================================================
               Any interest credited to amounts allocated to the fixed account in excess of 3% per year will be determined in the sole discretion of Transamerica. The owner assumes the risk that interest credited to the fixed account allocations may not exceed the minimum guarantee of 3% for any given year.
==============================================================================


     .........Rates of interest credited to the fixed account will be guaranteed for at least twelve months and will vary by the timing and class of the allocation, transfer or renewal. At any time after the end of the twelve month period for a particular allocation, Transamerica may change the annual rate of interest for that class; this new annual rate of interest will remain in effect for at least twelve months. New purchase payments made to the policy which are allocated to the fixed account may receive different rates of interest. These rates of interest may differ from those interest rates credited to amounts transferred from the variable sub-accounts or guarantee period account and from those credited amounts remaining in the fixed account and receiving renewal rates. These rates of interest may also differ from those rates for allocations applied under certain options and services Transamerica may be offering.

Transfers


     .........Each  policy year the owner may transfer a percentage of the value of the fixed account to variable sub-accounts. The maximum percentage that may be transferred will be declared annually by Transamerica. This percentage will be determined by Transamerica at its sole discretion, but will not be less than 10% of the value of the fixed account on the preceding policy anniversary and will be declared each year. Currently, this percentage is 25%. The owner is limited to four transfers from the fixed account each policy year, and the total of all such transfers cannot exceed the current maximum. If Transamerica permits dollar cost averaging from the fixed account to the variable sub-accounts, the above restrictions are not applicable.


     .........Generally, transfers may not be made from any variable sub-account to the fixed account for the six-month90-day period following any transfer from the fixed account to one or more of the variable sub-accounts.


     Transamerica reserves the right to modify the limitations on transfers to and from the fixed account and to defer transfers from the fixed account for up to six months from the date of request.


==============================================================================


==============================================================================

==============================================================================
1
==============================================================================

Appendix B

Example of Variable Accumulation Unit Value Calculations

         Suppose the net asset value per share of a portfolio at the end of the current valuation period is $20.15; at the end of the immediately preceding valuation period it was $20.10; the valuation period is one day; and no dividends or distributions caused the portfolio to go "ex-dividend" during the current valuation period. $20.15 divided by $20.10 is 1.002488. Subtracting the one day risk factor for mortality and expense risk charge and the administrative expense charge of .00367% (the daily equivalent of the current charge of 1.35% on an annual basis) gives a net investment factor of 1.00245. If the value of the variable accumulation unit for the immediately preceding valuation period had been 15.500000, the value for the current valuation period would be 15.53798 (15.5 x 1.00245).

Example of Variable Annuity Unit Value Calculations

         Suppose the circumstances of the first example exist, and the value of a variable annuity unit for the immediately preceding valuation period had been
13.500000. If the first variable annuity payment is determined by using an annuity payment based on an assumed interest rate of 4% per year, the value of the variable annuity unit for the current valuation period would be 13.53163 (13.5 x 1.00245 (the net investment factor) x 0.999893). 0.999893 is the factor, for a one day valuation period, that neutralizes the assumed rate of four percent (4%) per year used to establish the variable annuity rates found in the contract.

Example of Variable Annuity Payment Calculations

         Suppose that the account is currently credited with 3,200.000000 variable accumulation units of a particular variable sub-account.

         Also suppose that the variable accumulation unit value and the variable annuity unit value for the particular variable sub-account for the valuation period which ends immediately preceding the first day of the month is 15.500000 and 13.500000 respectively, and that the variable annuity rate for the age and elected is $5.73 per $1,000. Then the first variable annuity payment would be:

         3,200 x 15.5 x 5.73 divided by 1,000 = $284.21,

         and the number of variable annuity units credited for future payments would be:

               284.21 divided by 13.5 = 21.052444.

         For the second monthly payment, suppose that the variable annuity unit value on the 10th day of the second month is 13.565712. Then the second variable annuity payment would be $285.59 (21.052444 x 13.565712).

Appendix C


                        Transamerica Life Insurance Company of New York


                              DISCLOSURE STATEMENT
             for Individual Retirement Annuities, IRA's and SEP-IRA

         The following information is being provided to you, the Owner, in accordance with the requirements of the Internal Revenue Service (IRS). This Disclosure Statement contains information about opening and maintaining an Individual Retirement Annuity ("IRA") and summarizes some of the financial and tax consequences of establishing an IRA. Part I of this Disclosure Statement discusses Traditional IRAs, while Part II addresses Roth IRAs. Because the tax consequences of the two categories of IRAs differ significantly, it is important that you review the correct part of this Disclosure Statement to learn about your particular IRA. It is intended to be read together with, and be a part of, the prospectus and the terms used here will have the same meaning as in the prospectus, unless otherwise stated.

         We have filed the Transamerica Life Individual Retirement Annuity ("Transamerica Life IRA") Contract with the IRS for approval. Please note that IRS approval applies only to the form of the contract and does not represent a determination of the merits of such IRA contract.

         It may be necessary for us to amend your Transamerica Life IRA Contract in order for us to obtain or maintain IRS approval. In addition, laws and regulations adopted in the future may require changes to your contract in order to preserve its status as an IRA. We will send you a copy of any such amendment.

         No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Internal Revenue Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a employer to your SIMPLE IRA under the employer's SIMPLE plan may be transferred or rolled over to your Transamerica Life IRA prior to the expiration of the two (2) year period beginning on the date you first participated in the employer's SIMPLE plan. In addition, depending on the annuity contract you purchased, contributory IRAs may or may not be available. Please refer to your prospectus.

         This Disclosure Statement includes the non-technical explanation of some of the changes made by the Tax Reform Act of 1986 applicable to IRAs and more recent changes made by the Small Business Job Protection Act of 1996 (SBA-96), the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Tax Relief Act of 1997 (TRA-97). The information provided applies to contributions made and distributions received after December 31, 1986, and reflects the relevant provisions of the Code as in effect on January 1, 1998. This Disclosure Statement is not intended to constitute tax advice, and you should consult a tax professional if you have questions about your own circumstances.

         Definitions

Contributions - Purchase Payments or Premiums as applicable to your Contract.


Policy - Certificate or contract as applicable.


Compensation - For purposes of determining allowable contributions, the term "Compensation" includes all earned-income, including net earnings from self employment and alimony or separate maintenance payments received and includable in your gross income, but does not include deferred compensation or any amount received as a pension or annuity.

         Revocation of Your IRA or Roth IRA

         You have the right to revoke your IRA or Roth IRA during the seven calendar day period following its establishment. The establishment of your IRA or Roth IRA will be the contract effective date for your contract. This seven day calendar period may or may not coincide with the free look period of your contract. In order to revoke your IRA or Roth IRA, you must notify us in writing and you must mail or deliver your revocation to us postage prepaid, at: P.O. Box 31848, Charlotte, NC 28231-1848. The date of the postmark (or the date of certification or registration if sent by certified or registered mail) will be considered your revocation date. If you revoke your IRA or Roth IRA during the seven day period, an amount equal to your purchase payment (without any adjustments for items such as administrative expenses, fees, or fluctuation in market value) will be returned to you.

         The rules that apply to a Traditional Individual Retirement Annuity (which is referred to in this Disclosure Statement simply as an "IRA" or as a "Traditional IRA) generally also apply to IRAs under Simplified Employee Pension plans (SEP-IRAs), unless specific rules for SEP-IRAs are stated.

         Contributions

         (a) Regular IRA. You may make contributions to a regular IRA in any amount up to the combined tax deductible and non-tax deductible contribution limit described in Part I Section 2 of this Disclosure Statement. Such contributions are also subject to the minimum amount under the contract. Such contributions shall be in cash. Your contribution to a regular IRA for a tax year must be made by the due date (not including extensions) for your federal tax return for that tax year.

         (b) Spousal IRA. If you and a non-working spouse file a joint federal income tax return for the taxable year and if your spouse's compensation, if any, includable in gross income for the year is less than the compensation includable in your gross income for the year, you and your spouse may each establish your own individual IRA and may make contributions to those IRAs in accordance with the rules and limits for tax deductible and non-tax deductible contributions contained in Section 219(c) of the Code, which are summarized in
Part I, section 2 of this Disclosure Statement. Such contributions shall be in cash. Your contribution to a Spousal IRA for a tax year must be made by the due date (not including extension) for your federal income tax return for that tax year.

         (c) Rollover IRA. Rollover contributions are unlimited in dollar amount. These consist of eligible distributions received by you from another IRA or tax-qualified retirement plan. If you elect to make a direct rollover from another IRA, your distribution will be directly deposited into your rollover IRA. However, you may only rollover the amounts from one IRA into another IRA once in any 365-day period. A direct rollover distribution is not taxable until you withdraw the amounts from your rollover IRA, and no income tax will be withheld from the direct rollover distribution. If a distribution is paid to you and you want to roll over all or part of the distributed amount to this IRA, the rollovers must be accomplished within 60 days of the date you receive the amount to be rolled over. Generally, any distribution from a tax-qualified retirement plan, such as a pension plan, 401(k) plan, profit sharing or Keogh plan, can be rolled over unless it is a "minimum required distribution" (see below). A direct transfer from a tax-qualified retirement plan to an IRA is considered a rollover. However, distributions of "after-tax" plan contributions (i.e. amounts which are not subject to federal income tax when distributed from a tax-qualified retirement plan) cannot be rolled over to an IRA. In addition, you may not roll over any payment that is a minimum required distribution (as discussed in Part I, Section 4(a), or that is part of a series of payments that are to be made to you from a tax-qualified retirement plan or IRA that is to be paid to your over your life, life expectancy, or for a period of at least 10 years.

         Strict limitations apply to rollovers, and you should seek competent tax advice in order to comply with all the rules governing rollovers.

         (d) Transfers. You may make an initial or subsequent contribution to your Transamerica IRA hereunder by directing a Trustee of an existing individual retirement account or IRA to transfer an amount in cash to this IRA.

         (e) Simplified Employee Pension Plan (SEP-IRA). If an IRA is established that meets the requirements of a SEP-IRA, your employer may contribute an amount not to exceed the lesser of 15% of your includable compensation ($160,000 for 1998, adjusted for inflation thereafter) or $30,000. The amount of such contribution is not includable in your income as wages for federal income tax purposes. Within that overall limit you may elect to defer up to $10,000 of your compensation in 1998 (as adjusted for inflation in accordance with the Code) if your employer's SEP-IRA plan permits and if the compensation deferral feature was in effect prior to January 1, 1997. The amount of such elective deferral is excludable from your income as wages for federal income tax purposes.

         Your employer is not required to make a SEP-IRA contribution in any year nor make the same percentage contribution each year. But, if contributions are made, they must be made to the SEP-IRA for all eligible employees and must not discriminate in favor of highly compensated employees. If the rules are not met, any SEP-IRA contributions by the employer will be treated as taxable to the employees and could result in adverse tax consequences to the participating employee. For further details, see your employer.

         (f) Responsibility of the Owner. Contributions, rollovers, or transfers to this IRA must be made in accordance with the appropriate sections of the Code. It is your full and sole responsibility to determine the tax deductibility of any contribution, and to make such contributions in accordance with the Code. Transamerica does not provide tax advice, and assumes no liability for the tax consequences of any contribution to this IRA.

         3.   Deductibility of Contributions

         (a) Eligibility. If neither you, nor your spouse, is an active participant (see b. below) and you file a joint income tax return, for each taxable year you and your spouse may contribute up to $4,000 together (but no more than $2,000 to each IRA) if your combined compensation is at least equal to that amount. In this case you and your spouse may take a deduction for the entire amount contributed. If you are an active participant but have an adjusted gross income (AGI) below a certain level (see c. below), you may make a deductible contribution as under current law. If, however, you or your spouse is an active participant and your combined AGI is above the specified level, the amount of the deductible contribution you may make to an IRA is phased out and eventually eliminated. Beginning in 1998, if you are not an active participant (even though your spouse is), you may take a full $2,000 deduction for contributions to an IRA. This deduction is subject to phase out at joint AGI levels between $150,000 and $160,000, and is eliminated for AGI levels above $160,000.

         (b) Active Participant. You are an "active participant" for a year if you participate in a retirement plan. For example, if you participate in a pension plan, profit sharing plan, a 401 plan, certain government plans, a tax-sheltered arrangement under Code Section 403, or a SEP-IRA plan, you are considered to be an active participant. Your Form W-2 for the year should indicate your participation status.

         (c) Adjusted Gross Income (AGI). If you are an active participant, you must look at your AGI for the year (or if you and your spouse file a joint tax return, you use your combined AGI) to determine whether you can make a deductible IRA contribution for that taxable year. The instructions for your tax return will show you how to calculate your AGI for this purpose. If you are at or below a certain AGI level, called the Threshold Level, you are treated as if you were not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

         Your Threshold Level depends upon whether you are a married taxpayer filing a joint tax return, an unmarried taxpayer, or a married taxpayer filing a separate tax return. If you are a married taxpayer but file a separate tax return, the Threshold Level is $0. If you are a married taxpayer filing a joint tax return, or an unmarried taxpayer, your Threshold Level depends upon the taxable year, and can be determined using the appropriate table below:

Married Filing Jointly                           Unmarried
Taxable       Applicable                 Taxable           Applicable
Year          Dollar Limitation          Year              Dollar Limitation
1997...........$40,000                   1997................ $25,000
1998...........$50,000                   1998................ $30,000
1999...........$51,000                   1999................ $31,000
2000...........$52,000                   2000................ $32,000
2001...........$53,000                   2001.................$33,000
2002...........$54,000                   2002.................$34,000
2003...........$60,000                   2003.................$40,000
2004...........$65,000                   2004.................$45,000
2005...........$70,000                   2005 and
2006...........$75,000                   thereafter...........$50,000
2007 and
thereafter.....$80,000

         If your AGI is less than $10,000 above your Threshold Level ($20,000 for married taxpayers filing jointly for the taxable year beginning on or after January 1, 2007) you will still be able to make a deductible contribution, but it will be limited in amount. The amount by which your AGI exceeds your Threshold Level is called your Excess AGI. The Maximum Allowable Deduction is $2,000 (and an additional $2,000 for a Spousal IRA).
You can calculate your Deduction Limit as follows:

         10,000 - Excess AGI  x  Maximum Allowable Deduction = Deduction Limit
         -------------------
                  10,000

         For taxable years beginning on or after January 1, 2007, married taxpayers filing jointly should substitute 20,000 for 10,000 in the numerator and denominator of the above equation.

         You must round up the result to the next highest $10 level (the next highest number which ends in zero). For example, if the result is $1,525, you must round it up to $1,530. If the final result is below $200 but above zero, your Deduction Limit is $200. Your Deduction Limit cannot in any event exceed 100% of your earned income.

         (d) Restrictions.No deduction is allowed for (i) contributions other than in cash; (ii) contributions (other than those by an employer to a SEP-IRA) made during the calendar year in which you attain age 70 1/2 or thereafter; or
(iii) for any amount you contribute which was a distribution from another retirement plan ("rollover" contribution). However, the limitations in paragraphs a. and c. of this section do not apply to rollover contributions.

         3.  Nondeductible Contributions to IRAs

         Even if you are above the Threshold Level and, thus, may not make a deductible contribution of $2,000 (and an additional $2,000 for a Spousal IRA), you may still contribute up to the lesser of 100% of compensation or $2,000 to an IRA (and an additional $2,000 for a Spousal IRA). The amount of your contribution which is not deductible will be a nondeductible contribution to the IRA. You may also choose to make a nondeductible contribution even if you could have deducted part or all of the contribution. Interest or other earnings on your IRA contribution, whether from deductible or nondeductible contributions, will not be taxed until taken out of your IRA and distributed to you.

         If you make a nondeductible contribution to an IRA you must report the amount of the nondeductible contribution to the IRS as a part of your tax return for the year.

         4.   Distributions

         (a) Required Minimum Distributions. Distribution of your IRA must be made or begin no later than April 1 of the calendar year following the calendar year in which you attain age 70 1/2 (the required beginning date). You may take required minimum distributions from any IRA you maintain as long as: (i) distributions begin when required; (ii) periodic payments are made at least once a year; and (iii) the amount to be distributed is not less than the minimum required under current federal law. If you own more than on IRA, you can choose whether to take your minimum distribution from one IRA or a combination of your IRAs. A distribution may be made at once in a lump sum, or it may be made in installments. Installment payments must be made in equal or substantially equal amounts over: (i) your life or the joint lives of you and your beneficiary; or
(ii) a period not exceeding your life expectancy (as re-determined annually under IRA tables), or the joint life expectancy of you and your beneficiary (as re-determined annually, if that beneficiary is your spouse). Also, special rules may apply if the age difference between you and your designated beneficiary (other than your spouse) is greater than ten year.

         If settlement option payments start prior to the April 1 following the year you turn age 70 1/2, then the annuity date of such settlement option payments will be treated as the required beginning date for purposes of the death benefit provisions below.

         If you die before the entire interest in your IRA is distributed to you, but after your required beginning date, the entire interest in the IRA must be distributed to your beneficiary at least as rapidly as your IRA was being distributed prior to your death. If you die before your required beginning date and if you have no designated beneficiary, distribution must be completed by December 31 of the calendar year that is five years after your death. If you die before your required beginning date and if you have a designated beneficiary, distributions to your designated beneficiary must be made in substantially equal installments over the life of life expectancy of the designated beneficiary, beginning by December 31 of the calendar year that is one year after your death.

         If the beneficiary is your surviving spouse, and you die before your required beginning date will become the new owner/annuitant and can continue this IRA on the same basis as before your death. If your surviving spouse does not wish to continue this contract as his or her IRA, he or she may elect to receive the death benefit in the form of settlement option payments. Such payments must be in equal amounts over your spouse's life or a period not extending beyond his or her life expectancy. The surviving spouse must elect this option and begin receiving payments no later than the earliest of the following dates: (i) December 31 of the year following the year you died; or
(ii) December 31 of the year in which you would have reached the required beginning date if you had not died. Either you or, if applicable, your beneficiary, is responsible for assuring that the required minimum distribution is taken in a timely manner and that the correct amount is distributed.

         (b) Taxation of IRA Distributions.Because nondeductible IRA contributions are made using income which has already been taxed (that is, they are not deductible contributions), the portion of the IRA distributions consisting of nondeductible contributions will not be taxed again when received by you. If you make any nondeductible IRA contributions, each distribution from your IRAs will consist of a nontaxable portion (return of nondeductible contributions) and a taxable portion (return of deductible contributions, if any, and earnings).

         Thus, if you require a distribution from your IRA and you previously made deductible and nondeductible contributions, you may not take an IRA distribution which is entirely tax-free. The following formula is used to determine the nontaxable portion of your distributions for a taxable year.

    Remaining Nondeductible contributions           Total distributions
    Year-end total IRA balances               X     (for the year)        =


                                Nontaxable distributions
                                   (for the year)


         To figure the year-end total IRA balance, you must treat all of your IRAs as a single IRA. This includes all regular IRAs, as well as SEP-IRAs, and Rollover IRAs. You also add back the distributions taken during the year. Please refer to IRS Publication 590, Individual Retirement Arrangements, for instructions, including worksheets that can assist you in these calculations. Transamerica Life will report all distributions to the IRS as fully taxable income to you.

         Even if you withdrew all of the money in your IRA in a lump sum, you will not be entitled to use any form of income averaging to reduce the federal income tax on your distribution. Also, no portion of your distribution is taxable as a capital gain.

         (c) Withholding. Unless you elect not to have withholding apply, federal income tax will be withheld from your IRA distributions currently at a 10% rate. If payments are delivered to foreign countries, federal income, tax will generally be withheld at a 10% rate unless you certify to Transamerica Life that you are not a U.S. citizen residing abroad or a "tax avoidance expatriate" as defined in Code Section 877. Such certification may result in mandatory withholding of federal income taxes at a different rate.

         6.   Penalties

         (a) Excess Contributions. If at the end of any taxable year your IRA contributions (other than rollovers or transfers) exceed the maximum allowable (deductible and nondeductible) contributions for that year, the excess contribution amount will be subject to a nondeductible 6% excise (penalty) tax. However, if you withdraw the excess contribution, plus any earnings on it, before the due date for filing your federal income tax return for the year (including extensions) for the taxable year in which you made the excess contribution, the excess contribution will not be subject to the 6% penalty tax. The amount of the excess contribution withdrawn will not be considered an early distribution, but the earnings withdrawn will be taxable income to you and may be subject to an additional 10% tax on early distributions. Alternatively, excess contributions for one year maybe withdrawn in a later year or may be carried forward as IRA contributions in the following year to the extent that the excess, when aggregated with your IRA contribution (if any) for the subsequent year, does not exceed the maximum allowable (deductible and nondeductible) amount for that year. The 6% excise tax will be imposed on excess contributions in each year they are neither returned to you or applied as contributions in subsequent years.

         Excess contributions that were withdrawn will not be taxable income to you if you did not take a deduction for the excess amount.

         (b) Early Distributions. Since the purpose of an IRA is to accumulate funds for retirement, your receipt or use of any portion of your IRA before you attain age 59 1/2 constitutes an early distribution subject to a 10% penalty tax unless the distribution occurs as a result of your death or disability or is part of a series of substantially equal payments made over your life expectancy (as determined from IRS tables in the income tax regulations) or the joint life expectancies of you and your beneficiary. Also, the 10% penalty will not apply if distributions are used to pay for medical expenses in excess of 7.5% of your AGI or if distributions are used to pay for health insurance premiums for you, your spouse and/or your dependents if you are an unemployed individual who is receiving unemployment compensation under federal or state programs for at least 12 consecutive weeks. Effective for distribution made in 1998 or later, the 10% penalty also will not apply to an early distribution made to pay for first-time homebuyer expenses of you or certain family members, or for higher education expenses for you or certain family members. First-time homebuyer expenses must be paid within 120 days of the distribution from the IRA and include up to $10,000 of the costs of acquiring, constructing, or reconstructing a principal residence, including settlement, financing and closing costs. Higher education expenses include tuition, fees, books, supplies, and equipment required for enrollment, attendance, and room and board at a post-secondary educational institution. The amount of an early distribution (excluding any nondeductible contribution included therein) is includable in your gross income and may be subject to the 10% penalty tax unless you transfer it to another IRA as a qualifying rollover contribution.

         (c) Required Minimum Distributions (RMD). If the RMD rules described in
Part I, section 4 (a) of this Disclosure Statement apply to you and if the amount distributed during a calendar year is less than the minimum amount required to be distributed, you will be subject to a penalty tax equal to 50% of the difference between the amount required to be distributed and the amount actually distributed.

         (d) Prohibited Transactions. If you or the beneficiary engage in any prohibited transaction (such as any sale, exchange or leasing of any property between you and the IRA, or any interference with the independent status of the
IRA), the IRA will lose its tax exemption and be treated as having been distributed to you. The value of the entire IRA (excluding any nondeductible contributions included therein) will be includable in your gross income; and, if at the time of the prohibited transaction you are under age 59 1/2, you may also be subject to the 10% penalty tax on early distributions. If you pledge your IRA, or your benefits under the contract, as security for a loan, the portion pledged as security will cease to be tax-qualified, the value of that portion will be treated as distributed to you, and you will have to include the value of the portion pledged as security in your income that year for federal tax purposes. You may also be subject to early withdrawal penalties, as described in
Part I, Section 5.B.

         (e) Overstatement or Understatement of Nondeductible Contributions. If you overstate your nondeductible IRA contributions on your federal income tax return (without reasonable cause) you may be subject to a penalty. A penalty also applies for failure to file any form required by the IRS to report nondeductible contributions. These penalties are (in addition to any generally applicable tax, interest, and penalties for which you may be liable if you understate income upon receiving a distribution from your IRA'S). See Part I, section 4(b) of this Disclosure Statement. See Part I, section 4(b).

IRA PART II:  ROTH IRAs

         1.  Contributions

         (a) Regular Roth IRA. You may make contributions to a regular Roth IRA in any amount up to the contribution limits described in Part II, Section 3 of this Disclosure Statement. Such contributions are also subject to the minimum amount under the Contract. Such contribution shall be in cash. Your contribution for a tax year must be made by the due date (not including extensions) for your federal income tax return for that tax year.

         Spousal Roth IRA. If you and your spouse file a joint federal income tax return for the taxable year and if your spouse's compensation, if any, includable in gross income for the year is less than the compensation includable in your gross income for the year, you and your spouse may each establish your own individual IRA and may make contributions to those IRAs in accordance with the rules and limits for contributions contained in the Code, which are described in Part II, Section 3 of this Disclosure Statement. Such contributions shall be in cash. Your contribution to a Spousal Roth IRA for a tax year must be made by the due date (not including extensions) for your federal income tax return for that tax year.

         (c) Rollover Roth IRA. You may make contributions to a Rollover Roth IRA within 60 days after receiving a distribution from an existing Roth IRA, subject to certain limitations discussed in Part II, Section 3.

         (d) Transfer Roth IRA. You may make an initial or subsequent contribution hereunder by directing a Trustee of an existing Roth IRA to transfer the assets in that Roth IRA to your new Roth IRA.

         (e) Conversion Roth IRA. You may open a Conversion Roth IRA within 60 days of receiving a distribution form an existing Traditional IRA or by instructing the Trustee or issuer of an existing Traditional IRA to transfer the assets in that Traditional IRA account to your new Roth IRA, subject to certain restrictions and subject to income tax on some or all of the converted amounts. If your Adjusted Gross Income ("AGI"), not including the rollover or transfer amount, is greater than $100,000, or if you are married and you and your spouse file separate tax returns, you may not roll over or transfer a Traditional IRA into a Roth IRA.

         (f) Responsibility of the Owner. Contributions, rollovers or transfers to this Roth IRA must be made in accordance with the appropriate sections of the Code. It is your full and sole responsibility to make contributions to your Roth IRA in accordance with the Code. Transamerica Life Insurance and Annuity Company does not provide tax advice, and assumes no liability for the tax consequences of any contribution to your Roth IRA.

         2.  Deductibility of Contributions

         Your Roth IRA permits only nondeductible after-tax contributions. However, distributions from your Roth IRA are generally not subject to federal income tax (see Part II, 4(b) below). This is unlike a Traditional IRA, which permits deductible and nondeductible contributions, but which provides that most distributions are subject to federal income tax.

         3.  Contribution Limits

         Contributions for each taxable year to all Traditional and Roth IRAs may not exceed the lesser of 100% of your compensation or $2,000 each year. Rollover, transfer and conversion contributions, if properly made, do not count towards your maximum annual contribution limit.

         (a) Regular Roth IRAs. The maximum amount you may contribute to a Regular Roth IRA will depend on the amount of your income. Your maximum $2,000 contribution begins to phase out when your AGI reaches $95,000 (unmarried) or $150,000 (married filing jointly). Under the phase out, your maximum contributions generally will not be less than $200; however, no contribution is allowed if your AGI exceeds $110,000(unmarried) or ($160,000 (married filing jointly). If you are married and you and your spouse file separate tax returns, your maximum contribution phases out between $0 and $10,000. You should consult your tax advisor to determine your maximum contribution.

         If you are married but you and your spouse lived apart for the entire taxable year and file separate federal income tax returns, your maximum contribution is calculated as if you were not married.

         (b) Spousal Roth IRAs. Contributions to your lower-earning spouse's Spousal Roth IRA may not exceed the lesser of (a) 100% of both spouses' combined compensation minus any Roth or deductible Traditional IRA contribution for the spouse with the higher compensation or (b) $2,000. A maximum of $4,000 may be contributed to both spouses' Spousal Roth IRAs. Contributions can be divided between the spouses' Roth IRAs as you and your spouse wish, but no more than $2,000 can be contributed to either one of the Roth IRAs each year.

         (c) Rollover Roth IRAs. There is no contribution limit on the amounts that you may rollover form another Roth IRA into this Roth IRA. You may roll over a distribution from any single Roth IRA to another Roth IRA only once in any 365-day period.

         (d) Transfer Roth IRAs. There is no contribution limit on amounts that you transfer from another Roth IRA into this Roth IRA.

         (e) Conversion Roth IRAs. There is no contribution limit on amounts that you convert from your Traditional IRA into this Roth IRA if you are eligible to open a Conversion Roth IRA as described above. However, the distribution proceeds from your Traditional IRA are includable in your taxable income to the extent that they represent a return of deductible contributions and earnings on any contributions. The distribution proceeds form your Traditional are not subject to the 10% premature withdrawal tax (described below) if the distribution proceeds are deposited to your Rollover Roth IRA within 60 days. You may roll over a distribution from any single Traditional IRA to a Rollover Roth IRA or any other IRA only once in any 365-day period.

         You can also open a Conversion Roth IRA by instructing the issuer, custodian or trustee of your existing Traditional IRA to transfer your Traditional IRA assets to Roth IRA, which will be the successor to your existing Traditional IRA. The transfer will be treated as a distribution from your Traditional IRA, and that amount will be includable in your taxable income to the extent that it represents a return of deductible contributions and earnings on any contributions, but will not be subject to the 10% premature withdrawal tax.

         For tax years before 1999, if you make a rollover or transfer from a Traditional IRA to a Roth IRA, you may pay the income tax due upon distribution from the Traditional IRA ratably over four years beginning in the year of the rollover.

         Also, consult your tax advisor before combining amounts in a Conversion Roth IRA with any regular contributions or with amounts rolled over or transferred into the Conversion IRA in other tax years.

         4.   Distributions

         (a) Required Minimum Distribution. Unlike a Traditional IRA, there are no rules that require that distribution be made to you from Roth IRA during your lifetime.

         If you die before the entire value of your Roth IRA is distributed to you, the balance of your Roth IRA must be distributed by December 31 of the calendar year that is five years after your death. However, if you die and you have a designated beneficiary, distributions to your designated beneficiary must be made in substantially equal installments over the life or life expectancy of the designated beneficiary, beginning by December 31 of the calendar year that is one year after your death.

         If your beneficiary is your surviving spouse, he or she will become a new owner/annuitant and can continue this Roth IRA on the same basis as before your death. If your surviving spouse does not wish to continue this Contract as his or her Roth IRA, he or she may elect to receive the death benefit in the form of settlement option payments. Such payments must be in equal amounts over the spouse's life not extending beyond his or her expectancy. The surviving spouse must elect this option and begin receiving payments no later than the earliest of the following dates: (i) December 31 of the year following the year you died; or (ii) December 31 of the year in which you would have reached age 70 1/2. Your beneficiary is responsible for assuring that the required minimum distribution following your death is taken in a timely manner and that the correct amount is distributed.

         (b) Taxation of Roth IRA Distributions. The amounts that you withdraw from your Roth IRA are generally tax-free. However, since the purpose of a Roth IRA is to accumulate funds for retirement, your receipt or use of Roth IRA earnings before you attain age 59 1/2 , or within 5 years of your first contribution to the Roth IRA, or within 5 years of a contribution rolled over or transferred from a Traditional IRA, will generally be treated as a premature withdrawal subject to a regular income tax. No income tax will apply to earnings that are withdrawn before you attain age 59 1/2, but which are withdrawn five or more years after the first contribution or the rollover or transfer contribution from a Traditional IRA to the Roth IRA, where the withdrawal is made (I) upon your death or disability, or (ii) to pay first-time homebuyer expenses of you or certain family members. Note that for amounts converted from a Traditional IRA to a Roth IRA, the five-year period applies separately to amounts converted. No portion of your distribution is taxable as a capital gain.


         (c) Withholding. If the distribution from your Roth IRA is subject to federal income tax, unless you elect not to have withholding apply, federal income tax will be withheld from your Roth IRA distributions (currently, at a 10% rate). If payments are delivered to foreign countries, federal income tax will generally be withheld at a 10% rate unless you certify to Transamerica Life Insurance and Annuity Company that you are not a U.S. citizen residing abroad or a "tax avoidance expatriate" as defined in Code Section 877. Such certification may result in mandatory withholding of federal income taxes at a different rate.


         5.   Penalties


         (a) Excess Contributions. If at the end of any taxable year your Roth IRA contributions (other than rollovers or transfers) exceed the maximum allowable contributions for that year, the excess contribution amount will be subject to a nondeductible 6% excise (penalty) tax. However, if you withdraw the excess contribution, plus any earnings on it, before the due date for filing your federal income tax return for the year (including extensions) for the taxable year in which you made the excess contribution, the excess contribution will not be subject to the 6% penalty tax. The amount of the excess contribution withdrawn will not be considered an early distribution, but the earnings withdrawn will be taxable income to you and may be subject to an additional 10% tax on early distributions. Alternatively, excess contributions for one year may be withdrawn in a later year or may be carried forward as Roth IRA contributions in a later year to the extent that the excess, when aggregated with your Roth IRA contribution (if any) for the subsequent year, does not exceed the maximum allowable contribution for that year. The 6% excise tax will be imposed on excess contributions in each year they are neither returned to your nor applied as contributions in subsequent years.


         (b) Early Distributions. Since the purpose of a Roth IRA is to accumulate funds for retirement, your receipt or use of any portion of your Roth IRA before you attain age 59 1/2 , or within 5 years of your first contribution to the Roth IRA, or within 5 years of a contribution rolled over or transferred from a Traditional IRA, constitutes an early distribution subject a 10% penalty tax on the earnings in your Roth IRA. This penalty tax will not apply if the distribution occurs as a result of your death or disability or is part of a series of substantially equal payments made over your life expectancy (as determined from IRA tables in the income tax regulations) or the joint life expectancies of you and your beneficiary. also, the 10% penalty will not apply if distributions are used to pay for medical expenses in excess of 7.5% or your AGI; or if distributions are used to pay for health insurance premiums for you, your spouse and/or your dependents if you are unemployed individual who is receiving unemployment compensation under federal or state programs for at least 12 consecutive weeks. The 10% penalty also will not apply to an early distribution made to pay for first-time homebuyer expenses of your or certain family members, or for higher education expenses for you or certain family members. First-time homebuyer expenses must be paid within 120 days of the distribution from the IRA and include up to $10,000 of the costs of acquiring, constructing, or reconstructing a principle residence, including settlement, financing and closing costs. Higher education expenses include tuition, fees, books, supplies, and equipment required for enrollment, attendance, and room and board at a post-secondary educational institution.

         In addition, it is likely that the law will change in 1998 to provide retroactively that if amounts transferred or rolled-over from a Traditional IRA to a Roth IRA are withdrawn before five years, (i) the entire amount that was transferred or rolled over, not just the earnings, may be subject to the 10% penalty tax, and (ii) an additional 10% tax may apply if the amounts transferred or rolled over were (or are to be) included in income ratably over four years. Special rules may apply to withdrawals from a Roth IRA that includes both amounts transferred or rolled over from a Traditional IRA and annual contributions to the Roth IRA; for that reason, it may be advisable to establish separate Roth IRAs for amounts transferred or rolled over and annual contributions.

         (c) Required Distributions Upon Death. If the required minimum distribution rules described in Part II, Section 4(a) of this Disclosure Statement apply to your beneficiary and if the amount distributed in during a calendar year is less than the minimum amount required to be distributed, your beneficiary will be subject to a penalty tax equal to 50% of the difference between the amount required to be distributed and the amount actually distributed.

         (d) Prohibited Transactions. If you or the beneficiary engage in any prohibited transaction (such as any sale, exchange or leasing of any property between you and the Roth IRA, or any interference with the independent status of the Roth IRA), the Roth IRA will lose its tax exemption and be treated as having been distributed to you. The value of any earnings on your Roth IRA contributions will be includable in your gross income; and if at the time you are under age 59 1/2 or its is within five years of your first contribution to the Roth IRA, or within five year of a rollover contribution from a Traditional IRA, you may also be subject to the 10% penalty tax on early distributions. If you pledge your Roth IRA, your benefits under the contract, as a security for a loan, the portion pledged as security will cease to be tax-qualified, the value of that portion will be treated as distributed to you, and you may be subject to the 10% penalty tax on premature distributions from a Roth IRA.

         7.   Federal Estate and Gift Taxes

         Any amount distributed from your IRA's upon your death may be subject to federal estate and gift taxes. The exercise or non-exercise of an option to pay an annuity to your beneficiary at or after your death will not be considered a transfer for gift tax purposes under Code Section 2517.

         8.   Tax Reporting

         You need not file IRS Form 5329 with your income tax return unless during the taxable year there is an excess contribution to, an early distribution from, or insufficient minimum required distributions from your IRA or Roth IRA. You must report contributions to, and distributions from your IRA and Roth IRA (including the year end aggregate account balance of all IRAs and Roth IRA) on your federal income tax return for the year. For Traditional IRA, you must designate on the return how much of your annual contribution is deductible and how much is nondeductible.


         (3) IRS Approval

         This contract has been filed with the IRS for approval as to its form. Such approval is a determination only as to the form of the annuity and does not represent a determination of the merits of such annuity.

         (4)  Vesting

         Your interest in your IRA and Roth IRA must be nonforfeitable at all times.

         (5)  Exclusive Benefit

         Your interest in your IRA and Roth IRA is for the exclusive benefit of you and your beneficiaries.

         (6)  Publication 590

         Additional information about your IRA or Roth IRA can be obtained from any district office of the IRS and by calling 1-800-TAX-FORM for a free copy of Publication 590, Individual Retirement Arrangements.

                     STATEMENT OF ADDITIONAL INFORMATION FOR
                            TRANSAMERICA SERIES sm -
                             TRANSAMERICA CLASSIC sm
                                VARIABLE ANNUITY

                                    Issued By

                        Transamerica Life Insurance Company of New York

         This statement of additional information expands upon subjects discussed in the April ___, 1998, prospectus for the Transamerica Classic sm Variable Annuity ("policy") issued by Transamerica Life Insurance Company of New York ("Transamerica") through Separate Account VA-6-NY. The owner may obtain a free copy of the prospectus by writing to: Transamerica Life Insurance Company of New York, Annuity Service Center, 401 North Tryon Street, Suite 700, Charlotte, North Carolina 28202 or calling (800) 420-7749. Terms used in the current prospectus for the policy are incorporated into this statement.




                THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A
                PROSPECTUS AND SHOULD BE READ ONLY IN CONJUNCTION
                   WITH THE PROSPECTUS FOR THE POLICY AND THE
                                   PORTFOLIOS.











                                 April ___, 1998

TABLE OF CONTENTS                                                       Page


THE POLICY.................................................................3

NET INVESTMENT FACTOR......................................................3

SETTLEMENT OPTION PAYMENTS.................................................3
         Variable Annuity Units and Payments...............................3
         Variable Annuity Unit Value.......................................3
         Transfers After the Annuity Date .................................4

GENERAL PROVISIONS ........................................................4
         IRS Required Distributions........................................4
         Non-Participating.................................................4
         Misstatement of Age or Sex .......................................4
         Proof of Existence and Age .......................................4
         Annuity Data......................................................4
         Assignment........................................................5
         Annual Report.....................................................5
         Incontestability..................................................5
         Entire Policy.....................................................5
         Changes in the Policy.............................................5
         Protection of Benefits............................................5
         Delay of Payments.................................................5
         Notices and Directions............................................6

CALCULATION OF YIELDS AND TOTAL RETURNS....................................6
         Money Market Sub-Account Yield Calculation........................6
         Other Sub-Account Yield Calculations..............................6
         Standard Total Return Calculations................................7
         Adjusted Historical Portfolio Performance Data....................7
         Other Performance Data............................................7

HISTORIC PERFORMANCE DATA..................................................8
         General Limitations...............................................8
         Adjusted Historical Sub-Account Performance Data..................8

DISTRIBUTION OF THE POLICY................................................18

SAFEKEEPING OF VARIABLE ACCOUNT ASSETS....................................18

STATE REGULATION..........................................................18

RECORDS AND REPORTS.......................................................18

FINANCIAL STATEMENTS......................................................18

APPENDIX - Accumulation Transfer Formula..................................19

THE POLICY

           The following pages provide additional information about the policy which may be of interest to some owners.


NET INVESTMENT FACTOR

         For any sub-account of the variable account, the net investment factor for a valuation period, before the annuity date, is (a) divided by (b), minus
(c) minus (d):

         Where (a) is:

         The net asset value per share held in the sub-account, as of the end of the valuation period; plus the per-share amount of any dividend or capital gain distributions if the "ex-dividend" date occurs in the valuation period; plus or minus a per-share charge or credit as Transamerica may determine, as of the end of the valuation period, for taxes.

         Where (b) is:

         The net asset value per share held in the sub-account as of the end of the last prior valuation period.

         Where (c) is:

         The daily charge of 0.00329% (1.20% annually) for the mortality and expense risk charge times the number of calendar days in the current valuation period.

         Where (d) is:

         The daily administrative expense charge, currently 0.000411% (0.15% annually) times the number of calendar days in the current valuation period. This charge may be increased, but will not exceed 0.00096% (0.35% annually).

             A valuation day is defined as any day that the New York Stock Exchange is open.

SETTLEMENT OPTION PAYMENTS The variable settlement options provide for payments that fluctuate in dollar amount, based on the investment performance of the selected variable sub-account(s).

Variable Annuity Units and Payments


         For the first monthly payment, the number of variable annuity units credited in each variable sub-account will be determined by dividing: (a) the product of the portion of the value to be applied to the variable sub-account and the variable annuity purchase rate specified in the policy; by (b) the value of one variable annuity unit in that sub-account on the annuity date.


         The amount of each subsequent variable payment equals the product of the number of variable annuity units in each variable sub-account and the variable sub-account's variable annuity unit value as of the tenth day of the month before the payment due date. The amount of each payment may vary.

Variable Annuity Unit Value

         The value of a variable annuity unit in a variable sub-account on any valuation day is determined as described below.

         The net investment factor for the valuation period (for the appropriate payment frequency) just ended is multiplied by the value of the variable annuity unit for the sub-account on the preceding valuation day. The net investment factor after the annuity date is calculated in the same manner as before the annuity date and then multiplied by an interest factor. The interest factor equals (.999893)n where n is the number of days since the preceding valuation day. This compensates for the 4% interest assumption built into the variable annuity purchase rates. Transamerica may offer other assumed interest rates than 4%. The appropriate interest factor will be applied to compensate for the assumed interest rate.

Transfers After the Annuity Date


         After the annuity date, the owner may transfer variable annuity units from one sub-account to another, subject to certain limitations. See "Transfers" page 24 of the prospectus. The dollar amount of each subsequent monthly annuity payment after the transfer must be determined using the new number of variable annuity units multiplied by the variable sub-account's variable annuity unit value on the tenth day of the month preceding payment. Transamerica reserves the right to change this day of the month.

         The formula used to determine a transfer after the annuity date can be found in the Appendix to this statement of additional information.

GENERAL PROVISIONS

IRS Required Distributions


         If any owner under a non-qualified policy dies before the entire interest in the policy is distributed, the value generally must be distributed to the designated beneficiary so that the policy qualifies as an annuity under the Code. (See "Federal Tax Matters" page 36 of the prospectus.)


Non-Participating


         The policy is non-participating. No dividends are payable and the policy will not share in the profits or surplus earnings of Transamerica.


Misstatement of Age or Sex


         If the age or sex of the annuitant or any other measuring life has been misstated in the application, the settlement option payments under the policy will be whatever the annuity amount applied on the annuity date would purchase on the basis of the correct age or sex of the annuitant and/or other measuring life. Any overpayments or underpayments by Transamerica as a result of any such misstatement may be respectively charged against or credited to the settlement option payment or payments to be made after the correction so as to adjust for such overpayment or underpayment.

Proof of Existence and Age


         Before making any payment under the policy, Transamerica may require proof of the existence and/or proof of the age of the annuitant or any other measuring life, or any other information deemed necessary in order to provide benefits under the policy.

Annuity Data

         Transamerica will not be liable for obligations which depend on receiving information from a payee or measuring life until such information is received in a satisfactory form.

Assignment


         No assignment of a policy will be binding on Transamerica unless made in writing and given to Transamerica at the Service Center. Transamerica is not responsible for the adequacy of any assignment. The owner's rights and the interest of any annuitant or non-irrevocable beneficiary will be subject to the rights of any assignee of record.

Annual Report


         At least once each policy year prior to the annuity date, the owner will be given a report of the current account value allocated to each sub-account of the variable account and option.the fixed account. This report will also include any other information required by law or regulation. After the annuity date, a confirmation will be provided with every variable annuity payment.

Incontestability


         Each policy is incontestable from the policy effective date.


Entire Policy


          Transamerica has issued the policy in consideration and acceptance of the application and payment of the initial premium. A copy of the application is attached to and is part of the policy and along with the policy constitutes the entire contract. All statements made by the Owner are considered representations and not warranties. Transamerica will not use any statement in defense of a claim unless it is made in the application and a copy of the application is attached to the policy when issued.



Changes in the Policy

          Only two authorized officers of Transamerica, acting together, have the authority to bind Transamerica or to make any change in the individual thereunder policy and then only in writing. Transamerica will not be bound by any promise or representation made by any other persons.

         Transamerica may not change or amend the policy, except as provided in the policy, without the Owner's consent. However, Transamerica may change or amend the individual policy if such change or amendment is necessary for the individual policy to comply with any state or federal law, rule or regulation.


Protection of Benefits


         To the extent permitted by law, no benefit (including death benefits) under the policy will be subject to any claim or process of law by any creditor.


Delay of Payments

         Payment of any cash withdrawal, lump sum death benefit, or variable payment or transfer due from the variable account will occur within seven days from the date the election becomes effective, except that Transamerica may be permitted to postpone such payment if: (1) the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted; or (2) an emergency exists as defined by the Securities and Exchange Commission (Commission), or the Commission requires that trading be restricted; or (3) the Commission permits a delay for the protection of owners.


         In addition, while it is our intention to process all transfers from the sub-accounts immediately upon receipt of a transfer request, we have the right to delay effecting a transfer from a variable sub-account for up to seven days, but only in certain limited circumstances. We may delay effecting such a transfer if there is a delay of payment from an affected portfolio. If this happens, then we will calculate the dollar value or number of units involved in the transfer from a variable sub-account on or as of the date we receive a transfer request in a acceptable form and manner, but will not process the transfer to the transferee sub-account until a later date during the seven-day delay period when the portfolio underlying the transferring sub-account obtains liquidity to fund the transfer request through sales of portfolio securities, new premiums, transfers by investors or otherwise. During this period, the amount transferred would not be invested in a variable sub-account.

         Transamerica may delay payment of any withdrawal from the fixed account for a period of not more than six months after Transamerica receives the request for such withdrawal. If Transamerica delays payment for more than 10 days, Transamerica will pay interest on the withdrawal amount up to the date of payment. See "Cash Withdrawals" page 26 of the prospectus.


Notices and Directions

         Transamerica will not be bound by any authorization, direction, election or notice which is not, in a form and manner acceptable to Transamerica, and received at the Service Center.

         Any written notice requirement by Transamerica to the owner will be satisfied by our mailing of any such required written notice, by first-class mail, to the owner's last known address as shown on our records.

CALCULATION OF YIELDS AND TOTAL RETURNS

Money Market Sub-Account Yield Calculation

         In accordance with regulations adopted by the Commission, Transamerica is required to compute the money market sub-account's current annualized yield for a seven-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the money market series or on its portfolio securities. This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) in the value of a hypothetical account having a balance of one unit of the money market sub-account at the beginning of such seven-day period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return and annualizing this quotient on a 365-day basis. The net change in account value reflects the deductions for the annual account fee, the mortality and expense risk charge and administrative expense charges and income and expenses accrued during the period. Because of these deductions, the yield for the money market sub-account of the variable account will be lower than the yield for the money market series or any comparable substitute funding vehicle.

         The Commission also permits Transamerica to disclose the effective yield of the money market sub-account for the same seven-day period, determined on a compounded basis. The effective yield is calculated by compounding the unannualized base period return by adding one to the base period return, raising the sum to a power equal to 365 divided by 7, and subtracting one from the result.


         The yield on amounts held in the money market sub-account normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The money market sub-account's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the money market series or substitute funding vehicle, the types and quality of portfolio securities held by the money market series or substitute funding vehicle, and operating expenses. In addition, the yield figures do not reflect the effect of any contingent deferred sales load (of up to 6% of premiums) that may be applicable to a policy.

Other Sub-Account Yield Calculations

         Transamerica may from time to time disclose the current annualized yield of one or more of the variable sub-accounts (except the money market sub-account) for 30-day periods. The annualized yield of a sub-account refers to the income generated by the sub-account over a specified 30-day period. Because this yield is annualized, the yield generated by a sub-account during the 30-day period is assumed to be generated each 30-day period. The yield is computed by dividing the net investment income per variable accumulation unit earned during the period by the price per unit on the last day of the period, according to the following formula:

         YIELD    =        2[{a-b + 1}6 -  1]
                                 cd

         Where:

         a = net investment income earned during the period by the portfolio attributable to the shares owned by the sub-account.

         b = expenses for the sub-account accrued for the period (net of reimbursements).

         c =   the  average   daily  number  of  variable   accumulation   units
               outstanding during the period. d = the maximum offering price per variable accumulation unit on the last day of the period.


         Net investment income will be determined in accordance with rules established by the Commission. Accrued expenses will include all recurring fees that are charged to all policies. The yield calculations do not reflect the effect of any contingent deferred sales load that may be applicable to a particular policy. Contingent deferred sales load range from 6% to 0% of the amount of account value withdrawn depending on the elapsed time since the receipt of each premium.

         Because of the charges and deductions imposed by the variable account, the yield for the sub-account will be lower than the yield for the corresponding portfolio. The yield on amounts held in the variable sub-accounts normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. The variable sub-account's actual yield will be affected by the types and quality of portfolio securities held by the portfolio, and its operating expenses.

Standard Total Return Calculations

         Transamerica may from time to time also disclose average annual total returns for one or more of the sub-accounts for various periods of time. Average annual total return quotations are computed by finding the average annual compounded rates of return over one, five and ten year periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

         P{1 + T}n = ERV

         Where:
         P =               a hypothetical initial payment of $1,000
         T =               average annual total return
         n =               number of years
         ERV =             ending redeemable value of a hypothetical $1,000
                           payment made at the beginning of the one, five or ten-year period at the end of the one, five, or ten-year period (or fractional portion of such period).

         All recurring fees are recognized in the ending redeemable value. The standard average annual total return calculations will reflect the effect of any contingent deferred sales loads that may be applicable to a particular period.

Adjusted Historical Portfolio Performance Data


         Transamerica may also disclose "historic" performance data for a portfolio, for periods before the variable sub-account commenced operations. Such performance information will be calculated based on the performance of the portfolio and the assumption that the sub-account was in existence for the same periods as those indicated for the portfolio, with a level of policy charges currently in effect.

         This type of adjusted historical performance data may be disclosed on both an average annual total return and a cumulative total return basis. Moreover, it may be disclosed assuming that the policy is not surrendered (i.e., with no deduction for the contingent deferred sales load) and assuming that the contractpolicy is surrendered at the end of the applicable period (i.e., reflecting a deduction for any applicable contingent deferred sales load).


Other Performance Data

         Transamerica may from time to time also disclose average annual total returns in a non-standard format in conjunction with the standard described above. The non-standard format will be identical to the standard format except that the contingent deferred sales load percentage will be assumed to be 0%.

         Transamerica may from time to time also disclose cumulative total returns in conjunction with the standard format described above. The cumulative returns will be calculated using the following formula assuming that the contingent deferred sales load percentage will be 0%.

         CTR = {ERV/P} -  1

         Where:

         CTR  = the cumulative  total return net of sub-account  recurring charges for the period.

         ERV = ending redeemable value of a hypothetical $1,000 payment at the beginning of the one, five, or ten-year period at the end of the one, five, or ten-year period (or fractional portion of the period).

         P   =  a hypothetical initial payment of $1,000.

         All non-standard performance data will be advertised only if the standard performance data is also disclosed.

HISTORIC PERFORMANCE DATA

         General Limitations

         The figures below represent past performance and are not indicative of future performance. The figures may reflect the waiver of advisory fees and reimbursement of other expenses which may not continue in the future.

         Portfolio information, including historical daily net asset values and capital gains and dividends distributions regarding each portfolio has been provided by that portfolio. The adjusted historical sub-account performance data is derived from the data provided by the portfolios. Transamerica has no reason to doubt the accuracy of the figures provided by the portfolios. Transamerica has not verified these figures.

Adjusted Historical Sub-Account Performance Data


         The charts below show adjusted historical performance data for sub-accounts for the periods, prior to the inception of the sub-accounts, based on the performance of the corresponding portfolios since their inception date, with a level of charges equal to those currently assessed under the policies. These figures are not an indication of the future performance of the sub-accounts.

         The dates next to each sub-account name indicates the date of commencement of operation of the corresponding portfolio. The sub-accounts have not yet commenced operations. Hence, there is no actual performance data for these sub-accounts.


Notes:

1. On September 16, 1994, an investment company which had commenced operations on August 1, 1988, called Quest for Value Accumulation Trust (the "Old Trust") at which time the Present Trust commenced operations. The total net assets of the Small Cap Portfolio immediately after the transaction were $139,812,573 in the Old Trust and $8,129,274 in the Present Trust. For the period prior to September 16, 1994, the performance figures for the Small Cap Portfolio of the Present Trust reflect the performance of the Small Cap Portfolio of the Old Trust.

2. The Growth Portfolio of the Transamerica Variable Insurance Fund, Inc., is the successor to Separate Account Fund C of Transamerica Occidental Life Insurance Company, a management investment company funding variable annuities, through a reorganization on November 1, 1996. Accordingly, the performance data for the Transamerica VIF Growth Portfolio includes performance of its predecessor.

3. On September 16, 1994, an investment company which had commenced operations on August 1, 1988, called Quest for Value Accumulation Trust (the "Old Trust") was effectively divided into two investment funds - The Old Trust and the present OCC Accumulation Trust (the "Present Trust") at the time of the transaction there was $682,601,380 in the Old Trust and $51,345,102 in the Present Trust. For the period prior to September 16, 1994, the performance figures for the Managed Portfolio of the Present Trust reflect the performance of the Managed Portfolio of the Old Trust.

                   Adjusted Historical Performance Data Charts

1.   Average  Annual Total Returns - Assuming  surrender but no Living  Benefits
     Rider

2.   Average Annual Total Returns - Assuming surrender and Living Benefits Rider

3.   Average  Annual Total  Returns - Assuming no  surrender or Living  Benefits
     Rider

4. Average Annual Total Returns - Assuming no surrender but reflecting Living Benefits Rider

5.   Cumulative Returns - Assuming surrender but no Living Benefits Rider

6.   Cumulative Returns - Assuming surrender and Living Benefits Rider

7.   Cumulative Returns - Assuming no surrender or Living Benefits Rider

8.   Cumulative  Returns - Assuming no surrender but reflecting  Living Benefits
     Rider

1.   Average  Annual Total Returns - Assuming  surrender but no Living  Benefits
     Rider

         Average annual total returns for periods since inception of the portfolio, including adjusted historical performance for each sub-account are as follows. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum, an account fee of $30 per annum adjusted for average account size and the applicable contingent deferred sales load (maximum of 8% of purchase payments) and do not reflect any fee deduction for the optional Living Benefits Rider. Any credit is not reflected in this calculation.


--------------------------------- -------------- ---------------- --------------- ----------------- ------------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

          SUB-ACCOUNT                For the        For the      For the 5-year   For the 10-year    For the period
     (date of commencement           1-year      3-year period    period ending    period ending          from
        of operation of           period ending      ending         12/31/97          12/31/97       commencement of
    corresponding portfolio)        12/31/97        12/31/97                                            portfolio
                                                                                                      operations to
                                                                                                        12/31/97

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Janus Aspen Worldwide Growth         14.43%          22.90%            N/A              N/A              20.60%
(9/12/93)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Morgan Stanley UF International      -4.86%           N/A              N/A              N/A              -4.87%
Magnum (1/1/97)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Dreyfus VIF Small Cap (8/30/90)      10.01%          18.04%          24.18%             N/A              41.92%

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

OCC Accumulation Trust Small         14.30%          15.99%          12.52%             N/A              13.83%
Cap (7/31/88) (1)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

MFS VIT Emerging Growth              14.28%           N/A              N/A              N/A              19.78%
(7/23/95)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Alliance VPF Premier Growth          26.23%          30.58%          18.93%             N/A              19.73%
(6/26/92)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Dreyfus VIF Capital                  19.64%          25.91%            N/A              N/A              17.93%
Appreciation (4/27/93)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

MFS VIT Research (7/25/95)           12.56%           N/A              N/A              N/A              18.38%

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Transamerica VIF Growth              35.88%          39.19%          28.40%            23.59%            17.82%
(12/1/80) (2)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Alger American Income & Growth       28.96%          27.02%          15.39%             N/A              12.19%
(11/14/88)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Alliance VPF Growth & Income         21.05%          26.56%          17.15%             N/A              13.50%
(1/14/91)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

MFS VIT Growth w/ Income             22.26%           N/A              N/A              N/A              23.75%
(10/5/95)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Janus Aspen Balanced (9/12/93)       14.01%          17.74%            N/A              N/A              13.97%

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- --------------- ---------------- --------------- ----------------- ------------------

OCC Accumulation Trust Managed       13.98%          26.61%          17.82%             N/A              18.63%
(7/31/88) (3)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Morgan Stanley UF High Yield          4.73%           N/A              N/A              N/A               4.75%
(1/1/97)

--------------------------------- --------------- ---------------- --------------- ----------------- -----------------

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------

Morgan Stanley UF Fixed Income        1.19%           N/A              N/A              N/A               1.19%
(1/1/97)

--------------------------------- -------------- --------------- ---------------- ----------------- ------------------
Transamerica VIF Money Market          N/A            N/A              N/A              N/A                N/A
(1/1/98)
--------------------------------- -------------- --------------- ---------------- ----------------- ------------------


2. Average Annual Total Returns - Assuming surrender and reflecting Living Benefits Rider

         Average annual total returns for periods since inception of the portfolio, including adjusted historical performance for each sub-account are as follows. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum, an account fee of $30 per annum adjusted for average account size, the applicable contingent deferred sales load (maximum 8% of purchase payments) and optional Living Benefits Rider fee of 0.05% per annum. Any credit is not reflected in this calculation.

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

        SUB-ACCOUNT             For the      For the 3-year      For the          For the       For the period from
 (date of commencement of    1-year period    period ending   5-year period   10-year period      commencement of
       operation of              ending         12/31/97          ending      ending 12/31/97  portfolio operations
 corresponding portfolio)       12/31/97                         12/31/97                           to 12/31/97

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Janus Aspen Worldwide                14.37%           22.84%             N/A              N/A                 20.54%
Growth (9/12/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF                    -4.91%              N/A             N/A              N/A                 -4.92%
International Magnum
(1/1/97)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Dreyfus VIF Small Cap                 9.95%           17.98%          24.12%              N/A                 41.85%
(8/30/90)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

OCC Accumulation Trust               14.24%           15.93%          12.46%              N/A                 13.77%
Small Cap (7/31/88) (1)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Emerging Growth              14.22%              N/A             N/A              N/A                 19.72%
(7/23/95)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alliance VPF Premier                 26.17%           30.51%          18.87%              N/A                 19.67%
Growth (6/26/92)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Dreyfus VIF Capital                  19.57%           25.84%             N/A              N/A                 17.87%
Appreciation (4/27/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Research (7/25/95)           12.50%              N/A             N/A              N/A                 18.32%

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Transamerica VIF Growth              35.81%           39.12%          28.34%           23.52%                 17.76%
(12/1/80) (2)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alger American Income &              28.89%           26.96%          15.33%              N/A                 12.13%
Growth (11/14/88)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alliance VPF Growth &                20.98%           26.49%          17.10%              N/A                 13.45%
Income (1/14/91)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Growth w/ Income             21.80%              N/A             N/A              N/A                 23.56%
(10/8/95)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Janus Aspen Balanced                 13.95%           17.68%             N/A              N/A                 13.91%
(9/12/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

OCC Accumulation Trust               13.92%           26.55%          17.76%              N/A                 18.57%
Managed (7/31/88) (3)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF High                4.68%              N/A             N/A              N/A                  4.69%
Yield (1/1/97)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF Fixed               1.13%              N/A             N/A              N/A                  1.14%
Income (1/1/97)

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------
Transamerica VIF Money                  N/A              N/A             N/A              N/A                    N/A
Market (1/1/98)
---------------------------- --------------- ---------------- --------------- ---------------- ----------------------


3.   Average  Annual Total  Returns - Assuming no  surrender or Living  Benefits
     Rider

         Non-standard average annual total returns for periods since inception of the portfolio, including adjusted historical performance for each sub-account are as follows. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum and an account fee of $30 per annum adjusted for average account size, but do not reflect any applicable contingent deferred sales load (maximum of 6%8% of purchase payments) and do not reflect any fee deduction for the optional Living Benefits Rider. Any credit is not reflected in this calculation.

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

        SUB-ACCOUNT             For the      For the 3-year      For the          For the       For the period from
 (date of commencement of    1-year period    period ending   5-year period   10-year period      commencement of
       operation of              ending         12/31/97          ending      ending 12/31/97  portfolio operations
 corresponding portfolio)       12/31/97                         12/31/97                           to 12/31/97

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Janus Aspen Worldwide                21.63%           24.28%             N/A              N/A                 21.16%
Growth (9/12/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF                     2.34%              N/A             N/A              N/A                  2.35%
International Magnum
(1/1/97)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Dreyfus VIF Small Cap                17.21%           19.53%          24.56%              N/A                 41.92%
(8/30/90)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

OCC Accumulation Trust               21.50%           17.53%          13.08%              N/A                 13.83%
Small Cap (7/31/88) (1)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Emerging Growth              21.48%              N/A             N/A              N/A                 21.75%
(7/23/95)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alliance VPF Premier                 33.43%           31.80%             N/A              N/A                 20.02%
Growth (6/26/92)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Dreyfus VIF Capital                  26.84%           27.22%             N/A              N/A                 18.45%
Appreciation (4/27/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Research (7/25/95)           19.76%              N/A             N/A              N/A                 20.38%

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Transamerica VIF Growth              43.08%           40.27%          28.73%           23.59%                 17.82%
(12/1/80) (2)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alger American Income &              36.16%           28.31%          15.89%              N/A                 12.19%
Growth (11/14/88)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alliance VPF Growth &                28.25%           27.86%          17.63%              N/A                 13.69%
Income (1/14/91)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Growth w/ Income             29.06%              N/A             N/A              N/A                 25.78%
(10/8/95)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Janus Aspen Balanced                 21.21%           19.23%             N/A              N/A                 14.64%
(9/12/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

OCC Accumulation Trust               21.18%           27.91%          18.29%              N/A                 18.63%
Managed (7/31/88) (3)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF High               11.93%              N/A             N/A              N/A                 11.97%
Yield (1/1/97)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF Fixed               8.39%              N/A             N/A              N/A                  8.41%
Income (1/1/97)

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------
Transamerica VIF Money                  N/A              N/A             N/A              N/A                    N/A
Market (1/1/98)
---------------------------- --------------- ---------------- --------------- ---------------- ----------------------


4. Average Annual Total Returns - Assuming no surrender but reflecting Living Benefits Rider

         Non-standard average annual total returns for periods since inception of the portfolio, including adjusted historical performance for each sub-account are as follows. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum and, an account fee of $30 per annum adjusted for average account size, but do not reflect any applicable contingent deferred sales load (maximum 8% of purchase payments). They do reflect deduction of the fee for the optional Living Benefits Rider Fee of 0.05% per annum. Any credit is not reflected in this calculation.


------------------------------- --------------- --------------- --------------- --------------- ---------------------

------------------------------- --------------- --------------- --------------- --------------- ---------------------
------------------------------- --------------- --------------- --------------- --------------- ---------------------

         SUB-ACCOUNT               For the         For the         For the        For the       For the period from
   (date of commencement of     1-year period   3-year period      5-year         10-year         commencement of
         operation of               ending          ending         period       period ending    portfolio operations
   corresponding portfolio)        12/31/97        12/31/97        ending         12/31/97          to 12/31/97
                                                                  12/31/97

------------------------------- --------------- --------------- --------------- --------------- ---------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Worldwide Growth            21.57%          24.22%            N/A             N/A                 21.10%
(9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF                        2.29%             N/A            N/A             N/A                  2.30%
International Magnum (1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Small Cap                   17.15%          19.47%         24.50%             N/A                 41.85%
(8/30/90)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust Small            21.44%          17.47%         13.02%             N/A                 13.77%
Cap (7/31/88) (1)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Emerging Growth                 21.42%             N/A            N/A             N/A                 21.69%
(7/23/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Premier Growth             33.37%          31.73%         19.32%             N/A                 19.96%
(6/26/92)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Capital                     26.77%          27.16%            N/A             N/A                 18.39%
Appreciation (4/27/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Research (7/25/95)              19.70%             N/A            N/A             N/A                 20.32%

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Transamerica VIF Growth                 43.01%          40.20%         28.67%          23.52%                 17.76%
(12/1/80) (2)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alger American Income &                 36.09%          28.25%         15.83%             N/A                 12.13%
Growth (11/14/88)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Growth & Income            28.18%          27.79%         17.57%             N/A                 13.63%
(1/14/91)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Growth w/ Income                29.00%             N/A            N/A             N/A                 25.72%
(10/8/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Balanced (9/12/93)          21.15%          19.17%            N/A             N/A                 14.58%

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust                  21.12%          27.84%         18.23%             N/A                 18.57%
Managed (7/31/88) (3)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF High Yield            11.88%             N/A            N/A             N/A                 11.91%
(1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF Fixed                  8.33%             N/A            N/A             N/A                  8.36%
Income (1/1/97)

---------------------------------------------------------------------------------------------------------------------
Transamerica VIF Money Market              N/A             N/A            N/A             N/A                    N/A
(1/1/98)
---------------------------------------------------------------------------------------------------------------------

5.       Cumulative Returns - Assuming surrender but no Living Benefits Rider

         Adjusted historical standard cumulative total returns for periods since inception of the portfolio for each sub-account are as follows. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum, an account fee of $30 per annum adjusted for average account size and the applicable contingent deferred sales load (maximum of 8% of purchase payments) and do not reflect any fee deduction for the optional Living Benefits Rider. Any credit is not reflected in this calculation.


--------------------------- ---------------- ---------------- --------------- ----------------- ---------------------

--------------------------- ---------------- ---------------- --------------- ----------------- ---------------------
--------------------------- --------------- ---------------- ---------------- ---------------- ----------------------

       SUB-ACCOUNT            For the 1-      For the 3-       For the 5-       For the 10-     For the period from
 (date of commencement of    year period      year period      year period      year period       commencement of
       operation of             ending      ending 12/31/97  ending 12/31/97  ending 12/31/97   portfolio operations
 corresponding portfolio)      12/31/97                                                             to 12/31/97

--------------------------- --------------- ---------------- ---------------- ---------------- ----------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Worldwide               14.43%           85.65%              N/A              N/A                123.91%
Growth (9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF                   -4.86%              N/A              N/A              N/A                 -4.86%
International Magnum
(1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Small Cap               10.01%           64.46%          195.33%              N/A               1207.41%
(8/30/90)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust              14.30%           56.03%           80.38%              N/A                239.00%
Small Cap (7/31/88) (1)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Emerging Growth             14.28%              N/A              N/A              NA/                 55.45%
(7/23/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Premier                26.23%          122.65%              N/A              N/A                170.07%
Growth (6/26/92)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Capital                 19.64%           99.61%              N/A              N/A                116.44%
Appreciation (4/27/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Research (7/25/95)          12.56%              N/A              N/A              N/A                 50.90%

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Transamerica VIF Growth             35.88%          169.68%          249.01%          731.19%               1549.63%
(12/1/80) (2)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alger American Income &             28.96%          104.95%          104.53%              N/A                185.94%
Growth (11/14/88)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Growth &               21.05%          102.71%          120.70%              N/A                141.70%
Income (1/14/91)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Growth w/ Income            21.86%              N/A              N/A              N/A                 60.58%
(10/8/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Balanced                14.01%           63.21%              N/A              NA/                 75.55%
(9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust              13.98%          102.96%          127.07%              N/A                400.31%
Managed (7/31/88) (3)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF High               4.73%              N/A              N/A              N/A                  4.73%
Yield (1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF Fixed              1.19%              N/A              N/A              N/A                  1.19%
Income (1/1/97)

---------------------------------------------------------------------------------------------------------------------
Transamerica VIF Money                 N/A              N/A              N/A              N/A                    N/A
Market (1/1/98)
---------------------------------------------------------------------------------------------------------------------

6.       Cumulative Return - Assuming surrender and Living Benefits Rider

         Adjusted historical standard cumulative total returns for periods since inception of the portfolio for each sub-account are as follows. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum, an account fee of $30 per annum adjusted for average account size, the applicable contingent deferred sales load (maximum 8% of purchase payments) and the optional Living Benefits Rider Fee of 0.05% per annum. Any credit is not reflected in this calculation.

--------------------------- ----------------- --------------- ---------------- ---------------- ---------------------

--------------------------- ----------------- --------------- ---------------- ---------------- ---------------------
--------------------------- ---------------- ---------------- ---------------- --------------- ----------------------

       SUB-ACCOUNT            For the 1-     For the 3-year      For the         For the       For the period from
 (date of commencement of     year period     period ending   5-year period      10-year         commencement of
       operation of             ending          12/31/97          ending       period ending    portfolio operations
 corresponding portfolio)      12/31/97                          12/31/97        12/31/97          to 12/31/97

--------------------------- ---------------- ---------------- ---------------- --------------- ----------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Worldwide                14.37%           85.36%             N/A             N/A                 123.42%
Growth (9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF                    -4.91%              N/A             N/A             N/A                  -4.91%
International Magnum
(1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Small Cap                 9.95%           64.20%         194.58%             N/A                1202.63%
(8/30/90)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust               14.24%           55.79%          79.92%             N/A                 237.41%
Small Cap (7/31/88) (1)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Emerging Growth              14.22%              N/A             N/A             N/A                  55.25%
(7/23/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Premier                 26.17%          122.31%         137.37%             N/A                 169.32%
Growth (6/26/92)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Capital                  19.57%           99.30%             N/A             N/A                 115.93%
Appreciation (4/27/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Research (7/25/95)           12.50%              N/A             N/A             N/A                  50.71%

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Transamerica VIF Growth              35.81%          169.27%         248.13%         727.06%                1535.61%
(12/1/80) (2)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alger American Income &              28.89%          104.63%         104.01%             N/A                 184.64%
Growth (11/14/88)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Growth &                20.98%          102.40%         120.14%             N/A                 140.85%
Income (1/14/91)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Growth w/ Income             21.80%              N/A             N/A             N/A                  60.40%
(10/8/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Balanced                 13.95%           62.96%             N/A             N/A                  75.17%
(9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust               13.92%          102.65%         126.49%             N/A                 397.96%
Managed (7/31/88) (3)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF High                4.68%              N/A             N/A             N/A                   4.68%
Yield (1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF Fixed               1.13%              N/A             N/A             N/A                   1.13%
Income (1/1/97)

---------------------------------------------------------------------------------------------------------------------
Transamerica VIF Money                  N/A              N/A             N/A             N/A                     N/A
Market (1/1/98)
---------------------------------------------------------------------------------------------------------------------

7.       Cumulative Returns - Assuming no surrender or Living Benefits Rider

         Adjusted historical non-standard cumulative total returns for periods since inception of the portfolio for each sub-account are as follow. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum and an account fee of $30 per annum adjusted for average account size but do not reflect any applicable contingent deferred sales load (maximum of 8% of purchase payments) and do not reflect any fee deduction for the optional Living Benefits Rider. Any credit is not reflected in this calculation.

--------------------------- ----------------- --------------- ---------------- ---------------- ---------------------

--------------------------- ----------------- --------------- ---------------- ---------------- ---------------------
---------------------------- ---------------- ---------------- --------------- --------------- ----------------------

        SUB-ACCOUNT            For the 1-     For the 3-year      For the         For the       For the period from
 (date of commencement of      year period     period ending   5-year period      10-year         commencement of
       operation of              ending          12/31/97          ending      period ending   portfolio operations
 corresponding portfolio)       12/31/97                          12/31/97        12/31/97          to 12/31/97

---------------------------- ---------------- ---------------- --------------- --------------- ----------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Worldwide                 21.63%           91.95%             N/A             N/A                128.41%
Growth (9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF                      2.34%              N/A             N/A             N/A                  2.34%
International Magnum
(1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Small Cap                 17.21%           70.76%         199.83%             N/A               1207.41%
(8/30/90)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust                21.50%           62.33%          84.88%             N/A                239.00%
Small Cap (7/31/88) (1)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Emerging Growth               21.48%              N/A             N/A             N/A                 61.75%
(7/23/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Premier                  33.43%          128.95%             N/A             N/A                173.67%
Growth (6/26/92)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Dreyfus VIF Capital                   26.84%          105.91%             N/A             N/A                120.94%
Appreciation (4/27/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Research (7/25/95)            19.76%              N/A             N/A             N/A                 57.20%

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Transamerica VIF Growth               43.08%          175.98%         253.51%         731.19%               1549.63%
(12/1/80) (2)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alger American Income &               36.16%          111.25%         109.03%             N/A                185.94%
Growth (11/14/88)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Alliance VPF Growth &                 28.25%          109.01%         125.20%             N/A                144.40%
Income (1/14/91)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

MFS VIT Growth w/ Income              29.06%              N/A             N/A             N/A                 66.88%
(10/8/95)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Janus Aspen Balanced                  21.21%           69.51%             N/A             N/A                 80.05%
(9/12/93)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

OCC Accumulation Trust                21.18%          109.26%         131.57%             N/A                400.31%
Managed (7/31/88) (3)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF High                11.93%              N/A             N/A             N/A                 11.93%
Yield (1/1/97)

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

Morgan Stanley UF Fixed                8.39%              N/A             N/A             N/A                  8.39%
Income (1/1/97)

---------------------------------------------------------------------------------------------------------------------
Transamerica VIF Money                   N/A              N/A             N/A             N/A                    N/A
Market (1/1/98)
---------------------------------------------------------------------------------------------------------------------


8.   Cumulative  Returns - Assuming no surrender but reflecting  Living Benefits
     Rider

         Adjusted historical non-standard cumulative total returns for periods since inception of the portfolio for each sub-account are as follow. These figures include mortality and expenses charges of 1.20% per annum, administrative expenses charge of 0.15% per annum and an account fee of $30 per annum adjusted for average account size, but do not reflect any applicable contingent deferred sales load (maximum 8% of purchase payments). They do reflect deductions of the fee for the optional Living Benefits Rider Fee of 0.05% per annum. Any credit is not reflected in this calculation.



---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

        SUB-ACCOUNT             For the      For the 3-year      For the          For the       For the period from
 (date of commencement of    1-year period    period ending   5-year period   10-year period      commencement of
       operation of              ending         12/31/97          ending      ending 12/31/97  portfolio operations
 corresponding portfolio)       12/31/97                         12/31/97                           to 12/31/97

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Janus Aspen Worldwide                21.57%           91.66%             N/A              N/A                127.92%
Growth (9/12/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF                     2.29%              N/A             N/A              N/A                  2.29%
International Magnum
(1/1/97)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Dreyfus VIF Small Cap                17.15%           70.50%         199.08%              N/A               1202.63%
(8/30/90)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

OCC Accumulation Trust               21.44%           62.09%          84.42%              N/A                237.41%
Small Cap (7/31/88)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Emerging Growth              21.42%              N/A             N/A              N/A                 61.55%
(7/23/95)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alliance VPF Premier                 33.37%          128.61%         141.87%              N/A                172.92%
Growth (6/26/92)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Dreyfus VIF Capital                  26.77%          105.60%             N/A              N/A                120.45%
Appreciation (4/27/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Research (7/25/95)           19.70%              N/A             N/A              N/A                 57.01%

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Transamerica VIF Growth              43.01%          175.57%         252.63%          727.06%               1535.61%
(12/1/80)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alger American Income &              36.09%          110.93%         108.51%              N/A                184.64%
Growth (11/14/88)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Alliance VPF Growth &                28.18%          108.70%         124.64%              N/A                143.55%
Income (1/14/91)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

MFS VIT Growth w/ Income             29.00%              N/A             N/A              N/A                 66.70%
(10/8/95)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Janus Aspen Balanced                 21.15%           69.26%             N/A              N/A                 79.67%
(9/12/93)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

OCC Accumulation Trust               21.12%          108.95%         130.99%              N/A                397.96%
Managed (7/31/88)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF High               11.88%              N/A             N/A              N/A                 11.88%
Yield (1/1/97)

---------------------------- --------------- ---------------- --------------- ----------------- ---------------------

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

Morgan Stanley UF Fixed               8.33%              N/A             N/A              N/A                  8.33%
Income (1/1/97)

---------------------------- --------------- ---------------- --------------- ---------------- ----------------------
Transamerica VIF Money                  N/A              N/A             N/A              N/A                    N/A
Market (1/1/98)
---------------------------- --------------- ---------------- --------------- ---------------- ----------------------

DISTRIBUTION OF THE POLICY

         Transamerica Securities Sales Corporation ("TSSC") is principal underwriter of the policies. TSSC may also serve as principal underwriter and distributor of other policies issued through the variable account and certain other separate accounts of Transamerica and any affiliated of Transamerica. TSSC is a wholly owned subsidiary of Transamerica Insurance Corporation of California, which is a subsidiary of Transamerica Corporation. TSSC is registered with the Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Transamerica pays TSSC for acting as the principal underwriter under a distribution agreement.

         TSSC has entered into sales agreements with other broker-dealers to solicit applications for the policies through registered representatives who are licensed to sell securities and variable insurance products. These agreements provide that applications for the policies may be solicited by registered representatives of the broker-dealers appointed by Transamerica to sell its variable life insurance and variable annuities. These broker-dealers are registered with the Commission and are members of the NASD. The registered representatives are authorized under applicable state regulations to sell variable life insurance and variable annuities.

         Under the agreements, applications for policies will be sold by broker-dealers which will receive compensation as described in the Prospectus.

         The offering of the policies is expected to be continuous and TSSC does not anticipate discontinuing the offering of the policies. However, TSSC reserves the right to discontinue the offering of the policies.

         During fiscal year 1997, no commissions were paid to TSSC as underwriter of the contracts;policies; no amounts were retained by TSSC. Under the Sales Agreement, TSSC will pay broker-dealers compensation based on a percentage of each premium. The percentage may be up to 5.75% and in certain situations additional amounts for marketing allowances, production bonuses, service fees, sales awards and meetings, and asset based trailer commission may be paid.

SAFEKEEPING OF VARIABLE ACCOUNT ASSETS

         Title to assets of the variable account is held by Transamerica. The assets of the variable account are kept separate and apart from Transamerica general account assets. Records are maintained of all purchases and redemptions of portfolio shares held by each of the sub-accounts.

STATE REGULATION


         Transamerica is subject to the insurance laws and regulations of all the states where it is licensed to operate. The availability of certain policy rights and provisions depends on state approval and/or filing and review processes. Where required by state law or regulation, the policy will be modified accordingly.

RECORDS AND REPORTS

         All records and accounts relating to the variable account will be maintained by Transamerica or by the Service Center. As presently required by the provisions of the 1940 Act and regulations promulgated thereunder which pertain to the variable account, reports containing such information as may be required under the 1940 Act or by other applicable law or regulation will be sent to owners semi-annually at their last known address of record.

FINANCIAL STATEMENTS

         Because the variable account has not yet commenced operations, there is no financial statement for the variable account.


         The financial statements for Transamerica included in this statement of additional information should be considered only as bearing on the ability of Transamerica to meet its obligations under the policies. They should not be considered as bearing on the investment performance of the assets in the variable account.

APPENDIX

         Accumulation Transfer Formula

           Transfers after the annuity date are implemented according to the following formulas:

          (1) Determine the number of units to be transferred from the variable sub-account as follows: = AT/AUV1

          (2) Determine the number of variable accumulation units remaining in such variable sub-account (after the transfer): = UNIT1 AT/AUV1

          (3) Determine the number of variable accumulation units in the transferee variable sub-account (after the transfer): =
               UNIT2 + AT/AUV2


          (4) Subsequent variable accumulation payments will reflect the changes in variable accumulation units in each variable sub-account as of the next variable accumulation payment's due date.


          Where:


               (AUV1) is the variable accumulation unit value of the variable sub-account that the transfer is being made from as of the end of the valuation period in which the transfer request was received.


               (AUV2) is the variable accumulation unit value of the variable sub-account that the transfer is being made to as of the end of the valuation period in which the transfer request was received.



               (UNIT1) is the number of variable accumulation units in the variable sub-account that the transfer is being made from, before the transfer.


               (UNIT2) is the number of variable accumulation units in the variable sub-account that the transfer is being made to, before the transfer.

               (AT) is the dollar amount being transferred from the variable sub-account.

                                OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

     (a)  Financial Statements:

                  Not Applicable.

     (b)  Exhibits:

          (1) Resolutions of Board of Directors of Transamerica Life Insurance Company of New York (the "Company") authorizing the creation of Separate Account VA-6NY (the "Separate Account"). 1/

          (2)  Not Applicable.

          (3) Form of Underwriting Agreement between the Company, the Separate Account and Transamerica Securities Sales Corporation. 1/

          (4)  Form of Flexible Premium Deferred Variable Annuity Contract. 1/

               (a) Rider re Election of Automatic Asset Rebalancing or Dollar Cost Averaging 1/

               (b)  Individual Retirement Annuity Endorsement 1/

               (c)  Tax Sheltered Annuity Endorsement 1/

               (d)  Pension and Profit Sharing Plan Endorsement 1/

          (5)  Form of Application for Flexible Premium Variable Annuity. 1/

          (6) (a) Articles of Incorporation of Transamerica Life Insurance Company of New York. 1/

               (b)  By-Laws of Transamerica  Life Insurance Company of New York.
                    1/

          (7)  Not Applicable.

          (8)  Form of Participation Agreements regarding the Portfolio.

               (a)  re The Alger American Fund 1/

               (b)  re Alliance Variable Products Series Fund, Inc. 1/

               (c)  re Dreyfus Variable Investment Fund 2/

               (d)  re Janus Aspen Series 1/

               (e)  re MFS Variable Insurance Trust 1/

               (f)  re Morgan Stanley Universal Funds, Inc. 1/

               (g)  re OCC Accumulation Trust 1/

               (h)  re Transamerica Variable Insurance Fund, Inc. 1/

          (9)  Opinion and Consent of Counsel. 1/

          (10) (a)  Not Applicable.

               (b)  Consent of Independent Auditors. 2/

          (11) Not Applicable.

          (12) Not Applicable.

          (13) Performance Data Calculations. 2/

          (14) Not Applicable.

          (15) Powers of Attorney. 1/


----------------------------

1/ Filed herewith.

2/ To be filed by subsequent pre-effective amendment filing.

Item 25. Directors and Officers of the Depositor.

         The names of Directors and Executive Officers of the Company, their positions and offices with the Company, and their other affiliations are as follows. The address of Directors and Executive Officers is 1150 South Olive Street, Los Angeles, California 90015-2211, unless indicated by asterisk.

         List of Directors of Transamerica Life Insurance Company of New York:

                            Robert Abeles
                           *Marc C. Abrahms
                           *James T. Byrne, Jr.
                           *Alan T. Cunningham
                            Thomas J. Cusack
                            James W. Dederer
                            John A. Fibiger
                            David E. Gooding
                           *Allan D. Greenberg
                           *James Inzerillo
                            Daniel E. Jund
                           *Cecelia Kempler
                           *John A. Paganelli
                            James B. Roszak
                            Nooruddin S. Veerjee


         List of Officers for Transamerica Life Insurance Company of New York:

            James W. Dederer CLU      Chairman, General Counsel
                                         and Corporate Secretary
           *Alan T. Cunningham        President
           *Robert Rubinstein         Senior Vice President,
                                      Chief Actuary & Chief Operating Officer
            Gary U. Rolle             Investment Officer
            Susan A. Silbert          Investment Officer
            Nicki Bair FSA,MAAA       Vice President
            Roy Chong-Kit FSA,MAAA    Vice President
            Paul Hankwitz MD          Vice President and Chief Medical Director
            Ken Kilbane               Vice President
           *William J. Lyons          Vice President and Chief Underwriter
           *Alison B. Pettingall      Vice President - Marketing
           *Alexander Smith, Jr.      Vice President, Administration
                                         and Controller
           *Martin V. Mandato         Second Vice President and
                                         Director of Operations
           Kamran Haghighi            Tax Officer
           William M. Hurst           Assistant Secretary
           Sally S. Yamada CPA,FLMI   Treasurer




Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

                  Registrant is a separate account of Transamerica Life Insurance Company of New York, is controlled by the Contract Owners, and is not controlled by or under common control with any other person. The Depositor, Transamerica Life Insurance Company of New York, is wholly owned by Transamerica Occidental Life Insurance Company, which is wholly owned by Transamerica Insurance Corporation of California (Transamerica-California). Transamerica-California may be deemed to be controlled by its parent, Transamerica Corporation.

                  The following chart indicates the persons controlled by or under common control with Transamerica.


                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                     WITH STATE OR COUNTRY OF INCORPORATION

Transamerica Corporation - DE
     ARC Reinsurance Corporation - Hawaii
         Transamerica Management, Inc. - DE
              Criterion Investment Management Company - Texas
     Inter-America Corporation - California
     Mortgage Corporation of America - California
     Pyramid Insurance Company, Ltd. - Hawaii
         Pacific Cable Ltd. - Bermuda
              TC Cable, Inc. - Delaware
     RTI Holdings, Inc. - Delaware
     Transamerica Airlines, Inc. - Delaware
     Transamerica Business Technologies Corporation - DE
     Transamerica CBO I, Inc. - Delaware
     Transamerica Corporation (Oregon) - Oregon
     Transamerica Delaware, L.P. - Delaware
     Transamerica Finance Corporation - Delaware
         TA Leasing Holding Co., Inc. - Delaware
              Trans Ocean Ltd. - Delaware
                  Trans Ocean Container Corp. - Delaware
                      Spacewise Inc. - Delaware
                      TOD Liquidating Corp. - California
                      TOL S.R.L. - Italy
                      Trans Ocean Leasing Deutschland GMBH - Germany
                      Trans Ocean Leasing Pty Limited - Australia
                      Trans Ocean Management Corporation - California
                      Trans Ocean Management Corporation - S.A. - SWTZ
                      Trans Ocean Regional Corporate Holdings - California Trans Ocean Tank Services Corporation - Delaware
              Transamerica Leasing Inc. - Delaware
                  Better Asset Management Company LLC - Delaware Transamerica Leasing Holdings Inc. - Delaware
                      Greybox Logistics Services Inc. - Delaware
                      Greybox L.L.C. - Delaware
                           Transamerica Trailer Leasing S.N.C. - France
                      Greybox Services Limited - United Kingdom
                      Intermodal Equipment, Inc. - Delaware
                           Transamerica Leasing N.V. - Belgium
                           Transamerica Leasing SRL - Italy
                      Transamerica Distribution Services Inc. - Delaware Transamerica Leasing Coordination Center - Belgium Transamerica Leasing do Brasil Ltda. - Brazil Transamerica Leasing GmbH - West Germany
                      Transamerica Leasing Limited - United Kingdom
                           ICS Terminals (UK) Limited - United Kingdom
                      Transamerica Leasing Pty. Ltd. - Australia
                      Transamerica Leasing (Canada) Inc. - Canada
                      Transamerica Leasing (HK) Ltd. - Hong Kong
                      Transamerica Leasing (Pty) Limited - South Africa Transamerica Tank Container Leasing Pty. Ltd. - Aust Transamerica Trailer Holdings I Inc. - Delaware Transamerica Trailer Holdings II Inc. - Delaware Transamerica Trailer Holdings III Inc. - Delaware Transamerica Trailer Leasing AB - Sweden
                      Transamerica Trailer Leasing AB - Switzerland Transamerica Trailer Leasing A/S - Denmark. Transamerica Trailer Leasing GmbH - Germany Transamerica Trailer Leasing (Belgium) N.V. - Belgm Transamerica Trailer Leasing (Netherl'ds) B.V.-Neth. Transamerica Trailer Spain S.A. - Spain
                      Transamerica Transport Inc. - NJ
         Transamerica Commercial Finance Corporation, I - Delaware
              BWAC Credit Corporation - Delaware
              BWAC International Corporation - Delaware
              BWAC Twelve, Inc. - DE
                  TIFCO Lending Corporation - IL
                  Transamerica Insurance Finance Corporation - MD
                      Transamerica Insurance Finance Company (Europe) - MD Transamerica Insurance Finance Corp., Calif. - CA Transamerica Insurance Finance Corp., Canada - ON
              Transamerica Business Credit Corporation - Delaware
                  Direct Capital Equity Investment, Inc. - DE
                  TA Air III, Corp. - DE
                  TA Air II, Corp. - DE
                  TA Air IV, Corp. - DE
                  TA Air I, Corp. - DE
                  TBC III, Inc. - DE
                  TBC II, Inc. - DE
                  TBC I, Inc. - DE
                  The Plain Company - DE
              Transamerica Consumer Finance Holding Company - DE
                  Metropolitan Mortgage Company - FL
                      Easy Yes Mortgage , Inc. - FL
                      Easy Yes Mortgage , Inc. - GA
                      First Florida Appraisal Services, Inc. - FL
                      First Georgia Appraisal Services, Inc. - FL
                      Freedom Tax Services, Inc. - FL
                      J.J. & W. Advertising, Inc. - FL
                      J.J. & W. Realty Services, Inc. -
                      Liberty Mortgage Company of Ft. Myers, Inc. - Metropolis Mortgage Co. -
                      Perfect Mortgage Company - FL
                      Pacific Agency, Inc. - Indiana
                      Transamerica Consumer Mortgage Receivables Corp - DE Transamerica Home Loan - CA
                      Transamerica Lending Company - DE
                      Transamerica Mortgage Company - DE
                  Transamerica Distribution Finance corporation - DE
                      Transamerica Accounts Holding Corporation - DE Transamerica Commercial Finance Corporation - DE
                           TCF Asset Management Corporation - CO
                           Transamerica Joint Ventures, Inc. - DE
                      Transamerica Inventory Finance Corporation - DE
                           BWAC Seventeen, Inc. - Delaware
                               Transamerica Commercial Finance CN, Ltd. - ON Transamerica Commercial Fin Corp, Canada - CN
                           BWAC Twenty-One, Inc. - Delaware
                           Transamerica Commercial Finance France S.A. - Fra Transamerica GmbH Inc. - Delaware
                      Transamerica Retail Financial Services Corp - DE Transamerica Vendor Financial Services - DE
                  Transamerica Federal Savings Bank -
                  Transamerica HomeFirst, Inc. - CA
     Transamerica Financial Products, Inc. - CA
     Transamerica Foundation - California
     Transamerica Insurance Corporation of California - California
         Arbor Life Insurance Company - Arizona
         Plaza Insurance Sales, Inc. - California
         Transamerica Advisors, Inc. - California
         Transamerica Annuity Service Corporation - New Mexico
         Transamerica Financial Resources, Inc. - Delaware
              Financial Resources Insurance Agency of Texas - Texas
              TBK Insurance Agency of Ohio, Inc. - Ohio
              Transamerica Financ'l Resources Ins Agency of AL Inc.- AL Transamerica Financ'l Resources Ins Agency of MA Inc.- MA
         Transamerica International Insurance Services, Inc. - DE
              Home Loans and Finance Ltd. - United Kingdom
         Transamerica Occidental Life Insurance Company - California
              NEF Investment Company - California
              Transamerica China Investments Holdings Limited - H.K. Transamerica Life Insurance and Annuity Company - NC
                  Transamerica Assurance Company - Colorado
              Transamerica Life Insurance Company of Canada - Canada Transamerica Life Insurance Company of New York - NY Transamerica Variable Insurance Fund, Inc. - Maryland
              USA Administration Services, Inc. - Kansas
         Transamerica Products, Inc. - California
              Transamerica Leasing Ventures, Inc. - California
              Transamerica Products II, Inc. - California
              Transamerica Products IV, Inc. - California
              Transamerica Products I, Inc. - California
         Transamerica Securities Sales Corporation - Maryland
         Transamerica Service Company - Delaware
     Transamerica Intellitech, Inc. - DE
     Transamerica International Holdings, Inc. - Delaware
     Transamerica Investment Services, Inc. - Delaware
         Transamerica Income Shares, Inc. (managd by TA Inv Svs) - MD Transamerica LP Holdings Corp. - Delaware
     Transamerica Real Estate Tax Service (A Div of TA Corp) - N/A
         Transamerica Flood Hazard Certification
         (A Div of Transamerica Real Estate Tax Service) - N/A
     Transamerica Realty Services, Inc. - Delaware
         Bankers Mortgage Company of California - California
         Pyramid Investment Corporation - Delaware
         The Gilwell Company - California
         Transamerica Affordable Housing, Inc. - California
         Transamerica Minerals Company - California
         Transamerica Oakmont Corporation - California
         Ventana Inn, Inc. - California
     Transamerica Senior Properties, Inc. - DE
         Transamerica Senior Living, Inc. - DE


Item 27. Number of Contractowners

                  None.


Item 28. Indemnification

                  Transamerica Life Insurance Company of New York's ByLaws provide in Article VIII as follows:

                  Indemnification of Officers and Directors
                  Section 1.  Indemnification.

                           (a) The  Corporation  shall  indemnify to the fullest
                      extent now or hereafter provided for or permitted by law each person involved in, or made or threatened to be made a party to, any action suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the Corporation or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the Corporation, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the Corporation, or (ii) is or was serving, at the request of the Corporation, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided in Subsection (b) below.

                           (b) No indemnification  shall be made to or on behalf
                      of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification shall be made with respect to any Proceeding initiated by any such person against the Corporation, or a director or officer of the Corporation, other than to enforce the terms of this Article VIII, unless such Proceeding was authorized by the Board of Directors. Further, no indemnification shall be made with respect to any settlement or compromise of any Proceeding unless and until the Corporation has consented to such settlement or compromise.

                           (c)  Written  notice  of  any  Proceeding  for  which
                      indemnification may be sought by any person shall be given to the Corporation as soon as practicable. The Corporation shall then be permitted to participate in the defense of any such proceeding or, unless conflicts of interest or position exist between such person and the Corporation in the conduct of such defense, to assume such defense. In the event that the Corporation assumes the defense of any such Proceeding, legal counsel selected by the Corporation shall be reasonably acceptable to such person. After such an assumption, the Corporation shall not be liable to such person for any legal or other expenses subsequently
                      incurred   unless  such  expenses   have  been   expressly
                      authorized by the Corporation. In the event that the Corporation participates in the defense of any such
                      Proceeding, such person may select counsel to represent him in regard to such a Proceeding; however, such person shall cooperate in good faith with any request that common counsel be utilized by the parties to any Proceeding who are similarly situated, unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

                               (d) In making  any  determination  regarding  any
                      person's entitlement to indemnification hereunder, it shall be presumed that such person is entitled to indemnification, and the Corporation shall have the burden of proving the contrary.

                  Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                  The directors and officers of Transamerica Life Insurance Company of New York are covered under a Directors and Officers liability program which includes direct coverage to directors and officers (Coverage A) and corporate reimbursement (Coverage B) to reimburse the Company for indemnification of its directors and officers. Such directors and officers are indemnified for loss arising from any covered claim by reason of any Wrongful Act in their capacities as directors or officers. In general, the term "loss" means any amount which the insureds are legally obligated to pay for a claim for Wrongful Acts. In general, the term "Wrongful Acts" means any breach of duty, neglect, error, misstatement, misleading statement or omission caused, committed or attempted by a director or officer while acting individually or collectively in their capacity as such, claimed against them solely by reason of their being directors and officers.

Item 29. Principal Underwriter

                  (a) Transamerica Securities Sales Corporation, the principal underwriter, is also the underwriter for:
                           Transamerica Investors, Inc.; Transamerica Variable Insurance Fund, Inc.; Transamerica Occidental Life Insurance Company's Separate Accounts: VL, VA-2; VA-2L; VA-2NL; VA-2NLNY; VA-5; and VA-5NLNY;
                           Transamerica Life Insurance and Annuity Company's Separate Account and VA-1. The Underwriter is wholly-owned by Transamerica Insurance Corporation of California.

                  (b) The following table furnishes information with respect to each director and officer of the principal Underwriter currently distributing securities of the registrant:

                           Barbara Kelley          Director & President
                           Regina Fink             Director & Secretary
                           Nooruddin Veerjee       Director
                           Dan Trivers             Senior Vice President
                           Nicki Bair              Vice President
                           Chris Shaw              Second Vice President
                           Ben Tang Treasurer

     Item 30. Location of Accounts and Records

                      Physical possession of each account, book, or other document required to be maintained is kept at the Company's offices at 100 Manhattanville Road, Purchase, New York 10577.

     Item 31. Management Services

                      Not applicable.

     Item 32. Undertakings

                      (a) The registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for as long as premiums under the policies offered herein are being accepted.

                      (b)      Registrant  hereby  undertakes to include  either
                               (1) as part of any application to purchase a Contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information;

                      (c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under Form N-4 promptly upon written or oral request.

                      (d) Transamerica hereby represents that the fees and charges deducted under the Contracts are reasonable in the aggregate in relation to services rendered, expenses expected to be incurred and risks assumed by Transamerica.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, Transamerica Life Insurance Company of New York certifies that it has caused this Registration Statement to be signed on its behalf in the City of Los Angeles, State of California, on the 26th day of February, 1998.


                           SEPARATE ACCOUNT VA-6NY OF
                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK
                                  (REGISTRANT)

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK
                                   (DEPOSITOR)


                              /s/ David E. Gooding
                          ----------------------------
                                David E. Gooding
                            Executive Vice President


As required by the Securities Act of 1933, this Registration Statement has been signed below on February 26, 1998 by the following persons or by their duly appointed attorney-in-fact in the capacities specified:

Signatures                    Titles                  Date


______________________*       Chairman,
James W. Dederer              General Counsel &
                              Corporate Secretary     February 26, 1998

______________________*       Director                February 26, 1998
Robert Abeles

______________________*       Director                February 26, 1998
Marc C. Abrahms

______________________*       Director                February 26, 1998
James T. Byrne, Jr.

______________________*       Director                February 26, 1998
Alan T. Cunningham

______________________*       Director                February 26, 1998
Thomas J. Cusack

______________________*       Director                February 26, 1998
John A. Fibiger


/s/  David E. Gooding *       Director                February 26, 1998
----------------------
David E. Gooding

______________________*       Director                February 26, 1998
Allan D. Greenberg

______________________*       Director                February 26, 1998
James Inzerillo

______________________*       Director                February 26, 1998
Daniel E. Jund

______________________*       Director                February 26, 1998
Cecelia Kempler

______________________*       Director                February 26, 1998
John A. Paganelli

______________________*       Director                February 26, 1998
James B. Roszak

______________________*       Director                February 26, 1998
Nooruddin S. Veerjee


*By:  David E. Gooding        On February 26, 1998 as Attorney-in-Fact
                              pursuant to powers of attorney filed herewith.

                                    Exhibits

(1) Resolutions of Board of Directors of Transamerica Life Insurance Company of New York (the "Company") authorizing the creation of Separate Account VA-6NY (the "Separate Account").

(3) Form of Underwriting Agreement between the Company, the Separate Account and Transamerica Securities Sales Corporation.

(4)  Form of Flexible Premium Deferred Variable Annuity Contract.

     (a)  Rider re  Election  of  Automatic  Asset  Rebalancing  or Dollar  Cost
          Averaging

     (b)  Individual Retirement Annuity Endorsement

     (c)  Tax Sheltered annuity Endorsement

     (d)  Pension and Profit Sharing Plan Endorsement

(5)  Form of Application for Flexible Premium Variable Annuity.

(6) (a) Articles of Incorporation of Transamerica Life Insurance Company of New York.

     (b)  By-Laws of Transamerica Life Insurance Company of New York.

(8)  Form of Participation Agreements regarding the Portfolio.

          (a)  re The Alger American Fund

          (b)  re Alliance Variable Products Series Fund, Inc.

          (d)  re Janus Aspen Series

          (e)  re MFS Variable Insurance Trust

          (f)  re Morgan Stanley Universal Funds, Inc.

          (g)  re OCC Accumulation Trust

          (h)  re Transamerica Variable Insurance Fund, Inc.

(9)      Opinion and Consent of Counsel.

(15)     Powers of Attorney.

Exhibit (1)    Resolutions of Board of Directors of Transamerica  Life Insurance
               Company of New York (the "Company") authorizing the creation of Separate Account VA-6NY (the "Separate Account").

                    FIRST TRANSAMERICA LIFE INSURANCE COMPANY


III.     RESOLUTION:

                                SEPARATE ACCOUNTS

         WHEREAS, New York Insurance Law Section 4240 (the "Insurance Law") permits the establishment of one or more separate accounts; and

         WHEREAS, it is desired that First Transamerica Life Insurance Company ("Corporation") utilize separate accounts in certain contracts contemplated by the Insurance Law (collectively, "separate account contracts") that it proposes to issue:

         NOW THEREFORE, BE IT RESOLVED, that this Corporation reaffirms that its proper executive officers, be and hereby are authorized (1) to enter into, make, perform and carry out agreements of every sort and kind which may be necessary, suitable or convenient to the conduct of business pursuant to the Insurance Law, which permits a life insurance company to establish one or more separate accounts and to allocate to such separate accounts amounts that are received or retained in connection with separate account contracts; and (2) to do all and everything necessary, suitable or convenient to the conduct of such business, including any act or thing incidental or related to, or connected with, the conduct of such business and further including, but not limited to, the power to establish new separate accounts and to amend or terminate present or new separate accounts both pooled and non-pooled, without further action or approval by this Board of Directors provided, however, that any such action(s) taken by the Corporation's executive officers shall be promptly reported to the Board of Directors or the Executive Committee thereof; and

         FURTHER RESOLVED, that (1) the income, gains and losses, whether realized or unrealized, from assets allocated to each such separate account shall, in accordance with applicable separate account contract(s), be credited to or charged against the appropriate separate account without regard to other income, gains or losses of the Corporation; and (2) if and to the extent so provided under the applicable separate account contracts, the assets of any such separate account shall not be chargeable with liabilities rising out of any other business of the Corporation; and

         FURTHER RESOLVED, that the proper executive officers are authorized to take all necessary and appropriate actions in order to effectuate the offering and sale of separate account contracts, including preparing, executing and/or filing all necessary papers and documents including, but not limited to, registration statements and applications for exemption, Plans of Operation and policy forms, and amendments thereto, with the Securities and Exchange Commission, the New York Insurance Department and/or other appropriate regulators and government agencies.


September 11, 1996

Exhibit (3)    Form of Underwriting  Agreement between the Company, the Separate
               Account and Transamerica Securities Sales Corporation.

                         DISTRIBUTION AGREEMENT BETWEEN

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK

                  AND TRANSAMERICA SECURITIES SALES CORPORATION



         This Agreement (the "Agreement") effective as of 24th day of August 1994, by and between TRANSAMERICA SECURITIES SALES CORPORATION (the "Distributor"), a corporation organized and existing under the laws of the State of Maryland with its principal place of business in Los Angeles, California, and TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK (the "Company"), an insurance company organized and existing under the laws of the State of New York with its principal place of business in New York, New York, for itself and on behalf of certain of its separate accounts.


                               W I T N E S S E T H

         WHEREAS, the Company has established and maintains the class or classes of variable annuity contracts set forth on Schedule 1 to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable annuity contracts and variable life insurance contracts (collectively, "variable insurance products") that may be added to Schedule 1 from time to time in accordance with Section 18 of this Agreement, and including any riders to such contracts and any other contract offered in connection therewith (collectively the "Contracts") (A "class of Contracts" shall mean those Contracts issued by the Company on the same policy form or forms and covered by the same Registration Statement.); and

         WHEREAS, the Distributor, a wholly-owned subsidiary of Transamerica Insurance Corporation of California, is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, the parties desire to have the Distributor act as the principal underwriter for and in connection with the sale of the Contracts to the public and assume full responsibility for the securities activities of each "associated person" (as that term is defined in Section 3(a)(18) of the 1934
Act) of the Distributor, including each associated person of the Distributor engaged in the offer and sale of the Contracts (a "Representative"); and

         WHEREAS, the Distributor and the Company acknowledge that the Company is best suited to provide certain administrative functions in connection with the Contracts, subject at all times to the control and direction of the Distributor with respect to the broker-dealer operations;

         NOW,   THEREFORE,   in   consideration   of  the  mutual  promises  and
undertakings herein contained, the Distributor and the Company agree as follows:

         1.       Definitions
                  a. Fund -- An investment company serving as the funding medium for any Contracts, specified in Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other investment companies that may be added to Schedule 2 from time to time in accordance with Section 18 of this Agreement.
                  b. Intermediary Distributors -- A person registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person so licensed, and authorized to distribute the Contracts pursuant to a sales agreement as provided for in Section 2 of this Agreement (the "Sales Agreement").
                  c. Separate Account -- Each separate account of the Company specified on Schedule 3 to this Agreement as in effect at the time this Agreement is executed, and such other separate accounts of the Company that may be added to Schedule 3 from time to time in accordance with
         Section 18 of this Agreement, the plan of operations of which will be approved by the Superintendent of Insurance of the State of New York under Section 4240 of the New York Insurance Law.


         2. Distribution Duties and Responsibilities. The Distributor shall act as principal underwriter for the Contracts in connection with their sale during the term of this Agreement in each state or other jurisdiction where they may legally be sold (the "Territory"). If properly licensed, the Distributor is authorized to solicit applications for the Contracts ("Applications") directly from customers and prospective customers in the Territory and to select all persons who will be authorized to engage in solicitation activities with respect to the Contracts. Such selection activity shall include the recruitment and appointment of third parties to act as distributors. In turn such third parties may be authorized as Intermediary Distributors to engage in solicitation activities, including the solicitation of Applications directly from customers and prospective customers in the Territory and/or as Intermediary Distributors to recruit other third parties to act as Intermediary Distributors, in each case as the Company and the Distributor shall agree to. The Distributor shall enter into separate written Sales Agreements with each such Intermediary Distributor. Such Sales Agreements will be substantially in the form attached to this Agreement as Exhibit A, but may include such additional or alternative terms and conditions that are not otherwise inconsistent with this Agreement, subject to the Company's review and prior written consent (which may be given by facsimile), which consent will not be unreasonably withheld, and which will be deemed to have been given if the Company has not responded in writing (by facsimile or otherwise) within 10 calendar days. The Distributor will provide the Company with a profile on each Intermediary Distributor. The Distributor shall use its best efforts to market the Contracts actively, both directly and through Intermediary Distributors.

         The Distributor shall have the power and authority to select and recommend Representatives of the Distributor, and to authorize an Intermediary Distributor to select and recommend representatives of such Intermediary Distributor (the "Intermediary's Representatives"), for appointment as agents of the Company, and only such Representatives and Intermediary's Representatives shall become agents of the Company with authority to engage in solicitation activities with respect to the Contracts. The Distributor shall be solely responsible for background investigations of its Representatives to determine their qualifications, good character and moral fitness to sell the Contracts, and pursuant to the Sales Agreement, each Intermediary Distributor shall be solely responsible for background investigations of its Intermediary's Representatives to determine their qualifications, good character and moral fitness to sell the Contracts. The Company shall appoint in the appropriate states or jurisdictions such selected and recommended agents, provided that the Company reserves the right, which right shall not be exercised unreasonably, to refuse to appoint as agent any Representative or Intermediary's Representative, or, once appointed, to terminate the same at any time with or without cause. No other individuals, persons or entities, other than affiliates of the Company, shall have authority to engage in solicitation activities with respect to the Contracts, without the express prior written consent of the Company.
         The Distributor shall at all times be an independent contractor, and shall be under no obligation to produce any particular amount of sales of the Contracts. Anything in this Agreement to the contrary notwithstanding, the Company retains ultimate responsibility for the direction and control of the services provided under this Agreement, and the ultimate right to control the sale of the Contracts, including the right to suspend sales in any jurisdiction or jurisdictions, to appoint and discharge agents of the Company, or to refuse to sell a Contract to any applicant for purchase of a Contract (an "Applicant") for any reason whatsoever. The Distributor and the Distributor's Representatives shall not have the authority, and shall not grant the authority to Intermediary Distributors or the Intermediary's Representatives, on behalf of the Company: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any premium on the Contracts; or to receive any monies or premiums (except for the sole purpose of forwarding such monies or premiums to the Company). The Distributor shall not possess or exercise any authority on behalf of the Company other than that expressly conferred upon the Distributor by this Agreement.

         3. Filings, Marketing Materials and Representatives. The Distributor will assume full responsibility for the securities activities of its Representatives, and, similarly, each Intermediary Distributor shall assume, pursuant to the Sales Agreement, full responsibility for the Intermediary's Representatives' securities activities, including compliance with the NASD Rules of Fair Practice and any applicable state securities laws and regulations. The Distributor, either directly or indirectly through the Company as its agent, shall: (a) make timely filings with the SEC, the NASD, and any other appropriate securities regulatory authorities of any advertisements, sales literature, or other materials relating to the Contracts, as required by law or regulation to be filed; (b) make available to the Company for approval copies of all agreements and other written plans and documents relating to the sale of the Contracts, and shall, if necessary, submit such agreements and other plans and documents to the appropriate securities regulatory authorities for approval prior to their use; (c) assist its Representatives in their efforts to prepare themselves to pass any and all applicable NASD and state insurance qualification examinations; (d) register its Representatives with the NASD and any other appropriate securities regulatory authorities; and (e) supervise and control their Representatives in the performance of their selling activities. The Intermediary Distributors, pursuant to each Sales Agreement, shall have similar responsibilities with regard to the assistance, registration, supervision and control of the Intermediary's Representatives. In connection with obtaining the clearances of the appropriate regulatory authorities, the parties agree to use their best efforts to obtain such clearances as expeditiously as possible, and shall not use any sales material, plan, or other agreement in any jurisdiction unless the appropriate filings have been made and approvals obtained that are necessary to make their use proper and legal therein.
         The Distributor will take reasonable steps to ensure that the Representatives do not make any recommendations to Applicants for the purchase of a Contract(s) in the absence of reasonable grounds to believe that the purchase of such Contracts is suitable for the Applicants. Determinations of suitability will be based on various types of information including, but not limited to, information furnished to a Representative by an Applicant after reasonable inquiry by the Representative concerning the Applicant's insurance and investment objectives, financial situation, and needs, including the likelihood that the Applicant will be financially able to make sufficient premium payments to derive the benefits from the Contracts. Likewise, pursuant to each Sales Agreement, each Intermediary Distributor shall take reasonable steps to ensure that the Intermediary's Representatives do not make any recommendations to any Applicant in the absence of reasonable grounds to believe that the purchase of such Contracts is suitable for the Applicant, with determinations of suitability based upon the factors set forth immediately above.
         The Distributor will not encourage a prospective Applicant to surrender or exchange an insurance contract in order to purchase a Contract, nor will the Distributor encourage any existing holder of a Contract (a "Contractholder") to surrender or exchange a Contract in order to purchase another insurance contract. Likewise, each Intermediary Distributor, pursuant to each Sales Agreement with the Distributor, shall not encourage a prospective Applicant to surrender or exchange an insurance contract in order to purchase a Contract, nor encourage any Contractholder to surrender or exchange a Contract in order to purchase another insurance contract. The obligations under this paragraph are subject to applicable NASD Rules of Fair Practice and any other applicable laws, regulations and regulatory guidelines.
         The Distributor and each Intermediary Distributor, pursuant to each Sales Agreement, each shall take reasonable steps to ensure that their respective Representatives or Intermediary's Representatives do not use any advertisement, sales literature, or other promotional material which has not been specifically approved in advance by the Company; and the Company, as agent for the Distributor, shall be responsible for filing such items, as necessary, with the SEC, the NASD, and any other appropriate securities regulatory authorities, and, where necessary, shall obtain the approvals of such authorities. No associated person, either of the Distributor or of any Intermediary Distributor, shall, in connection with the offer and sale of the Contracts, make any representation or communicate any information regarding the Contracts or the Company, which is not inconsistent with (i) materials approved by the Company for distribution to the public, or (ii) a current prospectus relating to the Contracts, or (iii) the then effective registration statements under the Securities Act of 1933 (the "1933 Act") for the Contracts.

         4. Offer, Sale and Acceptance of Applications. The Company will undertake to appoint the Representatives and Intermediary's Representatives as life insurance agents of the Company, and will be responsible for ensuring that only agents properly qualified under the insurance laws of all relevant jurisdictions will engage in the offer and sale of the Contracts. Completed Applications shall be transmitted directly to the Company for acceptance or rejection by the Company in its sole discretion, in accordance with its insurance underwriting and selection rules. Initial and subsequent premium payments under the Contracts shall be made payable to the Company, and when such payments are received by a Representative or Intermediary's Representative they shall be held in a fiduciary capacity and forwarded promptly, and in any event not later than two business days, in full to the Company. All such premium payments, whether by check, money order or wire, shall be the property of the Company.

         5. Undertakings. The Distributor, in order to discharge its duties under this Agreement, may designate certain employees of the Company to become limited or general securities principals of the Distributor, and the Company will use its best efforts to ensure the cooperation of such employees. These individuals will perform various functions on behalf of the Distributor, including, but not limited to, supervision of the securities sales activities of the Representatives and enforcement of the compliance rules and procedures of the Distributor. All books and records relating to the Distributor's operations shall: (a) be maintained and preserved by the Company as agent for the Distributor, in conformity with the requirements of SEC Rules 17a-3 and 17a-4 under the 1934 Act; (b) be and remain the property of the Distributor; and (c) be at all times subject to inspection by the SEC and the NASD in accordance with
Section 17(a) of the 1934 Act.
         The Distributor will fully cooperate with the Company in executing such papers and performing such acts as may be reasonably requested by the Company from time to time for the purpose of: (a) maintaining the registration of the Contracts under the 1933 Act, and of the Separate Account(s) under the Investment Company Act of 1940 (the "1940 Act"); and (b) maintaining the qualification of the Contracts for sale under applicable state laws.
         Upon the completion of each transaction relating to the Contracts for which a confirmation is legally required, the Company shall, acting as agent of the Distributor, send a written confirmation of such transaction to the customer.

         6. Servicing of the Contracts. The Company shall provide all necessary insurance operations, including such actuarial, financial, statistical, premium billing and collection, accounting, data processing, and investment services as may be required with respect to the Contracts. In addition to these services, or other services provided hereunder, the Company shall provide such executive, legal, clerical, and other personnel related services as may be required to carry out the Company's obligations under this Agreement, including its obligation to perform certain functions on behalf of the Distributor.

         7. Recordkeeping. The Company shall provide recordkeeping and general office administration services incidental to or necessary for the proper performance of the services to be performed by the Company and, to the extent the Distributor does not elect to perform said recordkeeping and administration functions, the Distributor in accordance with this Agreement. In addition, the Company shall maintain all book and records relating to the Contracts, which materials will be available to the Distributor (to the extent that they relate to the broker-dealer operations) and to the appropriate regulatory authorities upon request.
         All books, accounts, and records of the Company and the Distributor as may pertain to the Contracts and this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of all Contract transactions and all other transactions relating to this Agreement. The Company shall own and control all records pertinent to its variable insurance products operations that are maintained by the Distributor under this Agreement, and in the event this Agreement is terminated for any reason, all such records shall promptly be returned to the Company without charge, free from any claim or retention of rights of the Distributor.

         8. Confidentiality. The Distributor shall keep confidential any information obtained pursuant to this Agreement, and shall disclose such information only if the Company has authorized such disclosure, or if such disclosure is expressly required by the appropriate federal or state regulatory authorities.

         9. Expenses and Fees. The Company shall pay commissions to the Distributor on premiums paid under all Contracts sold pursuant to this Agreement and any Sales Agreements entered into pursuant to Section 2 of this Agreement. The Company shall, in connection with the sale of the Contracts, pay all amounts, including sales commissions, owed by the Distributor to the Representatives or Intermediary Distributors. The Distributor shall be responsible for all tax reporting information which the Distributor is required to provide under applicable tax law to its agents, Representatives or employees with respect to the Contracts.
         The Company shall pay, or cause another person to pay, all expenses related to: (a) registering the Distributor's associated persons with the NASD and all other appropriate securities regulatory authorities; (b) preparing the Distributor's associated persons to pass the applicable NASD and state qualification examinations; (c) preparing and distributing all prospectuses (including all amendments and supplements thereto), Contracts, notices, confirmations, periodic reports, proxy solicitation materials, sales literature and advertising relating to the sale of the Contracts; and (d) ensuring compliance with all applicable insurance and securities laws and regulations relating to the registration of the Contracts and the activities of the Representatives in connection with the offer and sale of the Contracts. Except as otherwise indicated herein, or by written agreement of the parties, the Company shall pay, or cause another person to pay, all expenses resulting from this Agreement.

         10. Dual Interests. It is understood that any shareholder, director, officer, employee, or agent of the Distributor, or of any organization affiliated with the Distributor, or of any organization which the Distributor may have an interest, or of any organization which may have an interest in the Distributor may be a Contractholder; and that the existence of any such dual interest shall not affect the validity thereof or the validity of any transaction hereunder except as may be otherwise provided in the articles of incorporation or by-laws of the Distributor, or by the specific provisions of applicable law. For the purpose of this Section 10, the term "affiliated person" shall have the same definition as set forth in the 1940 Act subject, however, to such exemptions as may be granted pursuant to the 1940 Act.

         11. Customer Claims. The Company shall provide all services relating to claims made under the Contracts, including investigation, adjustment, and defense of claims, and shall make all payments relating to the Contracts, including payments representing claims, Contract loans, full and partial surrenders, and amounts paid under Contract settlement options. The Company shall retain ultimate authority for adjustments and claim payments, which payments shall be final and conclusive.

         12. Cooperation Regarding Investigations and Proceedings. The Distributor and the Company agree to fully cooperate with each other in any insurance regulatory examination, investigation, or proceeding, or in any judicial proceeding arising in connection with the Contracts distributed under this Agreement. The Distributor and the Company further agree to fully cooperate with each other in any securities regulatory examination, investigation, or proceeding, or in any judicial proceeding with respect to the Company, the Distributor, their affiliates and agents, or representatives, to the extent that such examination, investigation, or proceeding is in connection with Contracts distributed under this Agreement. The Distributor shall, upon request by the appropriate federal and state regulatory authorities, furnish such authorities with any information or reports in connection with the Distributor's services under this Agreement.

         13. Sharing of Information. Each party hereto will promptly advise the other of: (a) any action taken by the SEC, the NASD, or other regulatory authorities, of which it has knowledge, affecting the registration or qualification of the Contracts, or the right to offer the Contracts for sale; and (b) the happening of any event which makes untrue any statement contained in the registration statements or prospectus, or which requires the making of any change in the registration statements or prospectus in order to make the statements therein not misleading.

         14. Indemnification.
                  a. The Company.  The Company shall indemnify and hold harmless the Distributor and each person who controls or is associated with the Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of any action, suit or proceeding or any claim asserted), to which the Distributor and/or any such person may become subject, under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities
                           (i)  arise  out  of or  are  based  upon  any  untrue
                  statement or alleged  untrue  statement of a material  fact or omission  or  alleged  omission  to  state  a  materials  fact required  to be  stated  therein  or  necessary  to  make  the
                  statements   therein   not   misleading,   in   light  of  the
                  circumstances  in which they were made,  contained  in any (A)
                  registration statement or in any prospectus; or (B) a blue-sky
                  application  or  other   document   executed  by  the  Company
                  specifically  for the purpose of qualifying  any or all of the
                  Contracts   for  sale  under  the   securities   laws  of  any
                  jurisdiction; provided that the Company shall not be liable in any such case to the extent that such loss,  claim,  damage or liability arises out of, or is based upon, an untrue statement or alleged untrue  statement or omission or alleged  omission:
                  (A) made in reliance upon information  furnished in writing to the  Company by the  Distributor  specifically  for use in the preparation of any registration statement or any such blue-sky application or any amendment thereof or supplement thereto; or
                  (B)   contained  in  any   registration   statement,   or  any
                  post-effective  amendment  thereto  which  becomes  effective, filed by a Fund with the SEC  relating  to shares of such Fund
                  (the "Shares"),  including any financial  statements  included
                  in,  or  any  exhibit  to,  such  registration   statement  or
                  post-effective amendment, any prospectus of a Fund relating to the Shares either contained in any such registration statement or  post-effective  amendment or filed pursuant to Rule 497(c)
                  or Rule 497(e) under the 1933 Act, any blue-sky application or other document executed by a Fund specifically for the purpose of  qualifying  any or all of the shares of such Fund for sale
                  under  the  securities   laws  of  any   jurisdiction  or  any
                  promotional,   sales  or   advertising   material  or  written
                  information relating to the Shares authorized by a Fund; or

                           (ii) result  because of the terms of any  Contract or
                  because of any breach by the Company of any provision of this Agreement or of any Contract or which proximately result from any activities of the Company's officers, directors, employees or agents or their failure to take any action in connection with the sale, processing or administration of the Contracts.

                  This indemnification agreement shall be in addition to any liability that the Company may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

                  b. The Distributor. The Distributor shall indemnify and hold harmless the Company and each person who controls or is associated with the Company within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of any action, suit or proceeding or any claim asserted), to which the Company and/or any such person may become subject, under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:
                           (i)   violations(s)   by   the   Distributor   or   a
                  Representative of federal or state securities law(s) or regulation(s), applicable banking law(s) or regulation(s), insurance law(s) or regulation(s) or any rule or requirement of the NASD; or
                           (ii) any  unauthorized  use of  sales or  advertising
                  material,  any  oral  or  written  misrepresentations,  or any unlawful sales practices concerning the Contracts, by the Distributor or a Representative; or
                           (iii) claims by the  Representatives  or other agents
                  or representatives of the Distributor for commissions or other compensation or remuneration of any type; or
                           (iv) any  action or  inaction  by a  clearing  broker
                  through whom the Distributor purchases any transaction pursuant to this Agreement; or
                           (v) any failure on the part of the  Distributor  or a
                  Representative to submit premiums or Applications to the Company, or to submit the correct amount of a premium, on a timely basis and in accordance with Section 4 of this Agreement, subject to applicable law; or
                           (vi) any failure on the part of the  Distributor or a
                  Representative to deliver the Contracts to purchasers thereof on a timely basis; or
                           (vii) a breach by the  Distributor  of any provisions
                  of this Agreement.

                  This indemnification agreement shall be in addition to any liability that the Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

                  c. In General. After receipt by a party entitled to indemnification (the "indemnified party") under this Section 14 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 14 (the "indemnifying party"), such indemnified party shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability under this Section 14, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. The indemnification provisions contained in this Section 14 shall remain operative in full force and effect, regardless of (i) any investigation made by or on behalf of the Company or by or on behalf of any controlling person thereof, (ii) delivery of any Contracts and premiums therefor, and
          (iii) any termination of this Agreement. A successor by law of the Distributor or the Company, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this
          Section 14.

         15. Standard of Care. Neither the Company nor the Distributor shall be liable to the other for any action taken or omitted by any of their officers, directors, employees, or agents, in connection with the good faith performance of their responsibilities under this Agreement, except for willful misconduct, bad faith, negligence, or reckless disregard of the duties of the parties under this Agreement.

         16. Control by Board of Directors. The performance of the Distributor under this Agreement with respect to the business and operations of the Company shall at all times be subject to the direction and control of the Board of Directors of the Company.


         17. Assignment. The Distributor may not assign or delegate its responsibilities under this Agreement without the prior written consent of the Company and the non-disapproval of the New York Superintendent of Insurance.


         18. Termination. This Agreement shall become effective as of the date of its execution, shall continue in full force and effect until terminated, and may be terminated by either party at any time without penalty upon sixty (60) days written notice to the other party. This Agreement may be terminated upon ten days notice upon the other party's material breach of any provision of this Agreement, unless such breach has been cured to the satisfaction of the non-breaching party within ten days of receipt by the breaching party of notice of such breach from the non-breaching party. This Agreement may also be terminated at any time without penalty if, in the sole discretion of the Company, the Distributor is not performing its duties in a satisfactory manner.
         Upon termination of this Agreement all authorizations, rights and obligations shall cease except for the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by the Company prior to termination, and the obligations contained in Sections 7, 10, 11, 12, 13, and 14.

         19. Amendment. This Agreement and the Schedules hereto may be amended at any time by a writing executed by both of the parties hereto provided such amendment is submitted to the Superintendent and is not disapproved by the Superintendent.

         20. Governing Law. This Agreement, and the rights and liabilities of the parties hereunder, shall be construed in accordance with the internal laws of the State of New York .

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                         TRANSAMERICA INSURANCE SECURITIES
                         SALES CORPORATION



                         By:      _____________________________
                         Name:    _____________________________
                         Title:   _____________________________


                         TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


                         By:      _____________________________
                         Name:    _____________________________
                         Title:   _____________________________

                                   SCHEDULE 1

                           Variable Insurance Products
                            Amended November 15, 1997



------------------------------------------- -------------------------- ------------------------- ======================
Contract Marketing Name                     Policy Form Nos.           SEC Registration No.      Separate Account

------------------------------------------- -------------------------- ------------------------- ======================

Dreyfus-Transamerica Triple Advantage       3-501  11-102              33-55152                  VA-2NY
Annuity

------------------------------------------- -------------------------- ------------------------- ======================
------------------------------------------- -------------------------- ------------------------- ======================

[No-Load Variable Annuity]                  FTGP-500-192               33-55154                  VA-2NLNY

------------------------------------------- -------------------------- ------------------------- ======================
------------------------------------------- -------------------------- ------------------------- ======================

Distinct Assets Variable Annuity            FTCG-101-193               33-71748                  VA-5NLNY

------------------------------------------- -------------------------- ------------------------- ======================
------------------------------------------- -------------------------- ------------------------- ======================

Transamerica Series Variable Annuity        3-504  11-197              UNKNOWN                   VA-6NY

------------------------------------------- -------------------------- ------------------------- ======================


                                   SCHEDULE 2

                 Investment Companies serving as funding medium.
                            Amended November 15, 1997


---------------------------------------- ---------------------------------------------------

Name of Policy                           Underlying Portfolios

---------------------------------------- ---------------------------------------------------
---------------------------------------- ---------------------------------------------------

Dreyfus/Transamerica Triple Advantage    Dreyfus Life and Annuity Index Fund, Inc.
Annuity

---------------------------------------- ---------------------------------------------------
---------------------------------------- ---------------------------------------------------

                        Dreyfus Variable Investment Fund

                             Money Market Portfolio
                            Special Value Portfolio
                           Zero Coupon 2000 Portfolio
                             Quality Bond Portfolio
                               Small Cap Portfolio
                         Capital Appreciation Portfolio
                             Stock Index Portfolio
                         Socially Responsible Portfolio
                           Growth and Income Portfolio
                         International Equity Portfolio
                         International Value Portfolio
                          Disciplined Stock Portfolio
                          Small Company Stock Portfolio
                               Balanced Portfolio
                       Limited Term High Income Portfolio


---------------------------------------- -------------------------------------
---------------------------------------- -------------------------------------

                 Dreyfus Socially Responsible Growth Fund, Inc.

---------------------------------------- -------------------------------------
---------------------------------------- -------------------------------------

[No-Load Variable Annuity]               Dreyfus Variable Investment Fund

---------------------------------------- --------------------------------------
---------------------------------------- --------------------------------------

                    Dreyfus Life and Annuity Index Fund, Inc.

---------------------------------------- ---------------------------------------------------
---------------------------------------- ---------------------------------------------------
Distinct Assets                          American Century VIP Capital Appreciation Portfolio
                                         Federated American Leaders Fund II
                                         INVESCO VIF-High Yield Fund
                                         INVESCO VIF-Industrial Income Fund
                                         INVESCO VIF-Total Return Fund
                                         Janus Aspen Growth Portfolio
                                         Lexington Emerging Markets Fund
                                         Schwab Money Market Portfolio
                                         SteinRoe Capital Appreciation Fund
                                         Strong Discovery Fund II


---------------------------------------- ---------------------------------------------------
---------------------------------------- ---------------------------------------------------

Transamerica Series Variable Annuity     Janus Aspen Worldwide Growth Portfolio
                                         Morgan Stanley UF International Magnum Portfolio
                                         Dreyfus VIF Small Cap Portfolio
                                         OCC Accum Trust Small Cap Portfolio
                                         MFS VIT Emerging Growth Portfolio
                                         Alliance VPF Premier Growth Portfolio
                                         Dreyfus VIF Capital Appreciation Portfolio
                                         MFS VIT Research Portfolio
                                         Transamerica VIF Growth Portfolio
                                         Alger American Income & Growth Portfolio
                                         Alliance VPF Growth & Income Portfolio
                                         MFS VIT Growth with Income Portfolio
                                         Janus Aspen Balanced Portfolio Portfolio
                                         OCC Accum Trust Managed Portfolio
                                         Morgan Stanley UF High Yield Portfolio
                                         Morgan Stanley UF Fixed Income Portfolio
                                         Transamerica VIF Money Market Portfolio


---------------------------------------- ---------------------------------------------------

                                   SCHEDULE 3

      Separate Accounts of Transamerica Life Insurance Company of New York
                            Amended November 15, 1997

1. Separate Account VA-2LNY of Transamerica Life Insurance Company of New York

2. Separate Account VA-2NLNY of Transamerica Life Insurance Company of New York

3. Separate Account VA-5NLNY of Transmaerica Life Insurance Company of New York

4. Separate Account VA-6NY of Transamerica Life Insurance Company of New York

Exhibit (4)       Form of Flexible Premium Deferred Variable Annuity Contract.

[LOGO] TRANSAMERICA LIFE INSURANCE
       COMPANY OF NEW YORK

                                 Transamerica Life Insurance Company of New York
                                            Home Office: 100 Manhattanville Road
                                                   Purchase, New York 10577-2135
                                                                 A Stock Company


------------------------------------------------------------------------------
About your policy
------------------------------------------------------------------------------

This is a legal policy between you, the "owner", and Transamerica Life Insurance Company of New York (referred to as "we", "us", and "our" in this policy). Please read it carefully.

The owner will be entitled to certain benefits provided under this policy, subject to its provisions.



Right to Cancel

The owner may cancel this policy by returning it to: (a) the agent or (b) Transamerica Life Insurance Company of New York, Annuity Service Center, P.O. Box 31848, Charlotte, North Carolina 28231-1848, before midnight of the tenth day after receipt of the policy. The return of the policy will be effective as of the date the notice is received. We will refund an amount equal to the sum of: (i) all premiums allocated to the fixed account less any withdrawals; and
(ii) the variable accumulated value of the policy.



PAYMENTS AND VALUES PROVIDED UNDER THIS POLICY WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO PAGE 7 FOR ADDITIONAL INFORMATION ON THE VARIABLE ACCOUNT.


               TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


               /S/ James W. Dederer          /s/ Alan T. Cunningham

               CHAIRMAN                             PRESIDENT







-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                  Variable and fixed dollar settlement options
                          Separate Account Investments
                    Non-participating - No annual dividends
-------------------------------------------------------------------------------

3-504 11-197                                                          Page 1

-------------------------------------------------------------------------------
Information page
-------------------------------------------------------------------------------

                                                      ---------------------------   ---------------
Policy Information ..........................                         Beneficiary Information
                                                      ---------------------------   ---------------
                                                      ---------------------------   ---------------
Policy Number: ..............  Specimen               Beneficiary:                  Judy Doe
Policy Effective Date: ......  July 1, 1997           Date of Birth:                January 1, 1959
Income Tax Status: ..........  Non-Qualified          Tax ID Number:                999-99-9999
Initial Premium: ............  $      20,000
Annuity Date: ...............  July 1, 2044

                                                      ---------------------------   ---------------
Owner Information ...........                                          Annuitant Information
                                                      ---------------------------   ---------------

Owner: ......................  John Doe               Annuitant:                    John Doe
Date of Birth: ..............  January 1, 1959        Date of Birth:                January 1, 1959
Tax ID Number: ..............  999-99-9999            Tax ID Number:                999-99-9999

                                                      ---------------------------   ---------------
                                                      ---------------------------   ---------------
Joint Owner Information .....                                       Joint Annuitant Information
                                                      ---------------------------   ---------------

Joint Owner: ................  Jane Doe               Joint Annuitant:              Jane Doe
Date of Birth: ..............  January 1, 1959        Date of Birth:                January 1, 1959
Tax ID Number: ..............  999-99-9999            Tax ID Number:                999-99-9999


-------------------------------------------------   ---------------
-------------------------------------------------   ---------------
                                Allocation of Initial Premium
-------------------------------------------------   ---------------
Variable Sub-accounts

[Alliance VPF Premier Growth] ..........................   ____%
[Alliance VPF Growth and Income] .......................   ____%
[Alger American Income and Growth] .....................   ____%
[Dreyfus VIF Capital Appreciation] .....................   ____%
[Dreyfus VIF Small Cap] ................................   ____%
[Janus Aspen Balance] ..................................   ____%
[Janus Aspen Worldwide Growth] .........................   ____%
[MFS VIT Emerging Growth] ..............................   ____%
[MFS VIT Growth and Income] ............................   ____%
[MFS VIT Research] .....................................   ____%

[Morgan Stanley UF Fixed Income]........................   ____%
[Morgan Stanley UF High Yield]..........................   ____%
[Morgan Stanley UF International Magnum]................   ____%
[OCC Accumulation Trust Managed]........................   ____%
[OCC Accumulation Trust Small Cap]......................   ____%
[Transamerica VIF Growth Fund]..........................   ____%
[Transamerica VIF Money Market Portfolio]...............   ____%
[Fixed Account].........................................   ____%
[Guarantee Period Account Option- 1-10 Yr.].............   ____%

Total Allocation:                                           100%

---------------------------------------------------   ---------------

The data above reflects the information you provided us to issue this policy. If you wish to change/correct any information on this page or for inquiries regarding coverage or customer service please call us immediately at our service center.


SERVICE CENTER:                Transamerica Life Insurance Company of New York
                               Annuity Service Center
                               P.O. Box 31848
                               Charlotte, North Carolina 28231-1848
                               1-800 258-4260



-------------------------------------------------------------------------------
Continued on the next page
-------------------------------------------------------------------------------

3-504 11-197                                                             Page 2

-------------------------------------------------------------------------------
Information page (continued)
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                             ANNUAL CHARGES AND FEES
       Charges and fees at the time we issued this policy are shown below.
-------------------------------------------------------------------------------
---------------------------------------- --------------------------------------------------------
Mortality and Expense Risk Charge        [1.20% of the assets in each variable sub-account]
---------------------------------------  --------------------------------------------------------

---------------------------------------  --------------------------------------------------------
Administrative Expense Charge            [0.15% of the assets in each variable sub-account]

---------------------------------------  --------------------------------------------------------
Transfer Fee                             $10 for each transfer over [twelve] in each policy year
---------------------------------------  --------------------------------------------------------

---------------------------------------  --------------------------------------------------------
Systematic Withdrawal Fee                [Currently None]
---------------------------------------  --------------------------------------------------------
                                         [($30 or 2% of the policy value if less)]
Account Fee (before the annuity date)    [(We will waive if policy value is over $25,000)]
---------------------------------------  --------------------------------------------------------
Annuity Fee (after the annuity date)     [$30]
---------------------------------------  --------------------------------------------------------

---------------------------------------- ---------------------------------------------------------

                        CONTINGENT DEFERRED SALES LOAD

      Number of Complete Years             Contingent Deferred Sales Load
      From Receipt of Premium              as a Percentage of Premium

      Less than 1 year..................................6%
      1 year but less than 2 years......................6%
      2 years but less than 3 years.....................5%
      3 years but less than 4 years.....................5%
      4 years but less than 5 years.....................4%
      5 years but less than 6 years.....................4%
      6 years but less than 7 years.....................2%
      7 or more years...................................0%



Additional Information

          Minimum Initial Premium:                                     [$5,000]
                                                                       [$2,000 for IRA's]

          Additional Premium Minimum:                                  [$1,000]

          Maximum Total Premium(s):                                    [$1,000,000]

          Minimum Initial Variable Sub-account Allocation or Transfer: [$1,000]

          Minimum Initial Fixed Account Allocation or Transfer:        [$1,000]

          Maximum Transfer Percentage
          from the Fixed Account:                                      [10%]

          Minimum Policy Value:                                        [$2,000]


-------------------------------------------------------------------------------
End of Information Page
-------------------------------------------------------------------------------

3-504 11-197                                                           Page 2A

-------------------------------------------------------------------------------
Table of Contents
-------------------------------------------------------------------------------

                                                                         PAGE

        INFORMATION PAGE...............................................2 & 2A

        DEFINITIONS.........................................................4

        OWNER, ANNUITANT, BENEFICIARY.......................................5

        ESTABLISHING THIS POLICY............................................6

        THE VARIABLE ACCOUNT................................................7

        THE FIXED ACCOUNT...................................................8

        TRANSFER PROVISIONS.................................................9

        WITHDRAWAL PROVISIONS...............................................9

        SETTLEMENT OPTION PROVISIONS ......................................11

        SETTLEMENT OPTION PAYMENTS.........................................12

        DEATH BENEFIT PROVISIONS ..........................................13

        CHARGES, FEES AND SERVICES ........................................15

        GENERAL PROVISIONS.................................................16

        APPENDIX - ANNUITY RATE TABLES.....................................18














3-504 11-197                                                       Page 3

------------------------------------------------------------------------------
Definitions
------------------------------------------------------------------------------

Annuity Date

The date the annuitization phase of this policy begins. The annuity date is shown on the Information Page.

Cash Surrender Value

The amount we will pay to the owner if the policy is surrendered on or before the annuity date. The cash surrender value is equal to the policy value; less any account fee, contingent deferred sales load, or premium tax charges.

Code

The Internal Revenue Code of 1986, as amended, and the rules and regulations issued under it.

Fixed Account

An account which credits a rate of interest for a period of at least twelve months for each allocation or transfer.

Fixed Account Accumulated Value

The total dollar value of all amounts the owner allocates or transfers to the fixed account; plus interest credited; less any amounts withdrawn, applicable fees and premium tax charges, and/or transfers out to the variable account prior to the annuity date.

Policy Anniversary

The anniversary each year of the policy effective date as shown on the Information Page.

Policy Value

The sum of the variable accumulated value and the fixed account accumulated value.

Policy Year

The 12-month period starting on the policy effective date and ending with the day before the policy anniversary, and each 12-month period thereafter.

Portfolio

The investment portfolio underlying each variable sub-account in which we will invest any amounts the owner allocates to that variable sub-account.

Status (Qualified and Non-Qualified)

The status shown on the Information Page. This policy has a qualified status if it is issued in connection with a retirement plan or program.

Valuation Day

Any day the New York Stock Exchange is open. To determine the value of an asset on a day that is not a valuation day, we will use the value of that asset as of the end of the next valuation day.

Valuation Period

The time interval between the closing (generally 4:00 p.m. Eastern Time) of the New York Stock Exchange on consecutive valuation days.

Variable Account

The variable account (separate account VA-6NY) is a separate account established and maintained by us for the investment of a portion of our assets.

Variable Accumulated Value

The total dollar value of all variable accumulation units under this policy prior to the annuity date.

Variable Accumulation Unit

A unit of measure used to determine the variable accumulated value before the annuity date. The value of a variable accumulation unit varies with each variable sub-account.

Variable Sub-accounts

One or more divisions of the variable account each of which invests solely in shares of one of the portfolios. The variable sub-accounts selected by the owner are shown on the Information Page.


3-504 11-197                                                          Page 4

-------------------------------------------------------------------------------
Owner, Annuitant, Beneficiary
-------------------------------------------------------------------------------


Owner (Joint Owners)

The person(s) named on the Information Page who, while living, controls all rights and benefits under this policy. If the owner is a trust that allows a person(s) other than the trustee to exercise the ownership rights under this policy, such person(s) must be named annuitant(s) and will be treated as the owner.

If joint owners are named, the joint owners share ownership in this policy equally with the right of survivorship. The right of survivorship means that if a joint owner dies, his or her interest in the policy will pass to the surviving joint owner subject to the death benefit provisions.

The owner(s) is entitled to designate the annuitant, beneficiary or other payee, settlement option, and annuity date. The owner must notify us at our service center to make changes to these designations in a form and manner acceptable to us.

Annuitant (Joint Annuitant)

The person(s) named on the Information Page whose age and sex is used to determine the amount of settlement option payments on the annuity date. If a joint annuitant is named, that joint annuitant must be the annuitant's spouse. The joint annuitant will become the annuitant if the annuitant dies. If there is no joint annuitant and the annuitant dies, an individual owner will become the new annuitant until the owner names another annuitant.

If the owner is an individual, the annuitant(s) may be changed by the owner at any time before the annuity date. Any such change will be subject to the then current underwriting requirements. We reserve the right to reject any change of the annuitant(s) which has been made without our prior written consent.

If the owner is not an individual, the annuitant(s) may not be changed.

Beneficiary

The person(s) named on the Information Page who is designated to receive the amounts payable under this policy if:

     The owner dies before the annuity date and there is no joint owner; or

     The owner dies after the annuity date and settlement option payments have begun under a selected settlement option that guarantees payments for a certain period of time.

The interest of any beneficiary who dies before the owner will terminate at time of death of such beneficiary.

A beneficiary may be named or changed at any time. Any change made to an irrevocable beneficiary must also include the written consent of the beneficiary, except as otherwise required by law.

If more than one beneficiary is named, each named beneficiary will share equally in any benefits or rights granted by this policy unless the owner gives us other instructions at the time the beneficiaries are named.






3-504 11-197                                                 Page 5

Establishing this Policy


This policy was established on the policy effective date shown on the Information Page.

Any time before the annuity date the owner may make additional premiums to this policy. We reserve the right to not accept additional premiums beyond certain attained ages of the owner or annuitant.

The owner may allocate premiums to the fixed account or one or more of the variable sub-accounts we offer at the time we receive a premium. We reserve the right to limit the total number of investment options that may be chosen over the lifetime of the policy.

All premiums are subject to the conditions listed below.

-------------------------------------------------------------------------------

Premium Provisions

Payment and Acceptance of Premiums

Premiums are payments the owner makes to us for the benefits under this policy. All premiums must be made to either an agent designated by us or our service center.

The initial premium, as shown on the Information Page, will be credited to the variable sub-accounts and/or the fixed account according to the owner's instructions within two business days of the date our service center receives both the initial premium and sufficient information, in a form and manner acceptable to us, to issue this policy.

Additional premiums will be credited on the date we receive them at our service center and are subject to the conditions listed below. Premiums must:

      Meet the additional payment minimum shown on the Information Page.

      Not exceed any federal or state limitations during any taxable year; and

      Not exceed the maximum total premium amount, as shown on the Information Page, without our prior approval.

We may return to the owner any premiums that do not meet the conditions described in this section.

Allocating Each Premium

Allocations the owner makes to the variable sub-accounts and the fixed account are subject to the following conditions. The owner must allocate:

      In whole number percentages;

      A minimum of 10% of each premium to any variable sub-account or the fixed account.

      Not less than the variable sub-account minimum, as shown on the Information Page, to variable sub-accounts with a zero balance.

      Not less than the fixed account minimum, as shown on the Information Page.

The owner may change allocation elections for future premiums any time before the annuity date by notifying us at our service center.

Continuation of this Policy

If the owner stops making additional premiums to this policy, the provisions of the policy will continue in force until all values have been distributed. The owner may exercise all ownership rights under this policy during that time, including making withdrawals and applying the annuity amount, as defined in the settlement option provisions section, to provide payments under a settlement option described in this policy.



3-504 11-197                                                       Page 6

-------------------------------------------------------------------------------
The Variable Account
-------------------------------------------------------------------------------


The variable account is a separate account established and maintained by the Company for the investment of a portion of our assets pursuant to Section 4240 of the New York Insurance Law and New York Insurance Department Regulation 47 (11NYCRR50). We will use the assets of the variable account to buy shares in the various portfolios. Premiums allocated or transfers made to one or more variable sub-accounts will become a part of the variable account.

The assets of the variable account are owned by us. The assets in the variable account are not chargeable with liabilities arising out of any other business we conduct, except to the extent that they exceed the reserves and other liabilities of the variable account. The assets of the variable account maintained under this policy will be kept separate from the assets held in our general account.

Variable Sub-accounts

The variable account is composed of a number of variable sub-accounts. The investment performance of each variable sub-account is linked directly to the investment performance of the underlying portfolio.

We cannot and do not guarantee that any of the variable sub-accounts will always be available for investment. We reserve the right, subject to compliance with applicable federal or state law, rules or regulations, to add, delete, or substitute the variable sub-accounts or the portfolio shares held by a variable sub-account, if we believe that further investment in the shares is no longer appropriate or shares in a portfolio become no longer available for investment. We will send written notification to the owner of such changes.

Variable Accumulation Unit

A variable accumulation unit is a unit of measure we use to determine the variable accumulated value each day before the annuity date. The variable accumulated value is the total dollar value of all variable accumulation units for each variable sub-account. The value of a variable accumulation unit varies with each variable sub-account. Premiums allocated or transfers made to a variable sub-account are credited to the variable accumulated value in the form of variable accumulation units. Transfers, withdrawals, or fees made from a variable sub-account will result in the cancellation of variable accumulation units.

Each time a premium is allocated or a transfer is made to a variable sub-account, the number of variable accumulation units credited will be determined. We will determine the number of variable accumulation units by dividing the total amount allocated by the value of that variable sub-account's variable accumulation unit for the valuation day on which either we received the premium allocation or transfer request at our service center.

The value of a variable accumulation unit for each variable sub-account is determined by multiplying the value of that unit at the end of the prior valuation period by the net investment factor of the variable sub-account for the valuation period. The value of a variable accumulation unit may increase or decrease.

Net Investment Factor

The net investment factor is the formula that measures the investment performance of a variable sub-account from one valuation period to the next. For any variable sub-account, the net investment factor for a valuation period is determined by dividing (A) by (B), then subtracting (C) where;

     (A) is The net asset value per share held in the variable sub-account, as of the end of the valuation period; plus (minus)

     The per-share amount of any dividend or capital gain distributions if the "ex-dividend" date occurs in the valuation period; plus (minus)

     A per-share charge or credit as of the end of the valuation period for tax reserves for realized and unrealized capital gains, if any.



3-504 11-197                                                 Page 7

     (B) is The net asset value per share held in the variable sub-account as of the end of the prior valuation period.

     (C) is The daily mortality and expense risk charge multiplied by the number of calendar days in the current valuation period; plus

     The daily administrative expense charge multiplied by the number of calendar days in the current valuation period.


-------------------------------------------------------------------------------
The Fixed Account
-------------------------------------------------------------------------------

Crediting of Interest

We will establish effective annual rates of interest for any amounts allocated or transferred to this fixed account from time to time. Any premium allocation or transfer to the fixed account will be credited interest at the rate applicable for its class. We guarantee that the rate of interest in effect for any amounts allocated or transferred will remain in effect for at least twelve months from the date such allocation or transfer is made. At any time after the end of the twelve month period for a particular allocation, we may change the annual rate of interest without prior notice. We guarantee that any subsequent change in the annual rate of interest will remain in effect for a minimum of twelve months from the effective date of change.

Interest will be credited on a daily basis at a daily rate which is equivalent to the effective annual interest rate for that allocation. The effective annual interest rate applicable to an allocation will never be less than 3% annually.

Transfer Limitations

Transfers from and to the fixed account are subject to the following conditions:

          The owner may make four transfers from the fixed account to the variable account each policy year. The total amount transferred may not exceed the maximum amount allowed for any policy year. We reserve the right to waive this limitation.

          The maximum amount that may be transferred each policy year is a percentage of the value of the fixed account as of the last policy anniversary less any prior transfers made that policy year. The percentage rate, which will be declared by the Company from time to time, will not be less than 10 percent. The percentage rate on the policy effective date for the maximum transfer amount is shown on the Information Page.

          Amounts from the fixed account may not be transferred to any variable sub-account as identified by us whose underlying portfolio's assets consist of more than 50% investment in income producing securities, such as the money market accounts, certificates of deposit, U.S. Treasury or other U.S. Government securities, bonds or any other fixed income investment.

          Each time an amount is transferred from the fixed account into the variable account, the owner may not transfer any amounts back to the fixed account for six months following the date of the original transfer.


-------------------------------------------------------------------------------
Transfer Provisions
------------------------------------------------------------------------------

The owner may transfer all or a portion of the policy value between and among the variable sub-accounts and the fixed account are subject to the limitations as described in this section and the fixed account section of this policy.

All transfer requests must specify (a) the amount of the transfer; (b) the variable sub-account or the fixed account from which the transfer is to be made; and (c) the variable sub-account or fixed account which is to receive the transfer. All transfers will be made as of the valuation day we receive the request at our service center.

Before the annuity date, transfers in excess of the maximum per policy year, as shown on the Information Page, will be subject to a transfer fee, as described in the charges, fees and services section of this policy. We reserve the right to waive the transfer fee.



3-504 11-197                                                            Page 8

After the annuity date, transfers are only permitted if a variable payment option is elected. Such transfers among the variable sub-accounts are limited to four per policy year. We reserve the right to change the number of transfers available after the annuity date.

The minimum amount that may be transferred from a variable sub-account or the fixed account is the lesser of $1,000 or the entire value of the variable sub-account or fixed account from which the transfer is being made. The minimum amount that may be initially allocated or transferred into a variable sub-account or the fixed account is shown on the Information Page. We reserve the right to waive the minimum(s) in connection with certain options offered with this policy.

-------------------------------------------------------------------------------
Withdrawal Provisions
-------------------------------------------------------------------------------

Before the annuity date and subject to the conditions below the owner may:

      Withdraw a portion of the policy value for cash subject to any applicable contingent deferred sales load and premium tax charges; or

      Automatically withdraw a portion of the policy value by electing the systematic withdrawal option; or

      Withdraw the cash surrender value and terminate this policy.

Any amount withdrawn that exceeds the allowed amount, as described below, may be subject to a contingent deferred sales load. All withdrawals will be made from premiums on a first in, first out basis and then from earnings.


-------------------------------------------------------------------------------
Partial Withdrawal Provisions
-------------------------------------------------------------------------------

Partial withdrawals taken from the variable sub-accounts or the fixed account are subject to a minimum withdrawal amount equal to the lesser of $1,000 or the entire value of the variable sub-account or fixed account from which the withdrawal is being made. We reserve the right to limit the number of partial withdrawals that may be taken from the fixed account in any policy year. We reserve the right not to process any withdrawal if the resulting policy value is below the minimum, as shown on the Information Page.

Systematic Withdrawal Option

The owner may elect to automatically receive a series of partial withdrawals under the systematic withdrawal option subject to the following conditions:

          Systematic withdrawals may be subject to a fee as described in the charges, fees and services section of this policy.

          Systematic withdrawals may only be taken from variable sub-accounts and the fixed account as designated by us from time to time. We reserve the right to prospectively change such designations.

The owner may terminate systematic withdrawals at any time by notifying us at our service center. Once the option has been terminated, it may not be elected again for a twelve month period. Systematic withdrawals will automatically terminate if the policy is annuitized, surrendered or otherwise distributed as a result of the owner's death.


Surrender of this Policy

The owner may surrender this policy to us for its cash surrender value on or before the annuity date. Surrender of the policy will be subject to any withdrawal limitations imposed under applicable federal or state law, rules or regulations.

Payment of the cash surrender value to the owner will be in full settlement of our liability under the policy.

Withdrawal of Funds Without Charges

At the end of the free look period or 30 days after the policy effective date, whichever is later, the owner may make withdrawals up to the allowed amount each policy year before the annuity date without incurring a contingent deferred sales load.




3-504 11-197                                                            Page 9

The allowed amount is equal to 10% of premiums less than seven years old as of the last policy anniversary, less any previous withdrawals taken in that policy year. For the first policy year, the allowed amount is equal to 10% of premiums as of the time of the first withdrawal, less any previous withdrawals taken that policy year. Previous withdrawals include partial withdrawals and certain scheduled withdrawals, such as systematic withdrawals. Any amounts that exceed the allowed amount will be subject to a contingent deferred sales load. Premiums that are older than seven years old will not be subject to a contingent deferred sales load.

Contingent Deferred Sales Load

A contingent deferred sales load may apply when a withdrawal from, or surrender of, this policy occurs. For purposes of determining the contingent deferred sales load, all withdrawals are made first from premiums on a first-in, first-out basis and then from earnings.

We calculate the contingent deferred sales load separately for each premium received by us. The contingent deferred sales load is a percentage of the withdrawn premium.

The applicable contingent deferred sales load percentages, as shown on the Information Page, are based on the number of complete years from the receipt of the premium(s) to the date of withdrawal.

Waiver of Contingent Deferred Sales Load

We will waive the contingent deferred sales load:

      On the allowed amount.

      Upon annuitization on or after the first policy anniversary, if the selected settlement option involves life contingencies.

      Upon the owner's death before the annuity date.

-------------------------------------------------------------------------------
Settlement Option Provisions
-------------------------------------------------------------------------------

      On the annuity date, we will apply the annuity amount, as defined below, to provide payments under the settlement option selected by the owner. The first settlement option payment will be made 30 days after the annuity date.

      Settlement option payments may be made in monthly, quarterly, semi-annual or annual installments as selected by the owner.

-------------------------------------------------------------------------------

The owner may change the annuity date and settlement and payment option by notifying our service center at least 30 days in advance of the annuity date.

The annuity date must be on or before the first day of the calendar month immediately preceding the month of the annuitant's or joint annuitant's 90th birthday, whichever is earlier.

The annuity date may not be earlier than the first day of the calendar month coinciding with the first policy anniversary.

After the annuity date, we will not allow the owner to make:

      Any changes to either the settlement or payment option;

      Additional premiums; or

      Any further withdrawals.


Annuity Amount

The annuity amount we will apply to provide payments is equal to the policy value, less any applicable contingent deferred sales load and premium tax charges.

Minimum Requirements

We reserve the right to offer a less frequent mode of payment than the mode selected by the owner or make a cash payment to the owner equal to the cash surrender value if:

      The annuity amount is less than $2,000; or

      The amount of the first fixed payment is less than $20; or

      The amount of the first variable payment is less than $20 or if a variable payment from a variable sub-account is less than $50.

If we make such a cash payment it will be in full settlement of our liability under this policy.

3-504 11-197                                                           Page 10

Settlement Options

The settlement options the owner may choose from are listed below. For any settlement option involving life contingencies, it is possible that no settlement option payments will be made from this policy if, after the annuity date but before the first settlement option payment is made, the annuitant and joint annuitant or contingent annuitant, as applicable, dies.

Life Annuity

Provides payments to the owner for as long as the annuitant lives. Payments will end with the payment due just before the annuitant's death and there is no provision for a death benefit payable to a beneficiary.

Life Annuity with Period Certain

Provides payments to the owner for the longer of: a) the annuitant's life;
or (b) the period certain. The period certain may be 120, 180 or 240 months. If the annuitant dies during the period certain, payments will continue until the end of the period certain.

Life and Contingent Annuity

Provides payments to the owner for as long as the annuitant lives. If the annuitant dies, payments will continue for as long as the contingent annuitant lives in an amount equal to 50%, 66 2/3% or 100% of the original payment, as selected. Payments will then end with the payment due just before the contingent annuitant's death.

Joint and Survivor Annuity

Provides payments to the owner for as long as the survivor of the annuitant or joint annuitant lives. After the first annuitant dies, payments will continue for as long as the survivor lives in an amount equal to 50%, 66 2/3% or 100% of the original payment, as selected. Payments will then end with the payment due just before the death of the survivor.

Other Forms of Payment

Payments can be provided under other settlement options not described in this section. Contact our service center for more information.

-------------------------------------------------------------------------------
Settlement Option Payments
-------------------------------------------------------------------------------

      Settlement option payments may be fixed or variable or a combination of both.

      The fixed payment option provides for settlement option payments that remain constant and are not affected by the investment performance of the variable sub-accounts.

      The variable payment option provides for settlement option payments that vary based on the investment performance of the variable sub-account(s) selected by the owner. These payments may increase, decrease or remain the same.
-------------------------------------------------------------------------------

Fixed Payment Option

Amount of Fixed Payment

The owner may elect to have all or a portion of the annuity amount applied to provide fixed payments. On the annuity date, we will determine the dollar amount of the fixed payments by applying the portion of the annuity amount allocated to provide fixed payments as a single payment based on the settlement option chosen and the age and sex of the annuitant(s), using the appropriate guaranteed annuity rate tables. If required by law, we will use the appropriate unisex guaranteed annuity rate tables. The monthly annuity rate tables are contained in the appendix.

Variable Payment Option

Amount of First Variable Payment

The owner may elect to have all or a portion of the annuity amount applied to provide settlement option payments that vary based on the investment performance of selected variable sub-accounts. The amount of the first variable payment will be equal to the benefit that could be purchased by applying the portion of the annuity amount allocated to provide the variable payments as a single payment based on the settlement option chosen and age and sex of the annuitant(s) using the appropriate guaranteed annuity rate tables. If required by law, we will use the appropriate unisex guaranteed annuity rate tables. The monthly annuity rate tables are contained in the appendix.

Amount of Subsequent Variable Payments

We determine the dollar amount of the second and subsequent variable payments by first identifying the number and value of the variable annuity units for each variable sub-account.

3-504 11-197                                                           Page 11

Variable annuity units are the unit of measure used to determine such payments. For each payment we multiply the number of variable annuity units by the value of the variable annuity units for each variable sub-account.

The number of variable annuity units for each variable sub-account will remain the same for the second and subsequent variable payments (unless amounts are transferred to or from a variable sub-account) and the value of the variable annuity units in each variable sub-account will vary. As a result of the variation in the value of variable annuity units for each variable sub-account between payments, the dollar amount of each variable payment after the first may increase, decrease or remain the same.


Number of Variable Annuity Units

The number of variable annuity units for each variable sub-account is determined by dividing the first variable payment by the value of the variable annuity units of each variable sub-account on the annuity date.


Value of Variable Annuity Units

The variable annuity unit values depend on the net investment factor and the assumed interest rate. The value of a variable annuity unit for each variable sub-account for any valuation day is equal to (A) times (B) times (C), where:

     (A) is the variable annuity unit value on the immediately preceding valuation day;

     (B) is the net investment factor (determined in accordance with the net investment factor provision on Page 7), for the valuation period just ended; and

     (C) is the investment result adjustment factor (.99989255)n, which recognizes an assumed interest rate of 4% per year. The Company reserves the right to offer other assumed interest rates with appropriate investment result adjustment factors. The "n" in the investment result adjustment factor is the number of days since the preceding valuation day.

Once settlement option payments begin, we guarantee the amount of each variable payment will not be affected by variations in expenses or mortality experience.

-------------------------------------------------------------------------------
Death Benefit Provisions
-------------------------------------------------------------------------------

We must distribute death benefits or continue making settlement option payments under this policy according to the requirements of Code Section 72(s) as long as this policy is in force or benefits remain to be paid.

We will not accept any additional premiums after the death of the owner or joint owner.

If any ownership change is made, the death benefit under this policy may be reduced in accordance with our then current underwriting rules. Such reduction will never decrease the death benefit below the policy value.

We must receive proof of death before any benefits are distributed from this policy. Proof of death acceptable to us includes:

      A certified copy of a death policy
      A certified copy of a court decree stating the cause of death
      A written statement by a medical doctor who attended the deceased Any other proof or documents we may require

-------------------------------------------------------------------------------

Amount of Death Benefit

If the owner or joint owner dies before the annuity date and neither the deceased owner nor the joint owner had attained the age of 85, the guaranteed minimum death benefit is equal to the greatest of (A), (B) or (C) where:

     (A) is the policy value.

     (B) is 100% of premiums, less the sum of all withdrawals and any applicable premium tax charges.

     (C) is the highest policy value on any policy anniversary, increased by the sum of all premiums received since that policy anniversary, less the sum of all withdrawals and any applicable premium tax charges since that anniversary.

The guaranteed minimum death benefit will be determined as of the end of the valuation period during which our service center receives both proof of death of the owner or joint owner and the written notice of the form of benefit elected by the person to whom the death benefit is payable.

 3-504 11-197                                                          Page 12

Amount of Death Benefit after the Owner or Joint Owner attains age 85

If the owner or joint owner dies before the annuity date and either the deceased owner or surviving owner had attained the age of 85, the death benefit is equal to the policy value. For purposes of calculating such death benefit, the policy value is determined as of the date the death benefit is paid.

Death of Owner or Joint Owner before the Annuity Date

If the owner or joint owner dies before the annuity date, we will pay the death benefit as specified in this section. The entire death benefit must be distributed within five years after the owner's death. If the owner is not an individual, an annuitant's death will be treated as the death of the owner as provided in Code Section 72(s)(6). For example, this policy will remain in force with the annuitant's surviving spouse as the new annuitant if:

     This policy is owned by a trust; and

     The beneficiary shown on the Information Page is either the annuitant's surviving spouse, or a trust holding the policy solely for the benefit of such spouse.

The manner in which we will pay the death benefit depends on the status of the person(s) involved in this policy. The death benefit will be payable to the first person from the applicable list below:

      If the owner is the annuitant:
          The joint owner, if any; then
          The beneficiary, if any.

      If the owner is not the annuitant:
          The joint owner, if any; then
          The beneficiary, if any; then
          The annuitant; then
          The joint annuitant; if any.

If the death benefit is payable to the owner's surviving spouse, (or to a trust for the sole benefit of such surviving spouse), we will continue this policy with the owner's spouse as the new annuitant (if the owner was the annuitant) and the new owner (if applicable), unless such spouse selects another option as provided below.

If the death benefit is payable to someone other that the owner's surviving spouse, we will pay the death benefit in a lump sum payment to, or for the benefit of, such person within five years after the owner's death, unless such person(s) selects another option as provided below.

In lieu of the automatic form of death benefit specified above, the person(s) to whom the death benefit is payable may elect to receive it:

     In a lump sum; or

     As settlement option payments, provided the person making the election is an individual. Such payments must begin within one year after the owner's death and must be in equal amounts over a period of time not extending beyond the individual's life or life expectancy.

Election of either option must be made no later than 60 days prior to the one year anniversary of the owner's death. Otherwise, the death benefit will be settled under the appropriate automatic form of benefit specified above.

If the person to whom the death benefit is payable dies before the entire death benefit is paid, we will pay the remaining death benefit in a lump sum to the payee named by such person or, if no payee was named, to such person's estate.

If the death benefit is payable to a non-individual (subject to the special rule for a trust for the sole benefit of a surviving spouse), we will pay the death benefit in a lump sum within one year after the owner's death.

If the Annuitant Dies Before the Annuity Date

If an owner and an annuitant are not the same individual and the annuitant (or the last of joint annuitants) dies before the annuity date, the owner will become the annuitant until a new annuitant is selected.

Death after the Annuity Date

If an owner or an annuitant dies after the annuity date, any amounts payable will continue to be distributed at least as rapidly as under the settlement and payment option then in effect on the date of death.



3-504 11-197                                                            Page 13

Upon the owner's death after the annuity date, any remaining ownership rights granted under this policy will pass to the person to whom the death benefit would have been paid if the owner had died before the annuity date, as specified above.


Survival Provision

The interest of any person to whom the death benefit is payable who dies at the time of, or within 30 days after, the death of the owner will also terminate if no benefits have been paid to such beneficiary, unless the owner had given us written notice of some other arrangement.

------------------------------------------------------------------------------
Charges, Fees and Services
------------------------------------------------------------------------------

Premium Tax Charge

Some jurisdictions impose on us a premium tax on annuities. If a premium tax is imposed, we reserve the right to deduct this amount from premiums or policy value, as appropriate. For purposes of this policy, premium tax charges include retaliatory taxes or other similar taxes.

Mortality and Expense Risk Charge

The amount of the annual mortality and expense risk charge is shown on the Information Page. The mortality and expense risk charge will be deducted on a daily basis from the assets in each variable sub-account as part of the calculation of the variable accumulation unit.

Administrative Expense Charge

The amount of the annual administrative expense charge on the policy effective date is shown on the Information Page. The administrative expense charge will be deducted on a daily basis from the assets in each variable sub-account as part of the calculation of the variable accumulation unit.

We may change this charge upon 30 days advance written notice to the owner. Any increase in the administrative expense charge will apply prospectively to administrative expense charges deducted after the effective date of change. The administrative expense charge will not exceed an annual charge of 0.35%.

Transfer Fee

We reserve the right to impose a transfer fee for each transfer in excess of the number shown on the Information Page made during a single policy year. The amount of the transfer fee on the policy effective date is shown on the Information Page. This fee will not increase. The transfer fee will be deducted from the amount of the transfer prior to its reallocation. We reserve the right to waive the transfer fee.


Systematic Withdrawal Fee

We reserve the right to impose an annual processing fee for the systematic withdrawal option. The amount of the systematic withdrawal fee on the policy effective date is shown on the Information Page. Any fee imposed will not exceed $25 per policy year.

Account Fee

Before the annuity date, an annual account fee will be deducted from the policy value on the last business day of each policy year and if different, the date the policy is surrendered. The amount of the annual account fee on the policy effective date is shown on the Information Page. The account fee will be deducted on a pro rata basis from the policy value.

We may change this fee prospectively upon 30 days advance written notice to the owner. Any increase will not result in the account fee exceeding a maximum annual account fee equal to the lesser of 2% of the policy value or $60.

Annuity Fee

After the annuity date, an annual fee equal to the amount shown on the Information Page will be deducted in equal amounts from distributions made under the variable payment option. We reserve the right to waive this fee.

Statements of Account

At least once during each policy year, we will send the owner a statement of account reflecting the policy value of the policy. Statements of account will cease to be provided to the owner after the annuity date.


3-504 11-197                                                         Page 14

-------------------------------------------------------------------------------
General Provisions
-------------------------------------------------------------------------------

Entire Contract

This policy and any attached endorsements and riders are the entire contract.

Misstatement of Age and Sex

If the age or sex of the annuitant(s) and/or of any other measuring life has been misstated, the settlement option payments payable under this policy will be whatever the annuity amount would provide for the correct age or sex of the annuitant(s) and/or of any other measuring life on the annuity date. Any underpayment or overpayment by us, as a result of such misstatement, with interest at 6% per annum, will credited to, or charged against, the current or next succeeding payments.

Proof of Existence and Age

Before making any payment under this policy, we may require proof of the existence and age of the owner, the annuitant and/or any other measuring life. We may also require any other information as we may need in order to provide benefits under the policy.

Changes

No provision of this policy may be changed or waived unless done in writing and signed by two of our authorized officers. We will not make any change that reduces the amounts payable under this policy unless the change is required by law. We will provide the owner a copy of any changes we make to this policy.

Income Tax Qualification

This policy is intended to qualify as an annuity for federal income tax purposes. All provisions in this policy will be interpreted to maintain such tax qualification. We may make changes in order to maintain this qualification or to conform this policy to any applicable changes made in the tax qualification requirements. We will provide the owner with a copy of any changes we make to this policy.

Incontestability

This policy is incontestable from the policy effective date.

Assignment of this Policy

To make ownership changes or assign rights to another person, the owner must notify us at our service center. An assignment or ownership change is not binding on us until we receive the necessary documentation and acknowledge the request. We are not responsible for the validity or effect - tax or otherwise of any assignment or ownership change. If an ownership change is made, the death benefit under this policy may be reduced in accordance with our then current underwriting rules. Such reduction will never decrease the death benefit below the policy value.

Payments by/to the Company

All premiums paid to us or amounts paid by us from this policy will be made in the legal currency of the United States of America.

Delay of Payment or Transfer

Except as provided below, we will pay amounts due from this policy within seven days of the date our service center receives both the request for such amount and all the necessary requirements in a form and manner acceptable to us.

We reserve the right to delay the payment of any benefits payable, amounts withdrawn or transfers requested from the variable account due to: (a) the closure of the New York Stock Exchange for reasons other than usual weekends, holidays or if trading on such Exchange is restricted; (b) the existence of an emergency as defined by the Securities and Exchange Commission of the United States Government or restrictions of trading by the Commission; or (c) delays permitted by the Securities and Exchange Commission for the protection of security holders.

We further reserve the right to delay payment of any withdrawal from the fixed account for up to six months after we receive the request for withdrawal. If we delay payment for more than 30 days, we will pay interest as provided in this policy on the withdrawal amount up to the date of payment.

Minimum Benefits

Any settlement option payments, cash surrender value or death benefits that may be available under this policy will not be less than the minimum benefits required by any statute of the jurisdiction in which this policy was issued.


3-504 11-197                                                         Page 15

Protection of Benefits/Proceeds

To the extent permitted by law, no payment of benefits or interest will be subject to the claim(s) of any creditor of any owner, annuitant or beneficiary or to any claim or process of law against any owner, annuitant or beneficiary.


Non-Participating

This policy is classified as a non-participating policy. It does not participate in our profits or surplus, and therefore no dividends are payable.





                                    APPENDIX

                              ANNUITY RATE TABLES


Applicability of Rates - The guaranteed annuity rates contained in Tables I, II and III will be used to provide a minimum guaranteed monthly annuity under the fixed annuity payment option. The annuity rates contained in Tables IV, V and VI will be used to determine the first monthly annuity payment under the variable annuity payment option.

The rates contained in this policy are for each $1,000 applied under the applicable settlement option and do not include any applicable premium tax charges. Any applicable premium tax charges will be withdrawn as described in the premium tax charge provision of the policy.

Tables I and II under the fixed annuity payment option and Tables IV and V under the variable annuity payment option, as applicable, will be used for all settlement options, subject to any limitations imposed under: (a) a retirement plan or program under which this policy is issued; or (b) applicable federal or state law, rules or regulations which restrict the use of such rates. If any federal or state law, rules or regulations prohibits the use of the rates provided under these Tables, then the annuity rates provided under Tables III and VI, as applicable, will be used.

Rates Not Shown - Any rates not shown in the Tables contained in this policy will be provided by us upon request.






3-504 11-197                                                            Page 16

                    TABLES OF GUARANTEED ANNUITY RATES UNDER
                          FIXED ANNUITY PAYMENT OPTION


                              TABLE I - MALE RATES


                   LIFE              LIFE ANNUITY WITH PERIOD CERTAIN
         Age      ANNUITY       120 Months        180 Months       240 Months
===============================================================================

         40         3.76           3.76              3.75              3.73
         41         3.80           3.79              3.78              3.76
         42         3.84           3.83              3.82              3.80
         43         3.88           3.87              3.86              3.83
         44         3.93           3.92              3.90              3.87
         45         3.97           3.96              3.94              3.91
         46         4.02           4.01              3.98              3.95
         47         4.07           4.06              4.03              3.99
         48         4.13           4.11              4.08              4.03
         49         4.18           4.16              4.13              4.08
         50         4.24           4.21              4.18              4.13
         51         4.30           4.27              4.23              4.17
         52         4.37           4.33              4.29              4.22
         53         4.43           4.40              4.34              4.28
         54         4.51           4.46              4.41              4.33
         55         4.58           4.53              4.47              4.38
         56         4.66           4.60              4.54              4.44
         57         4.74           4.68              4.60              4.50
         58         4.83           4.76              4.67              4.56
         59         4.92           4.84              4.75              4.61
         60         5.02           4.93              4.83              4.68
         61         5.12           5.02              4.90              4.74
         62         5.23           5.12              4.99              4.80
         63         5.34           5.22              5.07              4.87
         64         5.47           5.33              5.16              4.93
         65         5.60           5.45              5.25              5.00
         66         5.74           5.57              5.35              5.06
         67         5.90           5.69              5.45              5.12
         68         6.06           5.83              5.55              5.18
         69         6.24           5.97              5.64              5.24
         70         6.43           6.11              5.74              5.30
         71         6.63           6.26              5.84              5.35
         72         6.84           6.42              5.95              5.41
         73         7.07           6.58              6.05              5.45
         74         7.32           6.74              6.14              5.50
         75         7.58           6.91              6.24              5.54
         76         7.86           7.08              6.33              5.57
         77         8.16           7.26              6.42              5.61
         78         8.48           7.43              6.50              5.63
         79         8.83           7.61              6.58              5.66
         80         9.20           7.79              6.65              5.68
===============================================================================

Basis of Computation - The actuarial basis for the annuity rates contained in this Table I, is the 1983a Annuity Mortality Table for males, without projection, set back 5 years, with an interest rate of 3.5% per annum.


3-504 11-197                                                  Page 17

                    TABLES OF GUARANTEED ANNUITY RATES UNDER
                          FIXED ANNUITY PAYMENT OPTION

                             TABLE II - FEMALE RATES



                 LIFE                LIFE ANNUITY WITH PERIOD CERTAIN
      Age      ANNUITY         120 Months        180 Months       240 Months
===============================================================================

      40          3.58             3.58              3.57              3.56
      41          3.61             3.60              3.60              3.59
      42          3.64             3.64              3.63              3.62
      43          3.67             3.67              3.66              3.65
      44          3.71             3.70              3.69              3.68
      45          3.74             3.74              3.73              3.71
      46          3.78             3.77              3.76              3.75
      47          3.82             3.81              3.80              3.78
      48          3.86             3.85              3.84              3.82
      49          3.90             3.89              3.88              3.86
      50          3.95             3.94              3.92              3.90
      51          4.00             3.98              3.97              3.94
      52          4.05             4.03              4.01              3.98
      53          4.10             4.08              4.06              4.03
      54          4.15             4.14              4.11              4.08
      55          4.21             4.19              4.17              4.13
      56          4.28             4.25              4.22              4.18
      57          4.34             4.32              4.28              4.23
      58          4.41             4.38              4.34              4.28
      59          4.48             4.45              4.41              4.34
      60          4.56             4.52              4.47              4.40
      61          4.64             4.60              4.55              4.46
      62          4.73             4.68              4.62              4.52
      63          4.82             4.77              4.70              4.59
      64          4.92             4.86              4.78              4.66
      65          5.03             4.96              4.86              4.72
      66          5.14             5.06              4.95              4.79
      67          5.26             5.17              5.04              4.86
      68          5.39             5.28              5.14              4.93
      69          5.52             5.40              5.24              5.01
      70          5.67             5.52              5.34              5.07
      71          5.82             5.66              5.44              5.14
      72          5.99             5.80              5.55              5.21
      73          6.17             5.95              5.66              5.27
      74          6.36             6.10              5.77              5.34
      75          6.57             6.27              5.88              5.40
      76          6.80             6.44              6.00              5.45
      77          7.04             6.61              6.11              5.50
      78          7.31             6.80              6.21              5.54
      79          7.60             6.99              6.32              5.58
      80          7.91             7.18              6.42              5.62
===============================================================================

Basis of Computation - The actuarial basis for the annuity rates contained in this Table II, is the 1983a Annuity Mortality Table for females, without projection, set back 5 years, with an interest rate of 3.5% per annum.

3-504 11-197                                                       Page 18

                    TABLES OF GUARANTEED ANNUITY RATES UNDER
                          FIXED ANNUITY PAYMENT OPTION


                            TABLE III - UNISEX RATES


                  LIFE                LIFE ANNUITY WITH PERIOD CERTAIN
      Age       ANNUITY         120 Months        180 Months       240 Months
===============================================================================

      40          3.69             3.69              3.68              3.66
      41          3.73             3.72              3.71              3.70
      42          3.76             3.76              3.75              3.73
      43          3.80             3.79              3.78              3.76
      44          3.84             3.83              3.82              3.80
      45          3.88             3.87              3.86              3.83
      46          3.93             3.92              3.90              3.87
      47          3.97             3.96              3.94              3.91
      48          4.02             4.01              3.98              3.95
      49          4.07             4.06              4.03              4.00
      50          4.13             4.11              4.08              4.04
      51          4.18             4.16              4.13              4.08
      52          4.24             4.22              4.18              4.13
      53          4.30             4.27              4.24              4.18
      54          4.37             4.33              4.29              4.23
      55          4.44             4.40              4.35              4.28
      56          4.51             4.47              4.42              4.34
      57          4.59             4.54              4.48              4.40
      58          4.66             4.61              4.55              4.45
      59          4.75             4.69              4.62              4.51
      60          4.84             4.77              4.69              4.57
      61          4.93             4.86              4.77              4.64
      62          5.03             4.95              4.85              4.70
      63          5.14             5.05              4.93              4.76
      64          5.25             5.15              5.02              4.83
      65          5.37             5.26              5.11              4.89
      66          5.50             5.37              5.20              4.96
      67          5.64             5.49              5.29              5.03
      68          5.79             5.61              5.39              5.09
      69          5.95             5.75              5.49              5.15
      70          6.12             5.88              5.59              5.22
      71          6.31             6.03              5.69              5.28
      72          6.50             6.18              5.80              5.34
      73          6.71             6.33              5.90              5.39
      74          6.93             6.49              6.01              5.44
      75          7.17             6.66              6.11              5.49
      76          7.43             6.84              6.21              5.53
      77          7.71             7.01              6.31              5.57
      78          8.01             7.19              6.40              5.61
      79          8.33             7.37              6.49              5.63
      80          8.67             7.56              6.57              5.66
===============================================================================

Basis of Computation - The actuarial basis for the annuity rates contained in this Table III, is the 1983a Annuity Mortality Table, without projection, blended 60% males and 40% females, set back 5 years, with an interest rate of 3.5% per annum.

3-504 11-197                                                      Page 19

                          TABLES OF ANNUITY RATES UNDER
                         VARIABLE ANNUITY PAYMENT OPTION


                              TABLE IV - MALE RATES


                   LIFE              LIFE ANNUITY WITH PERIOD CERTAIN
      Age        ANNUITY       120 Months        180 Months       240 Months
===============================================================================

      40            4.08           4.07              4.06              4.04
      41            4.12           4.11              4.09              4.07
      42            4.16           4.15              4.13              4.11
      43            4.20           4.18              4.17              4.14
      44            4.24           4.23              4.21              4.18
      45            4.29           4.27              4.25              4.21
      46            4.33           4.32              4.29              4.25
      47            4.38           4.36              4.33              4.29
      48            4.44           4.41              4.38              4.33
      49            4.49           4.46              4.43              4.38
      50            4.55           4.52              4.48              4.42
      51            4.61           4.57              4.53              4.47
      52            4.67           4.63              4.59              4.52
      53            4.74           4.69              4.64              4.57
      54            4.81           4.76              4.70              4.62
      55            4.88           4.83              4.76              4.67
      56            4.96           4.90              4.83              4.73
      57            5.04           4.97              4.89              4.78
      58            5.13           5.05              4.96              4.84
      59            5.22           5.13              5.04              4.90
      60            5.31           5.22              5.11              4.96
      61            5.42           5.31              5.19              5.02
      62            5.52           5.41              5.27              5.08
      63            5.64           5.51              5.36              5.14
      64            5.76           5.62              5.44              5.20
      65            5.90           5.73              5.53              5.27
      66            6.04           5.85              5.62              5.33
      67            6.19           5.98              5.72              5.39
      68            6.36           6.11              5.82              5.45
      69            6.53           6.25              5.91              5.51
      70            6.72           6.39              6.01              5.56
      71            6.92           6.54              6.11              5.61
      72            7.14           6.69              6.21              5.67
      73            7.37           6.85              6.31              5.71
      74            7.62           7.01              6.40              5.75
      75            7.88           7.18              6.49              5.79
      76            8.16           7.35              6.58              5.83
      77            8.46           7.52              6.67              5.86
      78            8.79           7.70              6.75              5.89
      79            9.13           7.87              6.83              5.91
      80            9.51           8.05              6.90              5.93
===============================================================================

Basis of Computation - The actuarial basis for the annuity rates contained in this Table IV, is the 1983a Annuity Mortality Table for males, without projection, set back 5 years, with an assumed interest rate of 4% per annum.

3-504 11-197                                                          Page 20

                          TABLES OF ANNUITY RATES UNDER
                         VARIABLE ANNUITY PAYMENT OPTION

                             TABLE V - FEMALE RATES


                   LIFE               LIFE ANNUITY WITH PERIOD CERTAIN
      Age        ANNUITY        120 Months        180 Months       240 Months
===============================================================================

      40           3.90            3.90              3.89              3.88
      41           3.93            3.92              3.92              3.91
      42           3.96            3.95              3.95              3.94
      43           3.99            3.98              3.97              3.96
      44           4.02            4.01              4.01              3.99
      45           4.06            4.05              4.04              4.02
      46           4.09            4.08              4.07              4.06
      47           4.13            4.12              4.11              4.09
      48           4.17            4.16              4.15              4.13
      49           4.21            4.20              4.19              4.16
      50           4.26            4.24              4.23              4.20
      51           4.30            4.29              4.27              4.24
      52           4.35            4.34              4.32              4.28
      53           4.40            4.39              4.36              4.33
      54           4.46            4.44              4.41              4.37
      55           4.52            4.49              4.46              4.42
      56           4.58            4.55              4.52              4.47
      57           4.64            4.61              4.58              4.52
      58           4.71            4.68              4.64              4.57
      59           4.78            4.75              4.70              4.63
      60           4.86            4.82              4.77              4.69
      61           4.94            4.89              4.84              4.75
      62           5.03            4.98              4.91              4.81
      63           5.12            5.06              4.98              4.87
      64           5.22            5.15              5.06              4.94
      65           5.32            5.24              5.14              5.00
      66           5.43            5.34              5.23              5.07
      67           5.55            5.45              5.32              5.14
      68           5.68            5.56              5.41              5.21
      69           5.81            5.68              5.51              5.27
      70           5.96            5.80              5.61              5.34
      71           6.11            5.93              5.71              5.41
      72           6.28            6.08              5.82              5.48
      73           6.46            6.22              5.93              5.54
      74           6.65            6.37              6.04              5.60
      75           6.86            6.54              6.15              5.66
      76           7.09            6.71              6.25              5.71
      77           7.33            6.88              6.37              5.76
      78           7.60            7.07              6.47              5.80
      79           7.89            7.25              6.57              5.84
      80           8.20            7.45              6.67              5.88
===============================================================================

Basis of Computation - The actuarial basis for the annuity rates contained in this Table V, is the 1983a Annuity Mortality Table for females, without projection, set back 5 years, with an assumed interest rate of 4% per annum.

3-504 11-197                                                          Page 21

                          TABLES OF ANNUITY RATES UNDER
                         VARIABLE ANNUITY PAYMENT OPTION


                             TABLE VI - UNISEX RATES



                  LIFE               LIFE ANNUITY WITH PERIOD CERTAIN
      Age       ANNUITY        120 Months        180 Months       240 Months
===============================================================================
      40           4.01            4.00              4.00              3.98
      41           4.05            4.04              4.03              4.01
      42           4.08            4.07              4.06              4.04
      43           4.12            4.11              4.09              4.07
      44           4.16            4.14              4.13              4.11
      45           4.20            4.18              4.17              4.14
      46           4.24            4.22              4.21              4.18
      47           4.28            4.27              4.25              4.22
      48           4.33            4.31              4.29              4.26
      49           4.38            4.36              4.33              4.30
      50           4.43            4.41              4.38              4.34
      51           4.49            4.46              4.43              4.38
      52           4.55            4.52              4.48              4.43
      53           4.61            4.57              4.54              4.48
      54           4.67            4.64              4.59              4.53
      55           4.74            4.70              4.65              4.58
      56           4.81            4.76              4.71              4.63
      57           4.89            4.83              4.77              4.68
      58           4.96            4.91              4.84              4.74
      59           5.05            4.99              4.91              4.80
      60           5.14            5.07              4.98              4.86
      61           5.23            5.15              5.05              4.92
      62           5.33            5.24              5.13              4.98
      63           5.43            5.34              5.21              5.04
      64           5.55            5.44              5.30              5.10
      65           5.67            5.54              5.39              5.17
      66           5.80            5.66              5.48              5.23
      67           5.94            5.77              5.57              5.30
      68           6.09            5.90              5.67              5.36
      69           6.25            6.03              5.76              5.42
      70           6.42            6.16              5.86              5.48
      71           6.60            6.31              5.96              5.54
      72           6.79            6.46              6.06              5.60
      73           7.00            6.61              6.17              5.65
      74           7.23            6.77              6.27              5.70
      75           7.47            6.93              6.37              5.75
      76           7.73            7.10              6.46              5.79
      77           8.01            7.28              6.56              5.82
      78           8.31            7.46              6.65              5.86
      79           8.63            7.64              6.73              5.89
      80           8.98            7.82              6.82              5.91
===============================================================================

Basis of Computation - The actuarial basis for the annuity rates contained in this Table VI, is the 1983a Annuity Mortality Table, without projection, blended 60% males and 40% females, set back 5 years, with an assumed interest rate of 4% per annum.

3-504 11-197                                                          Page 22

-------------------------------------------------------------------------------


                  Variable and fixed dollar settlement options
                          Separate Account Investments
                     Non-participating - No annual dividends




[LOGO] TRANSAMERICA LIFE INSURANCE
       COMPANY OF NEW YORK             Home Office:
                                       100 Manhattanville Road
                                       Purchase, NY 10577-2135
                                       A Stock Company            3-504 11-197

-------------------------------------------------------------------------------

Exhibit (4)       Form of Flexible Premium Deferred Variable Annuity Contract.

                  (a) Rider re Election of Automatic Asset Rebalancing or Dollar Cost Averaging

Rider

About this rider

Transamerica Life Insurance Company of New York has issued this rider as a part of the policy to which it is attached.

This rider adds an Automatic Asset Rebalancing Option and a Dollar Cost Averaging Option to the policy.

Before the annuity date, the owner may elect either option however both options are not available at the same time. These options may be changed or terminated at any time by contacting our Service Center. These options apply only if elected by the owner as described below. The owner's election of either of these options will have no affect on benefits provided by the policy, other than as specifically provided.

The terms defined in the policy and in any other rider attached to the policy will have the same meaning when used in this rider.

-----------------------------------------------------------------------------

Election of Automatic Asset Rebalancing

If the owner elects the Automatic Asset Rebalancing Option, we will periodically and automatically rebalance the allocations of the variable sub-accounts of the policy.

The owner's request for this option must specify the amounts in whole percentages and the variable sub-accounts to which funds will be allocated. The owner must also specify the beginning date and the frequency that funds in the variable sub-accounts should be rebalanced.

Election of Dollar Cost Averaging
If the owner elects the Dollar Cost Averaging Option, we will automatically transfer amounts from one selected variable sub-account or the fixed account (from among those being allowed by us at such time) to one or more variable sub-accounts on a monthly basis. For the purposes of this rider, the selected variable sub-account or the fixed account will be referred to as the source account. Dollar cost averaging transfers may not be made from a source account from which systematic withdrawals or automatic payouts are also being made.

Transfers under this option may not begin earlier than: (a) 30 days after the policy date shown on the policy Information Page; or (b) the end of the free-look period, whichever is later.


At the time of the owner's election and the first automatic transfer, the value of the source account from which the transfers are to be made must be at least $5,000.

The minimum monthly amount that can be transferred from the selected source account is $250, subject to a maximum monthly amount equal to one-twelfth of the value of that source account. The minimum monthly amount that can be transferred into any other sub-account is the greater of $250, or 10% of the total monthly amount being transferred from the selected source account.

Automatic monthly transfers will continue for the duration selected by the owner unless:

     The option is terminated by the owner.

     The option is automatically terminated because there are insufficient funds in the source account.

Transfers made as a result the Dollar Cost Averaging Option will not be counted towards the number of free transfers allowed per policy year, as described under the transfer provisions of the policy.



3-007 22-197                                                            Page 1

Signed for the Company at Purchase, New York to be effective on the policy effective date.

                    TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


                    /s/ James W. Dederer

                    CHAIRMAN


                    /s/ Alan T. Cunningham

                    PRESIDENT







3-007 22-197                                                            Page 2

Exhibit (4)       Form of Flexible Premium Deferred Variable Annuity Contract.

                  (b)  Individual Retirement Annuity Endorsement

Individual Retirement Annuity
Endorsement

About this endorsement

Transamerica Life Insurance Company of New York has issued this endorsement as a part of the policy to which it is attached.

An Individual  Retirement  Annuity (IRA) is a retirement  plan described in Code
Section 408(b). It must comply with federal IRA requirements. As an IRA, this policy is intended to qualify under Code Section 408(b) and all provisions of this policy will be interpreted to ensure and maintain such qualification, despite any other provisions to the contrary. This policy is for the exclusive benefit of the owner and the beneficiary. The owner's rights and entire interest in this policy are nonforfeitable.

Some of the provisions in this endorsement will be different than as described in the attached policy. The specific differences in your IRA annuity are described below.

-----------------------------------------------------------------------------

Ownership Provisions

As an IRA, the following conditions apply:

     The owner and annuitant must be the same person.

     Joint ownership is not allowed.

     The owner cannot pledge or assign any interest in this policy to another person.

     The owner cannot transfer ownership, except in the event of divorce or separation, as allowed by federal IRA requirements.

     The owner cannot borrow any amounts from this policy, nor use this policy as security for a loan.

Contributions

Premiums must be paid to us in cash. Except in the case of an allowable rollover or transfer contribution, or a contribution made according to the terms of a Simplified Employee Pension (SEP) plan, the total premium for any taxable year cannot be more than $2,000. We reserve the right to return any portion of a premium that represents an excess contribution.

No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, (an IRA used in conjunction with a SIMPLE plan) prior to the expiration of the two (2) year period beginning on the date the owner first participated in the employer's SIMPLE plan.

Required Minimum Distributions

Federal law requires that the owner begin receiving payments from any or all IRA policies no later than the April 1 following the year the owner turns age 70 1/2 (the required beginning date). If settlement option payments start prior to the April 1 following the year the owner turns age 70 1/2, then the annuity date of such settlement option payments will be treated as the required beginning date for the purposes of the death benefit provisions below. The owner may take required minimum distributions from any IRA policy he or she currently maintains, as long as:

     Distributions begin when required;

     Periodic payments must be made at least once per year; and

     The amount to be distributed each year is not less than the minimum required under current federal law.

The required minimum distribution payments from this policy are considered partial withdrawals. The amount of each withdrawal during any calendar year must meet federal IRA requirements and be in equal or substantially equal amounts over:



3-007 23-197                                                    Page 1

     The life of the owner or over the joint lives of the owner and the beneficiary; or

     A period not extending beyond the life expectancy of the owner or the joint life expectancy of the owner and the beneficiary.

Required minimum distribution payments will be made annually and the amount will not increase or will increase only as allowed under federal tax law.

Life Expectancy

Life expectancy is:

     The remaining life of the owner;

     The remaining joint life expectancy of both the owner and the  beneficiary;
     or

     The remaining life expectancy of the beneficiary.

The life expectancy of the owner or the joint life expectancy of the owner and the beneficiary are calculated by use of the return multiples in Tables V and VI of Income Tax Regulation Section 1.72-9.

Before required minimum distributions begin, the owner may choose to have his or her life expectancy determined under the age recalculation or no age recalculation method as determined under federal law. If the owner does not make an election before the required beginning date, the life expectancy of the owner will be recalculated annually. After an election is made, it may not be changed and will apply to all subsequent years in which required minimum distributions are made.

If the owner dies before the required beginning date and the beneficiary is the owner's surviving spouse, then such beneficiary may also choose to have his or her life expectancy determined under the age recalculation or no age recalculation method. Once the owner's surviving spouse makes an election, such election may not be changed and will apply to all subsequent years. If the owner's surviving spouse does not make an election by the time distributions are scheduled to begin under the Death Provisions, the surviving spouse's life expectancy will be recalculated annually for all years and may not be changed.

In all cases, if the beneficiary is not the owner's surviving spouse, his or her life expectancy may not be recalculated and will be determined using his or her attained age on the date settlement option payments or any other distribution is scheduled to begin. Payments for subsequent years will be based on such life expectancy reduced by one year for each calendar year which has elapsed since the calendar year in which the life expectancy of the non-spouse beneficiary was first calculated.

Automatic Payout Option (APO)

Before the annuity date, the owner may elect to have us calculate and annually distribute required minimum distribution amounts from this policy if the following requirements are met:

     The owner is or will be age 70 1/2 in the year the first APO payment is to be made;

     This policy is at least one policy year old;

     The owner is not receiving distributions under any other periodic payment option;

     The owner elects one of the methods of calculating minimum required distributions that we offer.

While receiving APO payments, the owner may not make any additional premiums to this policy. Rollovers and transfers may be accepted, but only with our approval.

Distributions under this option must begin no earlier than January of the year in which the owner reaches age 70 1/2. The election of APO must be in a form and manner prescribed by us. We must receive such election at least 30 days before payments are to begin.

We will automatically postpone the annuity date one year for each year the owner receives APO payments up to the later of:

      The owner's 85th birthday; or

      The first day of the eleventh policy year.

If the owner does not want us to delay the annuity date, he or she should contact our service center.


3-007 23-197                                                       Page 2

We will automatically cancel this option if:

     The owner makes more than one change in beneficiaries, unless the changes are made due to death, divorce or marriage;

     The owner begins receiving settlement option payments;

     A withdrawal (whether partial or an APO payment) reduces the policy value to less than the minimum policy value required as shown on the Information Page.

          If this happens, we reserve the right to pay the owner the total withdrawal value and cancel the policy;

     The owner makes more than one partial withdrawal in the same policy year he or she receives APO payments; or

     The owner dies.

After this option is canceled for any reason, it may not be reelected.

We reserve the right to impose an annual processing fee for the automatic payout option. The amount of the automatic payout fee at issue is shown on the Information Page.

Death Provisions

If the owner dies before the required beginning date, the entire death benefit must:

     Be completely distributed no later than December 31 of the fifth year following the year the owner died; or

     Begin to be distributed under one of the options available to the beneficiary, as described below.

The following options are available to the beneficiary as soon as we receive proof of the owner's death.

     The beneficiary may elect to receive the death benefit in the form of settlement option payments from us. The option selected must pay out equal or substantially equal amounts over the beneficiary's life or over a period not extending beyond the beneficiary's life expectancy. Once settlement option payments begin, no changes may be made to the selected option.

     If the beneficiary is the owner's surviving spouse, he or she will become the new owner/annuitant and can continue this IRA on the same basis as before the owner's death.

          If the owner's surviving spouse does not wish to continue this policy as his or her own IRA, he or she may elect to receive the death benefit in the form of settlement option payments. Such payments must be in equal or substantially equal amounts over the spouse's life or a period not extending beyond his or her life expectancy.

          The surviving spouse must elect this option and begin receiving payments no later than the earliest of the following dates:

               December 31 of the year following the year the owner died; or

               December 31 of the year in which the owner would have reached the required beginning date if he or she had not died.

If the owner dies after the required beginning date, we will continue to distribute the remaining death benefit at least as rapidly as under the settlement option in effect at the date of the owner's death.

Signed for the Company at Purchase, New York to be effective on the policy effective date.

                          TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


                          /s/ James W. Dederer

                          CHAIRMAN



                         /s/ Alan T. Cunningham

                          PRESIDENT






3-007 23-197                                                       Page 3

Exhibit (4)       Form of Flexible Premium Deferred Variable Annuity Contract.

                  (c)  Tax Sheltered annuity Endorsement

Tax Sheltered Annuity
Endorsement
(Code Section 403(b))
------------------------------------------------------------------------------
SPECIAL NOTICE - Please read this endorsement carefully. It contains important information which can affect the tax status of the owner's Tax Sheltered Annuity. If the owner does not comply with the provisions of this endorsement, the owner may be subject to adverse tax consequences. As with all tax matters, the owner should consult a tax adviser to assess the impact of the owner's failure to comply with these provisions.
------------------------------------------------------------------------------

About this endorsement

Transamerica Life Insurance Company of New York (we) has issued this endorsement as part of the attached policy. This endorsement supersedes any contrary provision of the policy.

This policy is issued to the owner as part of a TSA. This means that part or all of the premiums for this policy are paid either with "pre-tax" contributions that the owner made through elective salary deferral contributions under a salary reduction agreement between the owner and the owner's employer or with employer contributions. Income taxation on the premiums paid for this policy is deferred, thus providing the owner with a current tax benefit. However, as a condition of this special tax treatment, the Code imposes several limitations, including restrictions on when the owner may make withdrawals of the policy value under Code Section 403(b)(11) and minimum distribution requirements for the owner and/or the beneficiary under Code Sections 401(a)(9) and 403(b)(10), including the incidental death requirements of Code Section 401(a)(9)(G). The owner must comply with the provisions of this endorsement in order to maintain the deferred tax benefits of this policy. If the owner does not comply with the provisions of this endorsement, the owner will lose the special tax treatment and may incur additional tax penalties.

This policy is for the exclusive benefit of the owner and the beneficiary. The owner's rights and entire interest in this policy are nonforfeitable.

-----------------------------------------------------------------------------

Definition of Terms

Unless redefined below, the terms used in the policy will have the same meaning when used in this endorsement. For purposes of this endorsement, the following definitions apply:

     Beneficiary is any individual the owner named in writing in the application, enrollment form or any subsequent change of beneficiary form. The beneficiary will receive the proceeds of the policy in the event the owner dies before permissible distribution of those proceeds is made to the owner.

     Direct Rollover is a distribution made directly to an eligible retirement plan of all or a portion of the policy value.

     Eligible  Retirement  Plan is (1) an annuity  policy as  described  in Code
     Section 403(b); or (2) an individual retirement account as described in Code Section 408(a); or (3) an individual retirement annuity as described in Code Section 408(b).

     Eligible Rollover Distribution is any distribution to the owner or to the owner's surviving spouse (or if the owner is divorced, to the owner's former spouse as an alternate payee under a QDRO) of all or any portion of the policy value. An eligible rollover distribution does not include any distribution: (1) that is a minimum required distribution under Code
     Section 401(a)(9); or (2) that is not included in the owner's gross income; or (3) that is one of a series of substantially equal periodic payments over the owner's life (or life expectancy) or the joint lives(or joint life expectancies) of the owner and the beneficiary or for a period of 10 years or more.


     3-007 24-197                                                      Page 1

     Pension Plan is an employee pension benefit plan as defined under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

     Owner is the individual in whose name and for whose exclusive benefit the policy was purchased, whether the policy describes such individual as owner or annuitant. While such individual is living, he or she will be the sole owner of the policy.

     Qualified Domestic Relations Order (QDRO) is a domestic relations order described in Code Section 414(p) that creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to the owner under this policy. A domestic relations order is a judgment, decree, or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including a community property law) that relates to the provision of child support, alimony payments, or marital property rights of an alternate payee.

     Required Beginning Date is April 1 of the calendar year following the later of (1) the calendar year in which the owner attains age 70 1/2, or (2) the calendar year in which the owner retires. However, the required beginning date means April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2 for an owner who:

          (a) is a 5% owner (as defined in Code Section 416) of an organization described in Code Section 403(b)(1)(A) with respect to the plan year ending in the calendar year in which the owner attains age 70 1/2; and
          (b) did not attain age 70 1/2 before January 1, 1988; and (c) is not in a governmental plan or a church plan (as defined in Code Section 401(a)(9)(C)).

     Tax Sheltered Annuity (TSA) is an annuity policy intended to meet the requirements of Code Section 403(b).


Ownership

As a TSA, the following conditions apply:

     The owner and annuitant must be the same person.

     Joint ownership is not allowed.

     The owner cannot pledge or assign any interest in this policy to another person, except as permitted by law, such as in the case of a QDRO.

     The owner cannot borrow any amounts from this policy, nor use this policy as security for a loan.

Nontransferability

Except as permitted by law, no person has the right to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the policy. When permitted by law, an assignment of benefits to which the owner is entitled under the policy will not be binding on the Company unless made in writing and given to us at our Service Center. We are not responsible for the adequacy of any assignment. However, when a written assignment is filed with us and recorded by us at our Service Center, the owner's rights and those of any revocable beneficiary will be subject to the assignment.

Premium Limitations

No premiums will be accepted unless they represent amounts rolled over or transferred from another Code Section 403(b)(1) TSA policy, Code Section 403(b)(7) custodial account in conformance with Code Section 403(b)(8) or any other rule or regulation issued under the Code, or a transfer pursuant to Revenue Ruling 90-24, 1990-1 C.B. 97.

Restrictions on Withdrawals

Withdrawals of any part of the policy value may not be made under the policy except as provided in this provision. The owner may not make a withdrawal of any part of the policy value made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and amounts held on December 31, 1988, unless the owner (1) is at least age 59 1/2; (2) becomes disabled within the meaning of Code Section 72(m)(7); (3) separates from employment with the owner's employer; or (4) incurs financial hardship within the meaning of Code Section 403(b)(11) (any withdrawal to meet a financial hardship may not include any earnings attributable to the owner's elective deferrals).

The owner may not make a withdrawal from a custodial account qualifying under Code Section



3-007 24-197                                                           Page 2

403(b)(7) (or amounts attributable to such an account) and earnings on such amounts unless the owner (1) dies; (2) is at least age 59 1/2; (3) becomes disabled within the meaning of Code Section 72(m)(7); (4) separates from employment with the owner's employer; or (5) incurs a financial hardship within the meaning of Code Section 403(b)(11) (any withdrawal to meet a financial hardship may not include any earnings attributable to the owner's elective deferrals).

However, these restrictions do not apply if (a) the withdrawal is for payment to an alternate payee under a QDRO; or (b) the withdrawal is made for the purpose of making a direct transfer to another Code Section 403(b) TSA as provided in Revenue Ruling 90-24, 1990-1 C.B. 97.

Code Section 72(m)(7) currently defines disability as the inability to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to be of long-continued and indefinite duration, or which will result in the owner's death.

Under Code Section 403(b)(11), a financial hardship currently means an immediate and heavy financial need for which funds are not available from any other resources. Any withdrawal based upon financial hardship cannot exceed the amount required to meet the immediate financial need and cannot include earnings.

The owner's employer or the employer's TSA plan administrator, if any, will determine whether a domestic relations order is a QDRO, and will tell us whether or not to comply with the order. However, if the owner's employer or the TSA administrator asks us to make this determination, we will do so. We will provide the owner's employer, the TSA administrator and/or the owner with information about the value and form of the benefits available under such an order.

Any withdrawals of the policy value will be subject to the qualified pre-retirement survivor annuity and qualified joint and survivor annuity requirements of ERISA Section 205, as set forth in the Waiver and Spousal Requirements provision.

Required Minimum Distribution

Federal law requires that the owner begin receiving distributions from this TSA or from another

TSA arrangement by the required beginning date. If settlement option payments start prior to the required beginning date, then the annuity date of such settlement option payments will be treated as the required beginning date for purposes of the death benefit provisions below. The owner may take required minimum distributions from any TSA the owner currently maintains, as long as:

     Distributions begin when required;

     Periodic payments are made at least once per year; and

     The amount to be distributed each year is not less than the minimum required under current federal law.

The required minimum distribution payments from this policy are considered partial withdrawals. The amount of each withdrawal during any calendar year must meet federal TSA requirements and be in equal or substantially equal amounts over:

     The owner's life or over the joint lives of the owner and the  beneficiary;
     or

     A period not extending beyond the owner's life expectancy or the joint life expectancies of the owner and the beneficiary.

Required minimum distribution payments will be made annually and the amount will not increase or will increase only as allowed under federal tax law. Contingent deferred sales load may be charged on any required minimum distribution payments made under the policy. We reserve the right to waive any applicable contingent deferred sales load.

Life Expectancy

Life expectancy is:

     The owner's remaining life;

     The remaining joint life expectancy of both the owner and the  beneficiary;
     or

     The remaining life expectancy of the beneficiary.

The owner's life expectancy or the joint life expectancy of both the owner and the beneficiary are calculated by use of the return multiples in Tables V and VI of Income Tax Regulation Section 1.72-9.

Before required minimum distributions begin,


3-007 24-197                                                           Page 3
the owner may choose to have the owner's life expectancy determined under the
(1) age recalculation, or (2) no age recalculation method as determined under federal law. If the owner does not make an election before the required beginning date, the owner's life expectancy will be recalculated annually. After the owner's election is made, it may not be changed and will apply to all subsequent years in which required minimum distributions are made.

If the owner dies before the required beginning date and the beneficiary is the owner's surviving spouse, then he or she may also choose to have his or her life expectancy determined under the (1) age recalculation, or (2) no age recalculation method. Once the beneficiary makes an election, such election may not be changed and will apply to all subsequent years. If the beneficiary does not make an election by the time distributions are scheduled to begin under the Death Provisions, the beneficiary's life expectancy will be recalculated annually for all years and may not be changed.

In all cases, if the beneficiary is not the owner's surviving spouse, his or her life expectancy may not be recalculated and will be determined using his or her attained age on the date settlement option payments or any other distribution is scheduled to begin. Payments for subsequent years will be based on the beneficiary's life expectancy reduced by one year for each calendar year which has elapsed since the calendar year in which the life expectancy of the beneficiary was first calculated.

Automatic Payout Option (APO)

Before the annuity date, and subject to our then current underwriting guidelines, the owner may elect to have us calculate and annually distribute required minimum distribution amounts from this policy if the owner meets the following requirements:

     The owner is or will be age 70 1/2 and is retired in the year the first APO payment is to be made;

     This policy has been in force at least one year;

     The owner is not receiving distributions under any other periodic payment option;

     The owner elects one of the methods of calculating minimum required distributions that we offer.

The owner's distributions under this option must begin no earlier than January 1 of the year in which the owner reaches age 70 1/2 and the owner must be retired. The owner's election of APO must be in a form and manner we prescribe. We must receive the owner's election at least 30 days before the payments are to begin.

We will automatically postpone the owner's annuity date one year for each year the owner receives APO payments up to the later of:

      The owner's 85th birthday; or

      The first day of the eleventh policy year.

If the owner decides he or she does not want us to delay the annuity date, please contact us.

We will automatically cancel this option if:

     The owner makes more than one change in beneficiaries, unless the changes are made due to death, divorce or marriage;

     The owner begins receiving settlement option payments;

     A withdrawal (whether partial or an APO payment) reduces the policy value to less than the minimum value shown on the Information Page.

          If this happens, we reserve the right to pay the owner the cash surrender value and cancel the policy; or

      The owner dies.

After this option is canceled for any reason, the owner may not reelect it. Contingent deferred sales load may be charged on APO payments made under the policy. We reserve the right to waive any applicable contingent deferred sales load.

Death Provisions

If the owner dies before the required beginning date, the entire death benefit must:

     Be completely distributed no later than December 31 of the fifth year following the year the owner died; or

     Begin to be distributed to the beneficiary in the form of settlement option payments, as described below.

The settlement option must pay out equal or


3-007 24-197                                                        Page 4
substantially equal amounts over the beneficiary's life or over a period not extending beyond the beneficiary's life expectancy. Once settlement option payments begin, no changes may be made to the option.

If the beneficiary is the owner's surviving spouse, he or she must elect to begin receiving settlement option payments no later than the earliest of (1) December 31 of the year following the year following the year the owner died; or
(2) December 31 of the year following the year in which the owner would have reached the required beginning date if the owner had not died.

If the beneficiary is not the owner's surviving spouse, he or she must elect to begin receiving settlement option payments no later than December 31 of the year following the year in which the owner died.

If the owner dies after the required beginning date, we will continue to distribute the remaining death benefit at least as rapidly as under the settlement option in effect at the date of the owner's death.

If the policy is subject to the requirements of ERISA, the following provisions shall apply:

Limitation of Payment

If the policy value at the time of annuitization is $3,500 or less, we will pay the policy value in a cash payment, regardless of the settlement option the owner or any other payee chooses. Such cash payment will be in full settlement of our liability to the payee for the benefit. In addition, such cash payment will not require spousal consent as described below.

Waiver and Spousal Requirements

If the owner is legally married, we will require the owner's written waiver of the qualified pre-retirement survivor annuity and/or qualified joint and survivor annuity and his or her spouse's written consent before the owner can:
(a) name a beneficiary other than the owner's spouse; or (b) make a partial or full withdrawal from the policy; or (c) choose a form of payment other than a life and contingent annuity where the spouse is not named as the contingent annuitant.

The spouse's written consent must (i) be on a form we approve; (ii) acknowledge his/her understanding of the effect of such consent; and (iii) be witnessed by a notary public. However, the owner's written waiver and the spouse's written consent will not be required if the withdrawal is made for the purpose of making a direct transfer to another Code Section 403(b) TSA as provided in Revenue Ruling 90-24, 1990-1 C.B. 97.

We will not accept any request under (a), (b) or (c), above, without the owner's written waiver and the spouse's written consent. However, if the owner can prove that the spouse's written consent cannot be obtained because: (1) the spouse has died; or (2) the spouse cannot be located; or (3) the spouse is held to be incompetent and the owner has a court order to that effect; or (4) the owner has been abandoned by the spouse (within the meaning of local law) and the owner has a court order to that effect, then, unless required by a QDRO, the owner's request under (a), (b) or (c), above, will be accepted without the owner's written waiver and the spouse's written consent.

Payments to Minors

If the owner has died, any amount paid to a child of the owner will be treated as if it had been paid to the owner's surviving spouse if the remainder of the value of the policy becomes payable to the surviving spouse when the child reaches the age of majority.

This endorsement shall terminate when the policy is surrendered or the policy value is otherwise distributed.

Signed for the Company at Purchase, New York to be effective on the policy effective date.

               TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


               /s/ James W. Dederer

               CHAIRMAN



               /s/ Alan T. Cunningham

               PRESIDENT


3-007 24-197                                                           Page 5

Exhibit (4)       Form of Flexible Premium Deferred Variable Annuity Contract.

                  (d)  Pension and Profit Sharing Plan Endorsement

Pension and Profit Sharing Plan
Endorsement
------------------------------------------------------------------------------
     SPECIAL NOTICE - Please read this endorsement carefully. It contains important information which can affect the tax status of the pension plan. If the owner does not comply with the provisions of this endorsement, the owner may be subject to adverse tax consequences. As with all tax matters, the owner should consult a tax adviser to assess the impact of the owner's failure to comply with these provisions.
------------------------------------------------------------------------------

About this endorsement

     This policy is issued as part of a pension plan. This means that part or all of the premiums for this policy are paid either with "pre-tax" contributions made through elective salary deferral contributions under an employee salary reduction agreement or with employer contributions. Income taxation on the premiums paid for this policy is deferred, thus providing the owner with a current tax benefit. However, as a condition of this special tax treatment, the Code imposes several limitations, including minimum distribution requirements for the owner and/or the beneficiary under Code Section 401(a)(9), including the incidental death requirements of Code Section 401(a)(9)(G). The owner must comply with the provisions of this endorsement in order to maintain the deferred tax benefits of this policy. If the owner does not comply with the provisions of this endorsement, the owner will lose the special tax treatment and may incur additional tax penalties. This policy is for the exclusive benefit of the owner and the beneficiary. The owner's rights and entire interest in this policy are nonforfeitable.

------------------------------------------------------------------------------
------------------------------------------------------------------------------


Definition of Terms

Unless redefined below, the terms used in the policy will have the same meaning when used in this endorsement. For purposes of this endorsement, the following definitions apply:

          Beneficiary is any individual the owner named in writing in the application, enrollment form or any subsequent change of beneficiary form. The beneficiary will receive the proceeds of the policy in the event the owner dies before permissible distribution of those proceeds is made to the owner.

          Direct Rollover is a distribution made directly to an eligible retirement plan of all or a portion of the policy value.

          Eligible Retirement Plan is (1) a qualified trust as described in Code
     Section 401(a); or (2) an individual retirement account as described in Code Section 408(a); or (3) an individual retirement annuity as described in Code Section 408(b); or (4) an annuity plan as described in Code Section 403(a).


          Eligible Rollover Distribution is any distribution to the owner or to the owner's surviv ing spouse (or if the owner is divorced, to the owner's former spouse as an alternate payee under a QDRO) of all or any portion of the policy value. An eligible rollover distribution does not include any distribution: (1) that is a minimum required distribution under Code
     Section 401(a)(9); or (2) that is not included in the owner's gross income; or (3) that is one of a series of substantially equal periodic payments over the owner's life (or life expectancy) or the joint lives (or joint life expectancies) of the owner and the beneficiary or for a period of 10 years or more.

          Pension Plan is an employee pension benefit plan as defined under
     Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

          Owner is the individual in whose name and for whose exclusive benefit the policy was purchased, whether the policy describes such individual as owner or annuitant. While such individual is living, he or she will be the sole owner of the policy.


          Qualified Domestic Relations Order (QDRO) is a domestic relations order described in Code Section 414(p) that creates


      3-007 25-197                                                      Page 1
     or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, all or a portion of the benefits payable to the owner under this policy. A domestic relations order is a judgment, decree, or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including a community property law) that relates to the provision of child support, alimony payments, or marital property rights of an alternate payee.

          Required Beginning Date is April 1 of the calendar year following the later of (1) the calendar year in which the owner attains age 70 1/2, or
     (2) the calendar year in which the owner retires. However, the required beginning date means April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2 for an owner who:


          (a) is a 5% owner (as defined in Code Section 416) with respect to the plan year ending in the calendar year in which the owner attains age 70 1/2; and

          (b) did not attain age 70 1/2 before January 1, 1988; and

          (c) is not in a governmental plan or a church plan (as defined in Code
          Section 401(a)(9)(C)).

Ownership

As a qualified plan, the following conditions apply:

      The owner and annuitant must be the same person.

      Joint ownership is not allowed.

      The owner cannot pledge or assign any interest in this policy to another person, except as permitted by law, such as in the case of a QDRO.

      The owner cannot borrow any amounts from this policy, nor use this policy as security for a loan.


Distributions

     The owner's entire interest in this policy shall be distributed as required under Section 401(a)(9) of the Code.

Limitation on Period Certain Distributions

     In compliance with Code Sections 401(a)(9), no period certain settlement option which extends beyond the life expectancy of the owner will be allowed.

Required Minimum Distribution

     Distribution must be made from the policy in a manner which satisfies the requirements of Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G) as follows:

     (a) The entire policy value must be distributed, or must begin to be distributed, no later than the required beginning date, in equal or substantially equal amounts over (a) the life of the owner or over the joint lives of the owner and the beneficiary; or (b) a period certain not extending beyond the life expectancy of the owner, or the joint life expectancy of such owner and the beneficiary.

     (b) If the policy value is to be distributed in any form other than a lump sum, then the amount to be distributed each calendar year must be at least an amount equal to the quotient obtained by dividing (a) the entire policy value as of December 31 of the calendar year immediately preceding the calendar year for which the distribution is being made; by (b) the life expectancy of the owner, or the joint life expectancy of such owner and the beneficiary.

     If settlement option payments start prior to the required beginning date, then the annuity date of such settlement option payments will be treated as the required beginning date for purposes of the death benefit provisions below. Contingent deferred sales load may be charged on any required minimum distribution payments made under the policy. We reserve the right to waive any applicable contingent deferred sales load.


Life Expectancy

Life expectancy is:

      The owner's remaining life;

      The remaining joint life expectancy of both the owner and the beneficiary; or

      The remaining life expectancy of the beneficiary.



3-007 25-197                                                        Page 2

     The owner's life expectancy or the joint life expectancy of both the owner and the beneficiary are calculated by use of the return multiples in Tables V and VI of Income Tax Regulation Section 1.72-9.

     Before required minimum distributions begin, the owner may choose to have the owner's life expectancy determined under (1) the age recalculation, or (2) no age recalculation method as determined under federal law. If the owner does not make an election before the required beginning date, the owner's life expectancy will be recalculated annually. After the owner makes an election, such election may not be changed and will apply to all subsequent years in which required minimum distributions are made.

     If the owner dies before the required beginning date and the beneficiary is the owner's surviving spouse, then he or she may also choose to have his or her life expectancy determined under (1) the age recalculation, or (2) no age recalculation method. Once the beneficiary makes an election, such election may not be changed and will apply to all subsequent years. If the beneficiary does not make an election by the time distributions are scheduled to begin under the Death Provisions, the beneficiary's life expectancy will be recalculated annually for all years and may not be changed.

     In all cases, if the beneficiary is not the owner's surviving spouse, his or her life expectancy may not be recalculated and will be determined using his or her attained age on the date settlement option payments or any other distribution is scheduled to begin. Payments for subsequent years will be based on such life expectancy reduced by one year for each calendar year which has elapsed since the calendar year in which the life expectancy of the non-spouse beneficiary was first calculated.

Automatic Payout Option (APO)

     Before the annuity date, and subject to our then current underwriting guidelines, the owner may elect to have us calculate and annually distribute required minimum distribution amounts from this policy if the owner meets the following requirements:

      The owner is or will be age 70 1/2 and is retired in the year the first APO payment is to be made;

      This policy has been in force at least one year;

      The owner is not receiving distributions under any other payment option;

      The owner elects one of the methods of calculating minimum required distributions that we offer.


     The distributions under this option must begin no earlier than January 1 of the year in which the owner reaches age 70 1/2 and the owner must be retired. The owner's election of APO must be in a form and manner we prescribe. We must receive the owner's election at least 30 days before the payments are to begin.

     We will automatically postpone the owner's annuity date one year for each year the owner receives APO payments up to the later of:

      The owner's 85th birthday; or

      The first day of the eleventh policy year.

     If the owner decides he or she does not want us to delay the annuity date, please contact us.


We will automatically cancel this option if:

          The owner makes more than one change in beneficiaries, unless the changes are made due to death, divorce or marriage;

          The owner begins receiving settlement option payments;

          A withdrawal (whether partial or an APO payment) reduces the policy value to less than the minimum policy value shown on the Information Page.

          If this happens, we reserve the right to pay the owner the cash surrender value and cancel the policy; or

          The owner dies.

     After this option is canceled for any reason, the owner may not reelect it. Contingent deferred sales load may be charged on APO payments made under the policy. We reserve the right to waive any applicable contingent deferred sales load.

Death Provisions

     If the owner dies before the required beginning date, the entire death benefit must:

          Be completely distributed no later than December 31 of the fifth year following the year the owner died; or


3-007 25-197                                                           Page 3

          Begin to be distributed to the beneficiary in the form of settlement option payments, as described below.

     The settlement option must pay out equal or substantially equal amounts over the beneficiary's life or over a period not extending beyond the beneficiary's life expectancy. Once settlement option payments begin, no changes may be made to the option.

     If the beneficiary is the owner's surviving spouse, he or she must elect to begin receiving settlement option payments no later than the earliest of (1) December 31 of the year following the year the owner died; or (2) December 31 of the year following the year in which the owner would have reached the required beginning date if the owner had not died.

     If the beneficiary is not the owner's surviving spouse, he or she must elect to begin receiving settlement option payments no later than December 31 of the year following the year in the owner died.

     If the owner dies after the required beginning date, we will continue to distribute the remaining death benefit at least as rapidly as under the settlement option in effect at the date of the owner's death.

Limitation of Payment

     If the policy value at the time of annuitization is $3,500 or less, we will pay the policy value in a cash payment, regardless of the settlement option the owner or any other payee chooses. Such cash payment will be in full settlement of our liability to the payee for the benefit. In addition, such cash payment will not require spousal consent as described below.

Waiver and Spousal Requirements

     If the owner is legally married, we will require the owner's written waiver of the qualified pre-retirement survivor annuity and/or qualified joint and survivor annuity and his or her spouse's written consent before the owner can:
(a) name a beneficiary other than the spouse; or (b) make a partial or full withdrawal from the policy; or (c) choose a form of payment other than a life and contingent annuity where the spouse is not named as the contingent annuitant. The spouse's written consent must (i) be on a form we approve; (ii) acknowledge his/her understanding of the effect of such consent; and (iii) be witnessed by a notary public.

     We will not accept any request under (a), (b) or (c), above, without the owner's written waiver and the spouse's written consent. However, if the owner can prove that the spouse's written consent cannot be obtained because: (1) the spouse has died; or (2) the spouse cannot be located; or (3) the spouse is held to be incompetent and the owner has a court order to that effect; or (4) the owner has been abandoned by the spouse (within the meaning of local law) and the owner has a court order to that effect, then, unless required by a QDRO, the owner's request under (a), (b) or (c), above, will be accepted without the owner's written waiver and the spouse's written consent.

Payments to Minors

     If the owner has died, any amount paid to a child of the owner will be treated as if it had been paid to the owner's surviving spouse if the remainder of the value of the policy becomes payable to the surviving spouse when the child reaches the age of majority.

     This endorsement shall terminate when the policy is surrendered or the policy value is otherwise distributed.

     Signed for the Company at Purchase, New York to be effective on the policy effective date.

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK

                 /s/ James W. Dederer

                 CHAIRMAN



                 /s/ Alan T. Cunningham

                 PRESIDENT




3-007 25-197                                                            Page 4

Exhibit (5)       Form of Application for Flexible Premium Variable Annuity.

[LOGO] TRANAMERICA LIFE INSURANCE
       COMPANY OF NEW YORK

                                 Transamerica Life Insurance Company of New York
                                            Home Office: 100 Manhattanville Road
                                                   Purchase, New York 10577-2135

                                                 Mailing Address: P.O. Box 31848
                                                        Charlotte, NC 28232-2128
                                          Annuity Service Center: (800) 258-4260


Variable Annuity Application

1     Type of Plan

Check one only:
|_| Non-Qualified                          |_| TSA  403(b) * (Rev. Rul. 90-24)
|_| IRA 408(b)                             |_|  401(a) Pension/Profit Sharing*
|_| SEP-IRA  408(k)*                      [|_|  Other]
* Submit required additional forms


2     Owner

Note: All mail and tax reporting will be sent only to the Owner.

------------------------------------------        |-|       |-|
Print Full Name                                   Male      Female

----------------------------------------------------------
Residence Street Address

----------------------------------------------------------
City                 State                     Zip Code

----------------     -------------------------------------
Date of Birth        Taxpayer Identification Number

Married:  |_| Yes |_|  No

(      )------------------------      (      )-------------------------
        Daytime Telephone                     Evening Telephone


3     Joint Owner (Optional)

Note: Non-Qualified only.

-------------------------------------------       |-|     |-|
Print Full Name                                   Male    Female

----------------      ------------------------------------
Date of Birth         Taxpayer Identification Number


4     Beneficiary

 Note: If More Than One, Use Beneficiary Designation Form.

---------------------------   ------------------------------
Full Name                     Taxpayer Identification Number

---------------------------   ------------------------------
Date of Birth                 Relationship to Owner


5     Annuitant

Note: Complete only if different from Owner.

------------------------------------------      |-|           |-|
Print Full Name                                 Male          Female

-------------------------------------------------------
Residence Street Address

-------------------------------------------------------
City                      State                Zip Code

-----------------------   ------------------------------
Date of Birth             Social Security Number


6     Joint Annuitant (Optional)

Note: Non-Qualified only.   Must be Annuitant's spouse.

------------------------------------------        |-|          |-|
Print Full Name                                   Male         Female

-----------------------   -----------------------------
Date of Birth             Social Security Number


7      Premium Allocation

Please use whole percentages.  No fractions, please.
Minimum 10% allocation per Portfolio.  Total must equal 100%.

[The maximum number of total investment options is limited to 18 over the lifetime of the policy.]

[Alliance VPF Premier Growth]                          ____%
[Alliance VPF Growth and Income]                       ____%
[Alger American Income and Growth]                     ____%
[Dreyfus VIF Capital Appreciation]                     ____%
[Dreyfus VIF Small Cap]                                ____%
[Janus Aspen Balance]                                  ____%
[Janus Aspen Worldwide Growth]                         ____%
[MFS VIT Emerging Growth]                              ____%
[MFS VIT Growth and Income]                            ____%
[MFS VIT Research]                                     ____%
[Morgan Stanley UF Fixed Income]                       ____%
[Morgan Stanley UF High Yield]                         ____%
[Morgan Stanley UF International Magnum]               ____%
[OCC Accumulation Trust Managed]                       ____%
[OCC Accumulation Trust Small Cap]                     ____%
[Transamerica VIF Growth Fund]                         ____%
[Transamerica VIF Money Market Portfolio]              ____%
[Fixed  Account]                                       ____%

                                      Total             100%

8      Method of Payment

Please indicate the method of payment below:
Minimum Initial Premium: $5,000 ($2,000 for contributory IRA's)
|_|  Check for $ ____________ (payable to Transamerica  Life
Insurance Company of New York) is enclosed.

    For new Transamerica IRAs: Amount remitted includes
    $__________ as a rollover, which Owner irrevocably elects to treat as a rollover contribution;
    $__________ for Tax Year ________; and
    $__________ for Tax Year ________.

|_|  Pre-authorized  Payment Plan on a monthly basis.
     To establish this option, submit the Automatic Investing form.

|_| Transfer balance from existing life insurance or annuity policy (submit the 1035 Exchange Form).

|_| Transfer funds from my existing qualified plan , IRA or Sec. 403(b) arrangement in accordance with Rev. Rul. 90-24.
     (submit the Transfer Letter of Direction Form).


-------------------------------------------------------------------
 Do not write in this space.  Home office use only.





-------------------------------------------------------------------


FTLA-8-197

9    Owner Information

     If the Owner is not the  Annuitant,  the  Owner is a (an):

     |_|  Individual       |_| Trust*      |_| [Other  ______________]
     |_|  Custodianship    |_|  Corporation

     *If the Owner is a Trust, this annuity must be held by the Trust as an agent for the Annuitant(s).

      If the Annuitant is a minor please provide (1) the relationship to the Owner and (2) the mother's name and father's name:

     --------------------------------------------------------------------

     --------------------------------------------------------------------

     Has the Owner purchased or applied for other non-qualified deferred annuities issued by any of the Transamerica Life Companies during the current calendar year?

     |_| Yes |_| No If Yes,  provide policy  number(s):

     ---------------------------------------------------------


10      Replacement

     Will this annuity replace or change any life insurance or annuity contract(s).

     |_| Yes |_| No If Yes, provide name and address of insurance company and policy number(s):

     -------------------------------------------------------------

     -------------------------------------------------------------

     Note:     Please submit replacement forms as required.


11    Rebalancing Option


     |_| Yes    |_|    Annually |_|     Semi-Annually     |_|  Quarterly

     I/We elect the variable sub-account rebalancing option. With this election, all amounts in the variable sub-accounts are re-allocated to reflect the percentages indicated on this application. Unless and until a rebalancing election form has been submitted changing these allocation percentages, Transamerica will allocate all contributions according to the percentages shown on this application. Note: Not available if Dollar Cost Averaging
     (DCA) is in effect.


12     Dollar Cost Averaging Option

     |_| I/We elect Dollar Cost Averaging (DCA) for a period of
     _______  months. (6 to 60 months)

     Each month transfer $ _________

     From: (Circle One) [(Money Market or Fixed Account)]

     To: (Total must equal 100%)
     Amount                                         Fund
     =======================              ===================================

     -----------------------              -----------------------------------

     -----------------------              -----------------------------------

     -----------------------              -----------------------------------

     Note: Not available if Rebalancing is in effect.



13     Remarks
     ===============================================

     -----------------------------------------------


     -----------------------------------------------


     -----------------------------------------------


14     Disclosures & Signatures

     I/We understand that I/We have applied for a variable annuity policy ("policy") issued by Transamerica Life Insurance Company of New York. I/We have received current prospectuses for the policy and for the portfolios. I/We are aware that (a) payments and values provided under the policy, when based on the investment experience of the Variable Account, vary and are not guaranteed as to dollar amount; (b) periodic charges and fees are associated with the policy; and (c) this policy and its associated investment portfolios are not deposits or obligations of, or guaranteed or endorsed by, any bank, credit union, or the U.S. government, and are not federally insured by the FDIC, the Federal Reserve Board, or any other agency. Portfolio shares involve certain investment risks, including the possible loss of principal. I/We declare that all statements made on this application are true to the best of my/our knowledge and belief.

     |_| ________ (Please initial) I hereby appoint the registered representative named on this application to act as my Limited Power of Attorney in Fact to direct Transamerica's Annuity Service Center to effect transfers among the variable sub-accounts and/or general account options. I and my Limited Power of Attorney in Fact, jointly, and severally, agree to indemnify and hold harmless Transamerica, and its affiliates, officers, directors, and employees from any and all losses, costs (including reasonable attorney's fees), expenses, judgments, and liabilities of any nature whatsoever arising from reliance on my grant of this Limited Power of Attorney, or any action or commission by my Limited Power of Attorney in Fact. This Limited Power of Attorney remains valid until Transamerica's Annuity Service Center is furnished with its written revocation, and Transamerica records the revocation. This Limited Power of Attorney is personal to the holder and may not be delegated to any other person. The holder must be a currently licensed and appointed representative of the Broker of Record for this Annuity, or this Limited Power of Attorney will automatically terminate.


     Signed at ___________________________________ on _________________
               City                State              Date


     -----------------------------------------------------
     Owner's Signature

     -----------------------------------------------------
     Joint Owner's Signature (If Any)


15     Registered Representatives Only

     Registered Representative: Do you have reason to believe the annuity applied for will replace any life insurance or annuity policy with us or any other company? |_| Yes |_| No

     Please check one of the following boxes (contact your home office for more information). Once selected, an option may not be changed.

       [|_| Option A      |_| Option B      |_| Option C ]


     --------------------------------------------------------------
     Witness (Licensed Registered Representative)

     --------------------------------------------------------------
     Print or Type Name of Registered Representative/Code

     --------------------------------------------------------------
     Print or Type Name of Broker/Dealer

     --------------------------------------------------------------
     Branch Office/Telephone Number/Code

     Mail completed application and any additional required forms to the Annuity Service Center address shown on Page 1.



FTLA-8-197

Exhibit (6)       (a)  Articles  of   Incorporation   of   Transamerica   Life
                       Insurance Company of New York.

FTL\RESTATED-ART.DOC                                          5
                                    RESTATED
                           CERTIFICATE OF THE CHARTER
                                       OF
                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK

                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW


         WE, THE UNDERSIGNED, being the Chairman and the Assistant Secretary of Transamerica Life Insurance Company of New York, hereby certify and set forth:

         1. The name of the corporation is Transamerica Life Insurance Company of New York. The corporation was originally incorporated under the name of First Transamerica Life Insurance Company.

         2. The Charter of Transamerica Life Insurance Company of New York (formerly First Transamerica Life Insurance Company) was filed in the office of the Superintendent of Insurance of the State of New York on February 5, 1986, and amended on August 22, 1989, December 27, 1996, and May 1, 1997, respectively.

         3. The Charter of Transamerica Life Insurance Company of New York is hereby restated in its entirety as follows:

                                    ARTICLE I

         The name of this Corporation shall be:

                TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK.

                                   ARTICLE II

         The principal office of this Corporation shall be in the County of Westchester, in the State of New York.

                                   ARTICLE III

         SECTION 1. The kinds of insurance to be transacted by the Corporation are those kinds specified in Paragraphs "1", "2", and "3", of Section 1113(a) of the Insurance Law of the State of New York as follows:

         (1) "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section Four Thousand Two Hundred Forty of this Chapter.

         (2) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section Four Thousand Two Hundred Forty of this Chapter.

         (3) "Accident and Health Insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article 9 of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

         SECTION 2. The Corporation may also engage in the reinsurance of the kinds of insurance business it is authorized to do.

         SECTION 3. The foregoing enumeration of specific kinds of insurance shall not be held to limit or restrict the powers of the Corporation to carry on any other business to the extent necessarily or properly incidental to such kinds of insurance.

         SECTION 4. The Corporation shall have full power and authority to cede reinsurance of any risks taken by it subject to the Insurance Law and the rules and regulations of the Insurance Department of the State of New York.

                                   ARTICLE IV

         The mode and manner in which the corporate powers of the Corporation shall be exercised is through a Board of Directors and through such Committees of the Board of Directors, officers and agents as such Board and the By-Laws of the Corporation shall empower.

                                    ARTICLE V

         SECTION 1. The number of directors of the Corporation shall be not less than thirteen (13) nor more than twenty-one (21) and shall be determined by the provisions of the By-Laws. In no case shall the number of directors be less than thirteen (13). In no case shall a decrease in the number of directors shorten the term of any incumbent director.

         SECTION 2. The directors shall be elected at each annual meeting of the shareholders of the Corporation, which shall be held on the first Monday in May of each year, and the directors so elected shall hold office for one year and until their respective successors shall have been elected and shall have qualified. The directors shall be chosen and elected by a plurality of the whole number of shares voted.

         SECTION 3. At all times a majority of the directors shall be citizens and residents of the United States, and not less than three (3) thereof shall be residents of the State of New York, and each director shall be at least eighteen
(18) years of age.

                                   ARTICLE VI

         The amount of the authorized capital of this Corporation shall be TWO MILLION DOLLARS ($2,000,000), to consist of TWO THOUSAND (2,000) shares of stock of the par value of ONE THOUSAND DOLLARS ($1,000) per share.

                                   ARTICLE VII

         The holders of stock of the Corporation shall not have any pre-emptive, preferential or other right to subscribe for or purchase or acquire any shares of any class of stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of stock of any class or any other securities now or hereafter authorized.

                                  ARTICLE VIII

         The Board of Directors shall have the power to adopt By-Laws of the Corporation and to amend the same from time to time in whole or in part.

                                   ARTICLE IX

         The duration of the corporate existence of this Corporation shall be perpetual.
                                    ARTICLE X

         No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or any violation of the Insurance Law or knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this restatement by the shareholders of the Corporation.

         This Restated Certificate of the Charter of Transamerica Life Insurance Company of New York was authorized by the Board of Directors at a meeting held on June 12, 1997, followed by the affirmative vote of the sole shareholder by written consent in lieu of a special meeting executed as of June 12, 1997.

         IN WITNESS, the undersigned have executed and signed this Certificate this 16th day of September, 1997.


                                                  /s/ James W. Dederer

                                                  James W. Dederer
         (SEAL)                                   Chairman



                                                  /s/ William M. Hurst

                                                  William M. Hurst
                                                  Assistant Secretary

                            CORPORATE ACKNOWLEDGMENT



STATE OF CALIFORNIA   )
                      )     SS.
COUNTY OF LOS ANGELES )


     On the 16th day of September, 1997, before me, Doris D. Motherspaw, Notary Public, personally appeared James W. Dederer and William M. Hurst, personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity of Chairman and Assistant Secretary of Transamerica Life Insurance Company of New York, and that by their signatures on the instrument the entity upon behalf of which the persons acted, and executed the instrument.

         WITNESS my hand and official seal.


          (SEAL)                                  /s/ Doris Motherspaw

                                                      Notary Public


         My commission expires:   May 29, 1998

Exhibit (6)       (b)  By-Laws of Transamerica  Life Insurance  Company of New
                       York.

FTL\RESTATED-BYLAWS.DOC 24
                                    RESTATED
                                     BY-LAWS
                                       OF
                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK

                                    ARTICLE I
                                    LOCATION
         Section 1. The principal office of the Corporation shall be in the County of Westchester and the State of New York. The Corporation may, in addition to the principal office, establish and maintain such other office or offices, whether in the State of New York or otherwise, as the Board of Directors may from time to time designate or the business of the Corporation may require.

                                   ARTICLE II
                                 CORPORATE SEAL
         Section 1. The Corporation shall have a seal. The corporate seal shall have inscribed thereon the name of the Corporation. The corporate seal shall be in seal form and have inscribed thereon such additional words and symbols as the Board of Directors may from time to time prescribe. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.


                                   ARTICLE III
                            MEETINGS OF SHAREHOLDERS
         Section 1. Time and Place. All meetings of the shareholders for the election of directors and all meetings of shareholders for that or any other purpose may be held at such place within or without the State of New York, and at such time as may be designated in the notice of meeting.
         Section 2. Annual Meetings. The annual meeting of shareholders shall be held on the first Monday of May in each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day, at 10:00 o'clock a.m., or at such other hour as may from time to time be designated by the Board of Directors.
         Section 3. Special Meetings. Except as otherwise provided by statute, special meetings of shareholders may be called for any purpose or purposes at any time by the Chairman of the Board of Directors, the President, the Board of Directors, or by the President and Secretary upon the written request of one or more shareholders holding a majority in interest of the stock of the Corporation issued and outstanding and entitled to vote at such meeting. Any such request shall state the purpose or purposes of the proposed meeting.
         Section 4. Notice of Meeting. Notice of the time and place of holding each annual and special meeting of the shareholders shall be in writing and signed by the President or a Vice President, or the Secretary or an Assistant Secretary, and a copy thereof shall be served, either personally or by mail, upon each shareholder entitled to vote at such meeting, not less than ten (10) nor more than fifty (50) days before the meeting, and if mailed, it shall be directed to such shareholder at such shareholder's address as it appears on the books of the Corporation unless a written request be given that notices intended for such shareholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.
         The notice of every special meeting, besides stating the time and place of such meeting, shall state the purpose or purposes thereof, and no business other than that specified in such notice or germane thereto shall be transacted at the meeting.
         Section 5. Waiver of Notice. Notice of meeting need not be given (1) to any shareholder who submits a signed waiver of notice, or (2) to any shareholder who is in attendance at any meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the last of notice of such meeting.
         Section 6. Quorum. At every meeting of the shareholders of the Corporation, except as otherwise provided by law, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation, present in person or by proxy and entitled to vote thereat, shall constitute a quorum, for the transaction of business. In the absence of a quorum a majority in interest of the shareholders so present or represented and entitled to vote thereat may adjourn the meeting from time to time and place to place until a quorum is obtained, and the meeting may be held as adjourned without further notice. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until a final adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
         Section 7. Voting. At all meetings of shareholders, every shareholder entitled to vote thereat shall be entitled to one vote, in person or by proxy, for each share of stock outstanding in such shareholder's name on the books of the Corporation on the date for the determination of shareholders entitled to vote at such meeting. Every proxy must be executed in writing by the shareholder or by his duly authorized attorney and must be delivered to the Secretary of the meeting. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless the shareholder executing it shall have specified therein a longer duration. At all meetings of the shareholders, a quorum being present, all matters except as otherwise provided by law, or the Charter of the Corporation, or these by-laws, shall be decided by a majority in interest of the shareholders of the Corporation present in person or by proxy and entitled to vote. All elections of directors may, but need not be, held by ballot.
         Section 8. Organization. Meetings of the shareholders shall be presided over by the Chairman of the Board of Directors, or, if he is not present, by the President, and if the President is not present, by a Vice President in the order determined by the President; or, if none of the foregoing are present, by a chairman to be chosen by a majority of the shareholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, shall act as Secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the meeting shall choose any person present to act as Secretary of the meeting.
         Section 9. Consent. Whenever by any provision of law or of the Charter of this Corporation the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote of shareholders may be dispensed with, if all the shareholders who would have been entitled to vote upon the action, if such meeting were held, shall consent in writing to such action being taken. However, this section shall not be construed to alter or modify any provision of law or of the Charter under which the written consent of the holders of less than all outstanding shares is sufficient for corporate action.

                                   ARTICLE IV
                               BOARD OF DIRECTORS
         Section 1. Election and Qualification of Directors. Directors shall be elected at the annual meeting of shareholders by a plurality of the votes cast and shall hold office for one (1) year and until their respective successors shall have been elected and shall have qualified. All directors shall be at least eighteen (18) years of age and at least three (3) shall be citizens and residents of the State of New York. Directors need not be shareholders. A copy of the notice of any meeting at which directors are elected, which is sent to the shareholders, shall be filed in the Office of the Superintendent of Insurance of the State of New York at least ten (10) days before the day on which such meeting is to be held.
         Section 2. Number of Directors. The number of directors shall not be less than thirteen (13) nor more than twenty-one (21); subject to change by action of the shareholders or by resolution of the Board of Directors, the number of directors of the Corporation shall be thirteen (13). Any change in the number of directors made by resolution of the Board of Directors shall require the affirmative vote of a majority of all directors then in office, but no decrease in the number of directors so made shall shorten the term of any incumbent director.
         Section 3. Vacancies. A vacancy or vacancies in the Board resulting from death, resignation or removal of any director, or from the increase in the number of directors, or for any other cause, may be filled for the remainder of the term by majority vote of the remaining directors at any regular meeting of the Board or at any special meeting called for that purpose. A director so elected shall not take office or exercise the duties thereof until ten (10) days after written notice of his or her election shall have been filed in the Office of the Superintendent of Insurance of the State of New York.
         Section 4. Duties and Powers. The Board of Directors shall have control and management of the affairs and property of the Corporation and may adopt such rules and regulations for the conduct of their meetings and the management of the Corporation as they deem proper not inconsistent with law or with the Charter of the Corporation or with these By-Laws.
         Section 5. Meetings. Meetings of the Board of Directors shall be held at such place within or without the State of New York as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of the meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors and special meetings may be held at any time upon the call of the Chairman of the Board of Directors, the President or Vice President, or the Secretary or an Assistant Secretary, or any two (2) directors or by oral, telegraphic, or written notice duly served on or sent or mailed to each director not less than two (2) days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of shareholders. Notice need not be given of regular meetings of the Board of Directors. Meetings may be held at any time without notice if all the directors are present, or if at any time before or after the meeting those not present waive notice of the meeting in writing.
         Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
         Section 6. Quorum. A majority of the Board of Directors then in office at a meeting duly assembled shall be necessary to constitute a quorum of the transaction of business. Except as otherwise provided by law or by the Charter of the Corporation, the act of a majority of directors present at such meeting shall be the act of the Board.
         Section 7. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board or to the President or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.
         Section 8. Removal. Any one or more of the directors may be removed either with or without cause at any time by a vote of a majority of the shares issued and outstanding and entitled to vote. Not less than one-third (1/3) of the directors may call a special meeting for the purpose of removing for cause any other director and at such special meeting so called, such director may be removed by the affirmative vote of a majority of the remaining directors present at such meeting. Immediately following each vote by which a director is removed the Board of Directors shall declare the office of the removed director to be vacant.
        Section 9. Compensation of Directors. Directors may, by resolution of the Directors, be allowed a sum for serving as directors and expenses for attendance at regular or special meetings of the Board of Directors; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees, and others who attend pursuant to direction, may, by vote of the Board of Directors, be allowed a fixed sum and expenses for attending committee meetings.
         Section 10. Chairman of the Board. The Board of Directors shall, immediately after the organization of the Corporation, and thereafter at their first meeting following the annual election of directors, elect from among their number, a Chairman of the Board who shall preside at all meetings of the shareholders and of the Board of Directors. He or she shall have such other powers and perform such other duties as may be assigned to him by the Board of Directors.

                                    ARTICLE V
                                   COMMITTEES
         Section 1. Executive Committee. The Board of Directors may, by resolution adopted by a majority of the entire Board, designate an Executive Committee from among its members consisting of five (5) or more directors as it may, in its discretion, think proper and shall so designate by resolution.
         The Executive Committee shall have and may exercise, when the Board is not in session, so far as may be permitted by law, all of the rights and powers of the Board of Directors in the management of the business and affairs of the Corporation, except to the extent such powers of the Board are by resolution of the Board or by these By-Laws reserved to the Board or to other committees of the Board, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it; but the Executive Committee shall not have power to: fill vacancies in the Board; to make or amend the By-Laws of the Corporation; to fix the compensation of directors for serving on the Board or any Committee; to amend or repeal any resolution of the Board which by its terms shall not be so amendable or repealable; or to make investments or loans which shall be the function of the Finance Committee.
         The Board shall have the power at any time to fill vacancies in, to change the membership of, to change the number of members of, designate one or more alternate members of, or to dissolve the Executive Committee. The Executive Committee may make rules for the conduct of this business and may appoint such committees and assistants as it shall from time to time deem necessary.
         The Committee shall keep a record of its proceedings and shall adopt its own rules of procedure except that a quorum shall consist of at least three
(3) members, not more than two (2) of whom may be officers or salaried employees of the Corporation. The Committee shall submit copies of its minutes to the Board of Directors.
         Section 2. Finance Committee. The investments and loans, other than policy loans of the Corporation, shall be managed and controlled by a Finance Committee. The Finance Committee shall consist of at least five (5) members who shall be appointed by the Board of Directors from its own membership at the annual meeting of the Board of Directors to serve until the next succeeding annual meeting and until their successors on the Committee have been appointed. The Board shall have the power at any time to fill vacancies in, to change the membership of, to change the number of members of, to designate one (1) or more alternate members of, or to dissolve, the Finance Committee.
         The Finance Committee shall have and may exercise, when the Board is not in session, all the rights and powers of the Board of Directors to make, supervise, and control the investments of the Corporation, inclusive of all real and personal property acquired by virtue of or incidental to any investment, to sell, assign, exchange, lease or otherwise dispose of such investments and property; and to do and perform all things deemed necessary and proper in relation to such investments and property.
         The Committee shall keep a record of its proceedings and shall adopt its own rules of procedure, except that a quorum shall consist of at least three
(3) members, not more than two (2) of whom may be officers or salaried employees of the Corporation. The Committee shall submit copies of its minutes to the Board of Directors and shall report all investments to the Executive Committee when the Board is not in session.
         Section 3. Audit Committee. The Audit Committee shall consist of at least three (3) members who shall be appointed by the Board of Directors from its own membership at the annual meeting of the Board of Directors to serve until the next succeeding annual meeting and until their successors on the Committee have been appointed. The Board shall have the power at any time to fill vacancies in, to change the membership of, to change the number of members of, to designate one (1) or more alternate members of, or to dissolve, the Audit Committee.
         The Audit Committee will meet with the Internal Auditor and shall review the results of audits conducted by the Internal Audit staff. The Committee shall also review the audit schedule and may direct the Internal Auditor to carry out any additional audits that it deems necessary.
         The Committee shall keep a record of its proceedings and shall adopt its own rules of procedure except that a quorum shall consist of at least three
(3) members, not more than one (1) of whom may be an officer or salaried employee of the Corporation. The Committee shall submit copies of its minutes to the Board of Directors.
         Section 4. Independent Committee. The Independent Committee shall consist of at least three (3) members who shall be appointed by the Board of Directors from its own membership at the annual meeting of the Board of Directors to serve until the next succeeding annual meeting and until their successors on the Committee have been appointed. The Board shall have the power at any time to fill vacancies in, to change the membership of, to change the number of members of, to designate one or more alternate members of, or to dissolve the Independent Committee. All of the members of the Independent Committee shall be individuals who are not officers or employees of the Corporation or of any entity controlling, controlled by, or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such entity.

         The Independent Committee shall have the following functions:
         1. Responsibility for recommending the selection of independent certified public accountants;
         2. Responsibility for reviewing the Corporation's financial condition;
         3. Responsibility for final review of the scope and results of the independent audit and any internal audit;
         4. Responsibility for nominating candidates for director for election by shareholders; and
         5. Responsibility for evaluating the performance of officers deemed to be principal officers of the Corporation and recommending to the Board of Directors the selection and compensation of such principal officers.
         The Committee shall keep a record of its proceedings and shall adopt its own rules of procedure except that a quorum shall consist of at least three
(3) members. The Committee shall submit copies of its minutes to the Board of Directors.
         Section 5. Other Committees. The Board of Directors may from time to time by resolution create such other committee or committees of Directors, officers, employees or other persons designated by the Board, to advise with the Board, the Executive Committee and the officer and employees of the Corporation in all such matters as the Board shall deem advisable, and with such functions and duties as the Board shall by resolution prescribe. A majority of all members of any such committee may determine its actions and fix the time and place of its meeting, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power to change the members of any such committee at any time, and to discharge any such committee, either with or without cause at any time.

                                   ARTICLE VI
                                    OFFICERS
         Section 1. Officers. The Board of Directors shall, immediately after the organization of the Corporation, and thereafter at their first meeting following the annual election of directors, elect from among their number a President, and shall also elect a Secretary and a Treasurer, who need not be members of the Board of Directors. The Board may, at any time, also elect one or more Vice Presidents, and such Assistant Treasurers and Assistant Secretaries, or other officers, as it may deem proper. More than one office may be held by the same person, except that the offices of President and Secretary may not be held by the same person.
         Section 2. Term. Each officer of the Corporation elected by the Board of Directors shall hold office until his or her successor is chosen and qualified, or until he or she shall have died or resigned or shall have been removed as hereinafter provided. A vacancy in any office arising from any cause may be filled by the Board of Directors.
         Section 3. Duties of the President. The President shall be the Chief Executive Officer of the Corporation unless otherwise directed by the Board. He or she shall have general and active supervision and direction over the business offices of the Corporation, subject to the control of the Board of Directors whose policies he or she shall execute. He or she shall see that all orders and resolutions of the Board of Directors are carried into effect and shall, in the absence of the Chairman of the Board, preside at all meetings of shareholders and of the Board of Directors. Except when inconsistent with the Corporation's Charter, these by-laws, or with the orders and resolutions of the Board of Directors, he or she shall have the power to employ, fix the duties, and discharge such employees as he or she may deem necessary and proper. The President shall make such reports to the Board of Directors as it may require.
         Section 4. Duties of Vice President. Each Vice President, shall undertake such of the duties of the President or such other duties, as may be delegated to him or her from time to time by the Board of Directors.
         Section 5. Duties of Secretary. The Secretary shall attend all meetings of the shareholders, of the Board of Directors, and of the Executive Committee of the Board, and record their proceedings in a book kept for that purpose. He or she shall perform other duties incident to his or her office and such other duties as may be delegated to him or her by the Board of Directors or the President. He or she shall see that proper notice is given of all meetings of the shareholders of the Corporation and of the Board of Directors, and he or she shall have charge of the corporate seal, the minute books, and such other corporate records as are not otherwise provided for. He or she shall affix the seal to any instrument requiring the same. Any Assistant Secretary may perform duties of the Secretary in his or her absence, and such of the duties of the Secretary as may be delegated to him or her by that officer or by the Board of Directors or the President.
         Section 6. Duties of Treasurer. The Treasurer shall be charged with the supervision of the keeping of the funds and books of account of the Corporation and with their safekeeping, shall carry out such duties as are incident to his or her office and shall further perform such other duties as may be delegated to him or her by the Board of Directors or by the President. Any Assistant Treasurer may perform the duties of the Treasurer in his or her absence, and such of the duties of the Treasurer as may be delegated to him or her by that officer or by the Board of Directors or the President.

                                   ARTICLE VII
                               SHARE CERTIFICATES
         Section 1. Form of Certificates. The shares of the Corporation shall be represented by certificates, in such form as the Board of Directors may from time to time prescribe, signed by the Chairman of the Board of Directors, the President, or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Corporation. Such seal may be a facsimile, engraved or printed. Where any such certificate is signed by a transfer agent or transfer clerk and by a registrar, the signatures of any such Chairman of the Board of Directors, President, Vice President, Secretary, Assistant Secretary, Treasurer, or Assistant Treasurer upon such certificate may be facsimiles, engraved or printed. In case any such officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer had not ceased to be such at the date of its issue.
         Every certificate representing shares issued by the Corporation shall plainly state upon the face thereof the number, kind and class of shares which it represents.
         Section 2. Transfers. Transfers of shares shall be made only upon the books of the Corporation by the registered holders in person or by power of attorney duly executed and acknowledged and filed with the Secretary of the Corporation, or with a duly appointed Transfer Agent acting for and on behalf of the Secretary, and upon the surrender of the certificate or certificates for such shares.
         Section 3. Lost Certificates. If any certificate or shares shall be lost, the holder thereof shall forthwith notify the Corporation of the facts and the Board of Directors or the Executive Committee may then authorize a new certificate to be issued to him. The Board of Directors or the Executive Committee may in its discretion require, as a condition precedent, deposit of a bond in such amount and in such form and with surety or sureties as the Board of the said Committee may direct.
         Section 4. Closing Share Books. The Board of Directors or the Executive Committee may by resolution prescribe a period not less than ten (10) nor more than fifty (50) days prior to any meeting of shareholders during which no transfer of shares on the books of the Corporation may be made; or in lieu of prohibiting the transfer of share may fix a day and hour not less than ten (10) nor more than fifty (50) days prior to the holding of any meeting of shareholders as the time as of which shareholders entitled to notice of any to vote at such meeting shall be determined or for the making of a dividend list. The share books may also be closed for the payment of dividends for such like period, if any, as may be prescribed by resolution of the Board of Directors or of the Executive Committee.
         Section 5. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer clerks or one or more transfer agents, and one or more registrars, and may require all certificates for shares to bear the signature or signatures of any of them.

                                  ARTICLE VIII
                    Indemnification of Officers and Directors
         Section 1. Indemnification.
         (a) The Corporation shall indemnify to the fullest extent now or hereafter provided for or permitted by law each person involved in, or made or threatened to be made a party to, any action suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the Corporation or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the Corporation, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the Corporation, or
(ii) is or was serving, at the request of the Corporation, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided in Subsection (b) below.
        (b) No indemnification shall be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes  that such  person's  acts were  committed  in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification shall be made with respect to any Proceeding initiated by any such person against the Corporation, or a director or officer of the Corporation, other than to enforce the terms of this Article VIII, unless such Proceeding was authorized by the Board of Directors. Further, no indemnification shall be made with respect to any settlement or compromise of any Proceeding unless and until the Corporation has consented to such settlement or compromise.
         (c) Written notice of any Proceeding for which  indemnification may be sought by any person shall be given to the Corporation as soon as practicable. The Corporation shall then be permitted to participate in the defense of any such proceeding or, unless conflicts of interest or position exist between such person and the Corporation in the conduct of such defense, to assume such defense. In the event that the Corporation assumes the defense of any such Proceeding, legal counsel selected by the Corporation shall be reasonably acceptable to such person. After such an assumption, the Corporation shall not be liable to such person for any legal or other expenses subsequently incurred unless such expenses have been expressly authorized by the Corporation. In the event that the Corporation participates in the defense of any such Proceeding, such person may select counsel to represent him in regard to such a Proceeding; however, such person shall cooperate in good faith with any request that common counsel be utilized by the parties to any Proceeding who are similarly situated, unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.
         (d) In making any determination  regarding any person's entitlement to indemnification hereunder, it shall be presumed that such person is entitled to indemnification, and the Corporation shall have the burden of proving the contrary.
         Section 2. Advancement of Expenses. Except in the case of a Proceeding against a director, officer, or other person specifically approved by the Board of Directors, the Corporation shall, subject to Section 1 of this
Article VIII above, pay expenses actually and reasonably incurred by or on behalf of such a person in defending any Proceeding in advance of the final disposition of such Proceeding. Such payments shall be made promptly upon receipt by the Corporation, from time to time, or of written demand by such person for such advancement, together with an undertaking by or on behalf of such person to repay any expenses so advanced to the extent that the person receiving the advancement is ultimately found not to be entitled to indemnification for part or all of such expenses.
         Section 3. Rights Not Exclusive. The rights to indemnification and advancement of expenses granted by or pursuant to this Article VIII (i) shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, corporate charter, by-law, resolution of shareholders or directors or agreement, (ii) shall be deemed to constitute contractual obligations of the Corporation to any person who serves in a capacity referred to in Section 1 of this Article VIII at any tine while this
Article VIII is in effect, (iii) shall continue to exist after the repeal or modification of this Article VIII with respect to events occurring prior thereto, and (iv) shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person. It is the intent of this
Article VIII to require the Corporation to indemnify the persons referred to herein for the aforementioned judgments, amounts paid in settlement, and expenses, including attorneys' fees, in each and every circumstance in which such indemnification could lawfully be permitted by express provisions of by-laws, and the indemnification required by this Article VIII shall not be limited by the absence of an express recital of such circumstances.
         Section 4.  Indemnification of Employees and Others.
 The Corporation may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation or to any person serving at the request of the Corporation as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
         Section 5. Authorization of Contracts. The Corporation may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director, officer, employee or agent of the Corporation, or who is serving, or is about to serve, at the request of the Corporation, as a director, officer, or in any other capacity, of any other Enterprise, which agreement may provide for indemnification of such person and advancement of expenses to such person upon terms, and to the extent, not prohibited by law. The failure to enter into any such agreement shall not affect or limit the rights of any such person under this Article VIII.
         Section 6. Insurance. The Corporation may purchase and maintain insurance to indemnify the Corporation and any person eligible to be indemnified under this Article VIII within the limits permitted by law.
         Section 7. Severability. If any provision of this Article VIII is determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby.

                                   ARTICLE IX
                              CONFLICT OF INTEREST
         No director or officer of the Corporation shall receive, in addition to his fixed salary or compensation, any money or valuable thing, either directly or indirectly, or through any substantial interest in any other corporation or business unit, for negotiating, procuring, recommending or aiding in any purchase or sale of property, or loan, made by the Corporation or any affiliate or subsidiary thereof; nor shall he or she be peculiarly interested, either as principal, co-principal, agent or beneficiary, either directly or indirectly, or through any substantial interest in any other corporation or business unit, in any such purchase sale or loan.

                                    ARTICLE X
                                    DIVIDENDS
         Section 1. Dividends. Dividends on the issued and outstanding stock from the profits made by the Corporation, not including the surplus arising from the sale of stock, may be declared by the Board of Directors, from time to time. The Board of Directors shall fix the date of payment of dividends and the record date of stock entitled thereto.

                                   ARTICLE XI
                                  MISCELLANEOUS
         Section 1. Execution of Contracts and Other  Instruments.  The
President and Vice President, the Secretary, and the Treasurer shall each have general authority to execute contracts, bonds, deeds and powers of attorney in the name and on behalf of the Corporation. Any contract, bond, deed or power of attorney may also be executed in the name of and on behalf of the Corporation by such other officer or such other agent as the Board of Directors may from time to time direct. The provisions of this Section 1 are supplementary to any other provision of these By-Laws.
         Section 2. Shares of Other Corporations. The President and any Vice President is authorized to vote, represent and exercise on behalf of the Corporation, all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted to said officer to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporation or corporations may be exercised either by said officer in person or by any person authorized so to do by proxy or power of attorney duly executed by said officer. Notwithstanding the above, however, the Board of Directors, in its discretion, may designate by resolution the person to vote or represent said shares of other corporations.

                                   ARTICLE XII
                                   AMENDMENTS
         Section 1. Power to Amend. These By-Laws may be altered, repealed, or amended in whole or in part by the Board of Directors at any regular meeting of the Board of Directors, or at a special meeting called for that purpose, provided that notice of the proposed change is incorporated in the notice of such special meeting.
         Section 2. Notice to Shareholders. If any By-Law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the By-Laws so adopted, amended or repealed, together with a concise statement of the changes made.


FTL\RESTATED-BYLAWS.DOC                                     (Restated 06/12/97)

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (a)  re The Alger American Fund

                             PARTICIPATION AGREEMENT


         THIS AGREEMENT is made this _____ day of ______________ , 1997, by and among The Alger American Fund (the "Trust"), an open-end management investment company organized as a Massachusetts business trust, Fred Alger Management, Inc., an investment adviser organized under the laws of the state of New York ( the "Adviser"), Transamerica Life Insurance Company of New York, a life insurance company organized as a corporation under the laws of the State of New York, (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth in Schedule A, as may be amended from time to time (the "Accounts"), and Fred Alger and Company, Incorporated, a Delaware corporation, the Trust's distributor (the "Distributor").

         WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has an effective registration statement relating to the offer and sale of the various series of its shares under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, the Trust and the Distributor desire that Trust shares be used as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by life insurance companies which have entered into fund participation agreements with the Trust (the "Participating Insurance Companies");

         WHEREAS, shares of beneficial interest in the Trust are divided into the following series which are available for purchase by the Company for the
Accounts: Alger American Small Capitalization Portfolio, Alger American Growth Portfolio, Alger American Income & Growth Portfolio, Alger American Balanced Portfolio, Alger American MidCap Growth Portfolio, and Alger American Leveraged AllCap Portfolio;

         WHEREAS, the Trust has received an order from the Commission, dated February 17, 1989 (File No. 812-7076), granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and
6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Portfolios of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the "Shared Funding Exemptive Order");

         WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and variable annuity contracts to be issued by the Company under which the Portfolios are to be made available as investment vehicles (the "Contracts");

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act unless an exemption from registration under the 1940 Act is available and the Trust has been so advised;

         WHEREAS, the Company may contract with an Administrator to perform certain services with regard to the Contracts and, therefore, certain obligations ans services of the Adviser and/or Trust should be directed to the Administrator, as directed by the Company,

          WHEREAS, the Company desires to use shares of the Portfolios indicated on Schedule A as investment vehicles for the Accounts;

         NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:


                                   ARTICLE I.
                Purchase and Redemption of Trust Portfolio Shares

 1.1. For purposes of this Article I, the Company or its administrator shall be the Trust's agent for the receipt from each account of purchase orders and requests for redemption pursuant to the Contracts relating to each Portfolio, provided that the Company or its administrator notifies the Trust of such purchase orders and requests for redemption by 9:30 a.m. Eastern time on the next following Business Day, as defined in Section 1.3.

 1.2. The Trust shall make shares of the Portfolios available to the Accounts at the net asset value next computed after receipt of a purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust describing Portfolio purchase procedures. The Company or its administrator will transmit orders from time to time to the Trust for the purchase and redemption of shares of the Portfolios. The Trustees of the Trust (the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Portfolio.

 1.3. The Company shall pay for the purchase of shares of a Portfolio on behalf of an Account with federal funds to be transmitted by wire to the Trust, with the reasonable expectation of receipt by the Trust by 2:00 p.m. Eastern time on the next Business Day after the Trust (or its agent) receives the purchase order. Upon receipt by the Trust of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Trust for this purpose. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading.

 1.4. The Trust will redeem for cash any full or fractional shares of any Portfolio, when requested by the Company on behalf of an Account, at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust describing Portfolio redemption procedures. The Trust shall make payment for such shares in the manner established from time to time by the Trust. Proceeds of redemption with respect to a Portfolio will be paid to the Company for an Account in federal funds transmitted by wire to the Company by order of the Trust with the reasonable expectation of receipt by the Company by 2:00 p.m. Eastern time on the next Business Day after the receipt by the Trust (or its agent) of the request for redemption. Such payment may be delayed if, for example, the Portfolio's cash position so requires or if extraordinary market conditions exist, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act. The Trust reserves the right to suspend the right of redemption, consistent with Section 22(e) of the 1940 Act and any rules thereunder.

 1.5. Payments for the purchase of shares of the Trust's Portfolios by the Company under Section 1.3 and payments for the redemption of shares of the Trust's Portfolios under Section 1.4 on any Business Day may be netted against one another for the purpose of determining the amount of any wire transfer.

 1.6. Issuance and transfer of the Trust's Portfolio shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Portfolio Shares purchased from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

 1.7. The Trust shall furnish, two days before the ex-dividend date, notice to the Company that an income dividend or capital gain distribution will be paid on the shares of any Portfolio of the Trust. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

 1.8. The Trust shall calculate the net asset value of each Portfolio on each Business Day, as defined in Section 1.3. The Trust shall make the net asset value per share for each Portfolio available to the Company or its designated agent on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available to the Company by 6:30 p.m. Eastern time each Business Day.

 1.9. The Trust agrees that its Portfolio shares will be sold only to Participating Insurance Companies and their segregated asset accounts, to the Fund Sponsor or its affiliates and to such other entities as may be permitted by Section 817(h) of the Code, the regulations hereunder, or judicial or administrative interpretations thereof. No shares of any Portfolio will be sold directly to the general public. The Company agrees that it will use Trust shares only for the purposes of funding the Contracts through the Accounts listed in Schedule A, as amended from time to time.

 1.10. The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding materially to those contained in
         Section 2.9 and Article IV of this Agreement.


                                   ARTICLE II.
                           Obligations of the Parties

 2.1.    The  Trust  shall  prepare  and be  responsible  for  filing  with  the
         Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this
         Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

 2.2. The Company shall distribute such prospectuses, proxy statements and periodic reports of the Trust to the Contract owners as required to be distributed to such Contract owners under applicable federal or state law.

 2.3. The Trust shall provide such documentation (including a final copy of the prospectus(es) of the Portfolios indicated on Schedule A as set in type or in camera-ready copy) and other assistance as is reasonably necessary in order for the Company to print together in one document the current prospectus for the Contracts issued by the Company and the current prospectus for the Trust. The Trust shall bear the expense of printing copies of its current prospectus that will be distributed to existing Contract owners, and the Company shall bear the expense of printing copies of the Trust's prospectus that are used in connection with offering the Contracts issued by the Company.

 2.4. The Trust and the Distributor shall provide (1) at the Trust's expense, one copy of the Trust's current Statement of Additional Information ("SAI") to the Company and to any Contract owner who requests such SAI,
         (2) at the Company's expense, such additional copies of the Trust's current SAI as the Company shall reasonably request and that the Company shall require in accordance with applicable law in connection with offering the Contracts issued by the Company.

 2.5. The Trust, at its expense, shall provide the Company with copies of its proxy material, periodic reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably require for purposes of distributing to Contract owners. The Trust, at the Company's expense, shall provide the Company with copies of its periodic reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the Trust's proxy materials, periodic reports to shareholders and other communications to shareholders, as set in type or in camera-ready copy) and other assistance as reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners.

 2.6. The Company agrees and acknowledges that the Distributor is the sole owner of the name and mark "Alger" and that all use of any designation comprised in whole or part of such name or mark under this Agreement shall inure to the benefit of the Distributor. Except as provided in
         Section 2.5, the Company shall not use any such name or mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Distributor. Upon termination of this Agreement for any reason, the Company shall cease all use of any such name or mark as soon as reasonably practicable.

 2.7. The Company shall furnish, or cause to be furnished, to the Trust or its designee a copy of each Contract prospectus and/or statement of additional information describing the Contracts, each report to Contract owners, proxy statement, application for exemption or request for no-action letter in which the Trust or the Distributor is named contemporaneously with the filing of such document with the Commission. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee each piece of sales literature or other promotional material in which the Trust or the Distributor is named, at least five Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within three Business Days after receipt of such material.

 2.8.    The  Company  shall  not  give  any   information  or  make  any
         representations or statements on behalf of the Trust or concerning the Trust or the Distributor in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the prior written permission of the Trust, the Distributor or their respective designees. The Trust and the Distributor agree to respond to any request for approval on a prompt and timely basis. The Company shall adopt and implement procedures reasonably designed to ensure that "broker only" materials including information therein about the Trust or the Distributor are not distributed to existing or prospective Contract owners.

 2.9. The Trust shall use its best efforts to provide the Company, on a timely basis, with such information about the Trust, the Portfolios and the Distributor, in such form as the Company may reasonably require, as the Company shall reasonably request in connection with the preparation of registration statements, prospectuses and annual and semi-annual reports pertaining to the Contracts.

 2.10. The Trust and the Distributor shall not give, and agree that no affiliate of either of them shall give, any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the prior written permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.

 2.11. So long as, and to the extent that, the Commission interprets the 1940 Act to require pass-through voting privileges for Contract owners, the Company will provide pass-through voting privileges to Contract owners whose cash values are invested, through the registered Accounts, in shares of one or more Portfolios of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each registered Account, the Company will vote shares of each Portfolio of the Trust held by a registered Account and for which no timely voting instructions from Contract owners are received in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Portfolio shares held to fund the Contacts without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion. The Company reserves the right, to the extent permitted by law, to vote shares held in any Account in its sole discretion.

2.12. The Company and the Trust will each provide to the other information about the results of any regulatory examination relating to the Contracts or the Trust, including relevant portions of any "deficiency letter" and any response thereto.

2.13. No compensation shall be paid by the Trust to the Company, or by the Company to the Trust, under this Agreement (except for specified expense reimbursements). However, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Trust, the Accounts or both.

                                  ARTICLE III.
                         Representations and Warranties

 3.1. The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of New York and that it has legally and validly established each Account as a segregated asset account under such law as of the date set forth in Schedule A, and that _________________________________, the principal underwriter for the Contracts, is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc.

 3.2. The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act and cause each Account to remain so registered to serve as a segregated asset account for the Contracts, unless an exemption from registration is available.

 3.3. The Company represents and warrants that the Contracts will be registered under the 1933 Act unless an exemption from registration is available prior to any issuance or sale of the Contracts; the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance law suitability requirements.

 3.4. The Trust represents and warrants that it is duly organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act and the rules and regulations thereunder.

3.5. The Trust and the Distributor represent and warrant that the Portfolio shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and sold in accordance with all applicable federal and state laws, and the Trust shall be registered under the 1940 Act prior to and at the time of any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

 3.6. The Trust and Adviser represent and warrant that the investments of each Portfolio complies and will comply with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and will notify the Company immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance within the grace period afforded by Regulation 1.817-5.

 3.7. The Trust and Adviser represent and warrant that each Portfolio is currently qualified as a "regulated investment company" under Subchapter M of the Code, that such qualification will be maintained and the Trust or the Adviser will notify the Company immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

 3.8. The Trust represents and warrants that it, its directors, officers, employees and others dealing with the money or securities, or both, of a Portfolio shall at all times be covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage required by Rule 17g-1 or other applicable regulations under the 1940 Act. Such bond shall include coverage for larceny and embezzlement and be issued by a reputable bonding company.

 3.9. The Distributor represents that it is duly organized and validly existing under the laws of the State of Delaware and that it is registered, and will remain registered, during the term of this Agreement, as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc.


                                   ARTICLE IV.
                               Potential Conflicts

 4.1. The parties acknowledge that a Portfolio's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including:
         (a) an action  by any  state  insurance  regulatory  authority;  (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trust shall promptly inform the Company of any determination by the Trustees that a material irreconcilable conflict exists and of the implications thereof.

 4.2. The Company agrees to report promptly any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Shared Funding Exemptive Order by providing the Trustees with all information reasonably necessary for and requested by the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions. All communications from the Company to the Trustees may be made in care of the Trust.

 4.3.    If it is determined by a majority of the Trustees,  or a majority of the disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its own expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

 4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

 4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six
         (6) months after the Trustees inform the Company in writing that the Trust has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

 4.6. For purposes of Section 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust be required to establish a new funding medium for any Contract. The Company shall not be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

 4.7. The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if reasonably deemed appropriate by the Trustees.

 4.8. If and to the extent that Rule 6e-3(T) is amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable.


                                   ARTICLE V.
                                 Indemnification

 5.1.    Indemnification By the Company.  The Company agrees to indemnify and hold harmless the Adviser, Distributor, the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Contracts or Trust shares and:

         (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

         (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Trust shares; or

         (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

         (d) arise out of or result from any failure by the Company or administrator to provide the services or furnish the materials required under the terms of this Agreement; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by the Company or administrator in this Agreement or arise out of or result from any other material breach of this Agreement by the Company or administrator; or

         (f) arise out of or result from the provision by the Company or administrator to the Trust of insufficient or incorrect information regarding the purchase or sale of shares of any Portfolio, or the failure of the Company or administrator to provide such information on a timely basis.

 5.2. Indemnification by the Distributor. The Distributor, Adviser and Trust each jointly and severally agree to indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for the purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Contracts or Trust shares and: (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto) (collectively, "Trust Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Adviser, Distributor or the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares and; or

        (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived form Company Documents) or wrongful conduct of the Adviser, Distributor or persons under their control, with respect to the sale or acquisition of the Contracts or Portfolio shares; or

         (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust, Adviser or Distributor; or

         (d) arise out of or result from any failure by the Adviser, Distributor or the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

         (e) arise out of or result from any material breach of any representation and/or warranty made by the Adviser, Distributor or the Trust in this Agreement ( including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and subchapter M requirements specified in Article III ) or arise out of or result from any other material breach of this Agreement by the Adviser Distributor or the Trust; or

         (f) arise out of or result from the materially incorrect or materially untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate.

 5.3. None of the Company, the Adviser, the Trust or the Distributor shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified
         Party's reckless disregard of obligations or duties under this Agreement.

 5.4. None of the Company, the Adviser, Trust or the Distributor shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections
         5.1 and 5.2.

 5.5.    In case any such action is brought against an Indemnified  Party, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.


                                   ARTICLE VI.
                                   Termination

 6.1.    This Agreement shall terminate:

         (a) at the option of any party upon 60 days advance written notice to the other parties, unless a shorter time is agreed to by the parties;

         (b) at the option of the Trust or the Distributor if the Contracts issued by the Company cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law; or

         (c) at the option of any party upon a determination by a majority of the Trustees of the Trust, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists; or

         (d) at the option of the Company upon institution of formal proceedings against the Trust or the Distributor by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding the Trust's or the Distributor's duties under this Agreement or related to the sale of Trust shares or the operation of the Trust; or

         (e) at the option of the Company if the Trust or a Portfolio fails to meet the diversification requirements specified in Section
                  3.6 hereof; or

         (f) at the option of the Company if shares of the Series are not reasonably available to meet the requirements of the Variable Contracts issued by the Company, as determined by the Company, and upon prompt notice by the Company to the other parties; or

         (g) at the option of the Company in the event any of the shares of the Portfolio are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment media of the Variable Contracts issued or to be issued by the Company; or

         (h) at the option of the Company, if the Portfolio fails to qualify as a Regulated Investment Company under Subchapter M of the Code; or

         (i) at the option of the Distributor if it shall determine in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

 6.2. Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of any Portfolio and redeem shares of any Portfolio pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement.

 6.3. The provisions of Article V shall survive the termination of this Agreement, and the provisions of Articles I,II,III,IV, and VII and shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with
         Section 6.2.


                                  ARTICLE VII.
                                     Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.


                  If to the Trust, its Adviser, or its Distributor:

                  Fred Alger Management, Inc.
                  30 Montgomery Street
                  Jersey City, NJ 07302
                  Attn:  Gregory S. Duch

                  If to the Company:


                  Transamerica Life Insurance Company of New York
                  Corporate Secretary
                  100 Manhattanville Rd.
                  Purchase, NY 10577


                                  ARTICLE VIII.
                                  Miscellaneous

 8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

 8.2. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

 8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

 8.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the Commission granting exemptive relief therefrom and the conditions of such orders. Copies of any such orders shall be promptly forwarded by the Trust to the Company.

 8.5. All liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

 8.6. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

 8.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

 8.8.    This Agreement shall not be exclusive in any respect.

 8.9. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

8.10. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

8.11. Each party hereto shall, except as required by law or otherwise permitted by this Agreement, treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto, and shall not disclose such confidential information without the written consent of the affected party unless such information has become publicly available.



         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.


                            Fred Alger and Company, Incorporated


                            By:________________________________
                            Name:
                            Title:


                            The Alger American Fund


                            By:_________________________________
                            Name:
                            Title:


                            Transamerica  Life Insurance Company of New York


                            By:___________________________________
                            Name:
                            Title:

                                   SCHEDULE A


The Alger American Fund:

         Alger American Growth Portfolio

         Alger American Leveraged AllCap Portfolio

         Alger American Income & Growth Portfolio

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (b)  re Alliance Variable Products Series Fund, Inc.

                             PARTICIPATION AGREEMENT


                                      AMONG


                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


                    TRANSAMERICA SECURITIES SALES CORPORATION


                         ALLIANCE CAPITAL MANAGEMENT LP


                                       AND


                        ALLIANCE FUND DISTRIBUTORS, INC.


                                   DATED AS OF


                                   [          ]

2


                             PARTICIPATION AGREEMENT


         THIS AGREEMENT, made and entered into as of the ___ day of ___________, 199__ ("Agreement"), by and among Transamerica Life Insurance and Annuity Company, a North Carolina life insurance company ("Insurer") (on behalf of itself and its "Separate Account," defined below); Transamerica Securities Sales Corporation, a Maryland corporation ("Contracts Distributor"), the principal underwriter with respect to the Contracts referred to below; Alliance Capital Management L.P., a Delaware limited partnership ("Adviser"), the investment adviser of the Fund referred to below; and Alliance Fund Distributors, Inc., a Delaware, corporation ("Distributor"), the Fund's principal underwriter (collectively, the "Parties"),

                                WITNESSETH THAT:


         WHEREAS Insurer, the Distributor, and Alliance Variable Products Series Fund, Inc. (the "Fund") desire that shares of the Fund's Premier Growth Portfolio (the "Portfolios"; reference herein to the "Fund" includes reference to each Portfolio to the extent the context requires) be made available by Distributor to serve as underlying investment media for those combination fixed and variable annuity contracts of Insurer that are the subject of Insurer's Form N-4 registration statement filed with the Securities and Exchange Commission (the "SEC"), (the "Contracts"), to be offered through Contracts Distributor and other registered broker-dealer firms as agreed to by Insurer and Contracts Distributor; and

         WHEREAS the Contracts provide for the allocation of net amounts received by Insurer to separate series (the "Divisions"; reference herein to the "Separate Account" includes reference to each Division to the extent the context requires) of the Separate Account for investment in the shares of corresponding Portfolios of the Fund that are made available through the Separate Account to act as underlying investment media,

         NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Fund and Distributor will make shares of the Portfolios available to Insurer for this purpose at net asset value and with no sales charges, all subject to the following provisions:


                        Section 1. Additional Portfolios



         The Fund has and may, from time to time, add additional Portfolios, which will become subject to this Agreement, if, upon the written consent of each of the Parties hereto, they are made available as investment media for the Contracts.


                       Section 2. Processing Transactions


         2.1      Timely Pricing and Orders.

         The Adviser or its designated agent will provide closing net asset value, dividend and capital gain information for each Portfolio to Insurer at the close of trading on each day (a "Business Day") on which (a) the New York Stock Exchange is open for regular trading, (b) the Fund calculates the Portfolio's net asset value and (c) Insurer is open for business. The Fund or its designated agent will use its best efforts to provide this information by 6:00 p.m., Eastern time. Insurer will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day's Separate Account Division's unit values. Such Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the following Business Day. Insurer will use its best efforts to place such orders with the Fund by 10:00 a.m., Eastern time.

         2.2      Timely Payments.

         Insurer will transmit orders for purchases and redemptions of Fund shares to Distributor, and will wire payment for net purchases to a custodial account designated by the Fund on the day the order for Fund shares is placed, to the extent practicable. Payment for net redemptions will be wired by the Fund to an account designated by Insurer on the same day as the order is placed, to the extent practicable, and in any event be made within six calendar days after the date the order is placed in order to enable Insurer to pay redemption proceeds within the time specified in Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act").

         2.3      Redemption in Kind.

         The Fund reserves the right to pay any portion of a redemption in kind of portfolio securities, if the Fund's board of directors (the "Board of Directors") determines that it would be detrimental to the best interests of shareholders to make a redemption wholly in cash.

         2.4      Applicable Price.

         The Parties agree that Portfolio share purchase and redemption orders resulting from Contract owner purchase payments, surrenders, partial withdrawals, routine withdrawals of charges, or other transactions under Contracts will be executed at the net asset values as determined as of the close of regular trading on the New York Stock Exchange on the Business Day that Insurer receives such orders and processes such transactions, which, Insurer agrees shall occur not earlier than the Business Day prior to Distributor's receipt of the corresponding orders for purchases and redemptions of Portfolio shares. For the purposes of this section, Insurer shall be deemed to be the agent of the Fund for receipt of such orders from holders or applicants of contracts, and receipt by Insurer shall constitute receipt by the Fund. All other purchases and redemptions of Portfolio shares by Insurer, will be effected at the net asset values next computed after receipt by Distributor of the order therefor, and such orders will be irrevocable. Insurer hereby elects to reinvest all dividends and capital gains distributions in additional shares of the corresponding Portfolio at the record-date net asset values until Insurer otherwise notifies the Fund in writing, it being agreed by the Parties that the record date and the payment date with respect to any dividend or distribution will be the same Business Day.


                          Section 3. Costs and Expenses


         3.1      General.

         Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.

         3.2      Registration.

         The Fund will bear the cost of its registering as a management investment company under the 1940 Act and registering its shares under the Securities Act of 1933, as amended (the "1933 Act"), and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Fund and its shares and payment of all applicable registration or filing fees with respect to any of the foregoing. Insurer will bear the cost of registering the Separate Account as a unit investment trust under the 1940 Act and registering units of interest under the Contracts under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Separate Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.

         3.3      Other (Non-Sales-Related) Expenses.

         The Fund will bear the costs of preparing, filing with the SEC and setting for printing the Fund's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Fund Prospectus"), periodic reports to shareholders, Fund proxy material and other shareholder communications and any related requests for voting instructions from Participants (as defined below). Insurer will bear the costs of preparing, filing with the SEC and setting for printing, the Separate Account's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "Separate Account Prospectus"), any periodic reports to owners, annuitants or participants under the Contracts (collectively, "Participants"), and other Participant communications. The Fund and Insurer each will bear the costs of printing in quantity and delivering to existing Participants the documents as to which it bears the cost of preparation as set forth above in this Section 3.3, it being understood that reasonable cost allocations will be made in cases where any such Fund and Insurer documents are printed or mailed on a combined or coordinated basis. If requested by Insurer, the Fund will provide annual Prospectus text to Insurer on diskette for printing and binding with the Separate Account Prospectus.

         3.4      Other Sales-Related Expenses.

         Expenses of distributing the Portfolio's shares and the Contracts will be paid by Contracts Distributor and other parties, as they shall determine by separate agreement.

         3.5      Parties to Cooperate.

         The Adviser, Insurer, Contracts Distributor, and Distributor each agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver combined or coordinated prospectuses or other materials of the Fund and Separate Account.


                           Section 4. Legal Compliance


         4.1      Tax Laws.

         (a) The Adviser will use its best efforts to qualify and to maintain qualification of each Portfolio as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and the Adviser or Distributor will notify Insurer immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

         (b) Insurer represents that it believes, in good faith, that the Contracts will be treated as annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment. Insurer will notify the Fund and Distributor immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

         (c) The Fund will use its best efforts to comply and to maintain each Portfolio's compliance with the diversification requirements set forth in
Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and the Fund, Adviser or Distributor will notify Insurer immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future.

         (d) Insurer represents that it believes, in good faith, that the Separate Account is a "segregated asset account" and that interests in the Separate Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817(h) of the Code and the regulations thereunder. Insurer will make every effort to continue to meet such definitional requirements, and it will notify the Fund and Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

         (e) The Adviser will manage the Fund as a RIC in compliance with Subchapter M of the Code and will use its best efforts to manage to be in compliance with Section 817(h) of the Code and regulations thereunder. The Fund has adopted and will maintain procedures for ensuring that the Fund is managed in compliance with Subchapter M and Section 817(h) and regulations thereunder.

         (f) Should the Distributor or Adviser become aware of a failure of Fund, or any of its Portfolios, to be in compliance with Subchapter M of the Code or Section 817(h) of the Code and regulations thereunder, they represent and agree that they will immediately notify Insurer of such in writing.

         4.2      Insurance and Certain Other Laws.

         (a) The Adviser will use its best efforts to cause the Fund to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by Insurer. If it cannot comply, it will so notify Insurer in writing.

         (b) Insurer represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of [____________] and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains the Separate Account as a segregated asset account under [State Law], and (iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations.

         (c) Insurer and Contracts Distributor represent and warrant that Contracts Distributor is a business corporation duly organized, validly existing, and in good standing under the laws of the State of [____________] and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

         (d) Distributor represents and warrants that it is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

         (e) Distributor represents and warrants that the Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

         (f) Adviser represents and warrants that it is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

         4.3      Securities Laws.

         (a) Insurer represents and warrants that (i) interests in the Separate Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act and the Contracts will be duly authorized for issuance and sold in compliance with [State] law, (ii) the Separate Account is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Separate Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (iv) the Separate Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will, at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, and (v) the Separate Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

         (b) The Adviser and Distributor represent and warrant that (i) Fund shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) the Fund is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Fund will amend the registration statement for its shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its shares, (iv) the Fund does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) the Fund's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) the Fund Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

         (c) The Fund will register and qualify its shares for sale in accordance with the laws of any state or other jurisdiction only if and to the extent reasonably deemed advisable by the Fund, Insurer or any other life insurance company utilizing the Fund.

         (d) Distributor and Contracts Distributor each represents and warrants that it is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the National Association of Securities Dealers Inc. (the "NASD").

         4.4      Notice of Certain Proceedings and Other Circumstances.

         (a) Distributor or the Fund shall immediately notify Insurer of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Fund's registration statement under the 1933 Act or the Fund Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Fund Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Fund's shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Fund shares in any state or jurisdiction, including, without limitation, any circumstances in which
(x) the Fund's shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law or (y) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Insurer. Distributor and the Fund will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

         (b) Insurer and Contracts Distributor shall immediately notify the Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order or similar order with respect to the Separate Account's registration statement under the 1933 Act relating to the Contracts or the Separate Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Separate Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Separate Account interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. Insurer and Contracts Distributor will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

         4.5      Insurer to Provide Documents.

         Upon request, Insurer will provide the Fund and the Distributor one complete copy of SEC registration statements, Separate Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and amendments to any of the above, that relate to the Separate Account or the Contracts, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

         4.6      Fund to Provide Documents.

         Upon request, the Fund will provide to Insurer one complete copy of SEC registration statements, Fund Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.


                       Section 5. Mixed and Shared Funding


         5.1      General.

         The Fund has obtained an order exempting it from certain provisions of the 1940 Act and rules thereunder so that the Fund is available for investment by certain other entities, including, without limitation, separate accounts funding variable life insurance policies and separate accounts of insurance companies unaffiliated with Insurer ("Mixed and Shared Funding Order"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5.

         5.2      Disinterested Directors.

         The Fund agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of Adviser or Distributor within the meaning of Section 2(a)(I 9) of the 1940 Act.

         5.3      Monitoring for Material Irreconcilable Conflicts.

         The Fund agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the participants in all separate accounts of life insurance companies utilizing the Fund, including the Separate Account. Insurer agrees to inform the Board of Directors of the Fund of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

          (a) an action by any state insurance or other regulatory authority;

          (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

          (c) an administrative or judicial decision in any relevant proceeding;

          (d) the manner in which the investments of any Portfolio are being managed;

          (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract participants or by participants of different life insurance companies utilizing the Fund; or

         (f) a decision by a life insurance company utilizing the Fund to disregard the voting instructions of participants.

         Insurer will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by Insurer to disregard voting instructions of Participants.

         5.4      Conflict Remedies.

         (a) It is agreed that if it is determined by a majority of the members of the Board of Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, Insurer and the other life insurance companies utilizing the Fund will, at their own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

               (i) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected participants and, as appropriate, segregating the assets of any particular group (e.g., annuity contract owners or participants, life insurance contract owners or all contract owners and participants of one or more life insurance companies utilizing the Fund) that votes in favor of such segregation, or offering to the affected contract owners or participants the option of making such a change; and

               (ii) establishing a new registered investment company of the type defined as a "Management Company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a Management Company.

         (b) If the material irreconcilable conflict arises because of Insurer's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, Insurer may be required, at the Fund's election, to withdraw the Separate Account's investment in the Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six months after the Fund gives notice to Insurer that this provision is being implemented, and until such withdrawal Distributor and the Fund shall continue to accept and implement orders by Insurer for the purchase and redemption of shares of the Fund.

         (c) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Insurer conflicts with the majority of other state regulators, then Insurer will withdraw the Separate Account's investment in the Fund within six months after the Fund's Board of Directors informs Insurer that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal Distributor and Fund shall continue to accept and implement orders by Insurer for the purchase and redemption of shares of the Fund.

         (d) Insurer agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.

         (e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will the Fund or Distributor be required to establish a new funding medium for any Contracts. Insurer will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.

         5.5      Notice to Insurer.

         The Fund will promptly make known in writing to Insurer the Board of Directors' determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

         5.6      Information Requested by Board of Directors.

         Insurer and the Fund will at least annually submit to the Board of Directors of the Fund such reports, materials or data as the Board of Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying life insurance companies utilizing the Fund of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

         5.7      Compliance with SEC Rules.

         If, at any time during which the Fund is serving an investment medium for variable life insurance policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to mixed and shared funding, the Parties agree that they will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.


                             Section 6. Termination


         6.1      Events of Termination.

         Subject to Section 6.4 below, this Agreement will terminate as to a
Portfolio:

         (a) at the option of Insurer or Distributor upon at least six months advance written notice to the other Parties, or

         (b) at the option of the Fund upon (i) at least sixty days advance written notice to the other parties, and (ii) approval by (x) a majority of the disinterested Directors upon a finding that a continuation of this Contract is contrary to the best interests of the Fund, or (y) a majority vote of the shares of the affected Portfolio in the corresponding Division of the Separate Account (pursuant to the procedures set forth in Section 10 of this Agreement for voting Trust shares in accordance with Participant instructions).

         (c) at the option of the Fund upon institution of formal proceedings against Insurer or Contracts Distributor by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding Insurer's obligations under this Agreement or related to the sale of the Contracts, the operation of the Separate Account, or the purchase of the Fund shares, if, in each case, the Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Portfolio to be terminated; or

         (d) at the option of Insurer upon institution of formal proceedings against the Fund, Adviser, or Distributor by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding the Fund's, Adviser's or Distributor's obligations under this Agreement or related to the operation or management of the Fund or the purchase of Fund shares, if, in each case, Insurer reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on Insurer, Contracts Distributor or the Division corresponding to the Portfolio to be terminated; or

         (e) at the option of any Party in the event that (i) the Portfolio's shares are not registered and, in all material respects, issued and sold in accordance with any applicable state and federal law or (ii) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Insurer; or

          (f) upon termination of the corresponding Division's investment in the Portfolio pursuant to Section 5 hereof; or

          (g) at the option of Insurer if the Portfolio ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions; or

          (h) at the option of Insurer if the Portfolio fails to comply with
Section 817(h) of the Code or with successor or similar provisions; or

          (i) at the option of Insurer if Insurer reasonably believes that any change in a Fund's investment adviser or investment practices will materially increase the risks incurred by Insurer.

         6.2      Funds to Remain Available.

         Except (i) as necessary to implement Participant-initiated transactions, (ii) as required by state insurance laws or regulations, (iii) as required pursuant to Section 5 of this Agreement, or (iv) with respect to any Portfolio as to which this Agreement has terminated, Insurer shall not (x) redeem Fund shares attributable to the Contracts, or (y) prevent Participants from allocating payments to or transferring amounts from a Portfolio that was otherwise available under the Contracts, until, in either case, 90 calendar days after Insurer shall have notified the Fund or Distributor of its intention to do so.

         6.3      Survival of Warranties and Indemnifications.

         All warranties and indemnifications will survive the termination of this Agreement.

         6.4      Continuance of Agreement for Certain Purposes.
         Notwithstanding any termination of this Agreement, the Distributor shall continue to make available shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts"), except as otherwise provided under Section 5 of this Agreement. Specifically, and without limitation, the Distributor shall facilitate the sale and purchase of shares of the Portfolios as necessary in order to process premium payments, surrenders and other withdrawals, and transfers or reallocations of values under Existing Contracts.


             Section 7. Parties to Cooperate Respecting Termination


         The other Parties hereto agree to cooperate with and give reasonable assistance to Insurer in taking all necessary and appropriate steps for the purpose of ensuring that the Separate Account owns no shares of a Portfolio after the Final Termination Date with respect thereto.


                              Section 8. Assignment


         This Agreement may not be assigned by any Party, except with the written consent of each other Party.


                               Section 9. Notices


         Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

    Insurer
    [address]

    [Contracts Distributor]
    [address]

    Alliance Fund Distributors, Inc.
    1345 Avenue of the Americas
    New York NY 10105
    Attn.: Edmund P. Bergan
    FAX: (212) 969-2290

    Alliance Capital Management L.P.
    1345 Avenue of the Americas
    New York NY 10105
    Attn: Edmund P. Bergan
    FAX: (212) 969-2290


                          Section 10. Voting Procedures


         Subject to the cost allocation procedures set forth in Section 3 hereof, Insurer will distribute all proxy material furnished by the Fund to Participants and will vote Fund shares in accordance with instructions received from Participants. Insurer will vote Fund shares that are (a) not attributable to Participants or (b) attributable to Participants, but for which no instructions have been received, in the same proportion as Fund shares for which said instructions have been received from Participants. Insurer agrees that it will disregard Participant voting instructions only to the extent it would be permitted to do so pursuant to Rule 6e-3 (T)(b)(15)(iii) under the 1940 Act if the Contracts were variable life insurance policies subject to that rule. Other participating life insurance companies utilizing the Fund will be responsible for calculating voting privileges in a manner consistent with that of Insurer, as prescribed by this Section 10.


                         Section 11. Foreign Tax Credits


         The Adviser agrees to consult in advance with Insurer concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to the Fund's shareholders.


                           Section 12. Indemnification


         12.1     Of Fund, Distributor and Adviser by Insurer.

         (a) Except to the extent provided in Sections 12.1(b) and 12.1(c), below, Insurer agrees to indemnify and hold harmless the Fund, Distributor and Adviser, each of their directors and officers, and each person, if any, who controls the Fund, Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 12. 1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Insurer) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:

                (i) arise  out of or are  based  upon any  untrue  statement  or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts or, to the extent prepared by Insurer or Contracts Distributor, sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Insurer or Contracts Distributor by or on behalf of the Fund, Distributor or Adviser for use in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts, or sales literature or advertising (or any amendment or supplement to any of the foregoing); or

               (ii) arise  out of or as a  result  of any  other  statements  or representations (other than statements or representations contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Insurer or Contracts Distributor) or the negligent, illegal or fraudulent conduct of Insurer or Contracts Distributor or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the NASD's By-Laws), in connection with the sale or distribution of the Contracts or Fund shares; or

              (iii) arise  out of or are  based  upon any  untrue  statement  or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund, Adviser or Distributor by or on behalf of Insurer or Contracts Distributor for use in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing; or

               (iv) arise as a result of any  failure by  Insurer  or  Contracts
                    Distributor to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement.

         (b) Insurer shall not be liable under this Section 12.1 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties under this Agreement or to Distributor or to the Fund.

         (c) Insurer shall not be liable under this Section 12.1 with respect to any action against an Indemnified Party unless the Fund, Distributor or Adviser shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such action shall not relieve Insurer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12. 1. In case any such action is brought against an Indemnified Party, Insurer shall be entitled to participate, at its own expense, in the defense of such action. Insurer also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Insurer to such Indemnified Party of Insurer's election to assume the defense thereof, the Indemnified Party will cooperate fully with Insurer and shall bear the fees and expenses of any additional counsel retained by it, and Insurer will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

         12.2   Indemnification of Insurer and Contracts Distributor by Adviser.

         (a) Except to the extent provided in Sections 12.2(d) and 12.2(e), below, Adviser agrees to indemnify and hold harmless Insurer and Contracts Distributor, each of their directors and officers, and each person, if any, who controls Insurer or Contracts Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 12.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund or, to the extent not prepared by Insurer or Contracts Distributor, sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Distributor, Adviser or the Fund by or on behalf of Insurer or Contracts Distributor for use in the Fund's 1933 Act registration statement, Fund Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or

               (ii) arise  out of or as a  result  of any  other  statements  or representations (other than statements or representations contained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Distributor, Adviser, or the
                    Fund) or the negligent, illegal or fraudulent conduct of the Fund, Distributor, Adviser or persons under their control (including, without limitation, their employees and Associated Persons), in connection with the sale or distribution of the Contracts or Fund shares; or

              (iii) arise  out of or are  based  upon any  untrue  statement  or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to Insurer or
                    Contracts Distributor by or on behalf of the Fund, Distributor or Adviser for use in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

               (iv) arise as a result of any  failure  by the Fund,  Adviser  or
                    Distributor to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement;

         (b) Except to the extent provided in Sections 12.2(d) and 12.2(e) hereof, Adviser agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with, except as set forth in Section 12.2(c) below, the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Portfolio to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder and (ii) Section 817(h) of the Code and regulations thereunder (except to the extent that such failure is caused by Insurer), including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Contract owners or Participants asserting liability against Insurer or Contracts Distributor pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the Internal Revenue Service, and the cost of any substitution by Insurer of shares of another investment company or portfolio for those of any adversely affected Portfolio as a funding medium for the Separate Account that Insurer deems necessary or appropriate as a result of the noncompliance.

         (c) The written consent of Adviser referred to in Section 12.2(b) above shall not be required with respect to amounts paid in connection with any ruling and closing agreement or other settlement with the Internal Revenue Service.

         (d) Adviser shall not be liable under this Section 12.2 with respect to any losses, claims; damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties under this Agreement or to Insurer, Contracts Distributor or the Separate Account.

         (e) Adviser shall not be liable under this Section 12.2 with respect to any action against an Indemnified Party unless Insurer or Contracts Distributor shall have notified Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Adviser of any such action shall not relieve Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12.2. In case any such action is brought against an Indemnified Party, Adviser will be entitled to participate, at its own expense, in the defense of such action. Adviser also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the Internal Revenue Service), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Adviser to such Indemnified Party of Adviser's election to assume the defense thereof, the Indemnified Party will cooperate fully with Adviser and shall bear the fees and expenses of any additional counsel retained by it, and Adviser will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

         12.3     Effect of Notice.

         Any notice given by the indemnifying Party to an Indemnified Party referred to in Section 12.1(c) or 12.2(e) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.


                           Section 13. Applicable Law


         This Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state's principles of conflict of laws.


                      Section 14. Execution in Counterparts


         This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.


                            Section 15. Severability


         If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.


                          Section 16. Rights Cumulative


         The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.


                Section 17. Restrictions on Sales of Fund Shares


         Insurer agrees that the Fund will be permitted (subject to the other terms of this

         Agreement) to make its shares available to separate accounts of other life insurance companies.


                              Section 18. Headings


         The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


                 By:
                 Name:
                 Title:


                 TRANSAMERICA SECURITIES SALES CORPORATION


                 By:
                 Name:
                 Title:


                 ALLIANCE CAPITAL MANAGEMENT LP
                 By: Alliance Capital Management Corporation,
                     its General Partner


                 By:
                 Name:
                 Title:


                 ALLIANCE FUND DISTRIBUTORS, INC.


                 By:
                 Name:
                 Title:

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (d)  re Janus Aspen Series

                               JANUS ASPEN SERIES

                          FUND PARTICIPATION AGREEMENT


         THIS AGREEMENT is made this ____ day of __________, 199_, between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware business trust (the "Trust"), JANUS CAPITAL CORPORATION (the "Adviser"), a Colorado Corporation and the investment adviser to the Trust, and TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK, a life insurance company organized under the laws of the State of North Carolina (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

                              W I T N E S S E T H:

         WHEREAS, the Trust has registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered the offer and sale of its shares under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the "Participating Insurance Companies"); and

         WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the "Portfolios"); and

         WHEREAS, the Trust has received an order from the Securities and Exchange Commission granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "Exemptive Order"); and

         WHEREAS, the Company has registered or will register (unless registration is not required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the "Contracts"); and

         WHEREAS, the Company has registered or will register (unless registration is not required under applicable law) each Account as a unit investment trust under the 1940 Act; and

         WHEREAS, the Adviser is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended;

         WHEREAS, the Company desires to utilize shares of one or more Portfolios as an investment vehicle of the Accounts;

         WHEREAS, the Company may contract with an Administrator to perform certain administrative services with regard to the Contracts and Account(s) and, therefore, certain obligations of the Trust and/or Adviser shall be directed to the Administrator, as directed by the Company.

         NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:


                                    ARTICLE I
                              Sale of Trust Shares

         1.1 The Trust and the Adviser shall make shares of the Trust's Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company or its Administrator to be necessary to meet the requirements of the Contracts. The Trustees of the Trust (the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.2 The Trust will redeem any full or fractional shares of any Portfolio when requested by the Company or its Administrator on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust.

         1.3 For the purposes of Sections 1.1 and 1.2, the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that i) such orders are received by the Company in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and ii) the Trust receives notice of such orders by 11:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading unless the Trust is not required to calculate its net asset value on such a day pursuant to the rules of the Securities and Exchange Commission ("SEC").

         1.4 Purchase orders that are transmitted to the Trust in accordance with Section 1.3 shall be paid for no later than 12:00 noon New York time on the same Business Day that the Trust receives notice of the order. The Trust shall use its best efforts to make payment for redemption orders transmitted to the Trust in accordance with Section 1.3 by 3:00 p.m. New York time on the same Business Day that the Trust receives notice of the order, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act. Payments shall be made in federal funds transmitted by wire.

         1.5 Issuance and transfer of the Trust's shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

         1.6 The Trust shall furnish prompt notice to the Company or its Administrator, as specified by the Company, of any income dividends or capital gain distributions payable on the Trust's shares prior to the payment of such dividends. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. The Trust shall notify the Company or its Administrator, as specified by the Company, of the number of shares so issued as payment of such dividends and distributions prior to the payment of such dividends.

         1.7 The Trust shall make the net asset value per share for each Portfolio available to the Company or its Administrator, as specified by the Company, on a daily basis every Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6 p.m. New York time.

         1.8 The Trust and the Adviser agree that the Trust's shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No shares of any Portfolio will be sold directly to the general public. The Company agrees that Trust shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

         1.9 The Trust and the Adviser agree that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.

         1.10 If the Trust provides materially incorrect share net asset value information through no fault of the Company, the Company shall be entitled to an adjustment with respect to the Trust shares purchased or redeemed to reflect the correct net asset value per share. The determination of the materiality of any net asset value pricing error shall be based on the SEC's recommended guidelines regarding such errors. The correction of any such errors shall be made at the Company level and shall be made pursuant to the SEC's recommended guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company.


                                   ARTICLE II
                           Obligations of the Parties

         2.1 The Trust and the Adviser shall prepare and be responsible for filing with the Securities and Exchange Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses, statements of additional information, and fund profiles (upon the adoption of Rule 498 under the 1933 Act) of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

         2.2 At the option of the Company, the Trust shall either (a) provide the Company (at the Company's expense) with as many copies of the current prospectus, annual report, semi-annual report, fund profiles and other shareholder communications, including any amendments or supplements to any of the foregoing, for the Trust's Portfolios in which the Accounts invest, as the Company shall reasonably request; or (b) provide the Company with a camera ready copy of such documents in a form suitable for printing. The Trust shall provide the Company with a copy of its statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

         2.3 The Company shall bear the costs of printing and distributing the Trust's prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for policies for which the Trust is serving or is to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

         2.4 The Company agrees and acknowledges that the Adviser is the sole owner of the name and mark "Janus" and that all use of any designation comprised in whole or part of Janus (a "Janus Mark") under this Agreement shall inure to the benefit of the Adviser. Except as provided in Section 2.5, the Company shall not use any Janus Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Adviser. Upon termination of this Agreement for any reason, the Company shall cease all use of any Janus Mark(s) as soon as reasonably practicable except with respect to shares of the Trust that continue to be made available to Contract owners in accordance with Section 6.2.

         2.5 The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or the Adviser is named prior to the filing of such document with the Securities and Exchange Commission. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust or the Adviser is named, at least fifteen Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.

         2.6 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or the Adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

         2.7 The Trust and the Adviser shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

         2.8 So long as, and to the extent that the Securities and Exchange Commission interprets the 1940 Act to require pass-through voting privileges for variable policyowners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote shares of the Trust held by the Account and for which no timely voting instructions from policyowners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

         2.9 The Company shall notify the Trust of any applicable state insurance laws that restrict the Portfolios' investments or otherwise affect the operation of the Trust and shall notify the Trust of any changes in such laws.


                                   ARTICLE III
                         Representations and Warranties

         3.1 The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of North Carolina and that it has legally and validly established each Account as a segregated asset account under such law.

         3.2 The Company represents and warrants that each Account (1) has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act or, alternatively (2) has not been registered in proper reliance upon an exclusion from registration under the 1940 Act.

         3.3 The Company represents and warrants that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued in compliance in all material respects with all applicable federal and state laws and the Company represents and warrants that it will make every effort to see that the Contracts are sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

         3.4 The Trust and the Adviser represent and warrant that the Trust is duly organized and validly existing under the laws of the State of Delaware.

         3.5 The Trust and the Adviser represent and warrant that the Trust shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

         3.6 The Trust and the Adviser represent and warrant that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, that the Trust and Adviser will notify the Company immediately upon having a reasonable basis for believing that the Trust or any Portfolio has ceased to meet such diversification requirements and will immediately take steps to adequately diversify the Trust and/or Portfolio to achieve compliance within the grace period afforded by Treas. Reg. Section 1.817-5.

         3.7 the Trust and the Adviser represent and warrant that the Trust and each Portfolio is currently qualified as a regulated investment company under Subchapter M of the Code, that they will maintain that qualification and that they will notify the Company immediately upon having a reasonable basis for believing that the Trust has ceased to qualify or may not qualify in the future.


                                   ARTICLE IV
                               Potential Conflicts

         4.1 The parties acknowledge that the Trust's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

         4.2 The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

         4.3 If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

         4.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

         4.5 If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

         4.6 For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

         4.7 The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

         4.8 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.


                                    ARTICLE V
                                 Indemnification

         5.1 Indemnification By the Company. The Company agrees to indemnify and hold harmless the Trust, the Adviser, and each of their Trustees, Directors, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such
Losses:

                  (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

                  (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Trust shares; or

                  (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

                  (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

                  (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

         5.2 Indemnification By the Trust and the Adviser. The Trust and the Adviser agree to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust or the Adviser) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

                  (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, "Trust Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

                  (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or Adviser or persons under its control, with respect to the sale or acquisition of the Contracts or Trust shares; or

                  (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust or the Adviser; or

                  (d) arise out of or result from any failure by the Trust or the Adviser to provide the services or furnish the materials required under the terms of this Agreement; or

                  (e) arise out of or result from any material breach of any representation and/or warranty made by the Trust or the Adviser in this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification or Sub-Chapter M requirements of Article III of this Agreement) or arise out of or result from any other material breach of this Agreement by the Trust or the Adviser.

                  (f) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate.

         5.3 Neither the Company nor the Trust or the Adviser shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

         5.4 Neither the Company nor the Trust or the Adviser shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

         5.5 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                                   ARTICLE VI
                                   Termination

         6.1      This Agreement may be terminated

                  (a) by any party for any reason by ninety (90) days' advance written notice delivered to the other parties.

                  (b) at the option of the Company to the extent that the Portfolios are not reasonably available to meet the requirements of the Contracts or are not "appropriate funding vehicles" for the Contracts, as reasonably determined by the Company. Without limiting the generality of the foregoing, the Portfolios would not be "appropriate funding vehicles" if, for example, such Portfolios did not meet the diversification or other requirements referred to in Article III hereof; or if the Company would be permitted to disregard Contract owner voting instructions pursuant to Rule 6e-2 or 6e-3(T) under the 1940 Act. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to the Trust by the Company; or

                  (c) at the option of the Trust or the Adviser upon institution of formal proceedings against the Company by the NASD, the SEC, or any insurance department or other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of the Accounts, or the purchase of the shares of the Portfolios; or

                  (d) at the option of the Company upon institution of formal proceedings against the Trust by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding the Trust's or the Adviser's duties under this Agreement or related to the sale of the shares of the Portfolios; or

                  (e) at the option of the Company, the Trust or the Adviser upon receipt of any necessary regulatory approvals and/or the vote of the Contract owners having an interest in the Accounts (or any subaccounts) to substitute the shares of another investment company for the corresponding Portfolio shares in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give thirty (30) days' prior written notice to the Trust of the date of any proposed vote or other action taken to replace the Portfolio shares; or

                  (f) termination by either the Trust or the Adviser by written notice to the Company, if either one or both of the Trust or the Adviser respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

                  (g) termination by the Company by written notice to the Trust and the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust or the Adviser has suffered a material adverse change in this business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

                  (h) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or

                  (i) upon assignment of this Agreement, unless made with the written consent of the parties hereto.

         6.2 Notwithstanding any termination of this Agreement, the Trust and the Adviser shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Section 2.3.

         6.3 The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.8 shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.


                                   ARTICLE VII
                                     Notices

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Trust:

                           Janus Aspen Series
                           100 Fillmore Street
                           Denver, Colorado 80206
                           Attention: General Counsel

                  If to the Adviser:

                            Janus Capital Corporation
                            100 Fillmore Street
                             Denver, Colorado 80206
                            Attention: General Counsel

                  If to the Company:

                           Transamerica Life Insurance Company of New York Corporate Secretary
                           100 Manhattanville Rd.
                           Purchase, NY 10577


                                  ARTICLE VIII
                                  Miscellaneous

         8.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         8.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         8.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         8.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of North Carolina.

         8.5 The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

         8.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         8.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         8.8 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

         8.9 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

         8.10 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.


                                             JANUS ASPEN SERIES

                                             By:
                                             Name:
                                             Title:


                                             JANUS CAPITAL CORPORATION

                                             By:
                                             Name:
                                             Title:


                                             TRANSAMERICA LIFE INSURANCE AND
                                             ANNUITY COMPANY

                                             By:
                                             Name:
                                             Title:






                                   Schedule A
                   Separate Accounts and Associated Contracts

                                Contracts Funded

Name of Separate Account                                  By Separate Account

Separate Account VA-6                                     TCG-311-197
                                                          -------------

                                                          TCG-313-197

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (e)  re MFS Variable Insurance Trust

                             PARTICIPATION AGREEMENT

                                      AMONG

                          MFS VARIABLE INSURANCE TRUST,

                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                                       AND

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY


         THIS AGREEMENT, made and entered into this ____ day of ____ 1997, by and among MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the "Trust"), Transamerica Life Insurance and Annuity Company, a North Carolina corporation (the "Company") on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be amended from time to time (the "Accounts"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered or will be registered under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, shares of beneficial interest of the Trust are divided into several series of shares, each representing the interests in a particular managed pool of securities and other assets;

         WHEREAS, the series of shares of the Trust offered by the Trust to the Company and the Accounts are set forth on Schedule A attached hereto (each, a "Portfolio," and, collectively, the "Portfolios");

         WHEREAS, MFS is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities law, and is the Trust's investment adviser;

         WHEREAS, the Company will issue certain variable annuity and/or variable life insurance contracts (individually, the "Policy" or, collectively, the "Policies") which, if required by applicable law, will be registered under the 1933 Act;

         WHEREAS, the Accounts are duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable annuity and/or variable life insurance contracts that are allocated to the Accounts (the Policies and the Accounts covered by this Agreement, and each corresponding Portfolio covered by this Agreement in which the Accounts invest, is specified in Schedule A attached hereto as may be modified from time to time);

         WHEREAS, the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless exempt therefrom);

         WHEREAS, MFS Fund Distributors, Inc. (the "Underwriter") is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, the company, the underwriter for the individual variable annuity and the variable life policies, is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios specified in Schedule A attached hereto (the "Shares") on behalf of the Accounts to fund the Policies, and the Trust intends to sell such Shares to the Accounts at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Trust, MFS, and the Company agree as follows:


ARTICLE I.  SALE OF TRUST SHARES

         1.1. The Trust agrees to sell to the Company those Shares which the Accounts order (based on orders placed by Policy holders on that Business Day, as defined below) and which are available for purchase by such Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the Shares. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such orders by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC.

         1.2. The Trust agrees to make the Shares available indefinitely for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the SEC and the Trust shall calculate such net asset value on each day which the NYSE is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (the "Board") may refuse to sell any Shares to the Company and the Accounts, or suspend or terminate the offering of the Shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interest of the Shareholders of such Portfolio.

         1.3. The Trust and MFS agree that the Shares will be sold only to insurance companies which have entered into participation agreements with the Trust and MFS (the "Participating Insurance Companies") and their separate accounts, qualified pension and retirement plans and MFS or its affiliates. The Trust and MFS will not sell Trust shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles III and VII of this Agreement is in effect to govern such sales. The Company will not resell the Shares except to the Trust or its agents.

         1.4. The Trust agrees to redeem for cash, on the Company's request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 9:30 a.m.
         New York time on the next following Business Day.

         1.5. Each purchase, redemption and exchange order placed by the Company shall be placed separately for each Portfolio and shall not be netted with respect to any Portfolio. However, with respect to payment of the purchase price by the Company and of redemption proceeds by the Trust, the Company and the Trust shall net purchase and redemption orders with respect to each Portfolio and shall transmit one net payment for all of the Portfolios in accordance with Section 1.6 hereof.

         1.6. In the event of net purchases, the Company shall pay for the Shares by 2:00 p.m. New York time on the next Business Day after an order to purchase the Shares is made in accordance with the provisions of Section 1.1. hereof. In the event of net redemptions, the Trust shall pay the redemption proceeds by 2:00 p.m. New York time on the next Business Day after an order to redeem the shares is made in accordance with the provisions of Section 1.4. hereof. All such payments shall be in federal funds transmitted by wire.

         1.7. Issuance and transfer of the Shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. The Shares ordered from the Trust will be recorded in an appropriate title for the Accounts or the appropriate subaccounts of the Accounts.

         1.8. The Trust shall furnish same day notice (by wire or telephone followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Shares. The Company hereby elects to receive all such dividends and distributions as are payable on a Portfolio's Shares in additional Shares of that Portfolio. The Trust shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

         1.9. The Trust or its custodian shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time. In the event that the Trust is unable to meet the 6:30 p.m. time stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Shares. Such additional time shall be equal to the additional time which the Trust takes to make the net asset value available to the Company. If the Trust provides materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.


ARTICLE II.  CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

         2.1. The Company represents and warrants that the Policies are or will be registered under the 1933 Act or are exempt from or not subject to registration thereunder, and that the Policies will be issued, sold, and distributed in compliance in all material respects with all applicable state and federal laws, including without limitation the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1940 Act. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account as a segregated asset account under applicable law and has registered or, prior to any issuance or sale of the Policies, will register the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act (unless exempt therefrom) to serve as segregated investment accounts for the Policies, and that it will maintain such registration for so long as any Policies are outstanding. The Company shall amend the registration statements under the 1933 Act for the Policies and the registration statements under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Policies or as may otherwise be required by applicable law. The Company shall register and qualify the Policies for sales in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

         2.2. The Company represents and warrants that the Policies are currently and at the time of issuance will be treated as life insurance, endowment or annuity contract under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), that it will maintain such treatment and that it will notify the Trust or MFS immediately upon having a reasonable basis for believing that the Policies have ceased to be so treated or that they might not be so treated in the future.

         2.3. The Company represents and warrants that Transamerica Securities Sales Corporation, the underwriter for the individual variable annuity and the variable life policies, is a member in good standing of the NASD and is a registered broker-dealer with the SEC. The Company represents and warrants that the Company and American National will sell and distribute such policies in accordance in all material respects with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         2.4. The Trust and MFS represent and warrant that the Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of The Commonwealth of Massachusetts and all applicable federal and state securities laws and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify the Shares for sale in accordance with the laws of the various states only if and to the extent deemed necessary by the Trust.

         2.5. MFS represents and warrants that the Underwriter is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Trust and MFS represent that the Trust and the Underwriter will sell and distribute the Shares in accordance in all material respects with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         2.6. The Trust represents that it is lawfully organized and validly existing under the laws of The Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act and any applicable regulations thereunder.

         2.7. MFS represents and warrants that it is and shall remain duly registered under all applicable federal securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with any applicable federal securities laws and with the securities laws of The Commonwealth of Massachusetts. MFS represents and warrants that it is not subject to state securities laws other than the securities laws of The Commonwealth of Massachusetts and that it is exempt from registration as an investment adviser under the securities laws of The Commonwealth of Massachusetts.

         2.8. No less frequently than annually, the Company shall submit to the Board such reports, material or data as the Board may reasonably request so that it may carry out fully the obligations imposed upon it by the conditions contained in the exemptive application pursuant to which the SEC has granted exemptive relief to permit mixed and shared funding (the "Mixed and Shared Funding Exemptive Order").


ARTICLE III.  PROSPECTUS AND PROXY STATEMENTS; VOTING

         3.1. At least annually, the Trust or its designee shall provide the Company, free of charge, with as many copies of the current prospectus (describing only the Portfolios listed in Schedule A hereto) for the Shares as the Company may reasonably request for distribution to existing Policy owners whose Policies are funded by such Shares. The Trust or its designee shall provide the Company, at the Company's expense, with as many copies of the current prospectus for the Shares as the Company may reasonably request for distribution to prospective purchasers of Policies. If requested by the Company in lieu thereof, the Trust or its designee shall provide such documentation (including a "camera ready" copy of the new prospectus as set in type or, at the request of the Company, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Policies and the prospectus for the Shares printed together in one document; the expenses of such printing to be apportioned between (a) the Company and (b) the Trust or its designee in proportion to the number of pages of the Policy and Shares' prospectuses, taking account of other relevant factors affecting the expense of printing, such as covers, columns, graphs and charts; the Trust or its designee to bear the cost of printing the Shares' prospectus portion of such document for distribution to owners of existing Policies funded by the Shares and the Company to bear the expenses of printing the portion of such document relating to the Accounts; provided, however, that the Company shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Policies not funded by the Shares. In the event that the Company requests that the Trust or its designee provides the Trust's prospectus in a "camera ready" or diskette format, the Trust shall be responsible for providing the prospectus in the format in which it or MFS is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus in such format (e.g., typesetting expenses), and the Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

         3.2. The prospectus for the Shares shall state that the statement of additional information for the Shares is available from the Trust or its designee. The Trust or its designee, at its expense, shall print and provide such statement of additional information to the Company (or a master of such statement suitable for duplication by the Company) for distribution to any owner of a Policy funded by the Shares. The Trust or its designee, at the Company's expense, shall print and provide such statement to the Company (or a master of such statement suitable for duplication by the Company) for distribution to a prospective purchaser who requests such statement or to an owner of a Policy not funded by the Shares.

         3.3. The Trust or its designee shall provide the Company free of charge copies, if and to the extent applicable to the Shares, of the Trust's proxy materials, reports to Shareholders and other communications to Shareholders in such quantity as the Company shall reasonably require for distribution to Policy owners.

         3.4. Notwithstanding the provisions of Sections 3.1, 3.2, and 3.3 above, or of Article V below, the Company shall pay the expense of printing or providing documents to the extent such cost is considered a distribution expense. Distribution expenses would include by way of illustration, but are not limited to, the printing of the Shares' prospectus or prospectuses for distribution to prospective purchasers or to owners of existing Policies not funded by such Shares.

         3.5. The Trust hereby notifies the Company that it may be appropriate to include in the prospectus pursuant to which a Policy is offered disclosure regarding the potential risks of mixed and shared funding.

         3.6.     If and to the extent required by law, the Company shall:

                  (a)      solicit voting instructions from Policy owners;

                  (b) vote the Shares in accordance with instructions received from Policy owners; and

                  (c) vote the Shares for which no instructions have been received in the same proportion as the Shares of such Portfolio for which instructions have been received from Policy owners;

         so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable contract owners. The Company will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Policy owners. The Company reserves the right to vote shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts holding Shares calculates voting privileges in the manner required by the Mixed and Shared Funding Exemptive Order. The Trust and MFS will notify the Company of any changes of interpretations or amendments to the Mixed and Shared Funding Exemptive Order.


ARTICLE IV.  SALES MATERIAL AND INFORMATION

         4.1. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust, MFS, any other investment adviser to the Trust, or any affiliate of MFS are named, at least three
         (3) Business Days prior to its use. No such material shall be used if the Trust, MFS, or their respective designees reasonably objects to such use within three (3) Business Days after receipt of such material.

         4.2. The Company shall not give any information or make any representations or statement on behalf of the Trust, MFS, any other investment adviser to the Trust, or any affiliate of MFS or concerning the Trust or any other such entity in connection with the sale of the Policies other than the information or representations contained in the registration statement, prospectus or statement of additional information for the Shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust, MFS or their respective designees, except with the permission of the Trust, MFS or their respective designees. The Trust, MFS or their respective designees each agrees to respond to any request for approval on a prompt and timely basis. The Company shall adopt and implement procedures reasonably designed to ensure that information concerning the Trust, MFS or any of their affiliates which is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Policy owners or prospective Policy owners) is so used, and neither the Trust, MFS nor any of their affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

         4.3. The Trust or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or the Accounts is named, at least three (3) Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within three (3) Business Days after receipt of such material.

         4.4. The Trust and MFS shall not give, and agree that the Underwriter shall not give, any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Policies in connection with the sale of the Policies other than the information or representations contained in a registration statement, prospectus, or statement of additional information for the Policies, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports for the Accounts, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company. The Company or its designee agrees to respond to any request for approval on a prompt and timely basis. The parties hereto agree that this Section 4.4. is neither intended to designate nor otherwise imply that MFS is an underwriter or distributor of the Policies.

         4.5. The Company and the Trust (or its designee in lieu of the Company or the Trust, as appropriate) will each provide to the other at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Policies, or to the Trust or its Shares, prior to or contemporaneously with the filing of such document with the SEC or other regulatory authorities. The Company and the Trust shall also each promptly inform the other of the results of any examination by the SEC (or other regulatory authorities) that relates to the Policies, the Trust or its Shares, and the party that was the subject of the examination shall provide the other party with a copy of relevant portions of any "deficiency letter" or other correspondence or written report regarding any such examination.

         4.6. The Trust and MFS will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Trust's registration statement, particularly any change resulting in change to the registration statement or prospectus or statement of additional information for any Account. The Trust and MFS will cooperate with the Company so as to enable the Company to solicit proxies from Policy owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Trust and MFS will make reasonable efforts to attempt to have changes affecting Policy prospectuses become effective simultaneously with the annual updates for such prospectuses.

         4.7. For purpose of this Article IV and Article VIII, the phrase "sales literature or other promotional material" includes but is not limited to advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), and sales literature (such as brochures, circulars, reprints or excerpts or any other advertisement, sales literature, or published articles), distributed or made generally available to customers or the public, educational or training materials or communications distributed or made generally available to some or all agents or employees.


ARTICLE V.  FEES AND EXPENSES

         5.1. The Trust shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Trust, except that if the Trust or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and Shareholder servicing expenses, then, subject to obtaining any required exemptive orders or regulatory approvals, the Trust may make payments to the Company or to the underwriter for the Policies if and in amounts agreed to by the Trust in writing. Each party, however, shall, in accordance with the allocation of expenses specified in Articles III and V hereof, reimburse other parties for expenses initially paid by one party but allocated to another party. In addition, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Trust and/or to the Accounts.

         5.2. The Trust or its designee shall bear the expenses for the cost of registration and qualification of the Shares under all applicable federal and state laws, including preparation and filing of the Trust's registration statement, and payment of filing fees and registration fees; preparation and filing of the Trust's proxy materials and reports to Shareholders; setting in type and printing its prospectus and statement of additional information (to the extent provided by and as determined in accordance with Article III above); setting in type and printing the proxy materials and reports to Shareholders (to the extent provided by and as determined in accordance with Article III above); the preparation of all statements and notices required of the Trust by any federal or state law with respect to its Shares; all taxes on the issuance or transfer of the Shares; and the costs of distributing the Trust's prospectuses and proxy materials to owners of Policies funded by the Shares and any expenses permitted to be paid or assumed by the Trust pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act. The Trust shall not bear any expenses of marketing the Policies.

         5.3. The Company shall bear the expenses of distributing the Shares' prospectus or prospectuses in connection with new sales of the Policies and of distributing the Trust's Shareholder reports to Policy owners. The Company shall bear all expenses associated with the registration, qualification, and filing of the Policies under applicable federal securities and state insurance laws; the cost of preparing, printing and distributing the Policy prospectus and statement of additional information; and the cost of preparing, printing and distributing annual individual account statements for Policy owners as required by state insurance laws.


ARTICLE VI.  DIVERSIFICATION AND RELATED LIMITATIONS

         6.1. The Trust and MFS represent and warrant that each Portfolio of the Trust will meet the diversification requirements of Section 817 (h) (1) of the Code and Treas. Reg. 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, as they may be amended from time to time (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these sections), as if those requirements applied directly to each such Portfolio.

         6.2. The Trust and MFS represent that each Portfolio will elect to be qualified as a Regulated Investment Company under Subchapter M of the Code and that they will maintain such qualification (under Subchapter M or any successor or similar provision).


ARTICLE VII.  POTENTIAL MATERIAL CONFLICTS

         7.1. The Trust agrees that the Board, constituted with a majority of disinterested trustees, will monitor each Portfolio of the Trust for the existence of any material irreconcilable conflict between the interests of the variable annuity contract owners and the variable life insurance policy owners of the Company and/or affiliated companies ("contract owners") investing in the Trust. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company only if approved in the form of a resolution by a majority of the Board, or a majority of the disinterested trustees of the Board. The Board will give prompt notice of any such determination to the Company.

         7.2. The Company agrees that it will be responsible for assisting the Board in carrying out its responsibilities under the conditions set forth in the Trust's exemptive application pursuant to which the SEC has granted the Mixed and Shared Funding Exemptive Order by providing the Board, as it may reasonably request, with all information necessary for the Board to consider any issues raised and agrees that it will be responsible for promptly reporting any potential or existing conflicts of which it is aware to the Board including, but not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded. The Company also agrees that, if a material irreconcilable conflict arises, it will at its own cost remedy such conflict up to and including (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting to a vote of all affected contract owners whether to withdraw assets from the Trust or any Portfolio and reinvesting such assets in a different investment medium and, as appropriate, segregating the assets attributable to any appropriate group of contract owners that votes in favor of such segregation, or offering to any of the affected contract owners the option of segregating the assets attributable to their contracts or policies, and (b) establishing a new registered management investment company and segregating the assets underlying the Policies, unless a majority of Policy owners materially adversely affected by the conflict have voted to decline the offer to establish a new registered management investment company.

         7.3. A majority of the disinterested trustees of the Board shall determine whether any proposed action by the Company adequately remedies any material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, the Company will withdraw from investment in the Trust each of the Accounts designated by the disinterested trustees and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required to remedy any such material irreconcilable conflict as determined by a majority of the disinterested trustees of the Board.

         7.4. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then
         (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.5, 3.6, 7.1, 7.2,
         7.3 and 7.4 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.


ARTICLE VIII.  INDEMNIFICATION

         8.1.     Indemnification by the Company

                  The Company agrees to indemnify and hold harmless the Trust, MFS, any affiliates of MFS, and each of their respective directors/trustees, officers and each person, if any, who controls the Trust or MFS within the meaning of Section 15 of the 1933 Act, and any agents or employees of the foregoing (each an "Indemnified Party," or collectively, the "Indemnified Parties" for purposes of this Section
         8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

               (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Policies or contained in the Policies or sales literature or other promotional material for the Policies (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Company or its designee by or on behalf of the Trust or MFS for use in the registration statement, prospectus or statement of additional information for the Policies or in the Policies or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

               (b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Trust not supplied by the Company or its designee, or persons under its control and on which the Company has reasonably relied) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

               (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Trust, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Trust by or on behalf of the Company; or

               (d) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

               (e) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement;

         as limited by and in accordance with the provisions of this
         Article VIII.


         8.2.     Indemnification by the Trust

                  The Trust agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, and any agents or employees of the foregoing (each an "Indemnified Party," or collectively, the "Indemnified Parties" for purposes of this
         Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

               (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Trust, MFS, the Underwriter or their respective designees by or on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Trust or in sales literature or other promotional material for the Trust (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

               (b) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material for the Policies not supplied by the Trust, MFS, the Underwriter or any of their respective designees or persons under their respective control and on which any such entity has reasonably relied) or wrongful conduct of the Trust or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

               (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Accounts or relating to the Policies, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Trust, MFS or the Underwriter; or

               (d) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement) or arise out of or result from any other material breach of this Agreement by the Trust; or

               (e) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate; or

               (f) arise as a result of any failure by the Trust to provide the services and furnish the materials under the terms of the Agreement;

         as limited by and in accordance with the provisions of this
         Article VIII.

         8.3. In no event shall the Trust be liable under the indemnification provisions contained in this Agreement to any individual or entity, including without limitation, the Company, or any Participating
         Insurance Company or any Policy holder, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by the Company hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by the Company or any Participating Insurance Company to maintain its segregated asset account (which invests in any Portfolio) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by the Company or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Portfolio serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

         8.4. Neither the Company nor the Trust shall be liable under the indemnification provisions contained in this Agreement with respect to any losses, claims, damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, willful misconduct, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.5.  Promptly after receipt by an Indemnified Party under this Section
         8.5. of notice of commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

         8.6. Each of the parties agrees promptly to notify the other parties of the commencement of any litigation or proceeding against it or any of its respective officers, directors, trustees, employees or 1933 Act control persons in connection with the Agreement, the issuance or sale of the Policies, the operation of the Accounts, or the sale or acquisition of Shares.

         8.7. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this
         Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.


ARTICLE IX.  APPLICABLE LAW

         9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.


ARTICLE X.  NOTICE OF FORMAL PROCEEDINGS

       The Trust, MFS, and the Company agree that each such party shall promptly notify the other parties to this Agreement, in writing, of the institution of any formal proceedings brought against such party or its designees by the NASD, the SEC, or any insurance department or any other regulatory body regarding such party's duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares.


ARTICLE XI.  TERMINATION

          11.1. This Agreement shall terminate with respect to the Accounts, or one, some, or all Portfolios:

               (a) at the option of any party upon six (6) months' advance written notice to the other parties; or

               (b) at the option of the Company to the extent that the Shares of Portfolios are not reasonably available to meet the requirements of the Policies or are not "appropriate funding vehicles" for the Policies, as reasonably determined by the Company. Without limiting the generality of the foregoing, the Shares of a Portfolio would not be "appropriate funding vehicles" if, for example, such Shares did not meet the diversification or other requirements referred to in Article VI hereof; or if the Company would be permitted to disregard Policy owner voting instructions pursuant to Rule 6e-2 or 6e-3(T) under the 1940 Act. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to the Trust by the Company; or

               (c) at the option of the Trust or MFS upon institution of formal proceedings against the Company by the NASD, the SEC, or any insurance department or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares; or

               (d) at the option of the Company upon institution of formal proceedings against the Trust by the NASD, the SEC, or any state securities or insurance department or any other regulatory body regarding the Trust's or MFS' duties under this Agreement or related to the sale of the Shares; or

               (e) at the option of the Company, the Trust or MFS upon receipt of any necessary regulatory approvals and/or the vote of the Policy owners having an interest in the Accounts (or any subaccounts) to substitute the shares of another investment company for the corresponding Portfolio Shares in accordance with the terms of the Policies for which those Portfolio
                    Shares had been selected to serve as the underlying investment media. The Company will give thirty (30) days' prior written notice to the Trust of the Date of any proposed vote or other action taken to replace the Shares; or

               (f) termination by either the Trust or MFS by written notice to the Company, if either one or both of the Trust or MFS respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

               (g) termination by the Company by written notice to the Trust and MFS, if the Company shall determine, in its sole judgment exercised in good faith, that the Trust or MFS has suffered a material adverse change in this business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

               (h) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or

               (i) upon assignment of this Agreement, unless made with the written consent of the parties hereto.

         11.2. The notice shall specify the Portfolio or Portfolios, Policies and, if applicable, the Accounts as to which the Agreement is to be terminated.

         11.3. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1(a) may be exercised for cause or for no cause.

         11.4. Except as necessary to implement Policy owner initiated transactions, or as required by state insurance laws or regulations, the Company shall not redeem the Shares attributable to the Policies (as opposed to the Shares attributable to the Company's assets held in the Accounts), and the Company shall not prevent Policy owners from allocating payments to a Portfolio that was otherwise available under the Policies, until thirty (30) days after the Company shall have notified the Trust of its intention to do so.

         11.5. Notwithstanding any termination of this Agreement, the Trust and MFS shall, at the option of the Company, continue to make available additional shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Policies in effect on the
         effective   date  of  termination  of  this  Agreement  (the  "Existing
         Policies"), except as otherwise provided under Article VII of this Agreement. Specifically, without limitation, the owners of the Existing Policies shall be permitted to transfer or reallocate investment under the Policies, redeem investments in any Portfolio and/or invest in the Trust upon the making of additional purchase payments under the Existing Policies.


ARTICLE XII.  NOTICES

       Any notice shall be sufficiently given when sent by registered or certified mail, overnight courier or facsimile to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Trust:

                  MFS Variable Insurance Trust
                  500 Boylston Street
                  Boston, Massachusetts  02116
                  Facsimile No.: (617) 954-6624
                  Attn:  Stephen E. Cavan, Secretary

         If to the Company:




                  Facsimile No.:
                  Attn:


         If to MFS:

                  Massachusetts Financial Services Company
                  500 Boylston Street
                  Boston, Massachusetts  02116
                  Facsimile No.: (617) 954-6624
                  Attn:  Stephen E. Cavan, General Counsel


ARTICLE XIII.  MISCELLANEOUS

         13.1. Subject to the requirement of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Policies and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement or as otherwise required by applicable law or regulation, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

         13.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         13.3. This Agreement may be executed simultaneously in one or more counterparts, each of which taken together shall constitute one and the same instrument.

         13.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         13.5. The Schedule attached hereto, as modified from time to time, is incorporated herein by reference and is part of this Agreement.

         13.6. Each party hereto shall cooperate with each other party in connection with inquiries by appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) relating to this Agreement or the transactions contemplated hereby.

         13.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         13.8. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The Company acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. The Company further acknowledges that the assets and liabilities of each Portfolio are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the Portfolio on whose behalf the Trust has executed this instrument. The Company also agrees that the obligations of each Portfolio hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the Company agrees not to proceed against any Portfolio for the obligations of another Portfolio.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.


                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY
                           By its authorized officer,

                       By: _______________________________

                       Title: ____________________________



            MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios
                 By its authorized officer and not individually,

                       By: _______________________________

                       Title: ____________________________


                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
                           By its authorized officer,

                       By: _______________________________

                       Title: ____________________________

                           As of ____________________




                                   SCHEDULE A


                        ACCOUNTS, POLICIES AND PORTFOLIOS
                     SUBJECT TO THE PARTICIPATION AGREEMENT





-------------------------------------------- =================================
               Name of Separate                             Portfolios
                   Account                            Applicable to Policies
-------------------------------------------- =================================

Separate Account VA-6                        MFS Emerging Growth


-------------------------------------------- ---------------------------------

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (f)  re Morgan Stanley Universal Funds, Inc.

                             PARTICIPATION AGREEMENT


                                      Among


                      MORGAN STANLEY UNIVERSAL FUNDS, INC.,

                      MORGAN STANLEY ASSET MANAGEMENT INC.

                         MILLER ANDERSON & SHERRERD, LLP

                                       and

                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                                   DATED AS OF

                                DECEMBER 15, 1997

TABLE OF CONTENTS
                                                                    Page

         ARTICLE I.      Purchase of Fund Shares                       2

         ARTICLE II      Representations and Warranties                4

         ARTICLE III.    Prospectuses, Reports to Shareholders
                         and Proxy Statements, Voting                  6

         ARTICLE IV.     Sales Material and Information                8

         ARTICLE V       Fees and Expenses                             9

         ARTICLE VI.     Diversification                               9

         ARTICLE VII.    Potential Conflicts                          10

         ARTICLE VIII.   Indemnification                              12

         ARTICLE IX.     Applicable Law                               18

         ARTICLE X.      Termination                                  18

         ARTICLE XI.     Notices                                      20

         ARTICLE XII.    Miscellaneous                                20

         SCHEDULE A      Separate Accounts and Contracts              A-1

         SCHEDULE B      Portfolios of Morgan Stanley
                         Universal Funds, Inc.                        B-1

         SCHEDULE C      Proxy Voting Procedures                      C-1

         THIS AGREEMENT, made and entered into as of the 15th day of December, 1997 by and among TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (hereinafter the "Company"), a North Carolina corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), and MORGAN STANLEY UNIVERSAL FUNDS, INC. (hereinafter the "Fund"), a Maryland corporation, and MORGAN STANLEY ASSET MANAGEMENT INC. and MILLER ANDERSON & SHERRERD, LLP (hereinafter collectively the "Advisers" and individually the "Adviser"), a Delaware corporation and a Pennsylvania limited liability partnership, respectively.

         WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as (i) the investment vehicle for separate accounts established by insurance companies for individual and group life insurance policies and annuity contracts with variable accumulation and/or pay-out provisions (hereinafter referred to individually and/or collectively as "Variable Insurance Products") and (ii) the investment vehicle for certain qualified pension and retirement plans (hereinafter "Qualified Plans"); and

         WHEREAS, insurance companies desiring to utilize the Fund as an investment vehicle under their Variable Insurance Contracts enter into participation agreements with the Fund and the Advisers (the "Participating Insurance Companies");

         WHEREAS, shares of the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be amended from time to time by mutual agreement of the parties hereto (each such series hereinafter referred to as a "Portfolio"); and

         WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission, dated September 19, 1996 (File No. 812-10118), granting Participating Insurance Companies and Variable Insurance Product separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended (hereinafter the "1940 Act"), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by Variable Annuity Product separate accounts of both affiliated and unaffiliated life insurance companies and Qualified Plans (hereinafter the "Shared Funding Exemptive Order"); and

         WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

         WHEREAS, each Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

         WHEREAS, each Adviser manages certain Portfolios of the Fund; and

         WHEREAS, Morgan Stanley & Co. Incorporated (the "Underwriter") is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD") and serves as principal underwriter of the shares of the Fund; and

         WHEREAS, the Company has registered or will register certain Variable Insurance Products under the 1933 Act; and

         WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution or under authority of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Variable Insurance Product; and

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase, on behalf of each Account, shares in the Portfolios, set forth in Schedule B attached to this Agreement, to fund certain of the aforesaid Variable Insurance Products and the Underwriter is authorized to sell such shares to each such Account at net asset value;

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:


                       ARTICLE I. Purchase of Fund Shares

         1.1. The Fund agrees to make available for purchase by the Company shares of the Fund and shall execute orders placed for each Account on a daily basis at the net asset value next computed after receipt by the Fund or its designee of such order. For purposes of this Section 1.1, the Company or its administrator shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading.

         1.2. The Fund, so long as this Agreement is in effect, agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to permit the Fund to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.3. The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts and to certain Qualified Plans. No shares of any Portfolio will be sold to the general public.

         1.4. The Fund will not make its shares available for purchase by any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, V,VI, VII and Section 2.5 of Article II of this Agreement is in effect to govern such sales.

         1.5. The Fund agrees to redeem for cash, on the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this
Section 1.5, the Company or its administrator shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption on the next following Business Day.

         1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Variable Insurance Products issued by the Company, under which amounts may be invested in the Fund (hereinafter the "Contracts"), are listed on Schedule A attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time by mutual written agreement of all of the parties hereto. The Company will give the Fund and the Adviser 45 days written notice of its intention to make available in the future, as a funding vehicle under the Contracts, any other investment company.

         1.7. The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. For purposes of Section 2.10 and 2.11, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

         1.8. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

         1.9. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company or its administrator of any income, dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company or its administrator, as directed by the Company, of the number of shares so issued as payment of such dividends and distributions.

         1.10. The Fund shall make the net asset value per share for each Portfolio available to the Company or its administrator, as directed by the Company, on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time.

         1.11. If the Fund provides materially incorrect share net asset value information through no fault of the Company, the Company or its administrator shall be entitled to an adjustment with respect to the Fund shares purchased or redeemed to reflect the correct net asset value per share. The determination of the materiality of any net asset value pricing error shall be based on the SEC's recommended guidelines regarding such errors. The correction of any such errors shall be made at the Company level and shall be made pursuant to the SEC's recommended guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company.

                   ARTICLE II. Representations and Warranties

         2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act and that the Contracts will be issued in compliance in all material respects with all applicable federal and state laws. The Company represents and warrants that it will make every effort to ensure that the Contracts are sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under North Carolina Law and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

         2.2. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of Maryland and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

         2.3 The Fund and each Adviser represents with respect to the Portfolios for which it acts as investment adviser, that the Portfolios to which this agreement applies are currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), that the Portfolios will maintain such qualification (under Subchapter M or any successor or similar provision) and that they will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

         2.4. The Company represents that the Contracts are currently treated as life insurance policies or annuity contracts, under Sections 7702, 7702A or 72, their amendments and successors thereto, of the Code and that it will maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         2.5.. The Fund represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund undertakes to have a board of directors, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         2.6. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Fund represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the State of Maryland and the Fund represents that their respective operations are and shall at all times remain in material compliance with the laws of the State of Maryland to the extent required to perform this Agreement.

         2.7. The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

         2.8. Each Adviser represents and warrants that it is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that it will perform its obligations for the Fund in compliance in all material respects with the laws of its state of domicile and any applicable state and federal securities laws.

         2.9. The Fund represents and warrants that its directors, officers, employees, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

         2.10. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage, in an amount not less $5 million. The aforesaid includes coverage for larceny and embezzlement is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.


ARTICLE III. Prospectuses, Reports to Shareholders and Proxy Statements; Voting

         3.1. The Fund or its designee shall provide the Company with as many printed copies of the Fund's current prospectus (relating to the Portfolios) and statement of additional information as the Company may reasonably request. If requested by the Company, in lieu of providing printed copies the Fund shall provide camera-ready film or computer diskettes containing the Fund's prospectus (relating to the Portfolios) and statement of additional information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or statement of additional information for the Fund is amended during the year) to have the prospectus for the Contracts and the Fund's prospectus (relating to the Portfolios) printed together in one document, and to have the statement of additional information for the Fund and the statement of additional information for the Contracts printed together in one document. Alternatively, the Company may print the Fund's prospectus and/or its statement of additional information in combination with other fund companies' prospectuses and statements of additional information.

         3.2. Except as provided in this Section 3.2., all expenses of printing and distributing Fund prospectuses and statements of additional information shall be the expense of the Company. For prospectuses and statements of additional information provided by the Company to its existing owners of Contracts who currently own shares of one or more of the Fund's Portfolios, in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Fund. If the Company chooses to receive camera-ready film or computer diskettes in lieu of receiving printed copies of the Fund's prospectus, the Fund will reimburse the Company in an amount equal to the product of x and y where x is the number of such prospectuses distributed to owners of the Contracts who currently own shares of one or more of the Fund's Portfolios, and y is the Fund's per unit cost of typesetting and printing the Fund's prospectus. The same procedures shall be followed with respect to the Fund's statement of additional information. The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of printing any prospectuses or statements of additional information other than those actually distributed to existing owners of the Contracts.

         3.3. The Fund's statement of additional information shall be obtainable from the Fund, the Company or such other person as the Fund may designate, as agreed upon by the parties.

         3.4. The Fund, at its expense, shall provide the Company with copies of its proxy statements, reports to shareholders, and other communications (except for prospectuses and statements of additional information, which are covered in section 3.1) to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

         3.5. If and to the extent required by law the Company shall:

              (i)   solicit voting instructions from Contract owners;

              (ii)  vote  the  Fund  shares  in  accordance  with   instructions
                    received from Contract owners; and

              (iii) vote  Fund  shares  for  which  no  instructions  have  been received in the same proportion as Fund shares of such Portfolio for which instructions have been received, so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Fund and the Company shall follow the procedures, and shall have the corresponding responsibilities, for the handling of proxy and voting instruction solicitations, as set forth in Schedule C attached hereto and incorporated herein by reference. Participating Insurance Companies shall be responsible for ensuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule C, which standards will also be provided to the other Participating Insurance Companies.

         3.7. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

         3.8.   The  Fund  shall  use   reasonable   efforts  to  provide   Fund
prospectuses, reports to shareholders, proxy materials and other Fund communications (or camera-ready equivalents) to the Company sufficiently in advance of the Company's mailing dates to enable the Company to complete, at reasonable cost, the printing, assembling and/or distribution of the communications in accordance with applicable laws and regulations.


                   ARTICLE IV. Sales Material and Information

         4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser(s) is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use within ten Business Days after receipt of such material. The Fund and the Adviser(s) shall use their best efforts to review any such material within five Business Days of receipt from the Company.

         4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

         4.3. The Fund or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s) is named at least ten Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within ten Business Days after receipt of such material. The Company shall use its best efforts to review any such material within five Business Days of receipt from the Fund or the Fund's designee.

         4.4. The Fund and the Advisers shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts, other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

         4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, which are relevant to the Company or the Contracts.

         4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the investment in the Fund under the Contracts.

         4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials.


                          ARTICLE V. Fees and Expenses

         5.1. The Fund shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing.

         5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund's shares.

         5.3. The Company shall bear the expenses of distributing the Fund's prospectus, proxy materials and reports to owners of Contracts issued by the Company.


                           ARTICLE VI. Diversification

         6.1. The Advisers and the Fund each represent and warrant that they will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, and Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify immediately the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 817-5.


                        ARTICLE VII. Potential Conflicts

         7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Variable Insurance Product owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

         7.3. If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance policy owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

         7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account (at the Company's expense); provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

         7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.

         7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.


                          ARTICLE VIII. Indemnification

         8.1.  Indemnification By The Company

         8.1(a) The Company agrees to indemnify and hold harmless the Fund and each member of the Board and officers, and each Adviser and each director and officer of each Adviser, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

               (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

               (ii) arise out of or as a result of statements or representations
                    (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control and other than statements or representations authorized by the Fund or an Adviser) or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

              (iii) arise  out of or as a  result  of any  untrue  statement  or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company; or

               (iv) arise as a result of any  failure by the  Company to provide the services and furnish the materials under the terms of this Agreement; or

               (v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

         8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

         8.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

          8.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

          8.2.  Indemnification by the Advisers

          8.2(a). Each Adviser agrees, with respect to each Portfolio that it manages, to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of shares of the Portfolio that it manages or the Contracts and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

               (ii) arise out of or as a result of statements or representations
                    (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund or persons under its control and other than statements or representations authorized by the Company) or unlawful conduct of the Fund, Adviser(s) or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Portfolio shares; or

              (iii) arise  out of or as a  result  of any  untrue  statement  or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund; or

               (iv) arise as a result of any  failure by the Fund to provide the services and furnish the materials under the terms of this Agreement; or

               (v) arise out of or result from any material breach of any representation and/or warranty made by the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements of Article IV or the Subchapter M qualification of Section
                    2.3 of this Agreement); as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

         8.2(b). An Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

         8.2(c). An Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

         8.2(d). The Company agrees promptly to notify the Adviser of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.

         8.3.  Indemnification by the Fund

         8.3(a). The Fund agrees to indemnify and hold harmless the Company, and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (hereinafter collectively, the "Indemnified Parties" and individually, "Indemnified Party," for purposes of this Section 8.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence, bad faith or willful misconduct of the Board or any member thereof, are related to the operations of the Fund and:

                    (i) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement; or

                    (ii) arise out of or result from any material  breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversifictation requirements of Article IV or the Subchapter M qualification of Section 2.3 of this Agreement);

          8.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

          8.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a
reasonable   time  after  the  summons  or  other  first  legal  process  giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

          8.3(d). The Company agrees promptly to notify the Fund of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, with respect to the operation of either Account, or the sale or acquisition of shares of the Fund.


                           ARTICLE IX. Applicable Law

          9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

          9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.


                             ARTICLE X. Termination

          10.1. This Agreement shall continue in full force and effect until the first to occur of:

                           (a) termination by any party for any reason by ninety (90) days advance written notice delivered to the other parties; or

                           (b) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio based upon the Company's determination that shares of such Portfolio is not reasonably available to meet the requirements of the Contracts; or

                           (c) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

                           (d) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or

                           (e) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio falls to meet the diversification requirements specified in Article VI hereof; or

                           (f) termination by either the Fund by written notice to the Company if the Fund shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, or

                           (g) termination by the Company by written notice to the Fund and the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

                           (h) termination by the Fund or the Adviser by written
                  notice to the Company, if the Company gives the Fund and the Adviser the written notice specified in Section 1.6 hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this
                  Agreement;   provided,  however  any  termination  under  this
                  Section 10.1(h) shall be effective forty five 45 days after the notice specified in Section 1.6 was given.

          10.2. Notwithstanding any termination of this Agreement, the Fund shall at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing, Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Fund, redemption of investments in the Fund and/or investment in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

          10.3. The Company shall not redeem Fund shares attributable to the Contracts (as distinct from Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or (iii) as permitted by an order of the Securities and Exchange Commission pursuant to
Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund 90 days prior written notice of its intention to do so.


                              ARTICLE XI. Notices

          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Fund:

                           Morgan Stanley Universal Funds, Inc.
                           1221 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Secretary

                  If to Adviser:

                           Morgan Stanley Asset Management Inc.
                           1221 Avenue of the Americas
                           New York, New York  10020
                           Attention: Harold J. Schaaff, Jr., Esq.

                  If to Adviser:

                           Miller Anderson & Sherrerd, LLP
                           One Tower Bridge
                           West Conshohocken, Pennsylvania 19428
                           Attention: Lorraine Truten

                  If to the Company:

                           Transamerica Life Insurance and Annuity Company 1150 South Olive Street
                           Los Angeles, California  90015
                           Attention: Corporate Secretary



                           ARTICLE XII. Miscellaneous

          12.1. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

          12.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

          12.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          12.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

          12.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

          12.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California Insurance Regulations and any other applicable law or regulations.

          12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

          12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that an Adviser may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Adviser, if such assignee is duly licensed and registered to perform the obligations of the Adviser under this Agreement.

          12.9. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

          (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

          (b) the Company's quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period:

          (c) any financial statement, proxy statement, notice or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

          (d) any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulator, as soon as practical after the filing thereof;

          (e) any other report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.


                  TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


                  By:      ______________________________
                           Name:
                           Title:



                  MORGAN STANLEY UNIVERSAL FUNDS, INC.


                  By:      ______________________________
                           Name:
                           Title:



                  MORGAN STANLEY ASSET MANAGEMENT INC.


                  By:      ______________________________
                           Name:
                           Title:



                  MILLER ANDERSON & SHERRERD, LLP


                  By:      ______________________________
                           Name:
                           Title:

                                   SCHEDULE A

                        SEPARATE ACCOUNTS AND CONTRACTS


Name of Separate Account          Form Number and Name of Contract
                                  Funded by Separate
                                  Account Sep Acct VA-6
                                  Variable Annuity - Products A, B and C
                                  (A)  Policy Form No. TCG - 311-197
                                  (B)  Policy Form No. - Not yet assigned
                                  (C)  Policy Form No. TCG - 313-197

                                   SCHEDULE B

                          PORTFOLIOS OF MORGAN STANLEY
                              UNIVERSAL FUNDS, INC.



Fixed Income Portfolio
High Yield Portfolio
International Magnum Portfolio

                                   SCHEDULE C

                             PROXY VOTING PROCEDURES

The following is a list of procedures and corresponding responsibilities for the handling of proxies and voting instructions relating to the Fund. The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Company" shall also include the department or third party assigned by the Company to perform the steps delineated below.

 .        The proxy  proposals  are given to the  Company by the Fund as early as possible before the date set by the Fund for the shareholder meeting to enable the Company to consider and prepare for the solicitation of voting instructions from owners of the Contracts and to facilitate the establishment of tabulation procedures. At this time the Fund will inform the Company of the Record, Mailing and Meeting dates.
         This will be done verbally approximately two months before meeting.

 .        Promptly  after the Record Date, the Company will perform a "tape run", or other activity, which will generate the names, addresses and number of units which are attributed to each contract owner/policyholder (the "Customer") as of the Record Date. Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts as of the Record Date.

         Note: The number of proxy statements is determined by the activities described in this Step #2. The Company will use its best efforts to call in the number of Customers to the Fund , as soon as possible, but no later than two weeks after the Record Date.

 .        The Fund's  Annual  Report must be sent to each Customer by the Company either before or together with the Customers' receipt of voting, instruction solicitation material. The Fund will provide the last Annual Report to the Company pursuant to the terms of Section 3.3 of the Agreement to which this Schedule relates.

 .        The text and  format  for the  Voting  Instruction  Cards  ("Cards"  or
         "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards. The Fund or its affiliate must approve the Card before it is printed. Allow approximately 2-4 business days for printing information on the Cards. Information commonly found on the Cards includes:

         .        name (legal name as found on account registration)
         .        address
         .        fund or account number
         .        coding to state number of units
         .        individual Card number for use in tracking and verification of votes (already on Cards as printed by the Fund).

(This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

 .        During this time, the Fund will develop, produce and pay for the Notice of Proxy and the Proxy Statement (one document). Printed and folded notices and statements will be sent to Company for insertion into envelopes (envelopes and return envelopes are provided and paid for by the Company). Contents of envelope sent to Customers by the Company will include:

         .        Voting Instruction Card(s)
         .        One proxy notice and statement (one document)
         .        return envelope (postage pre-paid by Company) addressed to the Company or its tabulation agent
         .        "urge buckslip" - optional, but recommended.

                  (This is a small, single sheet of paper that requests Customers to vote as quickly as possible and that their vote is important. One copy will be supplied by the Fund.)

         . cover letter - optional, supplied by Company and reviewed and approved in advance by the Fund.

 .        The above contents should be received by the Company  approximately 3-5 business days before mail date. Individual in charge at Company reviews and approves the contents of the mailing package to ensure correctness and completeness. Copy of this approval sent to the Fund.

 .        Package  mailed by the  Company.  * The Fund must  allow at least a
         15-day solicitation time to the Company as the shareowner. (A 5-week period is recommended.) Solicitation time is calculated as calendar days from (but not including,) the meeting, counting backwards.

 .        Collection  and  tabulation of Cards begins.  Tabulation  usually takes place in another department or another vendor depending on process used. An often used procedure is to sort Cards on arrival by proposal into vote categories of all yes, no, or mixed replies, and to begin data entry.

          Note: Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure and has not been required by the Fund in the past.

 .         Signatures on Card checked against legal name on account  registration which was printed on the Card. Note: For Example, if the account registration is under "John A. Smith, Trustee," then that is the exact legal name to be printed on the Card and is the signature needed on the Card.

 .        If Cards are  mutilated,  or for any  reason are  illegible  or are not signed properly, they are sent back to Customer with an explanatory letter and a new Card and return envelope. The mutilated or illegible Card is disregarded and considered to be not received for purposes of vote tabulation. Any Cards that have been "kicked out" (e.g. mutilated, illegible) of the procedure are "hand verified," i.e., examined as to why they did not complete the system. Any questions on those Cards are usually remedied individually.

 .        There are various control  procedures used to ensure proper  tabulation of votes and accuracy of that tabulation. The most prevalent is to sort the Cards as they first arrive into categories depending upon their vote; an estimate of how the vote is progressing may then be calculated. If the initial estimates and the actual vote do not coincide, then an internal audit of that vote should occur. This may entail a recount.


 .        The  actual  tabulation  of  votes  is done  in  units  which  is then converted to shares. (It is very important that the Fund receives the tabulations stated in terms of a percentage and the number of shares.) The Fund must review and approve tabulation format.


 .        Final tabulation in shares is verbally given by the Company to the Fund on the morning of the meeting not later than 10:00 a.m. Eastern time. The Fund may request an earlier deadline if reasonable and if required to calculate the vote in time for the meeting.

 .        A  Certification  of Mailing and  Authorization  to Vote Shares will be required from the Company as well as an original copy of the final vote. The Fund will provide a standard form for each Certification.

 .        The Company will be required to box and archive the Cards received from the Customers. In the event that any vote is challenged or if otherwise necessary for legal, regulatory, or accounting purposes, the Fund will be permitted reasonable access to such Cards.

 .        All approvals and "signing-off' may be done orally, but must always be followed up in writing.

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (g)  re OCC Accumulation Trust

                             PARTICIPATION AGREEMENT

                                  By and Among

                             OCC ACCUMULATION TRUST

                                       And

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK

                                       And

                                OCC DISTRIBUTORS

                                       And

                                 OpCap Advisors


                  THIS AGREEMENT, made and entered into this 18th day of December, 1997, by and among Transamerica Life Insurance Company of New York, a North Carolina Corporation (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this Agreement, as may be amended from time to time (each account referred to as the "Account"), OCC ACCUMULATION TRUST, an open-end diversified management investment company organized under the laws of the State of Massachusetts (hereinafter the "Fund"), OpCap Advisors (hereinafter the "Adviser") and OCC DISTRIBUTORS, a Delaware general partnership (hereinafter the "Underwriter").

                  WHEREAS, the Fund engages in business as an open-end diversified, management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies which have entered into participation agreements substantially identical to this Agreement (hereinafter "Participating Insurance Companies"); and

                  WHEREAS, beneficial interests in the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (the "Portfolios"); and

                  WHEREAS, the Fund has obtained an order from the Securities & Exchange Commission (alternatively referred to as the "SEC" or the "Commission"), dated February 22, 1995 (File No. 812-9290), granting Participating Insurance Companies and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity separate accounts and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and qualified pension and retirement plans (hereinafter the "Mixed and Shared Funding Exemptive Order");and

                  WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

                  WHEREAS, the Company has registered or will register certain variable annuity or life insurance contracts (the "Contracts") under the 1933 Act; and

                  WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of North Carolina, to set aside and invest assets attributable to the Contracts; and

                  WHEREAS, the Company has registered the Account as a unit investment trust under the 1940 Act; and

                  WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and

                  WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios named in Schedule 2 on behalf of the Account to fund the Contracts and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

                  WHEREAS, the Company may contract with an Administrator to perform certain services with regard to the Contracts and, therefore, certain obligations and services of the Adviser and/or Trust should be directed to the Administrator, as directed by the Company;

                  NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

ARTICLE I.   Sale of Fund Shares

                  1.1. The Underwriter agrees to sell to the Company those shares of the Fund which the Company or its Administrator orders on behalf of the Account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its agent of the order for the shares of the Fund. For purposes of this Section 1.1, the Company or its Administrator shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 10:00 a.m. Eastern Time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading.

                  1.2. The Company shall pay for Fund shares on the next Business Day after it places an order to purchase Fund shares in accordance with
Section 1.1 hereof. Payment shall be in federal funds transmitted by wire.

                  1.3. The Fund agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by Participating Insurance Companies and their separate accounts each Business Day; provided, however, that the Board of Trustees of the Fund (hereinafter the "Directors") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of any Portfolio.

                  1.4. The Fund and the Underwriter agree that shares of the Fund shall be sold only to Participating Insurance Companies and their separate accounts, qualified pension and retirement plans or such other persons as are permitted under applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code"), and regulations promulgated thereunder, the sale to which will not impair the tax treatment currently afforded the contracts. No shares of any Portfolio shall be sold to the general public.

                  1.5. The Fund and the Underwriter shall not sell Fund shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles I, III, V, VI and VII of this Agreement are in effect to govern such sales. The Fund shall make available upon written request from the Company (i) a list of all other Participating Insurance Companies and (ii) a copy of the Participation Agreement executed by any other Participating Insurance Company.

                  1.6. The Fund agrees to redeem for cash, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its agent of the request for redemption. For purposes of this Section 1.6, the Company or its Administrator shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided the Fund receives notice of request for redemption by 10:00 a.m. Eastern Time on the next following Business Day. Payment shall be in federal funds transmitted by wire to the Company's account as designated by the Company in writing from time to time, on the same Business Day the Fund receives notice of the redemption order from the Company except that the Fund reserves the right to delay payment of redemption proceeds, but in no event may such payment be delayed longer than the period permitted under Section 22(e) of the 1940 Act. Neither the Fund nor the Underwriter shall bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action. If notification of redemption is received after 10:00 a.m. Eastern Time, payment for redeemed shares will be made on the next following Business Day.

                  1.7. The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule 2 offered by the then current prospectus of the Fund in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the Contracts shall be invested in the Fund, or in the Company's general account; provided that such amounts may also be invested in an investment company other than the Fund if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of the Portfolios of the Fund named in Schedule 2; or (b) the Company gives the Fund and the Underwriter 45 days written notice of its intention to make such other investment company available as a funding vehicle for the Contracts; or
(c) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Fund and Underwriter prior to their signing this Agreement; or (d) the Fund or Underwriter consents in writing to the use of such other investment company.

                  1.8. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

                  1.9. The Fund shall furnish notice to Company or its Administrator by Company, two days prior to the distribution of any income, dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Portfolio shares in the form of additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such dividends and distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions the day of distribution when it reports the Portfolio's NAV pursuant to Section 1.10.

                  1.10. The Fund shall report the net asset value per share for each Portfolio to the Company or its Administrator, as directed by Company, on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 5:30 p.m., Eastern Time, each business day. If the Fund provides materially incorrect share net asset value information, the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.


ARTICLE II.  Representations and Warranties

                  2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act and that the Contracts will be issued and sold in compliance with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account as a segregated asset account under applicable state law and has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as segregated investment accounts for the Contracts, and that it will maintain such registration for so long as any Contracts are outstanding. The Company shall amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Account from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

                  2.2. The Company represents that the Contracts are currently and at the time of issuance will be treated as life insurance or annuity contracts under Sections 7702 or 72 of the Internal Revenue Code and that it will maintain such treatment and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

                  2.3. The Fund and Adviser represent and warrant that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and shall remain registered under the 1940 Act for as long as the Fund shares are sold. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

                  2.4. The Fund and Adviser represent and warrant that the Fund and each of the Portfolios is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code, and that they will maintain such qualification (under Subchapter M or any successor or similar provision) (or correct any failure during the applicable grace period) and that they will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

                  2.5. The Fund represents that its investment objectives, policies and restrictions comply with applicable state investment laws as they may apply to the Fund. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws and regulations of any state. The Company alone shall be responsible for informing the Fund of any insurance restrictions imposed by state insurance laws which are applicable to the Fund. To the extent feasible and consistent with market conditions, the Fund will adjust its investments to comply with the aforementioned state insurance laws upon written notice from the Company of such requirements and proposed adjustments, it being agreed and understood that in any such case the Fund shall be allowed a reasonable period of time under the circumstances after receipt of such notice to make any such adjustment.

                  2.6. The Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have its Board of Trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

                  2.7. The Underwriter represents and warrants that it is a member in good standing of the National Association of Securities Dealers, Inc., ("NASD") and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Fund shares in accordance with all applicable federal and state securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

                  2.8. The Fund represents that it is lawfully organized and validly existing under the laws of Massachusetts and that it does and will comply with applicable provisions of the 1940 Act.

                  2.9. The Underwriter and the Adviser represent and warrant that Adviser is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser will perform its obligations to the Fund in accordance with the laws of Massachusetts and any applicable state and federal securities laws.

                  2.10. The Fund, Adviser and Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

                  2.11. The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/ entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, in an amount not less than $5 million. The aforesaid includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.


ARTICLE III.  Prospectuses and Proxy Statements; Voting

                  3.1. The Underwriter shall provide the Company, at the Company's expense, with as many copies of the current prospectuses for the Portfolios listed on Schedule 2 as the Company may reasonably request for use with prospective contractowners and applicants. The Underwriter shall print and distribute, at the Fund's or Underwriter's expense, as many copies of said prospectuses as necessary for distribution to existing contractowners or participants. If requested by the Company in lieu thereof, the Fund shall provide such documentation including a final copy of a current prospectus set in type at the Fund's expense and other assistance as is reasonably necessary in order for the Company at least annually (or more frequently if the said prospectuses are amended more frequently) to have the new prospectus for the Contracts and the Portfolios' new prospectuses printed together in one document. In such case the Fund shall bear its share of expenses as described above.

                  3.2. The Fund's prospectus shall state that the Statement of Additional Information for the Fund is available from the Underwriter or alternatively from the Company (or, in the Fund's discretion, the Prospectus shall state that such Statement is available from the Fund), and the Underwriter (or the Fund) shall provide such Statement, at its expense, to the Company and to any owner of or participant under a Contract who requests such Statement or, at the Company's expense, to any prospective contractowner and applicant who requests such statement.

                  3.3. The Fund, at its expense, shall provide the Company with copies of proxy material, if any, reports to shareholders and other communications to shareholders with regard to the Portfolios listed in Schedule 2 in such quantity as the Company shall reasonably require and shall bear the costs of distributing them to existing contractowners or participants.

                  3.4. If and to the extent required by law the Company shall:

                    (i) solicit voting instructions from contractowners or participants;

                   (ii)  vote the Fund shares held in the Account in  accordance
                         with  instructions   received  from  contractowners  or
                         participants; and

                  (iii) vote Fund shares held in the Account for which no timely instructions have been received, in the same proportion as Fund shares of such Portfolio for which instructions have been received from the Company's contractowners or participants;

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable contractowners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with other Participating Insurance Companies.

                  3.5. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular as required, the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.


ARTICLE IV.  Sales Material and Information

                  4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or the Underwriter, each piece of sales literature or other promotional material in which the Fund or the Fund's adviser or the Underwriter is named, at least five business days prior to its use. No such material shall be used if the Fund or the Underwriter reasonably objects in writing to such use within fifteen business days after receipt of such material.

                  4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or by the Underwriter, except with the permission of the Fund or the Underwriter. The Fund and the Underwriter agree to respond to any request for approval on a prompt and timely basis.

                  4.3. The Fund or the Underwriter shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or its separate account is named, at least fifteen business days prior to its use. No such material shall be used if the Company reasonably objects in writing to such use within fifteen business days after receipt of such material.

                  4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to contractowners or participants, or in sales literature or other promotional material approved by the Company, except with the permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.

                  4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

                  4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

                  4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under NASD rules, the 1940 Act or the 1933 Act.


ARTICLE V.  Fees and Expenses

                  5.1. The Fund and Underwriter shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then, subject to obtaining any required exemptive orders or other regulatory approvals, the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing. Currently, no such payments are contemplated.

                  5.2. All expenses incident to performance by the Fund of this Agreement shall be paid by the Fund to the extent permitted by law. All Fund shares will be duly authorized for issuance and registered in accordance with applicable federal law and to the extent deemed advisable by the Fund, in accordance with applicable state law, prior to sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, Fund proxy materials and reports, setting in type, printing and distributing the prospectuses, the proxy materials and reports to existing shareholders and contractowners, the preparation of all statements and notices required by any federal or state law, all taxes on the issuance or transfer of the Fund's shares, and any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act.

                  5.3 Adviser will quarterly reimburse the Company certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership by Contract owners of shares of the Portfolios of the Fund, equal to 0.15% per annum of the average daily net assets of the Fund attributable to variable life or variable annuity contracts offered by the Company or its affiliates up to $300 million and 0.20% per annum of the average daily net assets of the Fund attributable to such contracts in excess of $300 million but less than $600 million and 0.25% per annum of the average daily net assets of the Fund attributable to such contracts in excess of $600 million. In no event shall such fee be paid by the Fund, its shareholders or by the contract holders.


ARTICLE VI.  Diversification

                  6.1. The Fund and the Adviser represent and warrant that the Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Internal Revenue Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will comply with Section 817(h) of the Internal Revenue Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance with the grace period afforded by Treasury Regulation 1.817-5.


ARTICLE VII.   Potential Conflicts

                  7.1. The Board of Trustees of the Fund (the "Fund Board") will monitor the Fund for the existence of any material irreconcilable conflict among the interests of the contractowners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Participating Insurance Companies or by variable annuity contract and variable life insurance contractowners; or (f) a decision by an insurer to disregard the voting instructions of contractowners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof. A majority of the Fund Board shall consist of persons who are not "interested" persons of the Fund.

                  7.2. The Company has reviewed a copy of the Mixed and Shared Funding Exemptive Order, and in particular, has reviewed the conditions to the requested relief set forth therein. As set forth in the Mixed and Shared Funding Exemptive Order, the Company will report any potential or existing conflicts of which it is aware to the Fund Board. The Company agrees to assist the Fund Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Fund Board with all information reasonably necessary for the Fund Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Fund Board whenever contractowner voting instructions are disregarded. The Fund Board shall record in its minutes or other appropriate records, all reports received by it and all action with regard to a conflict.

                  7.3. If it is determined by a majority of the Fund Board, or a majority of its disinterested Directors, that an irreconcilable material conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including:
(1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contractowners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contractowners or variable life insurance contractowners, of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contractowners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

                  7.4. If the Company's disregard of voting instructions could conflict with the majority of contractowner voting instructions, and the Company's judgment represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the Account's investment in the Fund and terminate this Agreement with respect to such Account. Any such withdrawal and termination must take place within 60 days after the Fund gives written notice to the Company that this provision is being implemented. Until the end of such 60 day period the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

                  7.5. If a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state insurance regulators, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement with respect to such Account. Any such withdrawal and termination must take place within 60 days after the Fund gives written notice to the Company that this provision is being implemented. Until the end of such 60 day period the Underwriter and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

                  7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Fund Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund or Quest Advisors be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of contractowners materially adversely affected by the irreconcilable material conflict.

                  7.7. The Company shall at least annually submit to the Fund Board such reports, materials or data as the Fund Board may reasonably request so that the Fund Board may fully carry out the duties imposed upon it as delineated in the Mixed and Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Fund Board.

                  7. 8. If and to the extent that Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.


ARTICLE VIII.  Indemnification

                  8.1.  Indemnification By The Company

                  (a) The Company agrees to indemnify and hold harmless the Fund, the Adviser, the Underwriter, and each of the Fund's or the Underwriter's directors, officers, employees or agents and each person, if any, who controls or is associated with the Fund or the Underwriter within the meaning of such terms under the federal securities laws (collectively, the "indemnified parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the indemnified parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

                    (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or statement of additional information for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any indemnified party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement, prospectus or statement of additional information for the Contracts or in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                   (ii) arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, Fund prospectus, Fund statement of additional information or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

                  (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Fund registration statement, Fund prospectus, statement of additional information or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company or persons under its control; or

                   (iv) arise as a result of any failure by the Company to provide the services and furnish the materials or to make any payments under the terms of this Agreement; or

                    (v) arise out of any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach by the Company of this Agreement;

except to the extent provided in Sections 8.1(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Company may otherwise have.

                  (b) No party shall be entitled to indemnification if such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

                  (c) The indemnified parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

                  8.2.  Indemnification By the Underwriter

                  (a) The Underwriter and Adviser, on their own behalf and on behalf of the Fund, joint and severally agree to indemnify and hold harmless the Company and each of its directors, officers, employees or agents and each person, if any, who controls or is associated with the Company within the meaning of such terms under the federal securities laws (collectively, the "indemnified parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter or Adviser) or litigation (including reasonable legal and other expenses) to which the indemnified parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

                    (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify shall not apply as to any indemnified party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Fund or in sales literature or other promotional material of the Fund (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

                   (ii)  arise  out  of  or  as  a  result  of   statements   or
                         representations (other than statements or representations contained in the Contracts or in the Contract or Fund registration statement, the Contract or Fund prospectus, statement of additional information, or sales literature or other promotional material for the Contracts or of the Fund not supplied by the Underwriter or the Fund or persons under the control of the Underwriter or the Fund respectively) or wrongful conduct of the Underwriter or the Fund or persons under the control of the Underwriter or the Fund respectively, with respect to the sale or distribution of the Contracts or Fund shares; or

                  (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature or other promotional material covering the Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Underwriter or the Fund or persons under the control of the Underwriter or the Fund; or

                   (iv) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements and procedures related thereto specified in Article VI or the Sub-Chapter M qualification specified in Section 2.4 of this Agreement; or

                    (v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter or the Fund; or

                   (vi) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

except to the extent provided in Sections 8.2(b) and 8.3 hereof. This indemnification shall be in addition to any liability which the Underwriter may otherwise have.

                  (b) No party shall be entitled to indemnification if such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

                  (c) The indemnified parties will promptly notify the Underwriter of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of the Account.

                  8.3.  Indemnification Procedure

                  Any person obligated to provide indemnification under this
Article VIII ("indemnifying party" for the purpose of this Section 8.3) shall not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this
Article VIII ("indemnified party" for the purpose of this Section 8.3) unless such indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or after such party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought under the indemnification provision of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice. In case any such action is brought against the indemnified party, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of the indemnifying party's election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

                  A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.

                  8.4.  Contribution

                  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Article VIII is due in accordance with its terms but for any reason is held to be unenforceable with respect to a party entitled to indemnification ("indemnified party" for purposes of this Section 8.4) pursuant to the terms of this Article VIII, then each party obligated to indemnify pursuant to the terms of this Article VIII shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and litigations in such proportion as is appropriate to reflect the relative benefits received by the parties to this Agreement in connection with the offering of Fund shares to the Account and the acquisition, holding or sale of Fund shares by the Account, or if such allocation is not permitted by applicable law, in such proportions as is appropriate to reflect the relative net benefits referred to above but also the relative fault of the parties to this Agreement in connection with any actions that lead to such losses, claims, damages, liabilities or litigations, as well as any other relevant equitable considerations.


ARTICLE IX.  Applicable Law

                  9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

                  9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.


ARTICLE X.  Termination

                 10.1. This Agreement shall terminate:

                  (a) at the option of any party upon one-year advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

                  (b) at the option of the Company if shares of the Portfolios delineated in Schedule 2 are not reasonably available to meet the requirements of the Contracts as determined by the Company; or

                  (c) at the option of the Fund upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance commission of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Account, or the purchase of the Fund shares, which would have a material adverse effect on the Company's ability to perform its obligations under this Agreement; or

                  (d) at the option of the Company upon institution of formal proceedings against the Fund or the Underwriter by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, which would have a material adverse effect on the Fund's or the Underwriter's ability to perform its obligations under this Agreement; or

                  (e) at the option of the Company or the Fund upon receipt of any necessary regulatory approvals and/or the vote of the contractowners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give 30 days prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund's shares; or

                  (f) at the option of the Company or the Fund upon a determination by a majority of the Fund Board, or a majority of the disinterested Fund Board members, that an irreconcilable material conflict exists among the interests of (i) all contractowners of variable insurance products of all separate accounts or (ii) the interests of the Participating Insurance Companies investing in the Fund as delineated in Article VII of this Agreement; or

                  (g) at the option of the Company if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify; or

                  (h) at the option of the Company if the Fund fails to meet the diversification requirements specified in Article VI hereof; or

                  (i) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or

                  (j) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Underwriter has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company; or

                  (k) at the option of the Fund or Underwriter, if the Fund or Underwriter respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or Underwriter; or

                  (l) at the option of the Fund in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice.

                  10.2.  Notice Requirement

                  (a) In the event that any termination of this Agreement is based upon the provisions of Article VII, such prior written notice shall be given in advance of the effective date of termination as required by such provisions.

                  (b) In the event that any termination of this Agreement is based upon the provisions of Sections 10.1(b) - (d) or 10.1(g) - (i), prompt written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating the Agreement to the non-terminating parties, with said termination to be effective upon receipt of such notice by the non-terminating parties.

                  (c) In the event that any termination of this Agreement is based upon the provisions of Sections 10.1(j) or 10.1(k), prior written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating this Agreement to the non-terminating parties. Such prior written notice shall be given by the party terminating this Agreement to the non-terminating parties at least 30 days before the effective date of termination.

                  10.3. It is understood and agreed that the right to terminate this Agreement pursuant to Section 10.1(a) may be exercised for any reason or for no reason.

                  10.4.   Effect of Termination

                  (a) Notwithstanding any termination of this Agreement pursuant to Section 10.1 of this Agreement, and subject to Section 1.3 of this Agreement, the Company may require the Fund and the Underwriter to, continue to make available additional shares of the Fund for so long after the termination of this Agreement as the Company desires pursuant to the terms and conditions of this Agreement as provided in paragraph (b) below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.4 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

                  (b) If shares of the Fund continue to be made available after termination of this Agreement pursuant to this Section 10.4, the provisions of this Agreement shall remain in effect except for Section 10.1(a) and thereafter the Fund, the Underwriter, or the Company may terminate the Agreement, as so continued pursuant to this Section 10.4, upon written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund or Underwriter, need not be for more than 90 days.

                  10.5. Except as necessary to implement contractowner initiated or approved transactions, or as required by state insurance laws or regulations, the Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Account), and the Company shall not prevent contractowners from allocating payments to a Portfolio that was otherwise available under the Contracts, until 90 days after the Company shall have notified the Fund or Underwriter of its intention to do so.


ARTICLE XI.  Notices

         Any notice shall be deemed duly given only if sent by hand, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given three business days after the date received or rejected by the addressee.

                  If to the Fund:

                  Mr. Bernard H. Garil
                  President
                  OpCap Advisors
                  200 Liberty Street
                  New York, NY  10281

                  If to the Company:

                  [Name]
                  [Title]
                  [Co. Name]
                  [Address]

                  If to the Underwriter:

                  Mr. Thomas E. Duggan
                  Secretary
                  OCC Distributors
                  200 Liberty Street
                  New York, NY  10281


ARTICLE XII.  Miscellaneous

                  12.1. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

                  12.2. Subject to law and regulatory authority, each party hereto shall treat as confidential all information reasonably identified as such in writing by any other party hereto (including without limitation the names and addresses of the owners of the Contracts) and, except as contemplated by this Agreement, shall not disclose, disseminate or utilize such confidential information until such time as it may come into the public domain without the express prior written consent of the affected party.

                  12.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  12.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                  12.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

                  12.6. This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties.

                  12.7. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit each other and such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

                  12.8. Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

                  12.9. The parties to this Agreement may amend the schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Accounts or the Portfolios of the Fund.

                   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date and year first written above.


                                       Company:

                                       TRANSAMERICA LIFE INSURANCE AND
                                       ANNUITY COMPANY

SEAL                                   By: ______________________________


                                      Fund:

                                       OCC ACCUMULATION TRUST



SEAL                                   By: ______________________________


                                       Underwriter:

                                       OCC DISTRIBUTORS



                                       By: ______________________________


                                       Adviser:

                                       OpCap Advisors


                                       By:_______________________________

                                   Schedule 1

                             Participation Agreement
                                      Among
     OCC Accumulation Trust, Transamerica Life Insurance Company of New York
                                       and
                                OCC Distributors





         The following separate accounts of Transamerica Life Insurance Company of New York are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule 2:

Separate Account VUL-1



[Date]

                                   Schedule 2

                             Participation Agreement
                                      Among
     OCC Accumulation Trust, Transamerica Life Insurance Company of New York
                                       and
                                OCC Distributors




         The Separate Account(s) shown on Schedule 1 may invest in the following Portfolios of the OCC Accumulation Trust:

[Date]

Oppenheimer Capital Managed
Oppenheimer Capital Value Equity

Exhibit (8)       Form of Participation Agreements regarding the Portfolio.

                  (h)  re Transamerica Variable Insurance Fund, Inc.

                             PARTICIPATION AGREEMENT

                                      Among

                   TRANSAMERICA VARIABLE INSURANCE FUND, INC.

                    TRANSAMERICA SECURITIES SALES CORPORATION

                                       and

                 TRANSAMERICA LIFE INSURANCE COMPANY OF NEW YORK


         THIS AGREEMENT, made and entered into as of this ____ day of _________, 1996 by and among TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY (hereinafter "Transamerica"), a California life insurance company, on its own behalf and on behalf of its SEPARATE ACCOUNT C (the "Account"); TRANSAMERICA VARIABLE INSURANCE FUND, INC., a corporation organized under the laws of Maryland (hereinafter the "Fund"); and TRANSAMERICA SECURITIES SALES CORPORATION, (hereinafter the "Underwriter"), a _________ corporation.
         WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by insurance companies which have entered into participation agreements similar to this Agreement (hereinafter "Participating Insurance Companies"), as well as qualified pension and retirement plans; and
         WHEREAS, the beneficial interests in the Fund are divided into several series of shares, each designated a "Portfolio" and representing interests in a particular managed portfolio of securities and other assets; and
         WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (hereinafter the "SEC"), dated __________ (File No. 812-_____), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T) (b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another (hereinafter the "Shared Funding Exemptive Order"); and
         WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and
         WHEREAS, the Underwriter is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and
         WHEREAS, Transamerica has registered certain variable annuity contracts supported wholly or partially by the Account (the "Contracts") under the 1933 Act and said Contracts are listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement; and

         WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of Transamerica on ________________, to set aside and invest assets attributable to the Contracts; and
         WHEREAS, Transamerica has registered the Account as a unit investment trust under the 1940 Act; and
         WHEREAS, to the extent permitted by applicable insurance laws and regulations, Transamerica intends to purchase shares in the Portfolios listed in Schedule B hereto, as it may be amended from time to time by mutual written agreement (the "Designated Portfolios"), on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;
         NOW, THEREFORE, in consideration of their mutual promises, Transamerica, the Fund and the Underwriter agree as follows:


ARTICLE I.        Sale of Fund Shares
         1.1. The Underwriter agrees to sell to Transamerica those shares of the Designated Portfolios which Transamerica orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Portfolios. For purposes of this
Section 1.1, Transamerica shall be the designee of the Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by ____ a.m. _________ time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value.

         1.2. The Fund agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by Transamerica on those days on which the Fund calculates its net asset values, and the Fund shall calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.
         1.3 The Fund and the Underwriter agree that shares of the Designated Portfolios will be sold only to Participating Insurance Companies and their separate accounts and qualified pension and retirement plans. No shares of any Designated Portfolio will be sold to the general public.
         1.4. The Fund and the Underwriter will not sell shares of the Designated Portfolios to any other insurance company, separate account or qualified pension and retirement plan unless an agreement containing provisions substantially the same as Sections 2.1, 3.6, 3.7, 3.8, and Article VII of this Agreement is in effect to govern such sales.
         1.5. The Fund agrees to redeem for cash, on Transamerica's request, any full or fractional shares of the Fund held by Transamerica, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with
Section 22(e) of the 1940 Act. For purposes of this Section 1.5, Transamerica shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption by _________ a.m. ___________ time on the next following Business Day.
         1.6. The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other insurance companies and qualified pension and retirement plans (subject to Section 1.4 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.
         1.7. Transamerica shall pay for Fund shares by _______ a.m. ______________ time on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase. Upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of Transamerica and shall become the responsibility of the Fund.
         1.8. The Fund shall pay and transmit the proceeds of redemptions of Fund shares by _____ a.m. ____________ time on the next Business Day after a redemption order is received, subject to Section 1.5 hereof. Payment shall be in federal funds transmitted by wire and/or a credit for any shares purchased the same day as the redemption.
         1.9. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to Transamerica or the Account. Shares ordered from the Fund
will be recorded in an appropriate title for the Account or the appropriate subaccount of the
Account.
         1.10. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to Transamerica of any income, dividends or capital gain distributions payable on the Designated Portfolios' shares. Transamerica hereby elects to receive all such income dividends and capital gain distributions in additional shares of that Portfolio. Transamerica reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify Transamerica by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.
         1.11. The Fund shall make the net asset value per share for each Designated Portfolio available to Transamerica on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by _____ p.m. ________ time. If the Fund provides incorrect per share net asset value information, Transamerica shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported immediately upon discovery to Transamerica. Any error of a lesser amount shall be corrected in the next Business Day's net asset value per share.
         In the event adjustments are required to correct any error in the computation of a Designated Portfolio's net asset value per share, or dividend or capital gain distribution, the Underwriter (or the Underwriter or the Fund) shall notify Transamerica as soon as possible after discovering the need for such adjustments. Notification can be made orally, but must be confirmed in writing. If an adjustment is necessary to correct an error which caused Contract owners to receive less than the amount to which they are entitled, the Fund shall make all necessary adjustments to the number of shares owned by the Account and distribute to the Account the amount of the underpayment. In no event shall Transamerica be liable to the Fund or the Underwriter for any such adjustments or overpayment amounts.


ARTICLE II.  Representations and Warranties
         2.1. Transamerica represents and warrants that the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. Transamerica further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account as a segregated asset account under Section 10506 of the California Insurance Law and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.
         2.2. The Fund represents and warrants that Designated Portfolio shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of California and all applicable federal and state securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.
         2.3. The Fund reserves the right to adopt a plan pursuant to Rule 12b-1 under the 1940 Act or impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. In any event, the Fund represents and warrant that the investment advisory or management fees paid to the adviser by the Fund are legitimate and not excessive. To the extent that the Fund decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b- 1 under the 1940 Act to finance distribution expenses.
         2.4. The Fund represents and warrants that the investment policies and fees and expenses of the Designated Portfolios are and shall at all times remain in compliance with the insurance and other applicable laws of the State of California and any other applicable state to the extent required to perform this Agreement. The Fund further represents and warrants that Designated Portfolio shares will be sold in compliance with the insurance laws of the State of California and all applicable state securities laws or exemptions therefrom. Without limiting the generality of the foregoing, the Fund represents and warrants that it is and shall at all times remain in compliance with the policies and restrictions enumerated in Schedule C hereto, as amended by Transamerica from time to time, provided that such amendments shall either be
(a) agreed to by the Fund and Transamerica, or (b) necessary to comply with applicable laws of the State of California.

         2.5. The Fund represents and warrants that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.
         2.6. The Fund represents and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by
Section 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
         2.7. The Fund will provide Transamerica with as much advance notice as is reasonably practicable of any material change affecting the Designated Portfolios (including, but not limited to, any material change in its registration statement or prospectus affecting the Designated Portfolios and any proxy solicitation affecting the Designated Portfolios) and consult with Transamerica in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectuses for the Contracts. The Fund agrees to share equitably in expenses incurred by Transamerica as a result of actions taken by the Fund, as set forth in the allocation of expenses contained in Schedule D.

         2.8. Transamerica represents, assuming that the Fund complies with
Article VI of this Agreement, that the Contracts are currently treated as annuity contracts under applicable provisions of the Internal Revenue Code of 1986, as amended, and that it will make every effort to maintain such treatment and that it will notify the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.
         2.9. The Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Transamerica immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.


ARTICLE III.  Prospectuses and Proxy Statements; Voting
         3.1(a). At least annually, the Fund, at its expense, shall provide Transamerica or its designee with as many copies of the Fund's current prospectuses for the Designated Portfolios as Transamerica may reasonably request for marketing purposes (including distribution to Contract owners with respect to new sales of a Contract). If requested by Transamerica in lieu thereof, the Fund shall provide such documentation (including a final "camera ready" copy of the new prospectuses for the Designated Portfolios as set in type at the Fund's expense or, at the request of Transamerica, as a diskette or such other form as is required by the financial printer) and other assistance as is reasonably necessary in order for Transamerica once each year (or more frequently if the prospectus for the Designated Portfolio is amended) to have the prospectus for the Contract and the Fund's prospectus for the Designated Portfolios printed together in one document (the cost of such printing to be born by the Fund and Transamerica in proportion to the size of the prospectuses for the Fund and the Contracts).
         3.1(b). The Fund agrees that the prospectuses for the Designated Portfolios will describe only the Designated Portfolios and will not name or describe any other portfolios or series that may be in the Fund, and that the Fund will bear the cost of preparing and producing the prospectuses for the Designated Portfolios that are so custom tailored for use in connection with the Contracts.
         3.2. If applicable state or Federal laws or regulations require that the Statement of Additional Information ("SAI") for the Fund be distributed to all purchasers of the Contract, then the Fund shall provide Transamerica with the Fund's SAI or documentation thereof for the Designated Portfolios in such quantities and/or with expenses to be borne in accordance with paragraph 3.1(a) hereof.
         3.3. The Fund, at its expense, shall provide Transamerica with as many copies of the SAI for the Designated Portfolios as may reasonably be requested. The Fund, at its expense, shall also provide such SAI free of charge to any owner of a Contract or prospective owner who requests such SAI.
         3.4. The Fund, at its expense, shall provide Transamerica with copies of its prospectus, SAI, proxy material, reports to shareholders and other communications to shareholders for the Designated Portfolios in such quantity as Transamerica shall reasonably require for distributing to Contract owners. If the Contract and Fund prospectuses are printed together in one document, the Fund shall bear the portion of such printing expense as is attributable to the Fund's prospectus. If applicable SEC rules require that any of the foregoing Fund prospectuses, Fund SAIs, proxy materials, Fund reports to shareholders or other communications to shareholders be filed with the SEC, then the Fund or its designee shall prepare and file with the SEC such prospectus, SAI, proxy materials, reports to shareholders, or other communications to shareholders in such format as required by such applicable rules and shall notify Transamerica of such filing.
         3.5. It is understood and agreed that, except with respect to information regarding Transamerica provided in writing by Transamerica, Transamerica shall not be responsible for the content of the prospectus or SAI for the Designated Portfolios. It is also understood and agreed that, except with respect to information regarding the Fund and provided in writing by the Fund, the Fund shall not be responsible for the content of the prospectus or SAI for the Contracts.
         3.6.     If and to the extent required by law Transamerica shall:
                  (i)    solicit voting instructions from Contract owners;

                 (ii) vote the Designated Portfolio shares in accordance with instructions received from Contract owners: and

                (iii) vote Designated Portfolio shares for which no instruction have been received in the same proportion as Designated Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. Transamerica reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

         3.7. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts holding shares of a Designated Portfolio calculates voting privileges in the manner required by the Shared Funding Exemptive Order. The Fund agrees to promptly notify Transamerica of any amendments or changes of interpretations of the Shared Funding Exemptive Order.
         3.8. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, comply with
Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.


ARTICLE IV.  Sales Material and Information
         4.1. Transamerica shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature and other promotional material that Transamerica develops or uses and in which the Fund (or a Portfolio thereof), its investment adviser or one of its sub-advisers or the Underwriter for the Fund shares is named in connection with the Contracts, at least 10 (ten) Business Days prior to its use. No such material shall be used if the Fund or its designee objects to such use within 10 (ten) Business Days after receipt of such material.

         4.2. Transamerica shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts inconsistent with the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.
         4.3. The Fund shall furnish, or shall cause to be furnished, to Transamerica, each piece of sales literature and other promotional material in which Transamerica and/or the Account is named at least 10 (ten) Business Days prior to its use. No such material shall be used if Transamerica objects to such use within 10 (ten) Business Days after receipt of such material. Notwithstanding the fact that Transamerica or its designee may not initially object to a piece of sales literature or other promotional material, Transamerica reserves the right to object at a later date to the continued use of any such sales literature or promotional material in which Transamerica is named, and no such material shall be used thereafter if Transamerica or its designee so objects.
         4.4. The Fund shall not give any information or make any representations on behalf of Transamerica or concerning Transamerica, the Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports for the Account, or in sales literature or other promotional material approved by Transamerica or its designee, except with the permission of Transamerica.
         4.5. The Fund will provide to Transamerica at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, all supplements thereto, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Designated Portfolios, contemporaneously with the filing of such document(s) with the SEC, NASD or other regulatory authorities.
         4.6. Transamerica will provide to the Fund at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, all supplements thereto, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, contemporaneously with the filing of such document(s) with the SEC, NASD, or other regulatory authority.
         4.7. For purposes of this Article IV, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic or other public media), sales literature (i.e., any written or electronic communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, Statements of Additional Information, supplements thereto, shareholder reports, and proxy materials.
         4.8. At the request of any party to this Agreement, each other party will make available to the other party's independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party's obligations under this Agreement.


ARTICLE V.  Fees and Expenses
         5.1. The Fund shall pay no fee or other compensation to Transamerica under this Agreement, except that if the Fund or any Designated Portfolio adopts and implements a plan pursuant to Rule 12b-1 of the 1940 Act to finance distribution and shareholder servicing expenses, then the Underwriter may make payments to Transamerica or to the distributor for the Contracts if and in amounts agreed to by the Underwriter in writing and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter or other resources available to the Underwriter. No such payments shall be made directly by the Fund. Nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arrange for appropriate compensation for, other services relating to the Fund and/or the Account. Transamerica shall pay no fee or other compensation to the Fund under this Agreement, although the parties hereto will bear certain expenses in accordance with Schedule D, Articles III, V, and other provisions of this Agreement.

         5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, as further provided in Schedule E. The Fund shall see to it that all shares of the Designated Portfolios are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent required, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus and registration statement, supplements thereto, proxy materials and reports, setting the prospectus in type, printing prospectuses for distribution to Contract owners, setting in type, printing and filing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, all taxes on the issuance or transfer of the Fund's shares, and the costs of distributing the Fund's prospectuses and proxy materials to such Contract owners and any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act.
         5.3. Transamerica shall bear the expenses of routine annual distribution of the Fund's prospectus to owners of Contracts issued by Transamerica and of distributing the Fund's proxy materials and reports to such Contract owners; this shall not include distribution of the Fund's prospectus with respect to new sales of a Contract. Transamerica shall bear all expenses associated with the registration, qualification, and filing of the Contracts under applicable federal securities and state insurance laws; the cost of preparing, printing, and distributing the Contract prospectus and SAI; and the cost of preparing, printing and distributing annual individual account statement to Contract owners as required by state insurance laws.
         5.4. The Fund acknowledges that a principal feature of the Contracts is the Contract owner's ability to choose from a number of unaffiliated mutual funds (and portfolios or series thereof), including the Designated Portfolios ("Unaffiliated Funds"), and to transfer the Con- tract's cash value between funds and portfolios. The Fund and Underwriter agree to cooperate with Transamerica in facilitating the operation of the Account and the Contracts as intended, including but not limited to cooperation in facilitating transfers between Unaffiliated Funds.


ARTICLE VI.  Diversification and Qualification
         6.1. The Fund and Underwriter represent and warrant that the Fund will at all times sell its shares and invest its assets in such a manner as to ensure that the Contracts will be treated as annuity contracts under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund and Underwriter represent and warrant that the Fund and each Designated Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation ss. 1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. The Fund and the Underwriter agree that shares of the Designated Portfolios will be sold only to Participating Insurance Companies and their separate accounts and qualified pension and retirement plans.

         6.2. No shares of any series or portfolio of the Fund will be sold to the general public.
         6.3. The Fund and Underwriter represent and warrant that the Fund and each Designated Portfolio is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect.
         6.4. The Fund or Underwriter will notify Transamerica immediately upon having a reasonable basis for believing that the Fund or any Portfolio has ceased to comply with the aforesaid Section 817(h) diversification or Subchapter M qualification requirements or might not so comply in the future.
         6.5. The Fund and Underwriter acknowledge that full compliance with the requirements referred to in Sections 6.1, 6.2, and 6.3 hereof is absolutely essential because any failure to meet those requirements would result in the Contracts not being treated as annuity contracts for federal income tax purposes, which would have adverse tax consequences for Contract owners and could also adversely affect Transamerica's corporate tax liability. The Fund and Underwriter also acknowledge that it is solely within their power and control to meet those requirements. Accordingly, without in any way limiting the effect of
Section 8.3 hereof and without in any way limiting or restricting any other remedies available to Transamerica, the Underwriter will pay all costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of the Fund or any Designated Portfolio to comply with Sections 6.1, 6.2, or 6.3 hereof, including all costs associated with correcting or responding to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Portfolio (including but not limited to an order pursuant to Section 26(b) of the 1940 Act); such costs are to include, but are not limited to, fees and expenses of legal counsel and other advisors to Transamerica and any federal income taxes or tax penalties (or "toll charges" or exactments or amounts paid in settlement) incurred by Transamerica in connection with any such failure or anticipated or reasonably foreseeable failure.
         6.6. The Fund shall provide Transamerica or its designee with reports certifying compliance with the aforesaid Section 817(h) diversification and Subchapter M qualification requirements, at times provided for and substantially in the form attached hereto as Schedule E; provided, however, that providing such reports does not relieve the Fund or Underwriter of their responsibility for such compliance or of their liability for any non-compliance.
         6.7. The Fund and the Underwriter represent and warrant that the Fund will comply with the investment limitations under applicable state law for investment companies funding separate accounts.


ARTICLE VII.  Potential Conflicts and Compliance With
              Shared Funding Exemptive Order

         7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities;
(c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform Transamerica if it determines that an irreconcilable material conflict exists and the implications thereof.
         7.2. Transamerica will report any potential or existing conflicts of which it is aware to the Board. Transamerica will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by Transamerica to inform the Board whenever contract owner voting instructions are disregarded. Such responsibilities shall be carried out by Transamerica with a view only to the interests of its Contract Owners.
         7.3. If it is determined by a majority of the Board, or a majority of its directors who are not interested persons of the Fund, its adviser or any sub-adviser to any of the Portfolios (the "Independent Directors"), that a material irreconcilable conflict exists, Transamerica and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and
(2) establishing a new registered management investment company or managed separate account. Transamerica shall not be required by this Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.
         7.4. If a material irreconcilable conflict arises because of a decision by Transamerica to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, Transamerica may be required, at the Fund's election, to withdraw the Account's investment in the Fund and terminate this Agreement; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Underwriter and the Fund shall continue to accept and implement orders by Transamerica for the purchase (and redemption of shares of
the Fund.
         7.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Transamerica conflicts with the majority of other state regulators, then Transamerica will withdraw the Account's investment in the Fund and terminate this Agreement within six months after the Board informs Transamerica in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Underwriter and the Fund shall continue to accept and implement orders by Transamerica for the purchase (and redemption) of shares of the Fund.
         7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts.
         7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules

6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.6, 3.7, 3.8, 7.1, 7.2, 7.3, 7.4, and
7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.


ARTICLE VIII.  Indemnification
         8.1.  Indemnification By Transamerica
                  8.1(a). Transamerica agrees to indemnify and hold harmless the Fund and its officers and each member of its Board (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Transamerica) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

               (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI for the Contracts or contained in the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to in demnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to Transamerica by or on behalf of the Underwriter or Fund for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

              (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by Transamerica or persons under its control) or wrongful conduct of Transamerica or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares; or

             (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished in writing to the Fund by or on behalf of Transamerica; or

              (iv) arise as a result of any failure by Transamerica to provide the services and furnish the materials under the terms of this Agreement; or

               (v) arise out of or result from any material breach of any representation and/or warranty made by Transamerica in this Agreement or arise out of or result from any other material breach of this Agreement by Transamerica, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1
(c) hereof.
                  8.1(b). Transamerica shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject if caused by such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Fund, whichever is applicable.
                  8.1(c). Transamerica shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Transamerica in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Transamerica of any such claim shall not relieve Transamerica from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Transamerica shall be entitled to participate, at its own expense, in the defense of such action. Transamerica also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Transamerica to such party of Transamerica's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Transamerica will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
                  8.1(d). The Indemnified Parties will promptly notify Transamerica of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.
         8.2.     Indemnification by the Underwriter
                  8.2(a). The Underwriter agrees to indemnify and hold harm-less Transamerica and each of its directors and officers and each person, if any, who controls Transamerica within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation

(including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any -------- Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Underwriter or Fund by or on behalf of Transamerica for use in the Registration Statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

              (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

             (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to Transamerica by or on behalf of the Underwriter or Fund; or

              (iv) arise as a result of any failure by the Fund or Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

               (v) arise out of or result from any material breach of any representation and/or warranty made by the Fund or Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or Underwriter;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof. This indemnification is in addition to and apart from the responsibilities and obligations of the Underwriter specified in Article VI hereof.
                  8.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Transamerica or the Account, whichever is applicable.
                  8.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
                  8.2(d). Transamerica agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.


ARTICLE IX.  Applicable Law
         9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of California.
         9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.  Termination
         10.1. This Agreement shall terminate:
                  (a) at the option of any party, with or without cause, with respect to some or all Portfolios, upon one (1) year advance written notice delivered to the other parties; provided, however, that such notice shall not be given earlier than one year following the date of this Agreement; or (b) at the option of Transamerica by written notice to the other parties with respect to any Portfolio based upon Transamerica's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or (c) at the option of Transamerica by written notice to the other parties with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/ or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Transamerica; or (d) at the option of the Fund in the event that formal administrative proceedings are instituted against Transamerica by the National Association of Securities Dealers, Inc. ("NASD"), the Securities and Exchange Commission, the Insurance Commissioner or like official of any state or any other regulatory body regarding Transamerica's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares, provided, however, that the Fund determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Transamerica to perform its obligations under this Agreement; or (e) at the option of Transamerica in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the NASD, the Securities and Exchange Commission, or any state securities or insurance department or any other regulatory body, provided, however, that Transamerica determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or (f) at the option of Transamerica by written notice to the Fund and the Underwriter with respect to any Portfolio if Transamerica reasonably believes that the Portfolio may fail to meet the Section 817(h) diversification requirements or Subchapter M qualifications specified in Article VI hereof; or
                  (g) at the option of either the Fund or the Underwriter, if
                  (i) the Fund or Underwriter, respectively, shall determine, in their sole judgement reasonably exercised in good faith, that Transamerica has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on Transamerica's ability to perform its obligations under this Agreement, (ii) the Fund or Underwriter notifies Transamerica of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by Transamerica and any other changes in circumstances since the giving of such a notice, the determination of the Fund or Underwriter shall continue on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or (h) at the option of Transamerica, if (i) Transamerica shall determine, in its sole judgement reasonably exercised in good faith, that either the Fund or the Underwriter have suffered a material adverse change in their business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Fund's or Underwriter's ability to perform its obligations under this Agreement, (ii) Transamerica notifies the Fund or Underwriter, as appropriate, of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Fund or Underwriter and any other changes in circumstances since the giving of such a notice, the determination of Transamerica shall continue on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or (i) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or (j) upon assignment of this Agreement, unless made with the written consent of the parties hereto; or (k) at the option of Transamerica or the Fund by written notice to the other party upon a determination by the Fund's Board that a material irreconcilable conflict exists among the interests of (i) all contract owners of all separate accounts investing in the Fund or (ii) the interests of the Participating Insurance Companies; or (l) at the option of Transamerica by written notice to the Fund or the Underwriter upon the sale, acquisition or change of control of the Underwriter.
         10.2. Notice Requirement. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination.
         10.3. Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of Transamerica, continue to make available additional shares of the Fund for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts") pursuant to the terms and conditions of this Agreement. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this
Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.
         10.4. Surviving Provisions. Notwithstanding any termination of this Agreement, each party's obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing

Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.


ARTICLE XI.  Notices
         Any notice shall be sufficiently given when sent by registered or certified mail or by overnight mail sent through a nationally-recognized delivery service to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

         Transamerica Variable Insurance Fund, Inc.
         Transamerica Center
         1150 South Olive Street
         Los Angeles, CA  90015

         Attention:  General Counsel


If to Transamerica:

         Transamerica Life Insurance Company of New York
         Corporate Secretary
         100 Manhattanville Rd.
         Purchase, NY 10577

         Attention:  President, Living Benefits Division


If to the Underwriter:

         Transamerica Securities Sales Corporation, Inc.
         Transamerica Center
         1150 South Olive Street
         Los Angeles, CA  90015

         Attention:  General Counsel

ARTICLE XII.  Miscellaneous
         12.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Without limiting the foregoing, no party hereto shall disclose any information that another party reasonably considers to be proprietary.
         12.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
         12.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
         12.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
         12.5. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable annuity operations of Transamerica are being conducted in a manner consistent with the California Variable Annuity Regulations and any other applicable law or regulations.
         12.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
         12.7. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.
         12.8. The Schedules attached hereto, as modified from time to time, are incorporated herein by reference and are part of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

                      TRANSAMERICA LIFE INSURANCE
                      COMPANY OF NEW YORK

                      By its authorized officer


SEAL                  By:
                      Title:
                      Date:


                      TRANSAMERICA VARIABLE INSURANCE FUND, INC.:

                      By its authorized officer,

SEAL                  By:
                      Title:
                      Date:


                      TRANSAMERICA SECURITIES SALES CORPORATION:

                      By its authorized officer,

SEAL                  By:
                      Title:
                      Date:

                                   SCHEDULE A


         Contracts                               Form Numbers

                                   SCHEDULE B


Designated Portfolios

                                   SCHEDULE C

                  Certain Investment Policies and Restrictions

                                 Imposed by the

                       California Department of Insurance


         Pursuant to Section 2.4 hereof, the Fund represents and warrants that it is and shall all times remain in compliance with the following investment policies and restrictions. THESE ARE IN ADDITION TO other related obligations of the Fund, including the general obligation to comply with all applicable laws and regulation, including but not limited to California insurance laws and regulations, the Investment Company Act of 1940, and other applicable insurance and securities laws.

[Note: The following are derived from a questionnaire used by the California Department of Insurance as part of an insurance company's application for qualification to transact a variable annuity business. The parenthetical references below are to question numbers in that questionnaire.]

The Fund represents and warrants that:

1. All repurchase agreements will be transacted only with entities meeting specific credit and solvency standards administered and verified by the Underwriter (46(a)).

2. All repurchase transactions will be executed pursuant to a comprehensive master repurchase agreement setting forth the terms and conditions of the transaction, and having the incidents of a valid promissory note in favor of the Fund (46(b)).

3. A valid, binding security interest in favor of the Fund or portfolio thereof will be created and perfected in all collateral securing such repurchase agreements (46(c)).

4. All such repurchase agreements will be secured at all times by collateral consisting of liquid assets having a market value of not less than 102% of the cash or assets transferred to the other party (46(d)).

5. All securities lending activities will be entered into only with entities meeting specific credit and solvency standards administered and verified by the Underwriter (47).

6. All investments in instruments or certificates of any sort issued by the U.S. Office of a bank or other savings institution domiciled in a foreign nation, or a foreign branch of a U.S. savings institution, will be instruments or certificates payable in the United States and in U.S. dollars (48).

7. All investments of the Fund which possess a readily-available market value will be valued either at their market value on the date of valuation, or at amortized cost if it approximates market value within the limits and constraints imposed by the U.S. Securities and Exchange Commission (49).

8. All investments of the Fund which lack a readily-available market will be valued according to specific, objective methods or procedures set forth in writing (50).

9. The investment manager of each portfolio or series of the Fund possesses substantial expertise and experience as an investment manager or advisor of a portfolio consisting of asset and investments of the same type as he or she will manage in regard to the portfolio or series. (If experience is less than three years, please provide resume of investment manager; note that in this case, the Company must provide notarized certifications that it has fully investigated and is satisfied with the qualifications, background, and expertise of the investment manager.) (52).

10. At no time during the past ten years have the managers of any portfolio or series resigned to avoid dismissal or been dismissed or requested to resign from any position involving investment duties, on account of violation of any law, rule or ethical standard relating to insurance, annuities, or securities (53).

11. The investment advisory agreements concerning the Fund's operations provide in substance that notwithstanding any other provisions of the agreement, it is understood and agreed that the Fund shall retain the ultimate responsibility for and control of all investments made pursuant to the agreement, and reserve the right to direct, approve or disapprove any action taken on its behalf by the investment advisor (54).

12. Every custodian holding securities or other assets of the Fund is an institution permitted to serve in such capacity by the Investment Company Act of 1940 and/or reviewed and approved for such purpose by the U.S. Securities and Exchange Commission (55).

13. The Fund refuses to employ in any material connection with the handling of assets of the Fund, any person who:

     (a) In the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Title 18, United States Code ss.ss.1341, 1342, or 1343 (58(a)).

     (b) Within the last 10 years has been found by any-state regulatory authority to have violated, or has acknowledged violation of, any provision of any state insurance law involving fraud, deceit or knowing misrepresentation (59(b)).

     (c) Within the last 10 years has been found by any federal or state regulatory authorities to have violated, or have acknowledged violation of, any provisions of federal or state securities laws involving fraud, deceit, or knowing misrepresentation (58(c)).

14. The Fund will make inquiries and attempt to determine that no persons, firms, or employees of firms which supply consulting, investment, administrative, custodial or other services affecting the administration of the Company's variable annuity business (including such services for the Fund), have been subject to the sanctions described in the preceding representation (59).

15. The Fund will seek to prevent its officers and Board members, and officers, directors and portfolio managers of the investment advisor, from receiving, directly or indirectly, any commission, or any other compensation with respect to the purchase or sale of assets of the Fund (61).

16. No officer, director, trustee, or member of any governing board or body of the Fund will receive directly or indirectly any commissions or any other compensation contingent upon the writing, issuance, sale, procurement of application for, or renewal, of any variable annuity contract (62).

17. All service agreements affecting the administration of the Fund allow the Fund to terminate such contracts without payment of any penalty, forfeiture, compulsory buyout amount, or performance of any other obligation which could deter termination (65).

18. All service agreements affecting the administration of the Fund afford the Fund a right to cancel the contract and discharge the servicing entity or person in the event such entity or person fails to perform in a satisfactory manner
(66).

19. All service agreements affecting the administration of the Fund provide that the Fund shall own and control all the pertinent records pertaining to its operations (67).

20. All service agreements affecting the administration of the Fund provide that the Fund shall have the right to inspect, audit and copy all records pertaining to performance of services under the agreement (68).

                                   SCHEDULE D

                                    Expenses
============================================================================
                                                      RESPONSIBLE
ITEM              FUNCTION                            PARTY
----------------------------------------------------------------------------
               PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION
----------------------------------------------------------------------------
MARKETING
         1.       Prospectus Printing

                  Supply copies of prospectus described in Parts 3.1 and 3.3 in numbers equal to Transamerica's reasonable request.

                  If requested by Transamerica in lieu thereof such documentation and other assistance as is reasonably necessary for Transamerica to have the prospectus for the Contracts and the prospectus for the Fund printed together in one document.

         2.       Initial
                  Sales             Distribution
                                    Printing
                                  Distribution
--------------------------------------------------------------
EXISTING OWNERS
         1.      Annual      Printing
                 Updates     Distribution
                             Printing & Distribution
                             (a)  If required by Fund or Adviser or Distributor
         2.      Interim     (b)  If required by Transamerica
                 Updates     (c)  If required by other participating insurance
                                  company (PIC)
-----------------------------------------------------------------------------
PROXY MATERIALS           Printing and Distribution
OF THE FUND               (a)  If required by law
                          (b)  If required by Transamerica
                          (c)  If required by other participating insurance
                               company
                          (d)  If required by Fund or Adviser or Distributor

PrintingDER
Distribution
---------------------------------------------------------------------------
OTHER                     Printing & Distribution
COMMUNICATIONS            (a)  If required by law
WITH                      (b)  If required by Transamerica
SHAREHOLDERS OF           (c)  If required by other participating insurance
THE FUND                       company
                          (d)  If required by Fund or Adviser or Distributor
----------------------------------------------------------------------------
OPERATIONS OF              All operations and related expenses, including the
FUND                       cost of registration and qualification of the Fund's
                           shares, preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, the preparation of all statements and notices required by any federal or state law and all taxes on the issuance or transfer of the Fund's shares, and all costs of management of the business affairs of the Fund

                                   SCHEDULE E

                             Reports per Section 6.6

               With regard to the reports relating to the quarterly testing of compliance with the requirement of Section 817(h) and Subchapter M under the Internal Revenue Code (the "Code") and the regulations thereunder, the Fund shall provide within twenty (20) Business Days of the close of the calendar quarter a report [in a form to be attached] regarding the status under such sections of the Code of the Designated Portfolios, and if necessary, identification of any remedial action to be taken to remedy non-compliance.

               With regard to the reports relating to the year-end testing of compliance with the requirements of Subchapter M of the Code, referred to hereinafter as "RIC status," the Fund will provide the reports on the following basis: (i) the last quarter's quarterly reports can be supplied within the 20-day period, and (ii) the year-end report [in a form to be attached] will be provided 45 days after the end of the calendar year, but prior thereto, the Fund will provide the additional interim and supplemental reports, described below.

               The additional reports are as follows:

               1. A report in the usual reporting format and content, as of November 30, of each future fiscal year. The report will be provided under cover of a letter from the Underwriter stating that the Fund is in full compliance with the requirements of Section 817(h) and Subchapter M of the Code. Assuming such satisfactory report, the Fund will not provide any additional interim reports. The report will be delivered by facsimile by the twentieth day of December.


               2. In the alternative, if a problem, as defined below, is identified in the November report or its accompanying transmittal letter, additional interim reports, on a weekly basis, starting on the 15th of December and through the 30th of December, also will be supplied ("additional interim reports"). The additional interim reports will not follow the format of the regular reports, but will specifically address the problem identified in the November 30 report. If any interim report, thereafter, memorialize the cure of the problem, subsequent additional reports will not be required.

                    With regard to delivery of the additional reports, they will be transmitted by facsimile on the next Business Day, subject to the following schedule of special dates: if the 15th of December is a Saturday, the required report date will be accelerated to the 14th of December; if the 15th of December is a Sunday, the report will be transmitted on the 16th of December.

               3. A problem with regard to RIC status is defined as any violation of the following standards, as referenced to the applicable sections of the Code:

                    (a) Less than ninety-five percent of gross income is derived from sources of income specified in Section 851(b)(2);

                    (b) Twenty-five percent or greater gross income is derived from the sale or disposition of assets specified in
                         Section 851(b)(3);

                    (c) Fifty-five percent or less of the value of total assets consists of assets specified in Section 851(b)(4)(A); and

                    (d) Twenty percent or more of the value of total assets is invested in the securities of one issuer, as that requirement is set forth in Section 851(b)(4)(B).

Exhibit (9)       Opinion and Consent of Counsel.

February 26, 1998



Transamerica Life Insurance Company of New York
100 Manhattanville Road
Purchase, New York 10577


Gentlemen:

With reference to the Registration Statement on Form N-4 filed by Transamerica Life Insurance Company of New York ("Company") and its Separate Account VA-6NY with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

         1. Company is duly organized and validly existing under the laws of the State of New York.

         2. The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement, as amended, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company of New York.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,


/s/ David M. Goldstein

David M. Goldstein
Counsel to
Transamerica Life Insurance Company of New York

M:\DAILY\EDGAR\consent.doc

 Exhibit (15)     Powers of Attorney.

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                        /s/ Thomas J. Cusack
                                        -------------------------
                                        Thomas J. Cusack





                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ Daniel E. Jund
                                             -----------------------------
                                             Daniel E. Jund

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ Marc C. Abrahms
                                             -----------------------------
                                             Marc C. Abrahms




                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ Barbara Biben
                                             -----------------------------
                                             Barbara Biben

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ James T. Byrne, Jr.
                                             -----------------------------
                                             James T. Byrne, Jr.




                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ Cecelia Kempler
                                             -----------------------------
                                             Cecelia Kempler

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ James Inzerillo
                                             -----------------------------
                                             James Inzerillo




                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of July, 1996.



                                             /s/ Robert Abeles
                                             -----------------------------
                                             Robert Abeles

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                        /s/ John A. Paganelli
                                        -----------------------------
                                        John A. Paganelli




                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1997.



                                        /s/ Alan T. Cunningham
                                        -----------------------------
                                        Alan T. Cunningham

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                        /s/ James W. Dederer
                                        -----------------------------
                                        James W. Dederer



                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                             /s/ David E. Gooding
                                             -----------------------------
                                             David E. Gooding

                                POWER OF ATTORNEY



         The undersigned director of First Transamerica Life Insurance Company, a New York corporation (the "Company"), hereby constitutes and appoints John A. Paganelli, Aldo Davanzo, James W. Dederer, Charles E. LeDoyen and David E. Gooding and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and his or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         By this Power of Attorney the undersigned hereby revokes all previous Powers of Attorney executed by the undersigned and pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand, this ______ day of January, 1996.



                                        /s/ Allan D. Greenberg
                                        -----------------------------
                                        Allan D. Greenberg